As Filed with the Securities and Exchange Commission on June 4, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DYNABAZAAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	04-3351937 (IRS Employer Identification No.)

888 Seventh Avenue
New York, New York 10019
(212) 974-5730
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sebastian Cassetta
President and Chief Executive Officer
Dynabazaar, Inc.
888 Seventh Avenue
New York, New York 10019
Phone: (212) 974-5730
(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to send copies of
all communications to:

Peter G. Smith
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Phone: (212) 715-9100

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: 

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.001 per share	13,094,941	N/A	$3,404,684.77	$104.52

(1)	Represents the maximum number of shares of common stock, with par value $0.001 per share, of Dynabazaar,

Inc. (“Dynabazaar Common Stock”) estimated to be issuable upon completion of the merger, based on the exchange ratio of 3.68 shares of Dynabazaar Common Stock for each share of common stock, par value $0.001 per share, of L Q Corporation, Inc. (“L Q Corporation Common Stock”) (based on 3,214,408 shares of L Q Corporation Common Stock outstanding on May 31, 2007 and 344,000 shares of L Q Corporation Common Stock issuable pursuant to the exercise of L Q Corporation options outstanding on May 31, 2007.)

(2)	Estimated solely for the purpose of calculating the amount of the registration fee required by Section 6(b) of the Securities Act of 1933 (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of L Q Corporation Common Stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (1) $0.26 the average of the high and low prices per share of L Q Corporation Common Stock on May 25, 2007 as quoted on the Over-the-Counter Bulletin Board, multiplied by (2) 3,558,408, the sum of the aggregate number of shares of L Q Corporation Common Stock outstanding as of May 31, 2007 and the aggregate number of shares of L Q Corporation Common Stock issuable upon exercise of L Q Corporation options.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Dynabazaar, Inc. and L Q Corporation, Inc. may not distribute and issue the shares of common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and Dynabazaar, Inc. and L Q Corporation, Inc. are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 4, 2007

DYNABAZAAR, INC. 888 Seventh Avenue, 17th Floor New York, NY 10024	L Q CORPORATION, INC. 888 Seventh Avenue, 17th Floor New York, NY 10024

To Dynabazaar Stockholders and L Q Corporation Stockholders:

        The boards of directors of Dynabazaar, Inc. and L Q Corporation, Inc. have each unanimously approved a combination of the two companies pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, LQ Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Dynabazaar, and L Q Corporation. The proposed transaction would take the form of a merger of LQ Merger Corp. with and into L Q Corporation, with L Q Corporation continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Dynabazaar. As a result of the transactions contemplated by the proposed merger, the stockholders of L Q Corporation would become stockholders of Dynabazaar.

        Upon the completion of the proposed merger, L Q Corporation stockholders will receive 3.68 shares of Dynabazaar common stock, par value $0.001 per share, for each share of L Q Corporation common stock they own as of the effective time of the merger. The fixed ratio for exchange will be appropriately adjusted if any change occurs in the outstanding shares of capital stock of either company. Dynabazaar common stock is currently traded on the Over-the-Counter Bulletin Board under the trading symbol “FAIM.OB”. L Q Corporation’s common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol “LQCI.OB”. On [_________ __], 2007, the last trading day prior to the date of this joint proxy statement/prospectus, Dynabazaar common stock closed at $[_.__] per share. On [_________ __], 2007, the last trading day prior to the date of this joint proxy statement/prospectus, L Q Corporation common stock closed at $[_.__] per share.

        The merger cannot be completed unless the stockholders of both L Q Corporation and Dynabazaar adopt the amended and restated merger agreement at their respective special stockholders meetings. The Dynabazaar stockholders will also be asked to approve a proposal to amend Dynabazaar’s certificate of incorporation to change the corporate name of Dynabazaar to “Sielox, Inc.” and to remove the classification of Dynabazaar’s board of directors. More detailed information about Dynabazaar, L Q Corporation and the proposed merger is contained in this joint proxy statement/prospectus.

        The date, time and place of each of the special stockholders meetings are as follows:

For Dynabazaar stockholders: [__________ __], 2007 _:__ _.m. local time Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036	For L Q Corporation stockholders: [__________ __], 2007 _:__ _.m. local time Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036

        SEE “RISK FACTORS” BEGINNING ON PAGE [__] OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE PROPOSALS DESCRIBED HEREIN.

        AFTER CAREFUL CONSIDERATION OF THE TERMS AND CONDITIONS OF THE PROPOSED MERGER, THE BOARD OF DIRECTORS OF L Q CORPORATION BELIEVES THAT THE PROPOSED MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, L Q CORPORATION AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT L Q CORPORATION VOTE “FOR” THE ADOPTION OF THE AMENDED AND RESTATED MERGER AGREEMENT.

        AFTER CAREFUL CONSIDERATION OF THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND THE TWO PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION, THE BOARD OF DIRECTORS OF DYNABAZAAR BELIEVES THAT THE PROPOSED MERGER AND THE TWO PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION ARE FAIR TO, AND IN THE BEST INTERESTS OF, DYNABAZAAR AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT DYNABAZAAR STOCKHOLDERS VOTE “FOR”THE ADOPTION OF THE AMENDED AND RESTATED MERGER AGREEMENT, “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION CHANGING THE CORPORATE NAME, AND “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION DECLASSIFYING THE BOARD OF DIRECTORS.

        The accompanying joint proxy statement/prospectus provides detailed information concerning the proposed merger, the proposed amendments to the Dynabazaar certificate of incorporation and certain additional information, including, without limitation, the information set forth under the heading “Risk Factors,” all of which you are urged to read carefully. Your vote is very important. Whether or not you plan to attend Dynabazaar’s or L Q Corporation’s special stockholders meeting, please take the time to vote by completing and mailing to us the enclosed proxy card. If your shares are held in “street name,” you must instruct your broker in order to vote. Failing to vote at the Dynabazaar special meeting or the L Q Corporation special meeting, in person or by proxy, will have the effect of a vote against the adoption of the amended and restated merger agreement, and, in the case of the Dynabazaar special meeting, will have the effect of a vote against the amendment to Dynabazaar’s certificate of incorporation to change its corporate name and a vote against the amendment to Dynabazaar’s certificate of incorporation to declassify its board of directors.

Sincerely, /s/ Rory J. Cowan Rory J. Cowan Chairman of the Board Dynabazaar, Inc.	Sincerely, /s/ Steven Berns Steven Berns Chairman of the Board L Q Corporation, Inc.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE OFFER OF THE SECURITIES OF DYNABAZAAR TO BE ISSUED PURSUANT TO THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This joint proxy statement/prospectus is dated [_________ __], 2007, and is first being mailed to stockholders of Dynabazaar and L Q Corporation on or about [_________ __], 2007.

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Dynabazaar, Inc. and L Q Corporation, Inc. from documents that Dynabazaar and L Q Corporation have filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this joint proxy statement/prospectus.

        Dynabazaar will provide you with copies of information relating to Dynabazaar, without charge, upon written or oral request to:

Dynabazaar, Inc.
888 Seventh Avenue, 17th Floor
New York, New York 10024
Attention: Investor Relations
Telephone: (212) 974-5730

        TO OBTAIN TIMELY DELIVERY OF REQUESTED MATERIALS, PLEASE REQUEST DOCUMENTS FROM DYNABAZAAR NO LATER THAN [_________ __], 2007. UPON REQUEST, DYNABAZAAR WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

        L Q Corporation will provide you with copies of information relating to L Q Corporation, without charge, upon written or oral request to:

L Q Corporation, Inc.
888 Seventh Avenue, 17th Floor
New York, New York 10024
Attention: Investor Relations
Telephone: (212) 974-5730

        TO OBTAIN TIMELY DELIVERY OF REQUESTED MATERIALS, PLEASE REQUEST DOCUMENTS FROM L Q CORPORATION NO LATER THAN [_________ __], 2007. UPON REQUEST, L Q CORPORATION WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

        See the section entitled “Where You Can Find More Information” beginning on page [__] of this joint proxy statement/prospectus for more information about the documents incorporated by reference in this joint proxy statement/prospectus.

        You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus in deciding how to vote on each of the proposals. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [_________ __], 2007. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. If you have any questions or need assistance voting your shares, please call our proxy solicitor, D.F. King & Co., Inc. at 1-800-676-7437 or email our proxy solicitor at webmaster@dfking.com.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Dynabazaar and LQ Merger Corp. has been provided by Dynabazaar and LQ Merger Corp., and information contained in this joint proxy statement/prospectus regarding L Q Corporation has been provided by L Q Corporation.

Dynabazaar, Inc.
888 Seventh Avenue, 17th Floor
New York, New York 10024
(212) 974-5730

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held [_________ __], 2007

Dear Stockholders of Dynabazaar, Inc.:

        You are cordially invited to a special meeting of stockholders of Dynabazaar, Inc. at the offices of Kramer Levin Naftalis & Frankel LLP, on [_________ __], 2007, at [_:__ _.m.] local time. Only stockholders who hold shares of Dynabazaar common stock at the close of business on [_________ __], 2007, the record date for the special meeting, are entitled to vote at the special meeting and any adjournments or postponements of the special meeting.

        At the special meeting, you will be asked to consider and vote upon the following proposals:

1.	To adopt the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, LQ Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Dynabazaar, and L Q Corporation, Inc., and to approve the transactions contemplated by the amended and restated merger agreement, including the merger of LQ Merger Corp. with and into L Q Corporation;

2.	To amend Dynabazaar’s certificate of incorporation to change the name of the corporation to “Sielox, Inc.”;

3.	To amend Dynabazaar’s certificate of incorporation to remove the classification of the board of directors; and

4.	To consider and take action on any other business that may properly be brought before the special meeting or any properly reconvened meeting following an adjournment or postponement of the special meeting.

        These proposals are described more fully in this joint proxy statement/prospectus. Please give your careful attention to all of the information in this joint proxy statement/prospectus.

        The Dynabazaar board of directors unanimously recommends that Dynabazaar stockholders vote “FOR” the adoption of the amended and restated merger agreement, “FOR” the amendment to Dynabazaar’s certificate of incorporation to change the corporate name and “FOR” the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors.

        This joint proxy statement/prospectus contains detailed information about Dynabazaar, L Q Corporation and the proposed merger. We urge you to read this joint proxy statement/prospectus carefully and in its entirety. In particular, see the section entitled “Risk Factors” beginning on page [__] of this joint proxy statement/prospectus for a discussion of the risks related to the merger. For specific instructions on how to vote your shares, please refer to the section of this joint proxy statement/prospectus entitled “The Special Meeting of Dynabazaar Stockholders” beginning on page [__].

        Whether or not you plan to attend the special meeting, please vote as soon as possible so that your shares are represented at the meeting. If you do not vote, it will have the same effect as a vote against the proposal to adopt the amended and restated merger agreement, against the amendment to Dynabazaar’s certificate of incorporation to change the corporate name and against the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors, and make it more difficult for Dynabazaar to achieve a quorum at the special meeting.

New York, New York
[_________ __], 2007

By Order of the Board of Directors, /s/ Melvyn Brunt Melvyn Brunt Chief Financial Officer and Secretary

L Q Corporation, Inc.
888 Seventh Avenue, 17th Floor
New York, New York 10024
(212) 974-5730

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held [_________ __], 2007

Dear Stockholders of L Q Corporation, Inc.:

        You are cordially invited to a special meeting of stockholders of L Q Corporation, Inc. at the offices of Kramer Levin Naftalis & Frankel, LLP on [_________ __], 2007, at _:__ _.m. local time. Only stockholders who hold shares of L Q Corporation common stock at the close of business on [_________ __], 2007, the record date for the special meeting, are entitled to vote at the special meeting and any adjournments or postponements of the special meeting.

        At the special meeting, you will be asked to consider and vote upon the following proposals:

1.	To adopt the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, Inc., LQ Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Dynabazaar, and L Q Corporation, and to approve the transactions contemplated by the amended and restated merger agreement, including the merger of LQ Merger Corp. with and into L Q Corporation; and

2.	To consider and take action on any other business that may properly be brought before the special meeting or any properly reconvened meeting following an adjournment or postponement of the special meeting.

        This proposal is described more fully in this joint proxy statement/prospectus. Please give your careful attention to all of the information in this joint proxy statement/prospectus.

        The L Q Corporation board of directors unanimously recommends that L Q Corporation stockholders vote “FOR” the adoption of the amended and restated merger agreement.

        This joint proxy statement/prospectus contains detailed information about L Q Corporation, Dynabazaar and the proposed merger. We urge you to read this joint proxy statement/prospectus carefully and in its entirety. In particular, see the section entitled “Risk Factors” beginning on page [__] of this joint proxy statement/prospectus for a discussion of the risks related to the merger and owning Dynabazaar common stock. For specific instructions on how to vote your shares, please refer to the section of this joint proxy statement/ prospectus entitled “The Special Meeting of L Q Corporation Stockholders” beginning on page [__].

        Whether or not you plan to attend the special meeting, please vote as soon as possible so that your shares are represented at the meeting. If you do not vote, it will have the same effect as a vote against the proposal to adopt the amended and restated merger agreement and make it more difficult for L Q Corporation to achieve a quorum at the special meeting.

New York, New York
[_________ __], 2007

By Order of the Board of Directors, /s/ Melvyn Brunt Melvyn Brunt Chief Financial Officer and Secretary

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETINGS OF DYNABAZAAR AND L Q CORPORATION	1

SUMMARY OF THE MERGER	9

The Companies	9
Structure of the Merger (See page [__])	9
Consideration in the Merger (See page [__])	10
Treatment of L Q Corporation Options (See page [__])	10
Treatment of Rights Under the L Q Corporation Stock Purchase Plan (See page [__])	10
Recommendation of Board of Directors to Stockholders (See pages [__])	10
Risk Factors (See page [__])	10
Opinions of Financial Advisors (See pages [__])	10
Vote Required by Dynabazaar and L Q Corporation Stockholders (See pages [__])	11
Interests of L Q Corporation’s Directors and Executive Officers in the Merger (See page [__])	12
Dynabazaar will List Shares of Dynabazaar Common Stock Issued to L Q Corporation
Stockholders on the Over-The-Counter Bulletin Board (See page [__])	12
L Q Corporation will Delist and Deregister its Shares of Common Stock (See page [__])	12
Restrictions on the Ability to Sell Dynabazaar Common Stock (See page [__])	12
Appraisal Rights (See page [__])	12
Accounting Treatment of the Merger (See page [__])	13
United States Federal Income Tax Consequences of the Merger (See page [__])	13
Conditions to Completion of the Merger (See page [__])	13
Prohibition from Soliciting Other Offers (See page [__])	14
Termination of the Amended and Restated Merger Agreement (See page [__])	15
Payment of Termination Fee (See page [__])	15

RISK FACTORS	16

Risks Related to the Merger and the Combined Businesses	16
Risks Related to Dynabazaar	20
Risks Related to L Q Corporation	26

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF DYNABAZAAR	32

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF L Q CORPORATION	34

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	37

COMPARATIVE AND HISTORICAL PER SHARE MARKET PRICE DATA	38

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	40

THE SPECIAL MEETING OF DYNABAZAAR STOCKHOLDERS	41

General	41
Date, Time and Place of the Special Meeting	41
Purpose of the Dynabazaar Special Meeting	41
Recommendation of the Dynabazaar Board of Directors	41
Admission to the Special Meeting	41
Record Date and Stockholders Entitled to Vote	42
How You Can Vote	42
Adjournment and Postponement	43
Required Vote, Quorum, Abstentions and Broker Non-Votes	43
Voting by Dynabazaar Directors and Executive Officers	44
Revoking Your Proxy	44
Other Matters	44
Solicitation of Proxies and Expenses	45
Stockholders Sharing an Address	45

THE SPECIAL MEETING OF L Q CORPORATION STOCKHOLDERS	46

General	46
Date, Time and Place of the Special Meeting	46
Purpose of the L Q Corporation Special Meeting	46
Recommendation of the L Q Corporation Board of Directors	46
Admission to the Special Meeting	46
Record Date and Stockholders Entitled to Vote	47
How You Can Vote	47
Adjournment and Postponement	48
Required Vote, Quorum, Abstentions and Broker Non-Votes	48
Voting by L Q Corporation Directors and Executive Officers	48
Revoking Your Proxy	49
Other Matters	49
Solicitation of Proxies and Expenses	49
Stockholders Sharing an Address	50

THE MERGER	51

Background of the Merger	51
Rationale for the Merger	57
Consideration of the Merger by the Dynabazaar Board of Directors	60
Recommendation of the Dynabazaar Board of Directors	62
Opinion of Dynabazaar’s Financial Advisor	62
Consideration of the Merger by the L Q Corporation Board of Directors	68
Recommendation of the L Q Corporation Board of Directors	71
Opinion of L Q Corporation’s Financial Advisor	71
Valuation of L Q Corporation	72
Fees Payable to Rodman & Renshaw	74
Interests of L Q Corporation Directors and Executive Officers in the Merger	75
Regulatory Approvals	77
Restrictions on Sales of Shares of Dynabazaar Common Stock Received in the Merger	77
Listing on the Over-The-Counter Bulletin Board of Dynabazaar Shares Issued Pursuant to the Merger	77
Delisting and Deregistration of L Q Corporation Common Stock After the Merger	77
Appraisal Rights	77
Accounting Treatment of the Merger	78
Material United States Federal Income Tax Consequences of the Merger	78

AGREEMENTS RELATED TO THE MERGER	81

The Amended and Restated Merger Agreement	81

Barington Engagement Letter Agreements	91

INFORMATION ABOUT DYNABAZAAR, INC	92

Business of Dynabazaar	92
Financial Information about Geographic and Business Segments	92
Industry	92
Strategy and Marketing Efforts	92
Products	92
Customers and Seasonality	93
Competition	93
Employees	93
Properties	93
Legal Proceedings	93
Management’s Discussion and Analysis of Financial Condition and Results Of Operations	94
Quantitative and Qualitative Disclosures about Market Risk	102
Directors and Executive Officers	102
Executive Compensation	104
Compensation Committee Interlocks and Insider Participation	109

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	109
Certain Relationships and Related Transactions, and Director Independence	111

INFORMATION ABOUT L Q CORPORATION, INC	113

Business of L Q Corporation	113
Industry	114
Strategy	114
Products	114
Intellectual Property	115
Technology and Product Development	115
Marketing Efforts	116
Components	116
Distribution	116
Competition	116
Employees	116
Properties	116
Legal Proceedings	117
Market Price of Common Stock	117
Dividend Policy	118
Management’s Discussion and Analysis of Financial Condition and Results Of Operations	118
Quantitative And Qualitative Disclosures About Market Risk	125
Directors and Executive Officers	125
Executive Compensation	127
Other Benefits	128
Compensation Committee Interlocks and Insider Participation	133
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	133
Certain Relationships and Related Transactions, and Director Independence	136

COMPARISON OF STOCKHOLDER RIGHTS	139

STOCKHOLDER PROPOSALS FOR DYNABAZAAR’S FISCAL YEAR 2007 ANNUAL MEETING	155

STOCKHOLDER PROPOSALS FOR L Q CORPORATION’S FISCAL YEAR 2007 ANNUAL MEETING	155

LEGAL OPINIONS	155

EXPERTS	155

WHERE YOU CAN FIND MORE INFORMATION	156

FINANCIAL STATEMENTS	F-1

ANNEX A – AMENDED AND RESTATED MERGER AGREEMENT	A-1
ANNEX B – DELAWARE APPRAISAL RIGHTS STATUTE	B-1
ANNEX C – OPINION OF DYNABAZAAR, INC.’S FINANCIAL ADVISOR	C-1
ANNEX D – OPINION OF L Q CORPORATION, INC.’S FINANCIAL ADVISOR	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND SPECIAL MEETINGS OF DYNABAZAAR AND L Q CORPORATION

        The following are some questions that you, as a stockholder of either Dynabazaar or L Q Corporation, may have regarding the merger and the special meetings of Dynabazaar and L Q Corporation stockholders and brief answers to such questions. Dynabazaar and L Q Corporation urge you to read carefully the entirety of this joint proxy statement/prospectus because the information in this section does not provide all the information that may be important to you with respect to the adoption of the amended and restated merger agreement or the issuance of Dynabazaar common stock in connection with the merger. Additional information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

GENERAL QUESTIONS AND ANSWERS

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Dynabazaar and L Q Corporation have agreed to a combination of the two companies under the terms of an Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, LQ Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Dynabazaar, and L Q Corporation, which amended and restated the Agreement and Plan of Merger entered into as of January 5, 2007 by the same parties. We refer to the Amended and Restated Agreement and Plan of Merger as the amended and restated merger agreement in this joint proxy statement/prospectus. Please see “Agreements Related to the Merger — The Amended and Restated Merger Agreement” beginning on page [__] of this joint proxy statement/prospectus for a description of the material terms of the amended and restated merger agreement. A copy of the Amended and Restated Agreement and Plan of Merger is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, L Q Corporation stockholders must adopt the amended and restated merger agreement and all other conditions to the consummation of the merger must be satisfied or waived. In addition, Dynabazaar stockholders must adopt the amended and restated merger agreement and all other conditions to the consummation of the merger must be satisfied or waived. The consummation of the merger is not dependent upon the approval of the amendment to Dynabazaar’s certificate of incorporation to change the corporation’s name or declassify its board of directors. Dynabazaar and L Q Corporation will hold special meetings of their respective stockholders to obtain these approvals.

This joint proxy statement/prospectus contains important information about both Dynabazaar and L Q Corporation and the merger, the amended and restated merger agreement and the special meetings of the stockholders of Dynabazaar and L Q Corporation, and you should read this joint proxy statement/prospectus carefully.

Your vote is very important. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your Dynabazaar shares or L Q Corporation shares without attending your respective company’s special meeting. For more specific information on how to vote, please see the questions and answers below and the sections entitled “The Special Meeting of Dynabazaar Stockholders — How You Can Vote” and “The Special Meeting of L Q Corporation Stockholders — How You Can Vote” beginning on pages [__] and [__], respectively, of this joint proxy statement/prospectus.

Q:	What will happen in the merger?

A:	Pursuant to the terms of the amended and restated merger agreement, LQ Merger Corp., a wholly-owned subsidiary of Dynabazaar, will merge with and into L Q Corporation, and L Q Corporation will survive and continue as a wholly-owned subsidiary of Dynabazaar. L Q Corporation stockholders will receive 3.68 shares of Dynabazaar common stock for each share of L Q Corporation common stock they own as of the effective time of the merger. In lieu of any fractional share resulting from the exchange, each L Q Corporation stockholder will also be entitled to receive an amount of cash equal to the value of the

1

fractional share remaining after aggregating all such stockholder’s shares of L Q Corporation common stock. Dynabazaar stockholders will continue to hold the Dynabazaar shares they currently own.

Q:	What stockholder approvals are required to complete the merger?

A:	The affirmative vote of a majority of the outstanding shares of L Q Corporation common stock entitled to vote at the special meeting must vote “FOR” the adoption of the amended and restated merger agreement. The affirmative vote of a majority of the outstanding shares of Dynabazaar common stock entitled to vote at the special meeting must vote “FOR” the adoption of the amended and restated merger agreement and “FOR” the amendment to Dynabazaar’s certificate of incorporation to change the corporation’s name. The affirmative vote of not less than 75% of the outstanding shares of Dynabazaar common stock entitled to vote at the special meeting must vote “FOR” the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors. The consummation of the merger is not dependent upon the approval of the amendment to Dynabazaar’s certificate of incorporation to change the corporation’s name or declassify its board of directors.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger by the end of [_______] 2007. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not complete it at all. We expect to complete the merger as soon as reasonably practicable.

Q:	Where can I find more information about Dynabazaar and L Q Corporation?

A:	You can find more information about Dynabazaar and L Q Corporation from reading this joint proxy statement/prospectus and the various sources described in this joint proxy statement/prospectus under the section entitled “Where You Can Find More Information” beginning on page [__] of this joint proxy statement/prospectus.

Q:	What percentage of Dynabazaar capital stock will former stockholders of L Q Corporation common stock own after the merger?

A:	Following the merger, the former stockholders of L Q Corporation will own approximately 34% of the shares of outstanding capital stock of Dynabazaar on a fully diluted basis. The foregoing calculation is based on [____________] shares of Dynabazaar common stock outstanding as of [________ __, 2006] and [____________] shares of L Q Corporation common stock outstanding as of [________ __, 2006], including the effect of outstanding options and any other stock-based awards to purchase Dynabazaar or L Q Corporation common stock.

Q:	What do I need to do now?

A:	After you carefully read this joint proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope. In order to assure that your vote is recorded, please vote your proxy as soon as possible even if you currently plan to attend your meeting in person. If you own your shares in “street name” through a broker or bank, you must instruct your bank or broker how to vote your shares using the enclosed voting instruction card.

Q:	Why is my vote important?

A:	If you do not return your proxy card or vote in person at your special meeting, it will be more difficult for Dynabazaar and L Q Corporation to obtain the necessary quorum to transact business at their special meetings. In addition, your failure to vote will have the same effect as a vote against the adoption of the amended and restated merger agreement, and in the case of Dynabazaar stockholders, your failure to vote will have the same effect as a vote against the amendment to Dynabazaar’s certificate of incorporation to

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change the corporate name and against the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors.

Q:	What risks should I consider in deciding whether to vote in favor of the issuance of Dynabazaar common stock in connection with the merger or the adoption of the amended and restated merger agreement?

A:	You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page [__], which presents risks and uncertainties relating to the merger and the businesses of each of Dynabazaar and L Q Corporation.

Q:	How do I instruct my broker or bank to vote in connection with the adoption of the amended and restated merger agreement or the issuance of Dynabazaar common stock in connection with the merger?

A:	If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares. Based on the instructions provided by the broker, bank or other holder of record of their shares, street name stockholders may generally vote by mail, by methods listed on the voting instruction card or in person with a proxy from the record holder.

Q:	If my shares are held in “street name,” will my broker vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them for, in the case of L Q Corporation stockholders, the adoption of the amended and restated merger agreement, and, in the case of Dynabazaar stockholders, the adoption of the amended and restated merger agreement, the adoption of the amendment to Dynabazaar’s certificate of incorporation to change the corporate name and the adoption of the amendment to Dynabazaar’s certificate of incorporation to declassify the board.

Q:	If my shares are held in “street name,” what if I fail to instruct my broker or bank?

A:	If you fail to instruct your broker or bank to vote your shares and the broker or bank submits an unvoted proxy, the resulting “broker non-votes” will be counted toward a quorum at the respective special meeting but they will not be voted and they will have the consequences set forth above under “Why is my vote important?”

Q:	Can I change my vote after I have mailed my proxy card?

A:	You can change your vote at any time before your proxy card is voted at your company’s special meeting. You can do this in one of the following ways:

•	delivering a signed written notice to your company’s Secretary before the meeting that you have revoked your proxy;
•	delivering a valid, later-dated proxy by mail; or
•	voting by ballot at either the Dynabazaar special meeting or the L Q Corporation special meeting, as applicable. Your attendance at either of the special meetings alone will not revoke your proxy.

If you have instructed a broker or bank to vote your shares by executing a voting instruction card, you must follow directions from your broker or bank to change those instructions.

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Q:	Should I send in my stock certificates now?

A:	No. If Dynabazaar and L Q Corporation stockholders approve the adoption of the amended and restated merger agreement, after the merger is completed, Dynabazaar will send L Q Corporation stockholders written instructions for exchanging their stock certificates. Dynabazaar stockholders will keep their existing stock certificates.

Q:	Am I entitled to appraisal rights?

A:	Under Delaware law, L Q Corporation stockholders will be entitled to appraisal rights in the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the court.

Generally, to exercise your appraisal rights, you must deliver a written demand for appraisal to L Q Corporation before the vote with respect to the amended and restated merger agreement is taken, you must not vote in favor of the approval and adoption of the amended and restated merger agreement and you must continuously hold your shares of L Q Corporation’s common stock from the date you make your demand for appraisal through the effective date of the merger. Your failure to follow the procedures specified under Delaware law, as described in Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), will result in the loss of your appraisal rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex B.

You can find more information about Dynabazaar and L Q Corporation from reading this joint proxy statement/prospectus and the various sources described in this joint proxy statement/prospectus under the section entitled “Where You Can Find More Information” beginning on page [__] of this joint proxy statement/prospectus. Stockholders are urged to read carefully this information prior to making any decision regarding the exercise of appraisal rights. Dynabazaar and L Q Corporation file current, quarterly and annual reports with the SEC on Forms 8-K, 10-Q, and 10-K. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding Dynabazaar and L Q Corporation that are filed electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC.

Dynabazaar stockholders are not entitled to appraisal rights in connection with the merger.

QUESTIONS AND ANSWERS FOR DYNABAZAAR STOCKHOLDERS

Q:	When and where is the Dynabazaar special meeting?

A:	The Dynabazaar special meeting will take place at the offices of Kramer Levin Naftalis & Frankel LLP, located at 1177 Avenue of the Americas, New York, New York 10036, on [_________ __], 2007, at [_:__ _.m.] local time. Check-in will begin at [ _:__ _.m.] Please allow ample time for check-in procedures.

Q:	Can I attend the Dynabazaar special meeting? (See page [__])

A:	Yes, if you were a Dynabazaar stockholder as of the close of business on [_________ __], 2007, the record date for the Dynabazaar special meeting, or you hold a valid proxy for the special meeting, you may attend the Dynabazaar special meeting. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a record holder, your name will be verified against the list of record holders on the Dynabazaar record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker, bank or other nominee (i.e., in street name), you will need to provide proof of beneficial ownership on the Dynabazaar record date, such as your most recent account statement prior to [_________ __], 2007, or other similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

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Q:	How does the Dynabazaar board of directors recommend that I vote? (See page [__])

A:	After careful consideration, Dynabazaar’s board of directors unanimously recommends that Dynabazaar stockholders vote “FOR” the adoption of the amended and restated merger agreement, “FOR” the amendment to Dynabazaar’s certificate of incorporation to change the corporate name and “FOR” the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors. For a description of the reasons underlying the recommendation of Dynabazaar’s board of directors, see the section entitled “The Merger — Consideration of the Merger by the Dynabazaar Board of Directors” beginning on page [__] of this joint proxy statement/prospectus.

Q:	As a Dynabazaar stockholder, how can I vote? (See page [__])

A:	Registered stockholders as of the Dynabazaar record date may vote in person at the special meeting or by completing, signing and dating the enclosed proxy card and returning it in the prepaid envelope provided.

Stockholders who hold shares of Dynabazaar common stock in street name may vote by following the instructions provided by the broker, bank or other holder of record of their shares, including by one of the following methods:

•	complete, sign, date and return your voting instruction card in the enclosed pre-addressed envelope; or
•	in person at the special meeting with a legal proxy from your bank or brokerage firm. Please consult the voting instruction card sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting.
For a more detailed explanation of the voting procedures, please see the section entitled “The Special Meeting of Dynabazaar Stockholders — How You Can Vote” beginning on page [__] of this joint proxy statement/ prospectus.

Q:	What happens if I do not indicate how to vote on my proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the amended and restated merger agreement, “FOR” the amendment to Dynabazaar’s certificate of incorporation to change the corporate name and “FOR” the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors.

Q:	As a stockholder of Dynabazaar, am I entitled to appraisal rights?

A:	No. Dynabazaar stockholders are not entitled to appraisal rights in connection with the merger.

Q:	Will I, as a Dynabazaar stockholder, receive any shares as a result of the merger?

A:	No. Dynabazaar stockholders will continue to hold the Dynabazaar shares they currently own.

Q:	Who can I call if I have questions about the merger or require assistance voting my shares?

A:	If you are a Dynabazaar stockholder and would like additional copies of this joint proxy statement/prospectus, or if you have questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor, D.F. King, Inc. & Co., at 1-800-676-7437 or email our proxy solicitor at webmaster@dfking.com.

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QUESTIONS AND ANSWERS FOR L Q CORPORATION STOCKHOLDERS

Q:	As an L Q Corporation stockholder, what will I receive upon completion of the merger? (See page [__])

A:	If the merger is completed, you will be entitled to receive 3.68 shares of Dynabazaar common stock for each share of L Q Corporation’s common stock you own at the effective time of the merger. In lieu of any fractional share resulting from the exchange, each L Q Corporation stockholder will be entitled to receive an amount of cash equal to the value of the fractional share remaining after aggregating all such stockholder’s shares of L Q Corporation common stock.

Q:	What will happen to options to acquire L Q Corporation common stock? (See page [__])

A:	Options to purchase shares of L Q Corporation common stock, whether or not vested, outstanding at the effective time of the merger will be assumed by Dynabazaar and will become exercisable for shares of Dynabazaar common stock and will continue to be subject to all the same terms and conditions as in effect prior to the merger. The number of shares of Dynabazaar common stock issuable upon the exercise of these options will be equal to the product of the number of shares of L Q Corporation common stock that were issuable upon exercise of such stock option immediately prior to the effective time multiplied by the exchange ratio, rounded to the nearest whole number of shares of Dynabazaar common stock. The exercise price per share of each assumed L Q Corporation option will be equal to the quotient determined by dividing the exercise price per share of L Q Corporation common stock at which such L Q Corporation stock option was exercisable immediately prior to the effective time by the exchange ratio, rounded to the nearest whole cent.

Q:	When and where is the L Q Corporation special meeting? (See page [__])

A:	The special meeting of L Q Corporation stockholders will begin promptly at the offices of Kramer Levin Naftalis & Frankel LLP, located at 1177 Avenue of the Americas, New York, New York 10036, on [_________ __], 2007, at [_:__ _.m.] local time. Check-in will begin at [ _:__ _.m.] Please allow ample time for the check-in procedures.

Q:	As an L Q Corporation stockholder, will I be able to trade the Dynabazaar common stock that I receive in connection with the merger? (See page [__])

A:	The shares of Dynabazaar common stock issued in connection with the merger will be listed on the Over-The-Counter Bulletin Board. Dynabazaar shares currently trade under the symbol “FAIM.OB”. Certain persons who are deemed affiliates of L Q Corporation prior to the merger will be required to comply with Rule 145 promulgated under the Securities Act of 1933, as amended, which we refer to as the Securities Act, if they wish to sell or otherwise transfer any of the shares of Dynabazaar common stock received in connection with the merger.

Q:	Can I attend the L Q Corporation special meeting? (See page [__])

A:	Yes, if you were an L Q Corporation stockholder as of the close of business on [_________ __], 2007, the record date for the L Q Corporation special meeting, or you hold a valid proxy for the special meeting, you may attend the L Q Corporation special meeting. You should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a record holder, your name will be verified against the list of record holders on the L Q Corporation record date prior to being admitted to the meeting. If you are not a record holder but hold shares through a broker, bank or other nominee (i.e., in street name), you should provide proof of beneficial ownership on the L Q Corporation record date, such as your most recent account statement prior to [_________ __], or other similar evidence of ownership. If you do not provide valid government-issued photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the special meeting.

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Q:	How does the L Q Corporation board of directors recommend that I vote? (See page [__])

A:	After careful consideration, L Q Corporation’s board of directors unanimously recommends that L Q Corporation stockholders vote “FOR” the proposal to adopt the amended and restated merger agreement. For a description of the reasons underlying the recommendation of L Q Corporation’s board of directors, see the section entitled “The Merger — Consideration of the Merger by the L Q Corporation Board of Directors” beginning on page [__] of this joint proxy statement/prospectus.

Q:	What is the vote of L Q Corporation stockholders required to adopt the amended and restated merger agreement? (See page [__])

A:	The affirmative vote of a majority of the outstanding shares of L Q Corporation common stock entitled to vote at the special meeting is required to adopt the amended and restated merger agreement.

Q:	As an L Q Corporation stockholder, how can I vote? (See page [__])

A:	Registered stockholders as of the L Q Corporation record date may vote in person at the special meeting or by completing, signing and dating the enclosed proxy card and returning it in the prepaid envelope provided.

Stockholders who hold shares of L Q Corporation common stock in street name may vote by following the instructions provided by the broker, bank or other holder of record of their shares, including by one of the following methods:

•	complete, sign, date and return your voting instruction card in the enclosed pre-addressed envelope; or
•	in person at the special meeting with a legal proxy from your bank or brokerage firm. Please consult the voting instruction card sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting.

For a more detailed explanation of the voting procedures, please see the section entitled “The Special Meeting of L Q Corporation Stockholders — How You Can Vote” beginning on page [__] of this joint proxy statement/ prospectus.

Q:	What happens if I do not indicate how to vote on my proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the proposal to adopt the amended and restated merger agreement.

Q:	As a stockholder of L Q Corporation, am I entitled to appraisal rights? (See page [__])

A:	Under Delaware law, L Q Corporation stockholders will be entitled to appraisal rights in the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the court.

Generally, to exercise your appraisal rights, you must deliver a written demand for appraisal to L Q Corporation before the vote with respect to the amended and restated merger agreement is taken, you must not vote in favor of the approval and adoption of the amended and restated merger agreement and you must continuously hold your shares of L Q Corporation’s common stock from the date you make your demand for appraisal through the effective date of the merger. Your failure to follow the procedures specified under Delaware law, as described in Section 262 of the DGCL, will result in the loss of your appraisal rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex B.

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You can find more information about Dynabazaar and L Q Corporation from reading this joint proxy statement/prospectus and the various sources described in this joint proxy statement/prospectus under the section entitled “Where You Can Find More Information” beginning on page [__] of this joint proxy statement/prospectus. Stockholders are urged to read carefully this information contained prior to making any decision regarding the exercise of appraisal rights. Dynabazaar and L Q Corporation file current, quarterly and annual reports with the SEC on Forms 8-K, 10-Q, and 10-K. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding Dynabazaar and L Q Corporation that are filed electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC.

Q:	What are the material federal income tax consequences of the merger to me? (See page [__])

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Provided the merger qualifies as a reorganization, L Q Corporation stockholders generally will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of L Q Corporation common stock for shares of Dynabazaar common stock, except with respect to cash received in lieu of any fractional shares of Dynabazaar common stock resulting from the exchange. See the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page [__].

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s individual circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:	Who can I call if I have questions about the merger or require assistance voting my shares?

A:	If you are a L Q Corporation stockholder and would like additional copies of this joint proxy statement/prospectus, or if you have questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor, D.F. King, Inc. & Co., at 1-800-676-7437 or email our proxy solicitor at webmaster@dfking.com.

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SUMMARY OF THE MERGER

        The following is a summary of the information contained in this document relating to the merger of Dynabazaar, Inc. and L Q Corporation, Inc. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, LQ Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Dynabazaar, and L Q Corporation, which are incorporated by reference into this joint proxy statement/prospectus. In addition, Dynabazaar and L Q Corporation incorporate by reference into this joint proxy statement/prospectus important business and financial information about Dynabazaar and L Q Corporation. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [__].

The Companies

Dynabazaar, Inc.
888 Seventh Avenue, 17th Floor
New York, New York 10024
Telephone: (212) 974-5730

        Dynabazaar markets video and imaging products to the security market through its subsidiary, Costar Video Systems, LLC (Costar). Costar’s product line includes cameras, monitors, camera housings, power supplies, multiplexers, high speed domes, controllers, and analog and digital video recorders.

L Q Corporation, Inc.
888 Seventh Avenue, 17th Floor
New York, New York 10024
Telephone: (212) 974-5730

        L Q Corporation markets physical security and critical strategic security solutions through its two subsidiaries, Sielox, LLC (Sielox™) and SES Resources International, Inc. Sielox™ product offerings include the Pinnacle™ access control software solution, proximity cards and devices, readers and 32-bit controllers designed for professional physical security applications.

LQ Merger Corp.
888 Seventh Avenue, 17th Floor
New York, New York 10024
Telephone: (212) 974-5730

        LQ Merger Corp. is a direct, wholly-owned subsidiary of Dynabazaar that was incorporated in Delaware in December 2006. LQ Merger Corp. does not engage in any operations and exists solely to facilitate the merger.

Structure of the Merger (See page [__])

        Under the terms of the proposed merger, LQ Merger Corp., a direct, wholly-owned subsidiary of Dynabazaar formed for the purpose of the merger, will be merged with and into L Q Corporation. As a result, L Q Corporation will continue as the surviving corporation and will become a wholly-owned subsidiary of Dynabazaar upon completion of the merger. Accordingly, L Q Corporation shares will no longer be publicly traded, and holders of L Q Corporation common stock will become holders of Dynabazaar common stock.

        The Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, LQ Merger Corp. and L Q Corporation is attached as Annex A to this joint proxy statement/prospectus.

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Consideration in the Merger (See page [__])

        L Q Corporation stockholders will be entitled to receive, upon the effectiveness of the merger, 3.68 shares of Dynabazaar common stock for each share of L Q Corporation common stock owned by such stockholder at the effective time of the merger. In lieu of any fractional share resulting from the exchange, each L Q Corporation stockholder will be entitled to receive an amount of cash equal to the value of the fractional share remaining after aggregating all such stockholder’s shares of L Q Corporation common stock.

Treatment of L Q Corporation Options (See page [__])

        Options to purchase shares of L Q Corporation common stock, whether or not vested, outstanding at the effective time of the merger will be assumed by Dynabazaar and will become exercisable, subject to vesting, for shares of Dynabazaar common stock and will continue to be subject to all the same terms and conditions as in effect prior to the merger. The number of shares of Dynabazaar common stock issuable upon the exercise of these options will be equal to the product of the number of shares of L Q Corporation common stock that were issuable upon exercise of such stock option immediately prior to the effective time multiplied by the exchange ratio, rounded to the nearest whole number of shares of Dynabazaar common stock. The exercise price per share of each assumed L Q Corporation option will be equal to the quotient determined by dividing the exercise price per share of L Q Corporation common stock at which such L Q Corporation stock option was exercisable immediately prior to the effective time by the exchange ratio, rounded to the nearest whole cent.

Treatment of Rights Under the L Q Corporation Stock Purchase Plan (See page [__])

        Prior to the effective time of the merger, the L Q Corporation employee stock purchase plan will be terminated. No L Q Corporation employees are currently participating in such plan.

Recommendation of Board of Directors to Stockholders (See pages [__])

        To Dynabazaar Stockholders. The Dynabazaar board of directors has unanimously determined that the merger and the adoption of the amended and restated merger agreement are advisable to, and in the best interests of, Dynabazaar and its stockholders. Additionally, the Dynabazaar board of directors has unanimously determined that the amendments to the Dynabazaar certificate of incorporation to change the corporate name and declassify the board of directors are advisable to, and in the best interests of, Dynabazaar and its stockholders. The Dynabazaar board of directors unanimously recommends that Dynabazaar stockholders vote “FOR” the adoption of the amended and restated merger agreement, “FOR” the amendment to Dynabazaar’s certificate of incorporation to change the corporate name and “FOR” the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors.

        To L Q Corporation Stockholders. The L Q Corporation board of directors has unanimously determined that the merger and the adoption of the amended and restated merger agreement are advisable and fair to, and in the best interests of, L Q Corporation and its stockholders. The L Q Corporation board of directors unanimously recommends that the holders of L Q Corporation common stock vote “FOR” the proposal to adopt the amended and restated merger agreement.

Risk Factors (See page [__])

        The “Risk Factors” beginning on page [__] of this joint proxy statement/prospectus should be considered carefully in evaluating whether to adopt the amended and restated merger agreement. These risk factors should be considered along with the additional risk factors contained in the periodic reports of Dynabazaar and L Q Corporation filed with the SEC and the other information included in this joint proxy statement/prospectus.

Opinions of Financial Advisors (See pages [__])

        Opinion of Dynabazaar’s Financial Advisor. Susquehanna Financial Group, LLLP, or Susquehanna, delivered its opinion to Dynabazaar’s board of directors and its special committee that, as of February 13, 2007, and

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based on and subject to the assumptions, qualifications and limitations set forth therein, the exchange ratio pursuant to the amended and restated merger agreement was fair from a financial point of view to Dynabazaar and the holders of Dynabazaar common stock.

        The full text of the written opinion of Susquehanna, dated February 13, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Susquehanna in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C. The Susquehanna opinion is not a recommendation as to how any holder of Dynabazaar common stock should vote with respect to the issuance of shares of Dynabazaar common stock in connection with the merger. Dynabazaar urges its stockholders to read the entire opinion carefully.

        Opinion of L Q Corporation’s Financial Advisor. Rodman & Renshaw, LLC, or Rodman & Renshaw, delivered its opinion to L Q Corporation’s board of directors and its special committee that, as of February 13, 2007, and based on and subject to the assumptions, qualifications and limitations set forth therein, the exchange ratio pursuant to the amended and restated merger agreement was fair to the holders of L Q Corporation common stock from a financial point of view.

        The full text of the written opinion of Rodman & Renshaw, dated February 13, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Rodman & Renshaw in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex D. The Rodman & Renshaw opinion is not a recommendation as to how any holder of L Q Corporation common stock should vote with respect to the issuance of shares of L Q Corporation common stock in connection with the merger. L Q Corporation urges its stockholders to read the entire opinion carefully.

Vote Required by Dynabazaar and L Q Corporation Stockholders (See pages [__])

        The affirmative vote of a majority of the outstanding shares of Dynabazaar common stock entitled to vote at the special meeting is required to adopt the amended and restated merger agreement and the amendment to Dynabazaar’s certificate of incorporation to change the corporation’s name. The affirmative vote of not less than 75% of the outstanding shares of Dynabazaar common stock entitled to vote at the special meeting is required to adopt the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors. As of the record date for the Dynabazaar special meeting, Dynabazaar’s directors, executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately [__________] shares of Dynabazaar common stock, or approximately [__]% of the outstanding shares of Dynabazaar common stock.

        Certain of Dynabazaar’s directors and executive officers are employed by, or otherwise affiliated with, Barington Capital Group, L.P., an investment firm (“Barington”). Furthermore, Barington and certain of its affiliates collectively owned approximately [__]% of the outstanding common stock of Dynabazaar as of [_______], 2007. Pursuant to a letter agreement dated February 26, 2007, Barington has agreed to vote, and to cause its affiliates to vote, all of the shares of Dynabazaar common stock now owned or hereafter acquired by Barington and its affiliates in favor of the transaction, in proportion to the votes of the other stockholders of Dynabazaar. For additional information on Dynabazaar’s relationship with Barington, see the section entitled “Information About Dynabazaar, Inc. – Certain Relationships and Related Transactions, and Director Independence” beginning on page [__] of this joint proxy statement/prospectus.

        The affirmative vote of a majority of the outstanding shares of L Q Corporation common stock entitled to vote at the special meeting is required to adopt the amended and restated merger agreement. As of the record date for the L Q Corporation special meeting, L Q Corporation’s directors, executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately [________] shares of L Q Corporation common stock, or approximately [__]% of the total outstanding shares of L Q Corporation common stock.

        Certain of L Q Corporation’s directors and executive officers are employed by, or otherwise affiliated with, Barington. Furthermore, Barington and certain of its affiliates collectively owned approximately [___]% of the outstanding common stock of LQ as of [______], 2007. Pursuant to a letter agreement dated February 26, 2007,

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Barington has agreed to vote, and to cause its affiliates to vote, all of the shares of L Q Corporation common stock now owned or hereafter acquired by Barington and its affiliates in favor of the transaction, in proportion to the votes of the other stockholders of L Q Corporation. For additional information on L Q Corporation’s relationship with Barington, see the section entitled “Information About L Q Corporation, Inc. – Certain Relationships and Related Transactions, and Director Independence” beginning on page [__] of this joint proxy statement/prospectus.

Interests of L Q Corporation’s Directors and Executive Officers in the Merger (See page [__])

        When considering the recommendation by the L Q Corporation board of directors, you should be aware that a number of L Q Corporation’s executive officers and directors have interests in the merger that are different from those of other L Q Corporation stockholders.

        These interests include:

•	with respect to the executive officers of L Q Corporation, accelerated vesting of certain stock awards under L Q Corporation’s equity plan;
•	the continued indemnification of current directors and officers of L Q Corporation under the amended and restated merger agreement and the continuation of directors’ and officers’ liability insurance after the merger; and
•	the retention of some of the officers and directors of L Q Corporation as officers, employees or directors of Dynabazaar or its subsidiaries.

Dynabazaar will List Shares of Dynabazaar Common Stock Issued to L Q Corporation Stockholders on the Over-The-Counter Bulletin Board (See page [__])

        Dynabazaar will use commercially reasonable efforts to cause the shares of Dynabazaar common stock to be issued to L Q Corporation stockholders in connection with the merger to be authorized for listing on the Over-The-Counter Bulletin Board, subject to official notice of issuance. As a condition to L Q Corporation’s obligations to effect the merger, the Dynabazaar common stock to be delivered in connection with the merger will have been authorized for listing on the Over-The-Counter-Bulletin Board.

L Q Corporation will Delist and Deregister its Shares of Common Stock (See page [__])

        If the merger is completed, L Q Corporation common stock will be delisted from the Over-The-Counter Bulletin Board and deregistered under the Securities Exchange Act of 1934, or the Exchange Act, and L Q Corporation will no longer be required to file periodic reports with the SEC with respect to shares of its common stock.

Restrictions on the Ability to Sell Dynabazaar Common Stock (See page [__])

        All shares of Dynabazaar common stock to be received by L Q Corporation stockholders in connection with the merger will be freely transferable unless the holder is an affiliate of L Q Corporation prior to the merger or an affiliate of Dynabazaar after the merger.

Appraisal Rights (See page [__])

        Under Delaware law, holders of L Q Corporation common stock are entitled to appraisal rights in connection with the merger. Holders of Dynabazaar common stock are not entitled to appraisal rights in connection with the merger. See “The Merger — Appraisal Rights” on page [__].

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Accounting Treatment of the Merger (See page [__])

        The merger will be accounted for as a purchase transaction for Dynabazaar, as the acquiror, for financial reporting and accounting purposes under U.S. generally accepted accounting principles.

United States Federal Income Tax Consequences of the Merger (See page [__])

        The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Provided the merger qualifies as a reorganization, L Q Corporation stockholders generally will not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of L Q Corporation common stock for shares of Dynabazaar common stock, except with respect to cash received in lieu of any fractional shares of Dynabazaar common stock resulting from the exchange.

        Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Conditions to Completion of the Merger (See page [__])

        The respective obligations of Dynabazaar and L Q Corporation to consummate the merger are subject to the satisfaction or waiver of a number of customary conditions, including:

•	the amended and restated merger agreement shall have been adopted by the stockholders of L Q Corporation and Dynabazaar;
•	no statute, rule regulation, order or judicial decision shall have been enacted which makes the consummation of the merger illegal;
•	the SEC shall have declared Dynabazaar’s registration statement, of which this joint proxy statement/prospectus is a part, effective;
•	no change in any applicable law, rule or regulation that prevents the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;
•	the shares of Dynabazaar common stock to be issued pursuant to the merger shall have been authorized for listing on the Over-The-Counter Bulletin Board, subject to official notice of issuance;
•	no more than 10% of L Q Corporation stockholders shall have exercised dissenters’ rights in accordance with the DGCL;
•	no action or proceeding by any governmental entity of competent jurisdiction or before any governmental entity or court of competent jurisdiction, United States or non-United States, shall have been instituted, pending or threatened that is reasonably likely to result in, nor shall there be in effect, any judgment, decree or order of any governmental entity or court of competent jurisdiction or any other legal restraint (i) preventing consummation of the merger, (ii) prohibiting or limiting Dynabazaar from exercising all material rights and privileges pertaining to its ownership of LQ Merger Corp. or the ownership or operation by Dynabazaar or any of its subsidiaries of all or a material portion of the business or assets of the LQ Merger Corp. and its subsidiaries, or (iii) compelling Dynabazaar or any of its subsidiaries (including LQ Merger Corp. and its subsidiaries) to dispose of or hold separate assets which are, or impose any liability which is, material to Dynabazaar or L Q Corporation, or material as compared against the aggregate merger consideration;
•	all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by each of Dynabazaar and L Q Corporation for the authorization,

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execution and delivery of the amended and restated merger agreement and the consummation of the transactions contemplated thereby shall have been obtained and made by each of Dynabazaar and L Q Corporation, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have, in each case or in the aggregate a material adverse effect on the respective party;

•	each of Dynabazaar and L Q Corporation shall have performed or complied in all material respects with all agreements and covenants required by the amended and restated merger agreement to be performed or complied with by such party on or prior to the effective time of the merger; and
•	each of Dynabazaar’s and L Q Corporation’s representations and warranties in the amended and restated merger agreement shall be true and correct, except for such failures to be true and correct as would not have, in each case or in the aggregate, a material adverse effect on the respective party.

Prohibition from Soliciting Other Offers (See page [__])

        Dynabazaar and L Q Corporation have each agreed that it will not:

•	solicit, facilitate or encourage (including by way of furnishing information) or engage in negotiation with respect to any acquisition proposals by third parties;
•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposals from third parties; or
•	approve or recommend, or propose to approve or recommend, or enter into, any agreement (whether or not purportedly legally binding) related to any acquisition proposals from third parties.

        Dynabazaar and L Q Corporation must promptly (but in no event later than 24 hours) notify the other party by oral and written notice if it receives any other acquisition proposals, or any modification of or amendment to such acquisition proposals, or any requests for nonpublic information or for access to the properties, books, or records from any third party that informs Dynabazaar or L Q Corporation that the third party is considering making, or has made an acquisition proposal. The party providing the notification must also provide the identity of the third party making, or intending to make, the acquisition proposal or requesting non-public information or access to the books and records of such party and the terms of any acquisition proposal or modification or amendment thereto. Each party shall keep the other fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any acquisition proposal, indication or request. Except as described below, neither L Q Corporation nor Dynabazaar nor their respective boards of directors may withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, the approval by such board of directors of the amended and restated merger agreement or the merger or the recommendation of such board of directors that such party’s stockholders adopt the amended and restated merger agreement (and, in the case of Dynabazaar, approve the amendments to its certificate of incorporation to change the corporate name and declassify its board of directors). Neither L Q Corporation nor Dynabazaar nor their respective boards of directors shall enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any acquisition proposal or alternative transaction.

        Notwithstanding the foregoing, if Dynabazaar or L Q Corporation, as the case may be, receives an unsolicited written proposal that contains financial terms that are superior to the terms of the amended and restated merger agreement and such party’s board determines in its reasonable judgment that the proposal is reasonably likely to lead to a superior offer (as defined in the amended and restated merger agreement), that, upon consultation with outside advisors, the proposal constitutes a superior offer and that failure to withdraw or modify its recommendation that its stockholders adopt the amended and restated merger agreement would be reasonably likely to constitute a breach of its fiduciary obligations under applicable law, then such party’s board may withhold, withdraw, amend or modify its recommendation in favor of the adoption of the amended and restated merger agreement, or approve or recommend the superior offer only if such party’s board of directors complies with certain notice requirements and other conditions, including a requirement that such party negotiate with the other party in

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good faith and the other party does not, within ten business days of its receipt of notice of the superior offer, make an offer that the board of directors of the party that received the offer determines to be at least as favorable to such party’s stockholders as the superior offer.

Termination of the Amended and Restated Merger Agreement (See page [__])

        The amended and restated merger agreement may be terminated under certain circumstances in accordance with its terms at any time prior to completion of the merger, whether before or after adoption of the amended and restated merger agreement by L Q Corporation stockholders or Dynabazaar’s stockholders.

Payment of Termination Fee (See page [__])

        Under certain circumstances, Dynabazaar or L Q Corporation, as the case may be, must pay a $200,000 termination fee to the other party and also pay certain other expenses in an aggregate amount not to exceed $350,000, under the terms of the amended and restated merger agreement as set forth in “The Merger — The Amended and Restated Merger Agreement — Payment of Termination Fee” beginning on page [__].

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RISK FACTORS

        If the merger is completed, Dynabazaar and L Q Corporation will operate as a combined company in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond the combined company’s control. In addition to information regarding Dynabazaar and L Q Corporation contained in, or incorporated by reference into, this joint proxy statement/prospectus, you should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect the merger, Dynabazaar, L Q Corporation and the combined businesses. A discussion of additional risks and uncertainties regarding Dynabazaar and L Q Corporation can be found in the information which is incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” beginning on page [__] of this joint proxy statement/prospectus. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our respective businesses, financial condition or our results of operations could be seriously harmed. If that happens, the trading price of Dynabazaar common stock or L Q Corporation common stock could decline and you may lose part or all of the value of any Dynabazaar shares or L Q Corporation shares held by you.

Risks Related to the Merger and the Combined Businesses

        The failure to successfully integrate L Q Corporation’s business and operations in the expected time frame may adversely affect the combined businesses’ future results.

        Dynabazaar believes that the merger with L Q Corporation will result in certain benefits, including certain cost synergies and operational efficiencies. However, Dynabazaar’s ability to realize these anticipated benefits depends on successfully combining the businesses of Dynabazaar and L Q Corporation. The combined businesses may fail to realize the anticipated benefits of the merger for a variety of reasons, including the following:

•	revenue attrition in excess of anticipated levels;
•	Dynabazaar’s inability to conduct extensive integration planning with L Q Corporation prior to the completion of the merger;
•	failure of customers to accept new products or to continue as customers of the combined businesses;
•	failure to successfully manage relationships with original equipment manufacturers, or OEMs, end-users, distributors and suppliers;
•	failure to qualify the combined businesses’ products with OEM customers on a timely basis or at all;
•	failure to successfully develop interoperability between the products of Dynabazaar and L Q Corporation;
•	failure to leverage the increased scale of the combined businesses quickly and effectively;
•	potential difficulties integrating and harmonizing financial reporting systems;
•	the loss of key employees;
•	failure to effectively coordinate sales and marketing efforts to communicate the capabilities of the combined businesses; and
•	failure to combine product offerings and product lines quickly and effectively.

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        The actual integration may result in additional and unforeseen expenses or delays. If Dynabazaar is not able to successfully integrate L Q Corporation’s business and operations, or if there are delays in combining the businesses, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        Because the market price of Dynabazaar common stock will fluctuate, Dynabazaar common stock may not maintain its current value and the value of the Dynabazaar common stock issued in connection with the merger will not be known until the closing of the merger.

        Upon the completion of the merger, each share of L Q Corporation common stock outstanding immediately prior to the merger will be converted into the right to receive 3.68 shares of Dynabazaar’s common stock. Because the exchange ratio for Dynabazaar common shares to be issued in the merger has been fixed, the value of the merger consideration will depend upon the market price of Dynabazaar common stock. The value of Dynabazaar’s common stock to be issued in the merger could be considerably higher or lower than they were at the time the merger consideration was negotiated. The share prices of Dynabazaar common stock and L Q Corporation common stock are subject to the general price fluctuations in the market for publicly-traded equity securities, and the prices of both companies’ common stock have experienced significant volatility in the past. Dynabazaar and L Q Corporation urge you to obtain recent market quotations for Dynabazaar common stock and L Q Corporation common stock. Neither Dynabazaar nor L Q Corporation can predict or give any assurances as to the respective market prices of its common stock at any time before or after the completion of the merger. Neither Dynabazaar nor L Q Corporation is permitted to terminate the amended and restated merger agreement or resolicit the vote of their respective stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including changes in the respective business operations and prospects of Dynabazaar and L Q Corporation and changes in general market and economic conditions. Many of these factors are beyond the control of Dynabazaar or L Q Corporation.

        The market price at the effective time of the merger may vary from the closing price of Dynabazaar common stock on the date the merger was announced, on the date that this joint proxy statement/prospectus is mailed to L Q Corporation and Dynabazaar stockholders and on the date of the L Q Corporation and Dynabazaar special stockholder meetings at which stockholders will be asked to vote on certain matters relating to the merger. Accordingly, at the time of the special stockholder meetings, stockholders will not know or be able to calculate the value of the merger consideration that would be issued upon completion of the merger. Further, the time period between the stockholder votes taken at the special meetings and the completion of the merger will depend on the satisfaction or waiver of conditions to closing, and there is currently no way to predict how long it will take to obtain these approvals or the changes that may occur in Dynabazaar’s and L Q Corporation’s respective businesses, operations and prospects or in the industry generally that may occur during this period.

        General customer uncertainty related to the merger could harm Dynabazaar, L Q Corporation and the combined businesses.

        Dynabazaar and L Q Corporation’s customers may, in response to the announcement of the proposed merger, or due to concerns about the completion of the proposed merger, delay or defer purchasing decisions. Alternatively, customers may purchase a competitor’s product because of such uncertainty. Further, customer concerns about changes or delays in Dynabazaar’s, L Q Corporation’s or the combined businesses’ product roadmap may negatively affect customer purchasing decisions. Customers could also be reluctant to purchase the products and services of L Q Corporation or Dynabazaar due to uncertainty about the direction of their technology, products and services, and willingness to support and service existing products which may be discontinued. In addition, customers, OEMs, distributors, resellers, and others may also seek to change existing agreements with L Q Corporation or Dynabazaar as a result of the proposed merger. OEMs, resellers, distributors and other third parties of strategic importance may delay or refuse to certify, support or promote L Q Corporation’s or Dynabazaar’s technology, products and services due to uncertainty created by the proposed merger. If Dynabazaar or L Q Corporation’s customers delay or defer purchasing decisions, or choose to purchase from a competitor, the revenues of Dynabazaar and L Q Corporation, respectively, and the revenues of the combined businesses, could materially decline or any anticipated increases in revenue could be lower than expected.

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        The integration of L Q Corporation into Dynabazaar may result in significant expenses and accounting charges that adversely affect Dynabazaar’s operating results and financial condition.

        In accordance with generally accepted accounting principles, Dynabazaar will account for the merger using the purchase method of accounting. The financial results of Dynabazaar may be adversely affected by the resulting accounting charges incurred in connection with the merger. Dynabazaar also expects to incur additional costs associated with combining the operations of Dynabazaar and L Q Corporation. Additional costs may include: costs of employee redeployment; relocation and retention, including salary increases or bonuses; accelerated amortization of deferred equity compensation and severance payments; reorganization or closure of facilities; taxes; advisor and professional fees and termination of contracts that provide redundant or conflicting services. Some of these costs may have to be accounted for as expenses that would decrease Dynabazaar’s net income and earnings per share for the periods in which those adjustments are made. The price of Dynabazaar’s common stock could decline to the extent Dynabazaar’s financial results are materially affected by the foregoing charges and costs, or if the foregoing charges and costs are larger than anticipated. In addition, the charges and costs described above may not be reflected in the unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus and the unaudited pro forma condensed combined financial statements may not be indicative of the actual results of the combined businesses following the merger.

        The announcement and pending merger could cause disruptions in the businesses of Dynabazaar and L Q Corporation, which could have an adverse effect on their respective business and financial results, and consequently on the combined businesses.

        Dynabazaar and L Q Corporation have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees, customers, distributors and suppliers may have an adverse effect on Dynabazaar and L Q Corporation and consequently on the combined businesses. These uncertainties may impair Dynabazaar’s and L Q Corporation’s ability to retain and motivate key personnel and could cause customers, distributors, suppliers and others with whom each company deals to seek to change existing business relationships which may materially and adversely affect their respective businesses. Due to the limited termination rights agreed to by the parties in the amended and restated merger agreement, Dynabazaar and L Q Corporation may be obligated to consummate the merger in spite of the adverse effects resulting from the disruption of Dynabazaar’s and L Q Corporation’s ongoing businesses. Furthermore, this disruption could adversely affect the combined businesses’ ability to maintain relationships with customers, distributors, suppliers and employees after the merger or to achieve the anticipated benefits of the merger. Each of these events could adversely affect Dynabazaar and L Q Corporation in the near term and the combined businesses if the merger is completed.

        Failure to complete the merger could negatively impact the stock price and the future business and financial results of Dynabazaar and L Q Corporation.

        Completion of the merger is subject to a number of closing conditions, including obtaining requisite stockholder approvals, and L Q Corporation and Dynabazaar may be unable to obtain such approvals on a timely basis or at all. If the merger is not completed, the price of L Q Corporation and Dynabazaar common stock may decline. If the merger is not completed, the ongoing business of Dynabazaar and L Q Corporation may be adversely affected and, without realizing any of the benefits of having completed the merger, Dynabazaar and L Q Corporation will be subject to a number of risks, including the following:

•	Dynabazaar or L Q Corporation may be required to pay a termination fee of $200,000 if the merger is terminated under certain circumstances as described in the amended and restated merger agreement;
•	Dynabazaar and L Q Corporation will be required to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees whether or not the merger is completed; and
•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Dynabazaar and L Q Corporation management, which could otherwise have been devoted to other opportunities that may have been beneficial to Dynabazaar and L Q Corporation, as the case may be.

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        Dynabazaar and L Q Corporation could also be subject to litigation related to any failure to complete the transaction. If the merger is not completed, these risks may materialize and may adversely affect Dynabazaar’s and L Q Corporation’s business, financial results and stock price.

        Integrating Dynabazaar and L Q Corporation may divert management’s attention away from the combined businesses operations.

        Successful integration of Dynabazaar’s and L Q Corporation’s operations, products and personnel may place a significant burden on the combined businesses’ management and internal resources. Challenges of integration include the combined businesses’ ability to incorporate acquired products and business technology into its existing product lines, including consolidating technology with duplicative functionality or designed on a different technological architecture and provide for interoperability, and its ability to sell the acquired products through Dynabazaar’s existing or acquired sales channels. Dynabazaar may also experience difficulty in effectively integrating the different cultures and practices of L Q Corporation, as well as in assimilating L Q Corporation’s broad and geographically dispersed personnel. Further, the difficulties of integrating L Q Corporation could disrupt the combined businesses’ ongoing business, distract its management focus from other opportunities and challenges, and increase the combined businesses’ expenses and working capital requirements. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined businesses, including their business, financial condition and operating results.

        L Q Corporation’s and Dynabazaar’s obligation to pay a termination fee under certain circumstances and the restrictions on its ability to solicit other acquisition proposals may discourage other companies from trying to acquire L Q Corporation or Dynabazaar.

        Until the merger is completed or the amended and restated merger agreement is terminated, with limited exceptions, the amended and restated merger agreement prohibits L Q Corporation or Dynabazaar from entering into or soliciting any acquisition proposal or offer for a merger or other business combination with a party other than Dynabazaar or L Q Corporation, as the case may be. L Q Corporation and Dynabazaar have agreed to pay the other a termination fee of $200,000 under specified circumstances. These provisions could discourage other companies from trying to acquire Dynabazaar at all or L Q Corporation for a higher price.

        L Q Corporation must continue to retain and motivate executives and key employees and recruit new employees, which may be difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined businesses.

        In order to be successful, during the period before the merger is completed, L Q Corporation must continue to retain and motivate executives and other key employees and recruit new employees. Experienced personnel in the security industry are in high demand and competition for their talents is intense. Employees of L Q Corporation may experience uncertainty about their future role with the combined businesses until or after strategies with regard to the combined businesses are announced or executed. These potential distractions of the merger may adversely affect L Q Corporation’s ability to attract, motivate and retain executives and key employees and keep them focused on the strategies and goals of the combined businesses. Any failure by L Q Corporation to retain and motivate executives and key employees during the period prior to the completion of the merger could seriously harm its businesses, as well as the business of the combined company.

        The market price of the shares of L Q Corporation common stock may be affected by factors different from or in addition to those affecting the shares of Dynabazaar common stock.

        Upon completion of the merger, holders of L Q Corporation common stock will become holders of Dynabazaar common stock and will have different rights from the shares of L Q Corporation common stock. For a comparison of the different rights, see the section entitled “Comparison of Stockholder Rights” beginning on page [__] of this joint proxy statement/prospectus. In addition, an investment in Dynabazaar common stock has different risks than an investment in L Q Corporation common stock. Former holders of L Q Corporation common stock will be subject to risks associated with Dynabazaar upon exchange of their shares of L Q Corporation common stock for Dynabazaar common stock that are different from or in addition to the risks associated with L Q Corporation.

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        Directors and officers of L Q Corporation have certain interests in the merger that are different from the interest of L Q Corporation stockholders in recommending that you vote in favor of the proposal to adopt the amended and restated merger agreement and approve the merger.

        When considering the L Q Corporation board of directors’ recommendation that the L Q Corporation stockholders vote in favor of the proposal to adopt the amended and restated merger agreement, L Q Corporation stockholders should be aware that directors and executive officers of L Q Corporation have interests in the merger that may be different from, or in addition to, the interests of L Q Corporation stockholders. These interests include:

•	with respect to the executive officers of L Q Corporation, accelerated vesting of certain stock awards under L Q Corporation’s equity plans;
•	the continued indemnification of current directors and officers of L Q Corporation under the amended and restated merger agreement and the continuation of directors’ and officers’ liability insurance after the merger; and
•	the retention of some of the officers and directors of L Q Corporation as officers, employees or directors of Dynabazaar or its subsidiaries.

        These interests, among others, may influence L Q Corporation’s directors in making their recommendation that you vote in favor of the proposal to adopt the amended and restated merger agreement. For a more detailed description of the interests of the directors and executive officers of L Q Corporation, please see the section entitled “The Merger — Interests of L Q Corporation Directors and Executive Officers in the Merger” beginning on page [__] of this joint proxy statement/prospectus.

Risks Related to Dynabazaar

        The loss of Dynabazaar’s third-party contract manufacturers would adversely affect Dynabazaar’s ability to manufacture and sell Dynabazaar’s products.

        Dynabazaar outsources production of its products to third-party contract manufacturers. Dynabazaar’s manufacturers’ ability to complete orders on-time while maintaining high product quality is important to Dynabazaar’s operational success. The manufacturers’ failure to live up to the production standards might cause brand equity damage and legal liability exposure. The loss of Dynabazaar’s contract manufacturer could significantly impact Dynabazaar’s ability to produce its products for an indefinite period of time. Qualifying a new contract manufacturer and commencing production can be a lengthy and expensive process. If Dynabazaar is required to change its contract manufacturer, if Dynabazaar fails to effectively manage its contract manufacturer, or if its contract manufacturer experiences delays, disruptions, capacity constraints, component parts shortages or quality control problems in its manufacturing operations, shipment of Dynabazaar’s products to Dynabazaar’s customers could be delayed resulting in loss of revenues and Dynabazaar’s competitive position and relationship with customers could be harmed.

        If Dynabazaar is unable to keep pace with technological changes in Dynabazaar’s industry, its products may become obsolete or fail to achieve market acceptance.

        Vision imaging products are subject to a high degree of technological change, frequent new product introductions, evolving industry standards and changes in customer demands. The introduction of competitive products embodying new technologies and the emergence of new industry standards could render Dynabazaar’s existing products obsolete and unmarketable. Dynabazaar’s future success will depend in part on Dynabazaar’s ability to enhance existing products, develop and introduce new products to meet diverse and evolving customer requirements, and keep pace with technological developments and emerging industry standards.

        The development of new products or enhanced versions of existing products entails significant technical risks. There can be no assurance that Dynabazaar will be successful in developing and marketing product enhancements or that new products will respond to technological change or evolving industry standards, or that

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Dynabazaar will not experience difficulties that could delay or prevent the successful development, introduction, implementation and marketing of these products and enhancements, or that any new products and product enhancements Dynabazaar may introduce will achieve market acceptance. If Dynabazaar is not able to successfully develop and market new and enhanced products and services, its business and results of operations will be harmed.

        Dynabazaar faces intense competition in Dynabazaar’s business, and Dynabazaar may be unable to compete successfully against Dynabazaar’s current and future competitors.

        The market for Dynabazaar’s products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Some of Dynabazaar’s competitors are substantially larger than Dynabazaar is, have significantly greater financial, technical and marketing resources, and have a larger installed base of customers. Some of these competitors also have extensive direct and indirect channels of distribution. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than Dynabazaar is able to. In addition, current and potential competitors have established or may establish cooperative relationships among themselves with prospective customers. Some of Dynabazaar’s competitors may also combine with, or be acquired by other parties, providing them with additional loss of market share, any of which would have a material adverse effect on Dynabazaar’s business, operating results and financial condition. There can be no assurance that Dynabazaar will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on Dynabazaar’s business, operating results and financial condition.

        If Dynabazaar loses key personnel or is unable to hire additional qualified personnel, Dynabazaar’s business may be harmed.

        Dynabazaar’s success depends to a significant degree upon the continued contributions of key management, sales and other personnel, many of whom would be difficult to replace. Dynabazaar believes its future success will also depend, in large part, upon Dynabazaar’s ability to attract and retain highly skilled managerial, sales and other personnel, and on the ability of management to operate effectively, both individually and as a group, in geographically disparate locations. The loss of the services of any of Dynabazaar’s key employees, the inability to attract or retain qualified personnel in the future, or delays in hiring required personnel could delay the development and introduction of, and negatively affect Dynabazaar’s ability to sell its products.

        Dynabazaar may engage in future mergers and strategic investments that dilute the ownership percentage of Dynabazaar’s stockholders and would require it to use cash, incur debt or assume contingent liabilities.

        As part of Dynabazaar’s business strategy, Dynabazaar expects to continue to review opportunities to buy or invest in other businesses or technologies that it believes would complement Dynabazaar’s current products, expand the breadth of its markets or enhance its technical capabilities, or that may otherwise offer growth opportunities. If Dynabazaar buys or invests in other businesses, products or technologies in the future, Dynabazaar could:

•	incur significant unplanned expenses and personnel costs;
•	issue stock, or assume stock option plans that would dilute Dynabazaar’s current stockholders’ percentage ownership;
•	use cash, which may result in a reduction of Dynabazaar’s liquidity;
•	incur debt;
•	assume liabilities; and

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•	spend resources on unconsummated transactions.

        Dynabazaar may not realize the anticipated benefits of past or future mergers and strategic investments, and integration of mergers may disrupt Dynabazaar’s business and management.

        Dynabazaar has in the past and may in the future acquire or make strategic investments in additional companies, products or technologies. Most recently, Dynabazaar announced that Dynabazaar entered into an agreement to merge with L Q Corporation. Dynabazaar may not realize the anticipated benefits of these or any other mergers or strategic investments, which involve numerous risks, including:

•	problems integrating the purchased operations, technologies, personnel or products over geographically disparate locations;
•	unanticipated costs, litigation and other contingent liabilities;
•	diversion of management’s attention from Dynabazaar’s core business;
•	adverse effects on existing business relationships with suppliers and customers;
•	risks associated with entering into markets in which Dynabazaar has limited, or no prior experience;
•	failure to successfully manage additional remote locations, including the additional infrastructure and resources necessary to support and integrate such locations;
•	incurrence of significant exit charges if products acquired in business combinations are unsuccessful;
•	incurrence of merger-related costs or amortization costs for acquired intangible assets that could impact Dynabazaar’s operating results;
•	potential write-down of goodwill and/or acquired intangible assets, which are subject to impairment testing on a regular basis, and could significantly impact Dynabazaar’s operating results;
•	inability to retain key customers, distributors, vendors and other business partners of the acquired business; and
•	potential loss of Dynabazaar’s key employees or the key employees of an acquired organization.

        If Dynabazaar is not able to successfully integrate businesses, products, technologies or personnel that Dynabazaar acquires, or to realize expected benefits of Dynabazaar’s mergers or strategic investments, Dynabazaar’s business and financial results may be adversely affected.

        Dynabazaar’s common stock has been delisted from Nasdaq, which limits the market for Dynabazaar’s common stock and could adversely affect the ability of Dynabazaar stockholders to resell Dynabazaar common stock.

        Dynabazaar’s common stock was delisted from the Nasdaq National Market in 2004 for failure to maintain certain listing requirements and a significantly reduced market price of common stock. The stock may be less liquid and more volatile as a result and may make it more difficult to raise new operating funds in the public market. The common stock is presently quoted only on the Over-the-Counter Bulletin Board under the ticker symbol “FAIM.OB” and the ability of Dynabazaar’s stockholders to obtain liquidity and consistent market prices for Dynabazaar’s shares has been significantly impaired.

        In addition, Dynabazaar’s common stock may constitute “penny stock” (as defined in Rule 3a51-1 promulgated under the Exchange Act) if it fails to meet certain criteria set forth in such Rule. Various practice

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requirements are imposed on broker-dealers who sell “penny stocks” to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transactions prior to sale. Consequently, the Rule may deter broker-dealers from recommending or selling Dynabazaar’s common stock, which could further affect the liquidity of the common stock.

        Dynabazaar’s business is subject to increasingly complex corporate governance, public disclosure, accounting, and tax requirements that have increased both its costs and the risk of noncompliance.

        Dynabazaar is subject to rules and regulations of federal and state government as well as the stock exchange on which Dynabazaar’s common stock is listed. These entities, including the Public Company Accounting Oversight Board, or PCAOB, the SEC, the Internal Revenue Service and NASD, have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continue to develop additional regulations and requirements in response to laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Dynabazaar’s efforts to comply with these requirements have resulted in, and are likely to continue to result in, significant legal, accounting and other expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, Dynabazaar incurs additional costs associated with its public company reporting requirements. These rules and regulations also may make it more difficult and more expensive for Dynabazaar to obtain director and officer liability insurance, and Dynabazaar may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.

        Dynabazaar is subject to periodic audits or other reviews by such governmental agencies. The SEC periodically reviews Dynabazaar’s public company filings. Any such examination or review frequently requires management’s time and diversion of internal resources and, in the event of an unfavorable outcome, may result in additional liabilities or adjustments to Dynabazaar’s historical financial results.

        Recent changes in accounting rules, including the expensing of stock options granted to Dynabazaar’s employees, could have a material impact on Dynabazaar’s reported business and financial results.

        The U.S. generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the PCAOB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on Dynabazaar’s reported financial results.

        On December 15, 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS 123R”), Share-Based Payment, which requires Dynabazaar to measure compensation expense for employee stock options using the fair value method beginning the first quarter of fiscal year 2006, which is the quarter ended March 31, 2006. SFAS 123R applies to all outstanding stock options that are not vested at the effective date and grants of new stock options made subsequent to the effective date. As a result of SFAS 123R, Dynabazaar recorded higher levels of stock based compensation due to differences between the valuation methods of SFAS 123R and Accounting Principles Board Opinion No. 25, or APB No. 25. In prior periods, Dynabazaar recorded any compensation expense associated with stock option grants to employees using the intrinsic value method in accordance with APB 25.

        Dynabazaar’s future operating expenses may be adversely affected by changes in Dynabazaar’s stock price.

        A portion of Dynabazaar’s outstanding stock options are subject to variable accounting. Under variable accounting, Dynabazaar is required to remeasure the value of the options, and the corresponding compensation expense, at the end of each reporting period until the option is exercised, cancelled or expires unexercised. As a result, the stock-based compensation expense Dynabazaar recognizes in any given period can vary substantially due to changes in the market value of Dynabazaar’s common stock. Volatility associated with stock price movements has resulted in compensation benefits when Dynabazaar’s stock price has declined and compensation expense when Dynabazaar’s stock price has increased. Dynabazaar is unable to predict the future market value of Dynabazaar’s common stock and therefore is unable to predict the compensation expense or benefit that Dynabazaar will record in future periods.

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        Dynabazaar has been named as a party to several class action lawsuits which could require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome which could have a material adverse effect on Dynabazaar’s business, financial condition, results of operations and cash flows.

        Dynabazaar is a defendant in certain purported class action lawsuits filed by individual stockholders in the U.S. District Court for the Southern District of New York against Dynabazaar, Scott Randall (former President, Chief Executive Officer and Chairman of the Board of Dynabazaar), John Belchers (former Chief Financial Officer of Dynabazaar), U.S. Bancorp Piper Jaffray Inc., DB Alex. Brown (as successor-in-interest to Deutsche Bank Securities, Inc.), Robertson Stephens, Inc. (formerly known as FleetBoston Robertson Stephens, Inc.), Banc of America Securities, LLC, Goldman Sachs & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Citigroup Global Markets, Inc. (as successor-in-interest to Salomon Smith Barney, Inc.), and J.P. Morgan Securities, Inc. (as successor-in-interest to Hambrecht & Quist, LLC). The lawsuits have been filed by individual stockholders who purport to seek class action status on behalf of all other similarly situated persons who purchased the common stock of Dynabazaar between March 14, 2000 and December 6, 2000. A consolidated amended class action complaint was filed on April 19, 2002. The complaint alleges certain underwriters of Dynabazaar’s initial public offering solicited and received excessive and undisclosed fees and commissions in connection with that offering. The complaint further alleges that the defendants violated the federal securities laws by issuing a registration statement and prospectus in connection with Dynabazaar’s initial public offering which failed to accurately disclose the amount and nature of the commissions and fees paid to the underwriter defendants. On or about October 8, 2002, the Court entered an Order dismissing the claims asserted against certain individual defendants in the consolidated actions, including the claims against Mr. Randall and Mr. Belchers, without any payment from these individuals or Dynabazaar. On or about February 19, 2003, the Court entered an Order dismissing with prejudice the claims asserted against Dynabazaar under Section 10(b) of the Exchange Act. As a result, the only claims that remain against Dynabazaar are those arising under Section 11 of the Securities Act. Dynabazaar has accepted a proposal for the settlement and release of the remaining claims in the litigation. The proposed settlement will result in a dismissal with prejudice of all claims and will include a release of all claims that were brought or could have been brought against Dynabazaar and its present and former directors and officers. It is anticipated that any payment to the plaintiff class and their counsel will be funded by Dynabazaar’s directors’ and officers’ liability insurance and that no direct payment will be made by Dynabazaar. The proposed settlement provides that the class members in the class action cases brought against the participating issuer defendants will be guaranteed a recovery of $1 billion by insurers of the participating issuer defendants. If recoveries totaling $1 billion or more are obtained by the class members from the underwriter defendants, the monetary obligations to the class members under the proposed settlement will be satisfied. In addition, Dynabazaar and any other participating issuer defendants will be required to assign to the class members certain claims that they may have against the underwriters of their IPOs. The proposed settlement contemplates that any amounts necessary to fund the settlement or settlement-related expenses would come from participating issuers’ directors and officers’ liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer’s insurance coverage were insufficient to pay that issuer’s allocable share of the settlement costs. If ultimately approved by the Court, the proposed settlement would result in the dismissal, with prejudice, of all claims in the litigation against Dynabazaar and all of the other issuer defendants who have elected to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants, and the litigation as against those defendants is continuing. Consummation of the proposed settlement remains conditioned upon obtaining approval by the Court. By order entered on September 1, 2005, the Court granted preliminary approval of the proposed settlement and directed that notice of the terms of the proposed settlement be provided to class members. Thereafter, the court held a fairness hearing, on April 24, 2006, at which objections to the proposed settlement were heard. The Court has yet to issue a ruling on the motion for final approval. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the Court’s order certifying a class in six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceeding. On April 6, 2007, the Court of Appeals denied the plaintiffs’ petition for rehearing of the Court’s December 5, 2006 ruling but noted that the plaintiffs remain free to ask the District Court to certify a different class which might meet the standards for class certification that the Court of Appeals articulated in its December 5, 2006 decision. Because Dynabazaar’s proposed settlement with the plaintiffs involves the certification of the case against Dynabazaar as a class action for settlement purposes, it is unclear what impact, if any, the Second Circuit’s class certification ruling will have on Dynabazaar’s case or the viability of the proposed

24

settlement. In the event the settlement is not finalized, Dynabazaar believes that it has meritorious defenses to plaintiffs’ claims and intends to defend the action vigorously.

        The expense of defending this litigation may be significant. The amount of time to resolve these lawsuits is unpredictable and defending Dynabazaar may divert management’s attention from the day-to-day operations of Dynabazaar’s business, which could adversely affect Dynabazaar’s business, results of operations and cash flows. In addition, an unfavorable outcome in such litigation could have a material adverse effect on Dynabazaar’s business, results of operations and cash flows.

        Provisions in Dynabazaar’s charter document, agreements and Delaware law could prevent or delay a change in control of Dynabazaar, which could hinder stockholders’ ability to receive a premium for Dynabazaar’s stock.

        Provisions of Dynabazaar’s certificate of incorporation and bylaws may discourage, delay or prevent a merger that a stockholder may consider favorable. These provisions include:

•	authorizing the issuance of preferred stock without stockholder approval;
•	providing for a classified board of directors with staggered, three-year terms;
•	limiting the persons who may call special meetings of stockholders;
•	prohibiting stockholder actions by written consent; and
•	requiring super-majority voting to effect certain amendments to provisions of Dynabazaar’s certificate of incorporation and bylaws.

        Certain provisions of Delaware law also may discourage, delay, or prevent someone from acquiring or merging with Dynabazaar, and Dynabazaar’s agreements with certain of Dynabazaar’s customers may require that Dynabazaar give prior notice of a change of control and grant certain rights following a change of control.

        Dynabazaar expects to experience volatility in Dynabazaar’s stock price, which could negatively affect stockholders’ investments.

        The market price of Dynabazaar’s common stock has experienced significant volatility in the past and will likely continue to fluctuate significantly in response to the following factors, some of which are beyond Dynabazaar’s control:

•	macroeconomic conditions;
•	actual or anticipated fluctuations in Dynabazaar’s operating results;
•	changes in financial estimates and ratings by securities analysts;
•	announcements of financial results by Dynabazaar or other security companies;
•	announcements by Dynabazaar, its competitors, customers, or similar businesses of significant technical innovations, contracts, mergers, strategic partnerships, joint ventures or capital commitments;
•	comments made by third-party market observers that may impact investment decisions of investors;
•	additions or departures of key personnel;
•	sales by Dynabazaar of common stock or convertible securities;

25

•	incurring debt; and
•	other risk factors detailed in this section.

        In addition, the stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause Dynabazaar’s stock price to fall regardless of how the business performs.

Risks Related to L Q Corporation

        L Q Corporation must overcome pricing competition with respect to its Access Control Products Group products. Competitive pricing pressures can cause profit erosion.

        The Access Control Products Group, or ACPG, products compete against products sold by an increasing number of competitors on the basis of several factors including price. In order to compete in the marketplace, ACPG’s products must provide superior technology at competitive prices. Failure to produce cost-effective products could adversely affect customer demand and adversely affect L Q Corporation’s results of operations. In addition, the competitive business arena could create pricing pressure for the ACPG products. A reduction in pricing of ACPG’s products due to competitive pressures could have an adverse effect on L Q Corporation’s revenues, operating income and results of operations.

        L Q Corporation must develop new products and enhancements to existing products to remain competitive. If L Q Corporation fails to develop new products and product enhancements on a timely basis, it may lose market share. L Q Corporation’s investment in the Pinnacle software solution may not realize a return on investment.

        The market for ACPG’s Pinnacle software solution is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. Accordingly, L Q Corporation’s future success will depend to a substantial extent on its ability to:

•	invest significantly in research and product development;
•	develop, introduce and support new products and enhancements on a timely basis; and
•	gain and consecutively increase market acceptance of our products.

        L Q Corporation’s ACPG division is currently developing new products and enhancements to its existing products. L Q Corporation may not be able to successfully complete the development and market introduction of new products or product enhancements. If L Q Corporation fails to develop and deploy new products and product enhancements on a timely basis, or if L Q Corporation fails to gain market acceptance of its new products, revenues will decline and L Q Corporation may lose market share to its competitors. There is no assurance that L Q Corporation will be successful in marketing and selling its Pinnacle software solution or other new products, that the revenues from the sales of the Pinnacle software solution or other new products will justify the investment, or that the sales of Pinnacle will continue to increase.

        The availability and pricing of component parts may adversely affect production and profitability.

        L Q Corporation’s ability to grow earnings will be affected by increases in the cost of component parts, including electronic components and circuit boards. L Q Corporation may not be able to offset fully the effects of higher component parts through price increases, productivity improvements or cost reduction programs.

        Future acquisitions may not be found or may not be successfully integrated into L Q Corporation’s business and could adversely affect L Q Corporation’s business.

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        L Q Corporation has pursued, and will continue to pursue if the merger is not completed, growth opportunities through attempted acquisition of complementary businesses, products and technologies. L Q Corporation is unable to predict whether or when any other prospective acquisition will be completed, if at all. The process of integrating an acquired business may be prolonged due to unforeseen difficulties and may require a disproportionate amount of L Q Corporation’s resources and management’s attention. There can be no assurances that management will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into existing operations, or expand into new markets. Further, once integrated, acquisitions may not achieve levels of revenues, profitability or productivity comparable to L Q Corporation’s existing business or otherwise perform as expected. The occurrence of any of these events could harm L Q Corporation’s business, financial condition or results of operations.

        In addition, future acquisitions may require substantial capital resources, which may require L Q Corporation to seek additional debt or equity financing. Future acquisitions by L Q Corporation could result in the following, any of which could seriously harm L Q Corporation’s results of operations or the price of its stock:

•	issuance of equity securities that would dilute current stockholders’ percentages of ownership;
•	large one-time write-offs;
•	the incurrence of debt and contingent liabilities;
•	difficulties in the assimilation and integration of operations, personnel, technologies, products and information systems of the acquired companies;
•	diversion of management’s attention from other business concerns;
•	contractual disputes;
•	risks of entering geographic and business markets in which L Q Corporation has no or only limited prior experience; and
•	potential loss of key employees of acquired organizations.

        The ACPG business has incurred net losses. There is no assurance that it will turn profitable in the future.

        L Q Corporation (including the ACPG operations) has incurred losses in the past and may incur losses in the future. The ACPG business incurred net losses of $0.9 million, $1.0 million and $1.4 million in 2006, 2005 and 2004, respectively. Continued or increased net losses could have a material adverse effect on L Q Corporation’s business, financial condition and results of operations and the value and market price of L Q Corporation’s common stock.

        L Q Corporation relies on licenses with third parties to license software code that is an integral part of the ACPG business’s Pinnacle software solution and if L Q Corporation would need to seek alternate licenses, its results of operations could be adversely affected.

        L Q Corporation licenses certain software code that is an integral part of ACPG’s Pinnacle software solution from third parties. In particular, L Q Corporation obtains from third party licensors certain software code included in the Pinnacle software solution, and the software for its badging products. L Q Corporation would need to seek alternative licensors for the software code if any of the third party licensors terminate or decides not to renew a license. If any of these third party licensors become unable to or refuses to license its code, it could interrupt and delay the development, design and delivery of the Pinnacle software solution and related products. Any such disruption could adversely affect L Q Corporation’s results of operations.

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        Cyclical industry and economic conditions may adversely affect L Q Corporation’s financial condition and results of operations.

        L Q Corporation’s operating results may be affected adversely by the general cyclical pattern of the industries in which it operates. For example, demand for ACPG products and services is significantly affected by levels of commercial construction and consumer and business discretionary spending. The demand patterns of these markets could impact the revenues and margins in this business.

        SES Resources International, Inc. is a newly formed business.

        As a newly formed organization, L Q Corporation’s subsidiary, SES Resources International, Inc., or SES, has no independent record of performance in the following service categories in which it is expected to specialize:

•	corporate investigations (e.g. know your customer, know your employee, know your vendor reviews);
•	due diligence reviews;
•	forensic accounting; anti-money laundering investigatory services consistent with the requirements of the Patriot Act;
•	anti-counterfeiting and intellectual property protection;
•	corporate health and wellness consultancy;
•	emergency preparedness and contingency planning; executive staffing solutions; and
•	education and government security training services.

        As a new business, SES may not be successful in being engaged by prospective clients, which would have an adverse affect on revenues and results of operations.

        L Q Corporation’s success in the SES business depends on its ability to expand the SES advisory panel.

        SES intends to deliver critical strategic security and business protection solutions based on best practices developed by accomplished retired law enforcement agents and in association with an Advisory Panel comprised of senior executive service level government risk assessment and law enforcement professionals. L Q Corporation may not be able to identify additional senior executive service law enforcement agents who are able to serve as Advisors on the Advisory Panel. Such inability would harm the development of the SES business in general, and prevent L Q Corporation from distinguishing itself in the marketplace in particular, which could adversely affect revenues and results of operations.

        Some of L Q Corporation’s competitors have greater resources than L Q Corporation, which may limit its ability to effectively compete with them.

        Some of L Q Corporation’s competitors have greater financial, personnel and other resources than L Q Corporation, which may limit its ability to effectively compete with them. For example, L Q Corporation’s main competitors in the ACPG business include Tyco International Ltd. and Honeywell International Inc. These and other large competitors may be able to:

•	respond more quickly to new or emerging technologies or changes in customer requirements;
•	benefit from greater economies of scale;
•	offer more aggressive pricing; and/or

28

•	devote greater resources to the promotion of their products.

        L Q Corporation is dependent on its key personnel, the loss of whom could negatively affect business.

        L Q Corporation is dependent on its key personnel, including general management, software and hardware engineers, technical support and sales executives, who have significant industry experience, knowledge and know how. The loss of these key personnel could negatively affect business and results of operations.

        L Q Corporation’s common stock has been delisted from Nasdaq, which limits the market for L Q Corporation’s common stock and could adversely affect the ability of L Q Corporation stockholders to resell L Q Corporation common stock.

        L Q Corporation’s common stock was delisted from the Nasdaq National Market in 2003 for failure to maintain certain listing requirements and a significantly reduced market price of common stock. The stock may be less liquid and more volatile as a result and it may be more difficult to raise new operating funds in the public market. The common stock is presently quoted only on the Over-the-Counter Bulletin Board under the ticker symbol “LQCI.OB” and the ability of L Q Corporation’s stockholders to obtain liquidity and consistent market prices for L Q Corporation’s shares has been significantly impaired.

        In addition, L Q Corporation’s common stock may constitute “penny stock” (as defined in Rule 3a51-1 promulgated under the Exchange Act) if it fails to meet certain criteria set forth in such Rule. Various practice requirements are imposed on broker-dealers who sell “penny stocks” to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transactions prior to sale. Consequently, the Rule may deter broker-dealers from recommending or selling L Q Corporation’s common stock, which could further affect the liquidity of the common stock.

        L Q Corporation’s business is subject to increasingly complex corporate governance, public disclosure, accounting, and tax requirements that have increased both its costs and the risk of noncompliance.

        L Q Corporation is subject to rules and regulations of federal and state government as well as the service on which L Q Corporation’s common stock is quoted. These entities, including the Public Company Accounting Oversight Board, or PCAOB, the SEC, the Internal Revenue Service and NASD, have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continue to develop additional regulations and requirements in response to laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. L Q Corporation’s efforts to comply with these requirements have resulted in, and are likely to continue to result in, significant legal, accounting and other expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, L Q Corporation incurs additional costs associated with its public company reporting requirements. These rules and regulations also may make it more difficult and more expensive for L Q Corporation to obtain director and officer liability insurance, and L Q Corporation may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.

        L Q Corporation is subject to periodic audits or other reviews by such governmental agencies. The SEC periodically reviews L Q Corporation’s public company filings. Any such examination or review frequently requires management’s time and diversion of internal resources and, in the event of an unfavorable outcome, may result in additional liabilities or adjustments to L Q Corporation’s historical financial results.

        Recent changes in accounting rules, including the expensing of stock options granted to L Q Corporation’s employees, could have a material impact on L Q Corporation’s reported business and financial results.

        The U.S. generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the PCAOB, the SEC, and

29

various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on L Q Corporation’s reported financial results.

        On December 15, 2004, the FASB issued SFAS 123R, Share-Based Payment, which requires L Q Corporation to measure compensation expense for employee stock options using the fair value method beginning the first quarter of fiscal year 2006, which is the quarter ended March 31, 2006. SFAS 123R applies to all outstanding stock options that are not vested at the effective date and grants of new stock options made subsequent to the effective date. As a result of SFAS 123R, L Q Corporation recorded higher levels of stock based compensation due to differences between the valuation methods of SFAS 123R and Accounting Principles Board Opinion No. 25, or APB No. 25. In prior periods, L Q Corporation recorded any compensation expense associated with stock option grants to employees using the intrinsic value method in accordance with APB 25.

        L Q Corporation has been named as a party in certain class action lawsuits which could require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome which could have a material adverse effect on L Q Corporation’s business, financial condition, results of operations and cash flows.

        L Q Corporation is a defendant in certain purported class action lawsuits filed by individual stockholders in the U.S. District Court for the Southern District of New York against certain of L Q Corporation’s former officers and directors, and various of the underwriters in L Q Corporation’s initial public offering (“IPO”) and secondary offering. The lawsuits have been filed by individual stockholders who purport to seek class action status on behalf of all other similarly situated persons who purchased the common stock of the Company between July 8, 1999 and December 6, 2000. A consolidated amended class action complaint was filed on April 19, 2002. The complaint alleges that certain underwriters of the IPO solicited and received excessive and undisclosed fees and commissions in connection with that offering. The complaint further alleges that the defendants violated the federal securities laws by issuing a registration statement and prospectus in connection with L Q Corporation’s IPO which failed to accurately disclose the amount and nature of the commissions and fees paid to the underwriter defendants. On or about October 8, 2002, the Court entered an Order dismissing the claims asserted against certain individual defendants in the consolidated actions without any payment from these individuals or L Q Corporation. On or about February 19, 2003, the Court entered an Order dismissing with prejudice the claims asserted against L Q Corporation under Section 10(b) of the Exchange Act. As a result, the only claims that remain against L Q Corporation are those arising under Section 11 of the Securities Act. The parties have negotiated and executed a definitive settlement agreement. The proposed settlement provides that the class members in the class action cases brought against the participating issuer defendants will be guaranteed a recovery of $1 billion by insurers of the participating issuer defendants. If recoveries totaling $1 billion or more are obtained by the class members from the underwriter defendants, however, the monetary obligations to the class members under the proposed settlement will be satisfied. In addition, L Q Corporation and any other participating issuer defendants will be required to assign to the class members certain claims that they may have against the underwriters of their IPO’s. The proposed settlement contemplates that any amounts necessary to fund the settlement or settlement-related expenses would come from participating issuers’ directors and officers liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer’s insurance coverage were insufficient to pay that issuer’s allocable share of the settlement costs. If ultimately approved by the Court, the proposed settlement would result in the dismissal, with prejudice, of all claims in the litigation against L Q Corporation and all of the other issuer defendants who have elected to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants, and the litigation as against those defendants is continuing. Consummation of the proposed settlement remains conditioned upon obtaining approval by the Court. By order entered into on September 1, 2005, the Court granted preliminarily approval of the proposed settlement and directed that notice of the terms of the proposed settlement be provided to class members. Thereafter, the Court held a fairness hearing on April 24, 2005 at which objections to the proposed settlement were heard. The Court has yet to issue a ruling on the motion for final approval. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the Court’s order certifying a class in six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceeding. On April 6, 2007, the Court of Appeals denied the plaintiffs’petition for rehearing of the Court’s December 5, 2006 ruling but noted that the plaintiffs remain free to ask the District Court to certify a different class which might meet the standards for class certification that the Court of Appeals articulated in

30

its December 5, 2006 decision. Because our proposed settlement with the plaintiffs involves the certification of the case against us as a class action for settlement purposes, it is unclear what impact, if any, the Second Circuit’s class certification ruling will have on our case or the viability of the proposed settlement. In the event the settlement is not finalized, the Company believes that it has meritorious defenses to plaintiffs’ claims and intends to defend the action vigorously.

        The expense of defending this litigation may be significant. The amount of time to resolve these lawsuits is unpredictable and defending L Q Corporation may divert management’s attention from the day-to-day operations of L Q Corporation’s business, which could adversely affect L Q Corporation’s business, results of operations and cash flows. In addition, an unfavorable outcome in such litigation could have a material adverse effect on L Q Corporation’s business, results of operations and cash flows.

        Provisions in L Q Corporation’s charter documents and Delaware law could prevent or delay a change in control of L Q Corporation and may reduce the market price of its common stock.

        Provisions of L Q Corporation’s certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other business combination that a stockholder may consider favorable. These provisions include:

•	authorizing the issuance of preferred stock without stockholder approval;
•	limiting the persons who may call special meetings of stockholders;
•	prohibiting stockholder actions by written consent;
•	prohibiting cumulative voting for the election of directors or any other matter submitted to a vote of stockholders unless required by the California General Corporation Law; and
•	requiring super-majority voting to effect certain amendments to L Q Corporation’s certificate of incorporation and bylaws.

        L Q Corporation is incorporated in Delaware and certain provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with it, which may cause the market price of its common stock to decline.

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SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF DYNABAZAAR

        The following selected financial data should be read in conjunction with Dynabazaar’s consolidated financial statements and related notes, and management’s discussion and analysis of financial condition and results of operations and other financial information in Dynabazaar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC on April 4, 2007.

        The following financial data set forth the selected historical consolidated financial and operating data for Dynabazaar. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002 have been derived from Dynabazaar’s consolidated financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period. The selected consolidated financial and operating data as of and for the three months ended March 31, 2007 and 2006 have been derived from Dynabazaar’s unaudited condensed consolidated financial statements. The results for the three months ended March 31, 2007 are not necessarily indicative of results that may be expected for the entire fiscal year.

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DYNABAZAAR, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
($ in thousands, except per share amounts)

	For the Three Month Period Ended March 31,		For the Years Ended December 31,

	2007	2006	2006	2005	2004	2003	2002

Consolidated Statement of Operations Data:

Net revenues	$ 4,208	$ –	$ 7,613	$ –	$ –	$ 6,673	$ 5,747
Total operating expense	934	215	2,300	1,119	2,227	12,752	29,075
Loss from operations	(54)	(215)	(665)	(1,119)	(2,227)	(6,079)	(23,328)
Net income (loss)	(31)	(112)	(386)	1,256	(1,962)	(4,599)	(21,977)
Basic and diluted net income (loss) per share	$ (0.00)	$ (0.00)	$ (0.02)	$ 0.05	$ (0.07)	$ (0.18)	$ (0.79)
Shares used to compute basic net income (loss) per share	23,692	23,410	23,593	25,165	27,024	26,796	28,080
Shares used to compute diluted net income (loss) per share	23,692	23,410	23,593	25,259	27,024	26,796	28,080
Consolidated Balance Sheet Data:
	March 31,		December 31,

	2007	2006	2006	2005	2004	2003	2002

Cash, cash equivalents and marketable securities	$ 2,770	$ 9,005	$ 2,938	$ 9,125	$ 8,989	$10,697	$54,734
Working capital	6,962	9,250	6,875	9,260	9,124	5,547	39,572
Total assets	14,745	10,297	14,535	10,462	12,648	16,630	59,267
Long-term liabilities, less current portion	2,225	–	2,225	–	–	2,000	1,209
Total stockholders’ equity	9,929	10,163	9,960	10,256	10,452	12,314	52,909

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  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF L Q CORPORATION

        The following selected financial data should be read in conjunction with L Q Corporation’s consolidated financial statements and related notes, and management’s discussion and analysis of financial condition and results of operations and other financial information in L Q Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as filed with the SEC on April 2, 2007.

        The following financial data set forth the selected historical consolidated financial and operating data for L Q Corporation. The selected consolidated financial and operating data as of and for the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002 have been derived from L Q Corporation’s consolidated financial statements. You should not take historical results as necessarily indicative of the results that may be expected for any future period. The selected consolidated financial and operating data as of and for the three months ended March 31, 2007 and 2006 have been derived from L Q Corporation’s unaudited condensed consolidated financial statements. The results for the three months ended March 31, 2007 are not necessarily indicative of results that may be expected for the entire fiscal year.

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L Q CORPORATION, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
($ in thousands, except per share amounts)

	For the Three Month Period Ended March 31,		For the Years Ended December 31,

	2007	2006	2006	2005	2004	2003	2002

Consolidated Statement of Operations Data:

Net revenues	$ 1,574	$ 1,533	$ 6,399	$ –	$ –	$ 43	$ 482
Total operating expense	998	1,220	4,912	993	968	11,511	25,419
Loss from operations	(241)	(543)	(2,023)	(993)	(968)	(11,475)	(26,061)
Net income (loss)	(229)	(516)	(1,914)	(757)	(847)	(8,294)	(19,275)
Basic and diluted net income (loss) per share	$(0.07)	$(0.16)	$(0.60)	$(0.24)	$(0.26)	$ (2.56)	$ (6.04)
Shares used to compute basic net income (loss) per
share	3,214	3,214	3,214	3,214	3,232	3,243	3,189
Shares used to compute diluted net income (loss)
per share	3,214	3,214	3,214	3,214	3,232	3,243	3,189
Cash distribution declared per common share	$ –	$ –	$ –	$ –	$ –	$ –	$ 2.50

	March 31,		December 31,

	2007	2006	2006	2005	2004	2003	2002

Consolidated Balance Sheet Data:

Cash, cash equivalents and marketable securities	$ 1,671	$ 2,730	$ 1,950	$ 5,746	$ 6,432	$ 9,077	$73,985
Working capital	2,397	3,971	2,595	4,638	6,421	7,334	14,227
Total assets	4,815	5,964	5,296	8,807	6,535	9,269	76,797
Long-term liabilities, less current potion	37	–	41	–	–	–	–
Total stockholders’ equity	3,508	5,135	3,737	5,651	6,421	7,334	15,618

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SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED FINANCIAL DATA

        The following table presents summary unaudited pro forma combined financial data which reflects the proposed merger. The summary unaudited pro forma combined financial data are derived from and should be read in conjunction with the unaudited pro forma combined financial statements and related notes thereto included in this joint proxy statement/prospectus. See “Pro Forma Financial Statements” on page [__] and “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” on page [__].

PRO FORMA INFORMATION
SELECTED FINANCIAL DATA
($ in thousands, except per share amounts)

	Three Months Ended March 31, 2007	December 31, 2006
Consolidated Statement of Operations Data:

Net revenues	$ 5,782	$ 14,012
Total operating expense	1,762	6,531
Loss from operations	(125)	(2,007)
Extraordinary gain upon merger	–	407
Net income (loss)	(90)	(1,151)
Basic and diluted net income (loss) per share	$ (0.00)	$ (0.03)
Shares used to compute basic net income (loss) per share	35,520	35,421
Shares used to compute diluted net income (loss) per share	35,520	35,421

	March 31, 2007	2006
Consolidated Balance Sheet Data:

Cash, cash equivalents and marketable securities	$ 4,441	$ 4,888
Working capital	9,359	9,470
Total assets	19,372	18,846
Long-term liabilities, less current potion	2,262	2,266
Total stockholders’ equity	13,249	12,712

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COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table reflects (i) the historical income (loss) from continuing operations and book value per share of Dynabazaar common stock in comparison to the proposed merger with L Q Corporation, and (ii) the historical loss from continuing operations and book value per share of L Q Corporation’s common stock in comparison with the equivalent pro forma loss from continuing operations and book value per share. The equivalent pro forma loss from continuing operations and book value per share are equal to the pro forma loss from continuing operations and book value per share of Dynabazaar, after giving effect to the proposed merger with L Q Corporation, multiplied by 3.68, the number of shares of Dynabazaar common stock to be issued in exchange for each share of L Q Corporation common stock. The comparative historical and pro forma per share data should be read in conjunction with the unaudited pro forma combined financial statements and related notes thereto and the historical consolidated financial statements of Dynabazaar and notes thereto, included in this joint proxy statement/prospectus, and the historical consolidated financial statements of L Q Corporation, which information is incorporated by reference in this joint proxy statement/prospectus.

        The pro forma combined financial data are not necessarily indicative of the operating results of future operations or the actual results that would have occurred had the merger been completed at the beginning of the period presented. Pro forma combined book value per share was computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock which would have been outstanding had the merger been completed as of the balance sheet date.

        Neither Dynabazaar nor L Q Corporation declared or paid any cash dividends on their common stock during the year ended December 31, 2006. They do not intend to pay dividends on their common stock in the foreseeable future.

COMPARATIVE HISTORICAL AND PROFORMA PER SHARE DATA

($ in thousands, except per share amounts)

	For the year ended December 31, 2006
	Dynabazaar, Inc. and Subsidiaries	L Q Corporation, Inc. and Subsidiaries	Pro Forma
Income (loss) per common share:
Basic and diluted net income (loss) per share	$ (0.02)	$(0.60)	$(0.03)

	For the three month period ended March 31, 2007
	Dynabazaar, Inc. and Subsidiaries	L Q Corporation, Inc. and Subsidiaries	Pro Forma
Income (loss) per common share:
Basic and diluted net income (loss) per share	$ (0.00)	$(0.07)	$(0.00)
Book value per common share at period end	$ 0.42	$ 1.09	$ 0.37
Shares used to compute book value per share	23,692	3,214	35,520

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COMPARATIVE AND HISTORICAL PER SHARE MARKET PRICE DATA

        Dynabazaar common stock currently trades on the Over-The-Counter Bulletin Board under the symbol “FAIM.OB”. L Q Corporation’s common stock trades on the Over-The-Counter Bulletin Board under the symbol “LQCI.OB”.

        The following table shows the high and low sales prices per share of Dynabazaar common stock and L Q Corporation common stock each as reported on the Over-The-Counter Bulletin Board on (1) January 4, 2007, the last full trading day preceding public announcement that Dynabazaar and L Q Corporation had entered into the original merger agreement, and (2) [_______ __, 2007].

        The table also includes the equivalent high and low price per share of L Q Corporation common stock on those dates. This equivalent high and low price per share reflects the fluctuating value of the Dynabazaar common stock that L Q Corporation stockholders would receive in exchange for each share of L Q Corporation common stock if the merger was completed on either of these dates applying the exchange ratio of 3.68 shares of Dynabazaar common stock for each share of L Q Corporation common stock exchanged in the merger.

        As of [_______ __, 2007], there were approximately [___] holders of record of Dynabazaar common stock and [___________] shares of Dynabazaar common stock outstanding. As of [_______ __, 2007], there were approximately [___________] holders of record of L Q Corporation common stock outstanding.

	L Q Corporation Common Stock		Dynabazaar Common Stock		Equivalent Price Per Share
	High	Low	High	Low	High	Low
January 4, 2007	$1.12	$1.12	$0.30	$0.30	[___]	[___]
[_______ __, 2007]

        The following table sets forth the high and low sales prices of Dynabazaar common stock for the periods indicated.

	Dynabazaar Common Stock
	High ($)	Low ($)
Year Ending December 31, 2007
Second Fiscal Quarter through [__________], 2007
First Fiscal Quarter	$0.34	$0.31
Year Ending December 31, 2006
Fourth Fiscal Quarter	$0.34	$0.29
Third Fiscal Quarter	$0.37	$0.30
Second Fiscal Quarter	$0.40	$0.35
First Fiscal Quarter	$0.40	$0.35
Year Ending December 31, 2005
Fourth Fiscal Quarter	$0.41	$0.36
Third Fiscal Quarter	$0.41	$0.31
Second Fiscal Quarter	$0.34	$0.30
First Fiscal Quarter	$0.35	$0.30

        The foregoing tables show only historical information. These tables may not provide meaningful information to you in determining whether to adopt the amended and restated merger agreement. Because the number of shares of Dynabazaar common stock to be issued for each share of L Q Corporation common stock is fixed, changes in the market price of Dynabazaar common stock will affect the dollar value of Dynabazaar common

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stock to be received by L Q Corporation stockholders pursuant to the merger. L Q Corporation stockholders should obtain current market quotations for Dynabazaar common stock and review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to adopt the amended and restated merger agreement. See the section entitled “Where You Can Find More Information” on page [__].

        Dynabazaar has not paid or declared any cash dividends on shares of its common stock other than a $1.30 per share cash distribution that was declared in October 2003 and paid in November 2003 to stockholders of record on October 20, 2003. The total amount of the distribution was approximately $35 million. Any future determinations as to the payment of dividends on Dynabazaar’s common stock will depend upon its capital requirements, earnings, liquidity and such other factors as Dynabazaar’s Board of Directors may consider.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Dynabazaar, L Q Corporation or the combined company to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,”“would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and the closing related to the merger; any statements concerning proposed new products, services, developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the risk that the transaction does not close, including the risk that required stockholder approvals for the merger may not be obtained; the possibility that expected synergies and cost savings will not be obtained; the difficulty of integrating the business, operations and employees of the two companies; as well as developments in the market and related products and services; and other risks and uncertainties described in the section entitled “Risk Factors”. You should note that discussion of Dynabazaar’s and L Q Corporation’s respective board of directors’ reasons for the merger and the descriptions of their respective financial advisors’ opinions contain forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this joint proxy statement/prospectus.

        If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of Dynabazaar and L Q Corporation could differ materially from the expectations in these statements. The forward-looking statements included in this joint proxy statement/prospectus are made only as of the date of this joint proxy statement/prospectus, and neither Dynabazaar nor L Q Corporation is under any obligation to update their respective forward-looking statements and neither party intends to do so.

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THE SPECIAL MEETING OF DYNABAZAAR STOCKHOLDERS

General

        Dynabazaar is furnishing this joint proxy statement/prospectus to Dynabazaar stockholders in connection with the solicitation of proxies by the Dynabazaar board of directors for use at the special meeting of Dynabazaar stockholders, including any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

        The special meeting of Dynabazaar stockholders will be held at the offices of Kramer Levin Naftalis &Frankel LLP located at 1177 Avenue of the Americas, New York, NY 10026 on [_______ __, 2007] at [_:_0 _.m.] Eastern time.

Purpose of the Dynabazaar Special Meeting

        At the Dynabazaar special meeting, including any adjournment or postponement thereof, Dynabazaar stockholders will be asked to consider and vote upon a proposal to adopt the amended and restated merger agreement, to consider and vote upon a proposal to amend Dynabazaar’s certificate of incorporation to change the name of the corporation to “Sielox, Inc.” and to consider and vote upon a proposal to amend Dynabazaar’s certificate of incorporation to remove the classification of the board of directors.

        A copy of the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, Inc., LQ Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Dynabazaar, and L Q Corporation, Inc. is attached to this joint proxy statement/prospectus as Annex A. Dynabazaar stockholders are encouraged to read the amended and restated merger agreement in its entirety.

        THE MATTERS TO BE CONSIDERED AT THE DYNABAZAAR SPECIAL MEETING ARE OF GREAT IMPORTANCE TO DYNABAZAAR STOCKHOLDERS. ACCORDINGLY, DYNABAZAAR STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

Recommendation of the Dynabazaar Board of Directors

        After careful consideration, the Dynabazaar board of directors has unanimously determined that the merger and the adoption of the amended and restated merger agreement are advisable to, and in the best interests of, Dynabazaar and its stockholders. Additionally, the Dynabazaar board of directors has unanimously determined that the amendments to the Dynabazaar certificate of incorporation to change the corporate name and declassify the board of directors are advisable to, and in the best interests of, Dynabazaar and its stockholders. The Dynabazaar board of directors unanimously recommends that Dynabazaar stockholders vote “FOR” the adoption of the amended and restated merger agreement, “FOR” the amendment to Dynabazaar’s certificate of incorporation to change the corporate name and “FOR” the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors.

        If your submitted proxy card does not specify how you want to vote your shares, your shares will be voted “FOR” the adoption of the amended and restated merger agreement, “FOR” the amendment to Dynabazaar’s certificate of incorporation to change the corporate name and “FOR” the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors.

Admission to the Special Meeting

        Only Dynabazaar stockholders as of the close of business [_______ __, 2007], and other persons holding valid proxies for the special meeting are entitled to attend the Dynabazaar special meeting. Dynabazaar stockholders

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and their proxies must present valid government-issued photo identification to attend the special meeting. Dynabazaar stockholders who are not record holders but hold shares through a broker, bank or other nominee (i.e., in street name) should provide proof of beneficial ownership on the Dynabazaar record date, such as their most recent account statement prior to [_______ __, 2007], or other similar evidence of ownership. Anyone who does not provide valid government-issued photo identification or comply with the other procedures outlined above upon request may not be admitted to the special meeting.

Record Date and Stockholders Entitled to Vote

        Stockholders Entitled to Vote. Only holders of Dynabazaar common stock at the close of business on [_______ __, 2007], the Dynabazaar record date, are entitled to notice of and to vote at the Dynabazaar special meeting. On the Dynabazaar record date, approximately [___________] shares of Dynabazaar common stock were issued and outstanding and there were approximately [_____] holders of record. Dynabazaar stockholders on the Dynabazaar record date are each entitled to one vote per share of Dynabazaar common stock on each proposal.

        Registered Stockholders. If your shares are registered directly in your name with Dynabazaar’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by Dynabazaar. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the special meeting.

        Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and you are also invited to attend the special meeting. However, since you are not the record holder, you may not vote these shares in person at the special meeting unless you follow your broker’s procedures for obtaining a legal proxy. Your broker or nominee has enclosed a voting instruction card for you to use.

        A complete list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting, during ordinary business hours for a period of at least 10 days prior to the special meeting, at the offices of Dynabazaar, Inc., 888 Seventh Avenue, 17th Floor, New York, New York 10019. Such list will also be available for examination at the special meeting.

How You Can Vote

       Registered Stockholders

        Registered stockholders may vote in person at the special meeting or by completing, signing and dating the enclosed proxy card and returning it in the prepaid envelope provided.

       Street Name Stockholders

        If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

        Based on the instructions provided by the broker, bank or other holder of record of their shares, street name stockholders may generally vote by one of the following methods:

By Mail. You may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope; or

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In Person With a Proxy from the Record Holder. A street name stockholder who wishes to vote at the meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting instruction card sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting.

        Stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card. In addition, L Q Corporation is also soliciting votes for its special meeting in order to obtain L Q Corporation stockholder approval of the adoption of the amended and restated merger agreement and stockholders who own shares of both L Q Corporation and Dynabazaar will also receive a proxy or voting instruction card from L Q Corporation. Please note that a vote in connection with the merger for the Dynabazaar special meeting will not constitute a vote in connection with the L Q Corporation special meeting, and vice versa. Therefore, the Dynabazaar board of directors urges Dynabazaar stockholders to complete, sign, date and return each proxy card and voting instruction card they receive for the Dynabazaar special meeting.

Adjournment and Postponement

        Dynabazaar’s bylaws provide that a special meeting of stockholders may be adjourned by the presiding officer if a quorum is not present or represented at any meeting of Dynabazaar’s stockholders, if the board determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the board determines has not been made sufficiently or timely available to stockholders, or the board determines that adjournment is otherwise in the best interests of the Corporation. When a special meeting is adjourned to another time, date or place, notice need not be given of the adjourned meeting if the time, date and place thereof are announced at the special meeting at which the adjournment is taken. At the adjourned special meeting, Dynabazaar may transact any business which might have been transacted at the original special meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned special meeting, a notice of the adjourned special meeting shall be given to each stockholder of record entitled to vote at the special meeting.

Required Vote, Quorum, Abstentions and Broker Non-Votes

        A quorum of Dynabazaar stockholders is required to transact business at the special meeting of Dynabazaar stockholders. A majority of the shares of Dynabazaar common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Dynabazaar special meeting in order for a quorum to be established. Dynabazaar’s transfer agent, Computershare Trust Company, will act as inspector of elections at the special meeting and will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to the Dynabazaar stockholders at the special meeting. If a quorum is not present, Dynabazaar expects that the Dynabazaar special meeting will be adjourned to allow additional time to obtain additional proxies or votes, and at any subsequent reconvening of the Dynabazaar special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the Dynabazaar special meeting.

        If you hold shares of Dynabazaar common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.”All shares of Dynabazaar common stock represented at the Dynabazaar special meeting, including broker non-votes and abstentions, will be counted for purposes of determining the presence of a quorum.

        The affirmative vote of a majority of the outstanding shares of Dynabazaar common stock entitled to vote at the special meeting must vote “FOR” the adoption of the amended and restated merger agreement and “FOR” the amendment to Dynabazaar’s certificate of incorporation to change the corporation’s name. The affirmative vote of not less than 75% of the outstanding shares of Dynabazaar common stock entitled to vote at the special meeting

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must vote “FOR” the amendment to Dynabazaar’s certificate of incorporation to declassify the board. Abstentions will have the same effect as a vote against the proposals. Failure to vote and broker non-votes will have no effect on the proposals, other than making it more difficult for Dynabazaar to achieve a quorum at the special meeting.

Voting by Dynabazaar Directors and Executive Officers

        As of the record date, Dynabazaar’s directors, executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately [________] shares of Dynabazaar common stock, or [__]% of the outstanding shares of Dynabazaar common stock.

        Certain of Dynabazaar’s directors and executive officers are employed by, or otherwise affiliated with, Barington. Furthermore, Barington and certain of its affiliates collectively owned approximately [__]% of the outstanding common stock of Dynabazaar as of [_______], 2007. Pursuant to a letter agreement dated February 26, 2007, Barington has agreed to vote, and to cause its affiliates to vote, all of the shares of Dynabazaar common stock now owned or hereafter acquired by Barington and its affiliates in favor of the transaction, in proportion to the votes of the other stockholders of Dynabazaar. For additional information on Dynabazaar’s relationship with Barington, see the section entitled “Information About Dynabazaar, Inc. – Certain Relationships and Related Transactions, and Director Independence” beginning on page [__] of this joint proxy statement/prospectus.

Revoking Your Proxy

        You may change your vote or revoke your proxy at any time before the proxy is voted at the Dynabazaar special meeting by:

•	delivering a signed, written and dated notice to the Secretary of Dynabazaar at Dynabazaar’s principal executive offices before the special meeting stating that you would like to revoke your proxy;
•	delivering to the Secretary of Dynabazaar a valid, duly executed proxy relating to the same shares and bearing a later date (which automatically revokes any earlier proxy); or
•	voting in person at the Dynabazaar special meeting. Your attendance alone will not revoke your proxy.

        If you hold shares through a bank, broker or other nominee, you must contact your financial institution, broker or nominee for information on how to revoke your proxy or change your vote. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

        Written notices of revocation to the Secretary of Dynabazaar should be addressed to Secretary, Dynabazaar, Inc., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

        If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed “legal proxy” from the broker to revoke your prior instructions and vote in person at the meeting.

        Any Dynabazaar stockholder who has a question about the merger or the adoption of the amended and restated merger agreement, or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact Dynabazaar’s proxy solicitor, D.F. King, Inc. & Co., at 1-800-676-7437 or email them at webmaster@dfking.com.

Other Matters

        Other than the proposals described in this joint proxy statement/prospectus, the Dynabazaar board of directors is not aware of any other business to be brought before the Dynabazaar special meeting or any adjournment or postponement of the special meeting. If, however, other matters are properly brought before the Dynabazaar special meeting (including any proposal to adjourn the special meeting) or an adjournment or postponement thereof,

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the persons appointed as proxies will have discretionary authority to vote the shares of Dynabazaar common stock represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of Proxies and Expenses

        Dynabazaar and L Q Corporation will each pay the expenses it incurs in connection with the filing, printing and mailing of this joint proxy statement/prospectus, unless the merger is not consummated, in which case such expenses will be shared equally. Dynabazaar will be responsible for any fees incurred in connection with the solicitation of proxies for the Dynabazaar special meeting. In addition to solicitation by mail, the directors, officers, employees and agents of Dynabazaar may solicit proxies from Dynabazaar stockholders by telephone or other electronic means or in person. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of shares held of record by these persons, and Dynabazaar will reimburse them for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners. Dynabazaar plans to retain D.F. King & Co. to assist it in soliciting proxies, and has agreed to pay a fee of approximately $5,000 for these services, plus out-of-pocket expenses. Dynabazaar also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Dynabazaar stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

        Stockholders Sharing an Address

        Dynabazaar has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, a householding notice will be sent to Dynabazaar stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of this joint proxy statement/prospectus unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Each Dynabazaar stockholder who participates in householding will continue to receive a separate proxy card. If any stockholders in your household wish to receive a separate joint proxy statement/prospectus, they may call Dynabazaar’s Investor Relations group at (212) 974-5730 or write to Investor Relations, Dynabazaar, Inc., 888 Seventh Avenue, 17th Floor, New York, New York 10019. Other Dynabazaar stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize Dynabazaar to discontinue mailings of multiple copies of the joint proxy statement/prospectus by calling or writing to Dynabazaar’s Investor Relations group.

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THE SPECIAL MEETING OF L Q CORPORATION STOCKHOLDERS

General

        L Q Corporation is furnishing this joint proxy statement/prospectus to L Q Corporation stockholders in connection with the solicitation of proxies by the L Q Corporation board of directors for use at the special meeting of L Q Corporation stockholders, including any adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

        L Q Corporation will hold a special meeting of its stockholders at the offices of Kramer Levin Naftalis & Frankel LLP located at 1177 Avenue of the Americas, New York, NY 10026 on [_______ __, 2007] at [_:_0 _.m.] Eastern time.

Purpose of the L Q Corporation Special Meeting

        At the L Q Corporation special meeting, including any adjournment or postponement thereof, L Q Corporation stockholders will be asked to consider and vote upon and approve the adoption of the amended and restated merger agreement.

        A copy of the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, Inc., LQ Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Dynabazaar, and L Q Corporation, Inc. is attached to this joint proxy statement/prospectus as Annex A. L Q Corporation stockholders are encouraged to read the amended and restated merger agreement in its entirety.

        THE MATTERS TO BE CONSIDERED AT THE L Q CORPORATION SPECIAL MEETING ARE OF GREAT IMPORTANCE TO L Q CORPORATION STOCKHOLDERS. ACCORDINGLY, L Q CORPORATION STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER INFORMATION INCORPORATED BY REFERENCE HEREIN, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

Recommendation of the L Q Corporation Board of Directors

        After careful consideration, the L Q Corporation board of directors has unanimously determined that the merger and the adoption of the amended and restated merger agreement are advisable and fair to, and in the best interests of, L Q Corporation and its stockholders. The L Q Corporation board of directors unanimously recommends that the L Q Corporation stockholders vote “FOR” the proposal to adopt the amended and restated merger agreement.

        In considering such recommendation, L Q Corporation stockholders should be aware that some L Q Corporation directors and officers have interests in the merger that are different from, or in addition to, those of L Q Corporation stockholders generally. See the section entitled “The Merger — Interests of L Q Corporation Directors and Officers in the Merger” beginning on page [__].

        If your submitted proxy card does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to adopt the amended and restated merger agreement.

Admission to the Special Meeting

        Only L Q Corporation stockholders as of the close of business on [_______ __, 2007], and other persons holding valid proxies for the special meeting are entitled to attend the L Q Corporation special meeting. L Q Corporation stockholders and their proxies should be prepared to present valid government-issued photo identification. L Q Corporation stockholders who are not record holders but hold shares through a broker or nominee

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(i.e., in street name) should provide proof of beneficial ownership on the record date for the L Q Corporation special meeting, such as their most recent account statement prior to [_______ __, 2007], or other similar evidence of ownership. Anyone who does not provide valid government-issued photo identification or comply with the other procedures outlined above upon request may not be admitted to the special meeting.

Record Date and Stockholders Entitled to Vote

        Record Holders. Record holders of L Q Corporation common stock at the close of business on [_______ __, 2007] may vote at the special meeting. On [_______ __, 2007], L Q Corporation had [___________] outstanding shares of common stock, which were held by approximately [______] record holders.

        Registered Stockholders. If your shares are registered directly in your name with L Q Corporation’s transfer agent, Computershare Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by L Q Corporation. As the stockholder of record, you have the right to grant your voting proxy directly to L Q Corporation or to vote in person at the special meeting.

        Street Name Stockholder. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and you are also invited to attend the special meeting. However, since you are not the record holder, you may not vote these shares in person at the special meeting unless you follow your broker’s procedures for obtaining a legal proxy. Your broker or nominee has enclosed a voting instruction card for you to use.

        A complete list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting, during ordinary business hours for a period of at least 10 days prior to the special meeting, at the offices of L Q Corporation, Inc., 888 Seventh Avenue, 17th Floor, New York, New York 10019. Such list will also be available for examination at the special meeting.

How You Can Vote

        You can only vote your shares if you are either represented by proxy or eligible to vote your shares in person at the special meeting. You can submit your proxy by mail, by completing, signing and dating the enclosed proxy card and returning it in the prepaid envelope provided.

        If you hold shares through a bank, broker or other nominee, please provide your voting instructions by mail in accordance with the instructions contained on your voting instruction card. If you return a properly signed proxy card, the persons appointed as proxies will vote your shares as you direct.

        Stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one proxy card. In addition, Dynabazaar is also soliciting votes for its special meeting in order to obtain Dynabazaar stockholder approval of, among other things, the adoption of the amended and restated merger agreement, and stockholders who own shares of both L Q Corporation and Dynabazaar will also receive a proxy or voting instruction card from Dynabazaar. Please note that a vote for the proposal to adopt the amended and restated merger agreement for the Dynabazaar special meeting will not constitute a vote for the proposal to adopt the amended and restated merger agreement for the L Q Corporation special meeting, and vice versa. Therefore, the L Q Corporation board of directors urges L Q Corporation stockholders to complete, sign, date and return each proxy card and voting instruction card they receive for the L Q Corporation special meeting.

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Adjournment and Postponement

        L Q Corporation’s bylaws provide that a special meeting of the stockholders may be adjourned from time to time by either the chairman of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, L Q Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned special meeting, a notice of the adjourned special meeting shall be given to each stockholder of record entitled to vote at the special meeting.

Required Vote, Quorum, Abstentions and Broker Non-Votes

        A quorum of L Q Corporation stockholders is required to transact business at the special meeting of L Q Corporation stockholders. A majority of the shares of L Q Corporation common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the L Q Corporation special meeting in order for a quorum to be established. L Q Corporation’s transfer agent, Computershare Trust Company, will act as inspector of elections at the special meeting and will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to the L Q Corporation stockholders at the special meeting. If a quorum is not present, L Q Corporation expects that the L Q Corporation special meeting will be adjourned to allow additional time to obtain additional proxies or votes, and at any subsequent reconvening of the L Q Corporation special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the L Q Corporation special meeting.

        If you hold shares of L Q Corporation common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” All shares of L Q Corporation common stock represented at the L Q Corporation special meeting, including broker non-votes and abstentions, will be counted for purposes of determining the presence of a quorum.

        The affirmative vote of a majority of the outstanding shares of L Q Corporation common stock entitled to vote at the special meeting must vote “FOR” the adoption of the amended and restated merger agreement. Abstentions will have the same effect as a vote against the proposal. Failure to vote and broker non-votes will have no effect on the proposal, other than making it more difficult for L Q Corporation to achieve a quorum at the special meeting.

Voting by L Q Corporation Directors and Executive Officers

        As of the record date, L Q Corporation’s directors, executive officers and their affiliates, as a group, beneficially owned and were entitled to vote [______] shares of L Q Corporation common stock, or [__]% of the total outstanding shares of L Q Corporation common stock.

        Certain of L Q Corporation’s directors and executive officers are employed by, or otherwise affiliated with, Barington. Furthermore, Barington and certain of its affiliates collectively owned approximately [__]% of the outstanding common stock of L Q Corporation as of [_______], 2007. Pursuant to a letter agreement dated February 26, 2007, Barington has agreed to vote, and to cause its affiliates to vote, all of the shares of L Q Corporation common stock now owned or hereafter acquired by Barington and its affiliates in favor of the transaction, in proportion to the votes of the other stockholders of L Q Corporation. For additional information on L Q Corporation’s relationship with Barington, see the section entitled “Information About L Q Corporation, Inc. – Certain Relationships and Related Transactions, and Director Independence” beginning on page [__] of this joint proxy statement/prospectus.

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Revoking Your Proxy

        You can change your vote or revoke your proxy at any time before the final vote at the special meeting by:

•	deliver a signed, written and dated notice to the Secretary of L Q Corporation at L Q Corporation’s principal executive offices before the special meeting stating that you would like to revoke your proxy;
•	deliver to the Secretary of L Q Corporation a valid, duly executed proxy relating to the same shares and bearing a later date (which automatically revokes any earlier proxy); or
•	vote in person at the special meeting. Your attendance alone will not revoke your proxy.

        If you hold shares through a bank, broker or other nominee, you must contact your financial institution, broker or nominee for information on how to revoke your proxy or change your vote. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

        Written notices of revocation to the Secretary of L Q Corporation should be addressed to Secretary, L Q Corporation, Inc., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

        If you hold your shares in street name, you must give new instructions to your broker prior to the special meeting or obtain a signed “legal proxy” from the broker to revoke your prior instructions and vote in person at the meeting.

        Any L Q Corporation stockholder who has a question about the merger or the adoption of the amended and restated merger agreement, or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact L Q Corporation’s proxy solicitor, D.F. King, Inc. & Co., at 1-800-676-7437 or email them at webmaster@dfking.com.

Other Matters

        Other than the proposal described in this joint proxy statement/prospectus, the L Q Corporation board of directors knows of no other matters to be acted upon at the special meeting. If any other matter should be duly presented at the special meeting upon which a vote properly may be taken, shares represented by all proxies received by L Q Corporation will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Solicitation of Proxies and Expenses

        Dynabazaar and L Q Corporation will each pay the expenses it incurs in connection with the filing, printing and mailing of this joint proxy statement/prospectus, unless the merger is not consummated, in which case such expenses will be shared equally. L Q Corporation will be responsible for any fees incurred in connection with the solicitation of proxies for the L Q Corporation special meeting. In addition to solicitation by mail, the directors, officers, employees and agents of L Q Corporation may solicit proxies from L Q Corporation stockholders by telephone or other electronic means or in person. Some of these individuals may have interests in the merger that are different from, or in addition to, the interests of L Q Corporation stockholders generally. See the section entitled “The Merger — Interests of L Q Corporation Directors and Officers in the Merger” on page [__]. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of shares held of record by these persons, and L Q Corporation will reimburse them for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners. L Q Corporation has made arrangements with D.F. King & Co. to assist it in soliciting proxies, and has agreed to pay a fee of approximately $5,000 for these services. L Q Corporation also may use several of its regular employees, who will not be specially compensated, to solicit proxies from L Q Corporation stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

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Stockholders Sharing an Address

        L Q Corporation stockholders sharing an address with another stockholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call L Q Corporation to request a separate copy of these materials as follows: Secretary of L Q Corporation, 888 Seventh Avenue, 17th Floor, New York, New York 10019, or Investor Relations at (212) 974-5730.

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THE MERGER

        The following is a description of the material aspects of the proposed merger and related transactions. The following description may not contain all of the information that is important to you. You should read this entire joint proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page [__], and the other documents we refer to carefully for a more complete understanding of the merger and the related transactions.

Background of the Merger

        During 2006, Dynabazaar and L Q Corporation each individually reviewed their respective strategic plans, including, among other things, opportunities for consolidation with complementary businesses. On July 19, 2006, Sebastian E. Cassetta, the Chief Executive Officer of both L Q Corporation and Dynabazaar’s Costar Video Systems, LLC (“Costar”) subsidiary, introduced representatives of Costar to representatives of Sielox, LLC (“Sielox”), a subsidiary of L Q Corporation. While Sielox and Costar do not compete in any material respect, the products of both companies are sold to customers in the same industry. At such meeting, the representatives of the two companies identified a number of mutually beneficial potential business opportunities between the companies.

        Between July 25, 2006 and September 15, 2006, representatives of Sielox and Costar began to discuss various mutually beneficial potential business opportunities between the companies. During this period, Sielox and Costar agreed to share a trade show booth and related expenses at a trade show being held in San Diego, California. In addition, a strategic distribution agreement was entered into between Sielox and Costar dated July 31, 2006 pursuant to which Sielox was appointed as an authorized distributor of certain products of Costar.

        During this period, representatives of Sielox and Costar also began discussing the terms of a possible strategic alliance agreement between the companies. Such discussions took place pursuant to a confidentiality agreement entered into between the parties dated July 31, 2006.

        On September 8, 2006, the Boards of Directors of L Q Corporation and Dynabazaar each approved the execution of a strategic alliance agreement (the “Strategic Alliance Agreement”), authorizing the commencement of non-binding discussions between representatives of Sielox and Costar to explore mutually beneficial opportunities to work together, including, without limitation, through a joint venture, joint sales or joint marketing arrangement, or other business arrangement or strategic alliance. The strategic alliance agreement was entered into between Sielox and Costar on September 15, 2006.

        At the September 8, 2006 Board of Director meetings, in discussion with management and representatives of Barington, the Board of Directors of each company also began to consider the benefits of a strategic merger between L Q Corporation and Dynabazaar, in light of the likely cost savings at the parent level and synergies at the operating company level of the two companies. At such meetings the Board of Directors of each company authorized Barington to prepare and present a report to the respective Boards regarding the potential merger opportunity and to assist each company in considering the contemplated opportunity, including potential synergies and cost savings.

        By memorandum dated September 13, 2006, Barington presented to the Board of Directors of Dynabazaar its report with respect to a possible business combination between Dynabazaar and L Q Corporation. A similar memorandum was presented by Barington to the Board of Directors of L Q Corporation dated September 14, 2006.

        The Board of Directors of Dynabazaar unanimously agreed that it would be desirable and in the best interests of the company and its stockholders to consider such a business combination. However, Dynabazaar’s Board also recognized that Barington might be deemed to have an interest in the contemplated transaction as (a) Barington and a group of certain other investors collectively owned greater than 10% of the outstanding common stock of both L Q Corporation and Dynabazaar, (b) certain executive officers of Barington currently served as directors and/or executive officers of L Q Corporation and Dynabazaar, and (c) Barington was party to separate administrative services agreements with L Q Corporation and Dynabazaar pursuant to which Barington performed certain administrative, accounting and other services on behalf of each company. Therefore, in light of Barington’s interest in the contemplated business combination, Dynabazaar’s Board established, by resolution dated as of

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September 29, 2006, a special committee of independent directors of the Dynabazaar Board (the “Dynabazaar Special Committee”) who are not directly or indirectly affiliated with Barington to review and evaluate the contemplated business combination and to take certain other actions with respect to the contemplated transaction. The Board of Directors of L Q Corporation similarly authorized by unanimous written consent the formation of a special committee of independent directors of the L Q Corporation Board (the “L Q Corporation Special Committee”) who are not directly or indirectly affiliated with Barington to review and consider a strategic transaction with Dynabazaar by resolution dated as of October 2, 2006.

        By resolution dated as of October 4, 2006, the Dynabazaar Special Committee authorized the execution and delivery of a confidentiality agreement with L Q Corporation to permit the sharing of certain confidential information between the companies. Similarly, by resolution dated as of October 4, 2006, the members of the L Q Corporation Special Committee authorized the execution and delivery of a confidentiality agreement with Dynabazaar for the same purpose. On October 5, 2006, Dynabazaar and L Q Corporation entered into a confidentiality agreement to permit the exchange of confidential information between the parties, including financial information and projections.

        By resolution dated as of October 10, 2006 and October 11, 2006, the members of the L Q Corporation Special Committee and Dynabazaar Corporation Special Committee, respectively, authorized and directed Barington to collect and consolidate such information on behalf of each company that it believed relevant for the consideration of the contemplated transaction and to deliver such information to the special committees of each company.

        On October 11, 2006, Barington delivered to the Dynabazaar Special Committee and the L Q Corporation Special Committee a memorandum setting forth certain financial data concerning each company, including historical and projected data of the operating units of each company, combined consolidated projections for Costar and Sielox, and combined consolidated projections for Dynabazaar and L Q Corporation.

        On November 30, 2006, the L Q Corporation Special Committee entered into an engagement agreement with Rodman & Renshaw to engage Rodman & Renshaw to serve as its financial advisor.

        On December 11, 2006, the Dynabazaar Special Committee similarly entered into an engagement agreement with Susquehanna to engage Susquehanna to serve as its financial advisor.

        On December 11, 2006, L Q Corporation Special Committee entered into an engagement agreement with Norris McLaughlin & Marcus, PA, a law firm (“Norris McLaughlin”), to engage Norris McLaughlin to serve as its special legal counsel.

        Similarly, on December 12, 2006, the Dynabazaar Special Committee entered into an engagement agreement with Bryan Cave LLP, a law firm (“Bryan Cave”), to engage Bryan Cave to serve as its special legal counsel.

        On December 15, 2006, the Dynabazaar Special Committee held a meeting, including counsel from Bryan Cave. During such meeting, among other things, the Dynabazaar Special Committee discussed the contemplated transaction, including the background of the business combination, the contemplated transaction structure and the anticipated benefits of the transaction. In addition, the Dynabazaar Special Committee members confirmed the independence of its members as well as the committee’s belief that Susquehanna was qualified and appropriate to serve as its financial advisor. Bryan Cave also reviewed with the Dynabazaar Special Committee the fiduciary duties of the committee’s members.

        Later on December 15, 2006, the Dynabazaar Special Committee held a meeting with representatives of Susquehanna to review Susquehanna’s presentation on the valuation of the contemplated transaction. Susquehanna reviewed the components of its analysis as well as its preliminary conclusions concerning a potential range of exchange ratios for the exchange of common stock of the two companies. The members of the Dynabazaar Special Committee asked a number of questions and requested that Susquehanna continue their financial due diligence. Following extensive discussion, the members of the Dynabazaar Special Committee authorized Susquehanna to begin negotiating on behalf of the Dynabazaar Special Committee an exchange ratio with the financial advisor of L

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Q Corporation. The Dynabazaar Special Committee informed Susquehanna that such negotiated exchange ratio must fall within the range discussed at the meeting and would remain subject to final review and approval by the Dynabazaar Special Committee. A representative of Barington who performs legal services on behalf of Dynabazaar and the Board pursuant to the administrative services agreement then reviewed with the committee a term sheet describing certain proposed terms of the contemplated merger transaction. Following discussion, the Dynabazaar Special Committee unanimously authorized the law firm of Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”), which had acted as corporate counsel to both Dynabazaar and L Q Corporation, to prepare a preliminary draft of a merger agreement in accordance with the terms presented to the Dynabazaar Special Committee for review and consideration by the members of the Dynabazaar Special Committee as a basis for negotiation between the two committees and their respective independent counsel and financial advisors.

        On December 16, 2006, the L Q Corporation Special Committee held a meeting with representatives from Norris McLaughlin to confirm the independence of Rodman & Renshaw and Norris McLaughlin and to discuss the duties and obligations of the committee members. Following this meeting, the L Q Corporation Special Committee met with representatives of Rodman & Renshaw to review Rodman & Renshaw’s presentation on the valuation of the contemplated transaction. Rodman & Renshaw reviewed with the special committee in detail the analysis and valuation methods utilized to calculate the exchange ratio. The members of the committee asked a number of questions and requested certain supplemental information concerning its analysis. A representative from Barington then discussed with the L Q Corporation Special Committee a proposed outline of other material terms of the contemplated merger transaction. Following discussion, the L Q Corporation Special Committee unanimously authorized the law firm of Kramer Levin to prepare a draft merger agreement for the committee’s review in accordance with the terms presented to the committee as a basis for negotiation between the two committees and their respective independent counsel and financial advisors.

        On the morning of December 18, 2006, the L Q Corporation Special Committee held a meeting during which the committee and its counsel reviewed a presentation of Rodman & Renshaw regarding its valuation of the proposed Dynabazaar and L Q Corporation business combination. During the meeting, members of the committee had a number of questions concerning the Rodman & Renshaw presentation. The committee members and representatives of Rodman &Renshaw decided to reconvene later in the day at which point Rodman & Renshaw would present a revised presentation that addressed the concerns of the members of the committee.

        At a reconvened meeting in the afternoon on December 18, 2006, the L Q Corporation Special Committee reviewed the revised presentation of Rodman & Renshaw. Following detailed discussion concerning the presentation, the L Q Corporation Special Committee unanimously authorized Rodman & Renshaw to begin to negotiate a mutually acceptable exchange ratio with the financial advisor to the Dynabazaar Special Committee, subject to certain parameters identified by the L Q Corporation Special Committee.

        On December 21, 2006, the Dynabazaar Special Committee met with Bryan Cave to discuss certain aspects of the special committee process, as well as certain issues on the merger agreement. Following this discussion, representatives of Susquehanna joined the meeting and gave a presentation to the Dynabazaar Special Committee and its counsel with respect to the proposed business combination with L Q Corporation. During the meeting, the representatives of Susquehanna reviewed, among other things, a draft fairness opinion from Susquehanna. The representatives of Susquehanna indicated that they believed that the proposed exchange ratio reflected in the documents was fair from a financial point of view to Dynabazaar and its stockholders. The representatives of Susquehanna described the financial analyses performed by the firm to reach that conclusion.

        The Dynabazaar Special Committee next reviewed with representatives of Kramer Levin a draft merger agreement and a summary thereof prepared by Kramer Levin on behalf of both companies. The Dynabazaar Special Committee and Bryan Cave then requested that specific changes to the merger agreement be reflected in a revised version of the merger agreement which would be submitted to L Q Corporation for its approval.

        During the meeting, Bryan Cave asked Barington to confirm that they would be willing to enter into a voting agreement pursuant to which Barington would agree to vote its shares in Dynabazaar, as well as its shares in L Q Corporation, in direct proportion to the vote of other unaffiliated shareholders, thereby assuring that Barington was not in a position to unduly influence the outcome of the merger vote. Barington confirmed that it intended to

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enter into such a voting agreement, and representatives of Kramer Levin were requested to prepare a preliminary draft of such agreement for review by Bryan Cave in the near future.

        The members of the Dynabazaar Special Committee asked questions concerning the impact of the merger on the outstanding options held by members of Dynabazaar’s management and the Board of Directors. They also asked Susquehanna to review information regarding outstanding options for both constituent corporations and advise the Dynabazaar Special Committee whether such options should or should not impact the proposed merger exchange ratio.

        Following further extensive discussion, the Dynabazaar Special Committee unanimously resolved to recommend the proposed merger with L Q Corporation to Dynabazaar’s full Board of Directors, subject to the discussed non-material modifications to the merger agreement being reviewed and approved by the Chairman of the Special Committee.

        The Board of Directors of Dynabazaar met following the meeting of the Dynabazaar Special Committee on December 21, 2006. At the meeting, the Board received a detailed summary of the contemplated transaction being presented to the Board, including but not limited to the structure of the proposed transaction, along with a report from the Dynabazaar Special Committee. At the meeting, Susquehanna also made a presentation to the Board, during which they reviewed with the Board their written presentation which included a description of the financial analysis conducted by Susquehanna. Susquehanna also reviewed with the Board a draft of Susquehanna’s fairness opinion, in which Susquehanna opined as to the fairness of the proposed exchange ratio to Dynabazaar and its stockholders. Finally, representatives of Susquehanna answered various questions of the Board concerning Susquehanna’s analysis and its fairness opinion. Among other things, the request by the Dynabazaar Special Committee to see the impact of outstanding stock options on the analysis of Susquehanna was discussed, which the Board agreed should be considered.

        A representative of Kramer Levin next reviewed in detail the terms of the proposed merger agreement and an executive summary of certain terms thereof with the Board. The Board also reviewed a summary of steps for preparation and filing of a joint proxy statement/prospectus in order to obtain stockholder approval if the contemplated transaction is approved by the Board. The Board also reviewed a proposed press release for the contemplated transaction and discussed the mechanism for announcing the proposed transaction if approved by the Board. The Board also considered other issues to be voted upon at a special meeting of stockholders. In addition, the Board reviewed and approved the engagement of Barington by the Dynabazaar Special Committee to provide assistance to Dynabazaar in connection with the proposed transaction, and authorized the execution of an engagement agreement that had been previously distributed to the Board. Finally, the Board indicated its willingness to continue to consider and pursue the contemplated transaction, subject to the satisfactory resolution of the outstanding issues identified by the Dynabazaar Special Committee, and authorized the Chairman of the Board and the Dynabazaar Special Committee to oversee the resolution of such issues.

        On December 21, 2006, the L Q Corporation Special Committee held a meeting during which the committee and Norris McLaughlin received a presentation from representatives of its financial advisors, Rodman & Renshaw, as to its conclusions with respect to the proposed business combination. During the meeting, the representatives of Rodman & Renshaw reviewed with the members of the committee a revised presentation as to the valuation of Dynabazaar and L Q Corporation and Rodman & Renshaw’s recommendation as to the exchange ratio that should be utilized in connection with the contemplated merger. Following discussion, the members of the committee agreed with Rodman & Renshaw’s recommended exchange ratio and agreed to recommend the same to the full Board of Directors of L Q Corporation.

        The L Q Corporation Special Committee next reviewed with representatives of Kramer Levin the draft of the proposed merger agreement and an executive summary of certain terms of the agreement. Members of the committee and Norris McLaughlin considered and discussed in detail a number of issues pertaining to the merger agreement and recommended certain specific changes be made to the draft merger agreement to be reflected in a revised version of the merger agreement which would be submitted to Dynabazaar for its approval.

        During the meeting, Norris McLaughlin asked Barington to confirm that they would be willing to enter into a voting agreement pursuant to which Barington would agree to vote its L Q Corporation shares, as well as its shares

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Dynabazaar, in direct proportion to the vote of other unaffiliated shareholders, thereby assuring that Barington was not in a position to unduly influence the outcome of the merger vote. Barington confirmed that it intended to enter into such agreement, and the members of the L Q Corporation Special Committee requested that this fact be memorialized in the merger agreement.

        Following further discussion, the L Q Corporation Special Committee unanimously resolved to recommend to the full Board of Directors of L Q Corporation the execution of the proposed merger agreement with Dynabazaar in the form presented at the meeting along with the changes discussed, subject to a final review of the agreement by the Chairman of the Special Committee.

        Following the meeting of the L Q Corporation Special Committee, the full Board of Directors of L Q Corporation also met on December 21, 2006. At the meeting, a detailed summary of the contemplated transaction was given to the Board. A representative of Rodman & Renshaw then made a presentation to the Board during which he reviewed with the Board the presentation materials of Rodman & Renshaw, which included a summary of the financial analysis conducted by Rodman & Renshaw, the recommended weight to be given to the relative components of its analysis and the proposed exchange ratio. The representative also reviewed with the Board a draft fairness opinion of Rodman & Renshaw in which Rodman & Renshaw was prepared to opine as to the fairness of the contemplated transaction to L Q Corporation’s stockholders at the contemplated exchange ratio, as well as answered the director’s questions.

        A representative from Norris McLaughlin next reviewed the terms of the proposed merger agreement and summary thereof with the Board. He also outlined certain recommended revisions to the merger agreement and described to the Board the rights of the parties and the Board between signing and closing, each party’s termination rights and the contemplated break-up fee arrangement. He also informed the Board that Barington had agreed to put in writing its commitment to vote its shares in connection with the merger in proportion to the votes cast by the other stockholders of both Dynabazaar and L Q Corporation.

        In addition, legal counsel of Barington answered certain questions of the Board, including with respect to the breakup fee arrangement contemplated by the merger agreement, and informed the Board of the recommendation of management to change the name of the combined company to reflect the fact that the business will be focused on the security industry. The Board also reviewed a summary of steps for preparation and filing of a joint proxy statement/prospectus and the presentation of the proposed transaction to the stockholders of L Q Corporation for approval if the contemplated transaction is approved by the Board. The Board also reviewed a proposed press release for the contemplated transaction and discussed the contemplated mechanism and SEC filings to publicly announce the proposed transaction if approved by the Board.

        The Board reviewed the terms of the proposed engagement of Barington by the L Q Corporation Special Committee, including, without limitation, the compensation arrangement pertaining thereto.

        Norris McLaughlin then provided the Board with a summary of the Special Committee’s consideration of the transaction and informed the Board that the L Q Corporation Special Committee had approved the exchange ratio and recommends that the Board approve the merger agreement and the transactions contemplated was also informed that the L Q Corporation Special Committee had reviewed and approved the execution and delivery of the Barington engagement agreement by the Chairman of the committee.

        Following discussion, the Board reviewed and approved the engagement of Barington by the L Q Corporation Special Committee to provide assistance to L Q Corporation in connection with the proposed transaction, and authorized the execution of an engagement agreement that had been previously distributed to the Board. Additionally, the Board authorized and approved the merger agreement as previously provided to the Board and the transactions contemplated thereby, and authorized the Chairman of the Board to execute the merger agreement with such immaterial changes as the Chairman deems necessary or advisable.

        Between December 21, 2006 and December 22, 2006, under the supervision of the Chairman of each company’s special committee, the respective financial advisors of Dynabazaar and L Q Corporation obtained information from the chief financial officer of both companies with respect to the number of options outstanding and considered the impact of such information on the exchange ratio for the contemplated transaction. Following

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negotiations between the financial advisors on behalf of the respective special committees, on December 27, 2006, the financial advisors negotiated a modification to the exchange ratio from 3.8 to 1 to 3.65 to 1, to take into account the dilutive economic effect of each company’s outstanding stock options.

        Also on December 27, 2006, Rodman & Renshaw presented to the L Q Corporation Special Committee and its counsel a revised presentation and fairness opinion. Similarly, Susquehanna then presented to the Dynabazaar Special Committee a revised presentation on December 27, 2006 and a revised fairness opinion on December 28, 2006 stating that the revised exchange ratio is fair from a financial point of view to Dynabazaar and its stockholders.

        Between December 21, 2006 and January 4, 2007, representatives of the special committees of both Dynabazaar and L Q Corporation provided comments to the draft merger agreement.

        On January 5, 2007, the Dynabazaar Special Committee accepted and approved by unanimous written consent a revised presentation and fairness opinion of Susquehanna, as well as the revised draft of the merger agreement. The Dynabazaar Special Committee then recommended to the Dynabazaar’s Board of Directors that it approve the contemplated merger of Dynabazaar and L Q Corporation based on an exchange ratio of 3.65 to 1 and recommended to the Board that it adopt and approve the revised merger agreement.

        Similarly, on January 5, 2007, the L Q Corporation Special Committee accepted and approved by unanimous written consent a revised presentation and fairness opinion of Rodman & Renshaw, as well as the revised draft of the merger agreement. The L Q Corporation Special Committee then recommended to the L Q Corporation Board that it approve the contemplated merger based on an exchange ratio of 3.65 to 1 and recommended to the Board that it adopt and approve the revised merger agreement.

        On January 5, 2007, the Boards of Directors of both Dynabazaar and L Q Corporation accepted the recommendation of their respective special committees and each determined that it was advisable and in the best interests of each company and their respective stockholders that Dynabazaar and L Q Corporation enter into the merger agreement, which each Board independently adopted and approved. Later on January 5, 2007, Dynabazaar and L Q Corporation executed the merger agreement.

        On January 5, 2007, both Dynabazaar and L Q Corporation entered into separate letter agreements with Barington with respect to the engagement of Barington by each of the Dynabazaar Special Committee and the L Q Corporation Special Committee to provide assistance with respect to the contemplated merger between Dynabazaar and L Q Corporation. Each of Dynabazaar and L Q Corporation agreed to pay Barington a fee of $100,000, as well as reimburse Barington for all reasonable and documented out-of-pocket expenses incurred by Barington, as compensation for its services.

        During the week of January 8, 2007, it came to the attention of Dynabazaar that the list of outstanding Dynabazaar stock option awards used by the financial advisors to both special committees in their exchange ratio analysis was incorrect. A corrected list of the outstanding Dynabazaar stock options was prepared by Dynabazaar on January 12, 2007 and the accuracy of the outstanding L Q Corporation stock options was confirmed. These lists were certified to be accurate by the chief financial officer of both Dynabazaar and L Q Corporation and provided to the financial advisors of the special committees of both companies.

        Utilizing the revised stock option information, the financial advisors each informally agreed to recommend on January 16, 2007 that the exchange ratio should be modified from 3.65 to 1 to 3.68 to 1.

        On January 17, 2007, Susquehanna provided to the Dynabazaar Special Committee an initial draft of an updated analysis supporting the revised exchange ratio and indicated their willingness to issue a fairness opinion stating that the exchange ratio is fair from a financial point of view to Dynabazaar and its shareholders following receipt of a revised draft of the merger agreement.

        Similarly, on January 17, 2007, Rodman & Renshaw provided the L Q Corporation Special Committee with an initial draft of an updated analysis supporting the revised exchange ratio and an initial draft of a fairness opinion stating that the exchange ratio is fair from a financial point of view to the shareholders of L Q Corporation.

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        On January 19, 2007, a revised draft of the merger agreement was prepared and delivered to Susquehanna for its review, and on January 22, 2007, Susquehanna prepared an initial draft of an updated fairness opinion, stating that the exchange ratio is fair from a financial point of view to Dynabazaar and its shareholders as of January 5, 2007, the date of the merger agreement. Legal counsel of Barington requested that the opinion be brought down to the date it is being given, rather than be given as of the date of the initial merger agreement. Susquehanna subsequently agreed to do so after it updated its financial analysis.

        On February 13, 2007, Susquehanna delivered to the members of the Dynabazaar Special Committee and its counsel a revised presentation and fairness opinion, which stated the exchange ratio is fair from a financial point of view to Dynabazaar and its shareholders as of February 13, 2007, the date of the opinion. Similarly, on February 14, 2007, Rodman & Renshaw delivered to the members of the L Q Corporation Special Committee and its counsel a revised presentation and fairness opinion which stated the exchange ratio is fair from a financial point of view to the shareholders of L Q Corporation as of February 13, 2007, the date of the opinion.

        On February 14, 2007, the Dynabazaar Special Committee accepted and approved by unanimous written consent the revised presentation and revised fairness opinion of Susquehanna and recommended that the Dynabazaar’s Board of Directors approve the contemplated merger based on an exchange ratio of 3.68 to 1. In addition, the Dynabazaar Special Committee approved an amended and restated draft of the merger agreement and recommended that the Board of Directors adopt and approve such agreement.

        Similarly, on February 14, 2007, the L Q Corporation Special Committee accepted and approved by unanimous written consent the revised presentation and revised fairness opinion of Rodman & Renshaw and recommended that L Q Corporation’s Board of Directors approve the contemplated merger based on an exchange ratio of 3.68 to 1. In addition, the L Q Corporation Special Committee approved the amended and restated draft of the merger agreement and recommended that the Board of Directors adopt and approve such agreement.

        On February 16, 2007, Dynabazaar’s Board of Directors accepted the recommendations of the Dynabazaar Special Committee and determined that it was advisable and in the best interests of Dynabazaar and its stockholders that Dynabazaar enter into the amended and restated merger agreement, which the Board adopted and approved. Similarly, on February 16, 2007, the Board of Directors of L Q Corporation accepted the recommendations of the L Q Corporation Special Committee and determined that it was advisable and in the best interests of L Q Corporation and its stockholders that L Q Corporation enter into the amended and restated merger agreement, which the Board adopted and approved.

        On February 26, 2007, Dynabazaar and L Q Corporation executed the amended and restated merger agreement.

Rationale for the Merger

        Dynabazaar and L Q Corporation anticipate that the combination of the companies will yield significant benefits in a number of respects. First, the combination of the operating units (Costar and Sielox) will likely create a number of synergies and represent a first step towards the creation of a business capable of providing a wide range of security solutions to customers in both the private and public sectors. Second, the combination of the two publicly-traded companies will likely result in significant cost savings, due to the resulting reduction of overhead and public company expenses. Finally, the combination of the two companies should create a stronger enterprise, with greater resources and more growth opportunities. The following is a more detailed description of these benefits.

        Synergies. Dynabazaar and L Q Corporation believe that the merger will create a number of operating synergies, including increased sales, enhanced brand recognition, access to new talent and systems, consolidation of the enterprise under one chief executive officer and cost savings in sales and marketing expenses.

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Increased Sales

•	Expansion of Product Lines. The combination of the two companies provides each of Dynabazaar and L Q Corporation with access to the product line of the other without the payment of an acquisition premium, thereby providing each company with an additional product platform in the security industry.
•	New Distribution Channels. Costar’s primary distribution channel consists of large system integrators. It has been targeting the small dealer network; however, given the large number of dealers nationwide, penetration into this market would require significant investment in sales personnel and marketing. Sielox’s distribution channel consists primarily of a nationwide dealer network. As a result of the merger, Costar would be able to sell its products into Sielox’s distribution channels by being introduced to Sielox’s customers or through Sielox’s sales force. Through the combined company, Dynabazaar and L Q Corporation believe that Costar would be able to accomplish its goal of penetrating this new distribution channel immediately and with minimal investment. At the same time, Sielox will have the opportunity to sell into Costar’s distribution channel consisting primarily of large system integrators, providing Sielox with access to a new market and the ability to expand its customer base.
•	Integrated Security Products Solutions. The combined company would be able to further increase its sales by introducing integrated product solutions to the marketplace. Integrated solutions are increasingly becoming the preferred mode of purchase by large system integrators, dealers and end users, providing them with one-stop shopping and access to turn-key products.

Enhanced Brand Name Recognition

•	Sielox is a recognized brand name in the security industry. Costar’s name is gaining recognition as its products are being installed in large projects with major retailers such as Wal-Mart, Publix and Bed, Bath & Beyond. In 2007, Costar is planning on launching a marketing campaign to enhance its brand awareness. The combination of Sielox and Costar should further improve brand equity for the products of both companies.

Access to New Talent and Systems

•	Sales. Sielox’s management team has extensive expertise in the development and management of a national sales force. This experience includes a 25 year affiliation with Checkpoint Systems, an international manufacturer and marketer of integrated security system solutions.
•	Engineering. Sielox’s products are supported by proprietary software, and it designs and arranges for the manufacturing of its hardware. Consequently, it has a cadre of experienced software and hardware engineers who could be valuable to Costar in its development of new products and customized integrated product solutions.
•	Cost control. Unlike Sielox, which operated within a large corporate environment, Costar was founded and continues to be managed by entrepreneurs. These individuals are adept in managing companies with limited resources and have experience in growing a business while controlling expenses. We believe that as a result of the merger, Sielox will benefit from gaining access to the experience and cost control management systems that Costar has developed.

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Consolidation of Enterprise Under One Chief Executive Officer

•	As Sebastian E. Cassetta is heading the operations of both companies in light of his role as President and Chief Executive Officer of L Q Corporation and Dynabazaar, the merger would unite the companies under his leadership. Similarly, Melvyn Brunt is the Chief Financial Officer of both L Q Corporation and Dynabazaar. The combination of the two companies would likely provide greater ease of management and related administrative efficiencies.

Sales and Marketing Expenses

•	Some synergies should also be available in the area of sales and marketing, resulting in cost savings to the combined company. For example, the two companies’ operating units have shared a booth at two security industry conventions. It is expected that a number of other similar synergies can be achieved in this area, including through the use of shared advertising, product catalogs and other marketing materials.

        Cost Savings. Dynabazaar and L Q Corporation believe the combined company can be operated more efficiently than either company on its own because the merger is expected to create substantial cost savings at the parent level. These savings will be realized by eliminating duplication in a number of areas. For example, as each company is publicly traded, each incurs a number of annual expenses that could be significantly reduced, if not halved, including, but not limited to the following expenses:

•	annual audit and accounting fees;
•	legal and filing fees pertaining to the preparation of quarterly and annual Securities and Exchange Commission reports (Form 10-Qs and 10-Ks) and proxy statements;
•	printing, mailing and proxy solicitation services in connection with each company’s annual meeting of stockholders; and
•	director and officer insurance expenses.

        In addition, each company has traditionally had 5 or 6 board members (each board now has one or more vacancies). The combined company would likely only require 6 directors, resulting in a reduction in board of director fees and expenses.

        Furthermore, Dynabazaar and L Q Corporation each receive administrative, accounting and other services from Barington. L Q Corporation currently pays Barington a monthly fee of $10,000 and Dynabazaar pays Barington a monthly fee of $7,500 for such services. It is the belief of the executive officers of each of Dynabazaar and L Q Corporation that following the completion of the merger the combined company will have the internal resources necessary to fully perform the administrative services currently being provided to each company by Barington, therefore providing additional cost savings as a result of the merger.

        Growth Opportunities. The merger is expected to create a stronger platform for the growth of the companies, both organically and through acquisitions. In addition to add-on acquisitions to the existing product lines, Dynabazaar and L Q Corporation believe that the combined company will have the ability to capitalize on anticipated growth opportunities by targeting acquisition candidates in other sectors of the security industry, such as:

•	Radio Frequency Identification
•	Biometrics
•	Fire Protection
•	Building Automation

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•	Gaming Industry Security

        The combined entity would have greater assets, a stronger borrowing base and a larger market capitalization. This should not only facilitate the ability to raise additional debt and equity, to the extent needed for acquisitions, growth or to fund continuing operations, but it should also facilitate the relisting of the combined company on the Nasdaq, to the extent deemed desirable in the future.

Consideration of the Merger by the Dynabazaar Board of Directors

        Dynabazaar’s board of directors has determined that the merger is advisable, and is fair to and in the best interests of Dynabazaar and its stockholders, and unanimously approved the merger and the amended and restated merger agreement. In reaching its decision, the Dynabazaar board of directors identified a number reasons for, and potential benefits to Dynabazaar and its stockholders of, the merger.

        In reaching its decision to approve the merger and the amended and restated merger agreement, the Dynabazaar board of directors consulted with Dynabazaar’s management, internal and outside legal counsel regarding the legal terms of the merger, and financial advisors regarding the financial aspects of the merger and the fairness, from a financial point of view, of the aggregate merger consideration to Dynabazaar and the holders of Dynabazaar common stock. Such factors that the Dynabazaar board of directors considered in reaching its determination included, but were not limited to, the following:

•	All the reasons described above under “Rationale for the Merger” beginning on page [__] including the synergies, cost savings and growth opportunities expected to be available to the combined company.
•	The fact that Costar, the main operating unit of Dynabazaar, is familiar with the products of L Q Corporation and has established a favorable working relationship with the management team of L Q Corporation, as evidenced by the sharing of a booth between Sielox and Costar at two security industry trade shows and the distribution agreement entered into between the companies as of July 31, 2006, pursuant to which Sielox was appointed as an authorized distributor of certain products of Costar.
•	The fact that the management teams of both companies support the merger following the consideration of the matter pursuant to the strategic alliance agreement entered into between Dynabazaar and L Q Corporation on September 15, 2006.
•	The fact that the transaction is being structured as a stock-for-stock transaction without the payment of a merger premium, thereby conserving the cash of Dynabazaar to fund growth, continued operations or further acquisitions.
•	The fact that the amended and restated merger agreement provides for a relatively modest breakup fee of $200,000, which the Dynabazaar board of directors believes should not be a material disincentive to an alternative proposal from a third party.
•	The fact that an alternative proposal has not been presented to the Dynabazaar board of directors by a third company (nor have any inquiries been received) since the time the consideration of a strategic transaction between the companies was first publicly announced following the execution of the strategic alliance agreement in September 2006 and when the amended and restated merger agreement was approved by the Dynabazaar board of directors in February 2007, as well as the belief of the Dynabazaar board of directors that the merger would only enhance, rather than detract from, the ability of Dynabazaar to pursue any other available alternative transaction in the future.
•	The fact that a special committee of independent directors, with the assistance of independent legal counsel and an independent financial advisor, has reviewed and considered the merger and recommended that the merger be approved by the Board.

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•	The fact that Susquehanna has provided a fairness opinion dated February 13, 2007, that the exchange ratio is fair, from a financial point of view, to Dynabazaar and its stockholders. See Annex C.
•	The fact that under the terms of the merger agreement, while Dynabazaar is prohibited from soliciting acquisition proposals from third parties, Dynabazaar may engage in discussions and negotiations with, and may furnish non-public information to, a third party that makes an unsolicited acquisition proposal, if, among other things, the board of directors determines in its reasonable judgment that the proposal is reasonably likely to lead to a superior offer, that, after consultation with outside legal counsel, the proposal constitutes a superior offer and that failure to withdraw or modify its recommendation that its stockholders adopt the amended and restated merger agreement would be reasonably likely to constitute a breach of its fiduciary obligations under applicable law.
•	The fact that the closing of the merger is subject to only a limited number of customary conditions, including that a majority of the outstanding shares of each company’s common stock approve the amended and restated merger agreement. The board of directors further considered that to consummate the transactions, Dynabazaar would not be required to obtain any material consents, approvals or authorizations, including those required by governmental authorities. In addition, the consummation of the merger is not subject to either party obtaining financing or completing any additional due diligence.
•	The fact that the transaction had been structured so as to best preserve the net operating losses (NOLs) of Dynabazaar.
•	The agreement of Barington to vote its shares in favor of the merger in proportion to the votes of the other stockholders of Dynabazaar.
•	The fact that it has been agreed that the Chairman of the Board of Dynabazaar will be the Chairman of the Board of the combined company.

        In addition, the Dynabazaar board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	The risk that the merger might not be completed in a timely manner or at all.
•	The cost and expense of closing the merger and the distraction to the management team of the company.
•	The fact that the operating units of L Q Corporation have been less profitable than Costar.
•	The requirement that Dynabazaar must pay L Q Corporation a $200,000 termination fee should the Dynabazaar board approve or recommend to the Dynabazaar stockholders an alternative transaction or acquisition proposal.

        The above discussion of the material factors considered by the Dynabazaar board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Dynabazaar board of directors. The Dynabazaar board of directors collectively reached the conclusion to approve the amended and restated merger agreement in light of the various factors described above and other factors that each member of the Dynabazaar board of directors felt were appropriate. In view of the wide variety of factors considered by the Dynabazaar board of directors in connection with its evaluation of the merger and the complexity of these matters, the Dynabazaar board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Dynabazaar board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

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Recommendation of the Dynabazaar Board of Directors

        After careful consideration, the Dynabazaar board of directors has unanimously determined that the merger and the adoption of the amended and restated merger agreement are advisable to, and in the best interests of, Dynabazaar and its stockholders. Additionally, the Dynabazaar board of directors has unanimously determined that the amendments to the Dynabazaar certificate of incorporation to change the corporate name and declassify the board of directors are advisable to, and in the best interests of, Dynabazaar and its stockholders. The Dynabazaar board of directors unanimously recommends that Dynabazaar stockholders vote “FOR” the adoption of the amended and restated merger agreement, “FOR” the amendment to Dynabazaar’s certificate of incorporation to change the corporate name and “FOR” the amendment to Dynabazaar’s certificate of incorporation to declassify the board of directors.

Opinion of Dynabazaar’s Financial Advisor

        The Dynabazaar Special Committee engaged Susquehanna, LLLP to act as its exclusive financial advisor and to provide an opinion to the Dynabazaar Special Committee regarding the fairness, from a financial point of view, to Dynabazaar and the holders of Dynabazaar common stock of the exchange ratio.

        On February 13, 2007, Susquehanna rendered its opinion to the Dynabazaar Special Committee to the effect that, based upon and subject to the assumptions, qualifications, limitations and other matters described in its written opinion, as of February 13, 2007, the exchange ratio was fair, from a financial point of view, to Dynabazaar and the holders of Dynabazaar common stock.

        The full text of Susquehanna’s written opinion, dated February 13, 2007, to the Dynabazaar Special Committee, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Susquehanna in preparing its opinion, is included as Annex C to this joint proxy statement/prospectus. The summary of Susquehanna’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is incorporated by reference. You are encouraged to carefully read the full text of Susquehanna’s written opinion. However, Susquehanna’s opinion is not intended to be, and does not constitute, advice or a recommendation to any security holder as to how such security holder should vote or act with respect to any matter relating to the merger.

        In issuing its opinion, in addition to those assumptions described below with respect to the various analyses made by Susquehanna, the following assumptions were made, or assurances of management were relied upon, by Susquehanna:

•	the financial, accounting and other information provided to Susquehanna by Dynabazaar and L Q Corporation or otherwise discussed with or reviewed by Susquehanna was accurate and complete, and Susquehanna did not assume any responsibility for independent verification of that information;
•	the information provided to Susquehanna was prepared on a reasonable basis in accordance with industry practice, and neither Dynabazaar or L Q Corporation was aware of any information or facts that would make the information provided to Susquehanna incomplete or misleading;
•	neither Dynabazaar nor L Q Corporation were a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the merger;
•	the financial forecasts, pro forma adjustments, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to Dynabazaar, L Q Corporation and the merger reviewed by Susquehanna reflected the best currently available estimates and judgments of Dynabazaar’s and L Q Corporation’s respective managements;

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•	the merger will be consummated pursuant to the terms of the amended and restated merger agreement without amendment thereto and without waiver by any party of any conditions or obligations thereunder;
•	the merger will be treated as a tax-free reorganization for federal income tax purposes; and
•	all the necessary regulatory or other approvals and consents required for the merger will be obtained in a manner that would not adversely affect Dynabazaar, L Q Corporation or the contemplated benefits of the merger.

        The Susquehanna opinion, in addition to those factors and limitations described below with respect to various analyses made by Susquehanna, was also subject to the following factors and limitations:

•	Susquehanna’s written opinion addressed only the fairness of the exchange ratio, as of the date of the opinion, from a financial point of view, to Dynabazaar and the holders of Dynabazaar common stock. Susquehanna’s written opinion did not address any other aspect or implication of the merger or any other terms, agreements, arrangements or understandings entered into by Dynabazaar or any other person relating to the merger or otherwise and does not constitute a recommendation to any Dynabazaar stockholder as to how such stockholder should vote with respect to the merger;
•	Susquehanna’s written opinion did not address Dynabazaar’s basic business decision to proceed with or effect the merger or the merits of the merger relative to any alternative transaction or business strategy that may have been available to Dynabazaar. Susquehanna was not requested to, nor did it, solicit or assist Dynabazaar in soliciting indications of interest from third parties for all or any part of Dynabazaar or any alternative transaction;
•	Susquehanna expressed no opinion as to any financial forecasts, pro forma adjustments, net operating loss or other estimates or business outlook or forward-looking information of Dynabazaar or L Q Corporation or the assumptions on which they were based;
•	Susquehanna relied upon the advice of the outside counsel and the independent accountants to Dynabazaar and L Q Corporation, and the assumptions of Dynabazaar’s and L Q Corporation’s managements, as to all accounting, legal, tax and financial reporting matters with respect to Dynabazaar, L Q Corporation and the amended and restated merger agreement, including, without limitation, the amount of the exchange ratio;
•	in arriving at its opinion, Susquehanna did not perform any appraisals or valuations of any assets or liabilities (fixed, contingent or other) of Dynabazaar or L Q Corporation, and was not furnished with any such appraisals or valuations. Susquehanna did not make any physical inspection of the properties or facilities of either Dynabazaar or L Q Corporation in connection with its opinion. The analyses performed in connection with its opinion were going concern analyses, and Susquehanna expressed no opinion regarding the liquidation value of any entity, including Dynabazaar or L Q Corporation. Without limiting the generality of the foregoing, Susquehanna undertook no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, regulatory action, possible unasserted claims or other contingent liabilities to which Dynabazaar, L Q Corporation or any of their respective affiliates is a party or may be subject and, at the Dynabazaar Special Committee’s direction and with its consent, Susquehanna’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters;
•	Susquehanna expressed no opinion as to the viability of Dynabazaar following the merger, including the potential for or timing of commercialization of any product or service, the nature and extent of Dynabazaar’s financing needs or the ability of Dynabazaar to satisfy any such financing needs;

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•	the analyses of Susquehanna are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison was identical to Dynabazaar, L Q Corporation or the merger. Accordingly, an analysis of the results of the comparisons was not mathematical; rather, it involved complex considerations and judgments about differences in the companies and transactions to which Dynabazaar, L Q Corporation and the merger were compared and other factors that could affect the public trading value or transaction value of the companies; and
•	Susquehanna’s opinion was necessarily based upon the information available to Susquehanna and facts and circumstances as they existed and were subject to evaluation on the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Susquehanna did not express any opinion as to the price at which shares of Dynabazaar common stock or L Q Corporation common stock have traded or such stock may trade following announcement of the merger or at any other future time. Susquehanna has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date thereof and did not have any obligation to update, revise or reaffirm its opinion.

        In connection with its opinion, Susquehanna made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Susquehanna:

•	reviewed the financial terms and conditions of the merger agreement as of January 5, 2007 and a draft of the amended and restated merger agreement dated February 13, 2007;
•	reviewed certain publicly available historical business and financial information relating to Dynabazaar and L Q Corporation;
•	reviewed various financial forecasts and other data provided to it by Dynabazaar and L Q Corporation relating to their businesses;
•	held discussions with members of the senior management of both Dynabazaar and L Q Corporation with respect to the respective businesses and prospects of Dynabazaar and L Q Corporation;
•	reviewed public information with respect to certain other companies in lines of businesses Susquehanna believed to be generally comparable to the businesses of Dynabazaar and L Q Corporation;
•	reviewed the financial terms of certain business combinations involving companies in lines of businesses Susquehanna believed to be generally comparable to that of Dynabazaar and L Q Corporation;
•	performed a discounted cash flow analysis of Dynabazaar on a standalone basis; and
•	reviewed the historical stock prices and trading volumes of Dynabazaar common stock and L Q Corporation common stock.

        In addition, Susquehanna conducted such other studies, analyses and investigations and considered such other financial, economic and market criteria as Susquehanna deemed necessary or appropriate in arriving at its opinion.

Valuation Analyses

        In preparing its opinion to Dynabazaar’s Special Committee, Susquehanna performed a variety of analyses, including those described below. The summary of Susquehanna’s valuation analyses is not a complete description

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of the analyses underlying Susquehanna’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those analytic methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Susquehanna arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analytic method or factor. Accordingly, Susquehanna believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In performing its analyses, Susquehanna considered general business, economic, industry and market performance and conditions, financial and otherwise, and other matters. No company, transaction or business used in Susquehanna’s analyses for comparative purposes is identical to Dynabazaar, L Q Corporation or the proposed merger, and while the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Susquehanna did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in Susquehanna’s analyses and the ranges of value indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Dynabazaar’s control and the control of Susquehanna. Much of the information used in, and accordingly the results of, Susquehanna’s analyses are inherently subject to substantial uncertainty.

        Susquehanna’s opinion and analyses were provided to Dynabazaar’s Special Committee in connection with its consideration of the proposed merger and were only one of many factors considered by Dynabazaar’s Special Committee in evaluating the proposed merger. Neither Susquehanna’s opinion nor its analyses were determinative of the exchange ratio or of the views of Dynabazaar’s Special Committee with respect to the merger.

        The following is a summary of the material financial analyses Susquehanna discussed with Dynabazaar’s Special Committee in connection with the rendering of Susquehanna’s opinion on February 13, 2007. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Susquehanna’s analyses.

        For purposes of its analyses, Susquehanna reviewed a number of financial metrics including:

•	enterprise value — the value of the relevant company’s outstanding equity securities plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet, if applicable) as of a specified date;
•	EBITDA — the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period; and
•	EBIT — the amount of the relevant company’s earnings before interest and taxes for a specified time period.

        Unless the context indicates otherwise, enterprise and equity values used in the comparable companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of February 2, 2007, and enterprise and equity values for the target companies used in the comparable transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of 2006 and 2007 revenues, EBITDA and net income for the selected companies listed below were based on publicly available research analyst

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estimates for those companies. Estimates of 2006 and 2007 revenues, EBITDA and net income for Dynabazaar and L Q Corporation were based on estimates provided by management.

Summary of L Q Corporation and Dynabazaar Analyses

        Introduction. Each valuation analysis set forth below refers to an implied relative value of Dynabazaar, which represents the value of Dynabazaar’s equity outstanding and equity options relative to the combined value of Dynabazaar and L Q Corporation equity and options assuming the consummation of the merger. For comparative purposes, the 3.68 exchange ratio corresponds to a 66.0% implied relative value of Dynabazaar as of December 20, 2006, based on the closing bid price of Dynabazaar common stock and L Q Corporation common stock and a Black Scholes valuation of all outstanding options of Dynabazaar and L Q Corporation as of that date.

        Market Value Analysis. Susquehanna reviewed stock trading and ownership information concerning Dynabazaar common stock and L Q Corporation common stock, including stock price information from February 2, 2006 to February 2, 2007. Susquehanna calculated the implied relative values of Dynabazaar based on the range of stock prices for Dynabazaar common stock and L Q Corporation common stock during the preceding 52 weeks, which calculations indicated the following:

        Implied relative value of Dynabazaar        57.0% - 67.9%

        Comparable Companies Analysis. Susquehanna calculated multiples of enterprise values to certain financial data for Dynabazaar, L Q Corporation and selected security companies.

        The calculated multiples included:

•	enterprise value as a multiple of estimated 2006 revenue;
•	enterprise value as a multiple of estimated 2007 revenue;
•	enterprise value as a multiple of estimated 2006 EBITDA;
•	enterprise value as a multiple of estimated 2007 EBITDA;
•	enterprise value as a multiple of estimated 2006 EBIT; and
•	enterprise value as a multiple of estimated 2007 EBIT.

        The selected security companies were:

•	ActiveIdentity Corp.;
•	Brinks Co.;
•	CompuDyne Corp.;
•	Henry Bros. Electronics, Inc.;
•	Protection One Inc.; and
•	SAFLINK Corp.

        The comparable companies analysis indicated the following:

Enterprise value as a multiple of:	Minimum	Mean	Maximum

2006E Revenue	0.6x	1.4x	2.1x
2007E Revenue	0.6x	0.9x	1.4x
2006E EBITDA	8.6x	8.6x	8.6x
2007E EBITDA	8.9x	11.1x	13.3x

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2006E EBIT	15.6x	15.6x	15.6x
2007E EBIT	12.9x	13.7x	14.4x

        Susquehanna applied multiple ranges based on the comparable companies analysis to corresponding financial estimates provided by management of Dynabazaar and L Q Corporation. The comparable companies analysis indicated the following:

        Implied relative value of Dynabazaar        67.2% - 71.9%

        Comparable Transactions Analysis. Susquehanna calculated multiples of enterprise value to certain financial data based on the purchase prices paid in selected announced comparable transactions.

        The calculated multiples included:

•	enterprise value as a multiple of revenues for the last twelve months (LTM) prior to announcement; and
•	enterprise value as a multiple of LTM EBITDA.

        The comparable transactions were:

Target	Acquiror
Integrated Alarm Services Group Inc.	Protection One Inc.
SecurityCo Inc.	Stanley Works
Iridian Technologies, Inc. (1)	L-1 Identity Solutions Inc.
Initial Security Inc.	Allied Security Holdings LLC
Vance International, Inc. (1)	Garda World Security Corp.
Integrated Biometric Technology (1)	L-1 Identity Solutions Inc.
Integrated Biometric Technology (1)	L-1 Investment Partners, LLC
Starpoint LP	Devcon International Corp.
Imaging Automation, Inc. (2)	L-1 Identity Solutions Inc.
Protection One Inc.	Quadrangle Capital Partners

(1) These transactions are not reflected in the calculation of LTM revenue or LTM EBITDA in the comparable transactions analysis table below, because the revenues generated by each of these target companies were not greater than $3.6 million and they did not have positive EBITDA. As a result, these transactions were not considered meaningful.

(2) This transaction is not reflected in the calculation of LTM EBITDA in the comparable transactions analysis table below, because the target company did not have positive EBITDA.

        The comparable transactions analysis indicated the following:

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Enterprise value as a multiple of:	Minimum	Mean	Maximum

LTM Revenue	0.1x	3.4x	8.2x
LTM EBITDA	3.3x	13.6x	33.4x

        Susquehanna applied multiple ranges based on the comparable transactions analysis to corresponding financial metrics provided by management of Dynabazaar and L Q Corporation. The comparable transactions analysis indicated the following:

        Implied relative value of Dynabazaar        63.6% - 70.1%

        Discounted Cash Flow Analysis. Susquehanna calculated the present value of each of Dynabazaar’s and L Q Corporation’s after-tax free cash flow based on estimates provided by management of Dynabazaar and L Q Corporation, respectively. In performing this analysis, Susquehanna used a range of discount rates from 10% to 20% based on prevailing market conditions and a perpetual growth rate for Dynabazaar’s and L Q Corporation’s free cash flow beyond 2010 ranging from 1.0% to 5.0%. This discounted cash flow analysis indicated the following:

        Implied relative value of Dynabazaar        55.9% - 75.0%

        Book Value Analysis. Susquehanna calculated a per share book value and a tangible book value for each of Dynabazaar and L Q Corporation. The book value analysis indicated the following:

        Implied relative value of Dynabazaar        69.5% - 71.7%

        Contribution Analysis. Susquehanna also calculated the amount of revenue and EBITDA that Dynabazaar and L Q Corporation would contribute to the combined entity based on estimates provided by management of Dynabazaar and L Q Corporation, respectively.

        The contribution analysis indicated the following:

	Minimum	Mean	Maximum	Median

Revenues	73.0%	73.5%	74.2%	73.6%

EBITDA	63.0%	70.1%	82.3%	68.2%

        Other Matters. The Dynabazaar Special Committee engaged Susquehanna pursuant to a letter agreement dated December 11, 2006. Pursuant to the engagement letter, Dynabazaar will pay Susquehanna a fee for its services, a portion of which was paid as a non-refundable retainer following the execution of the engagement letter, a portion of which became payable upon the delivery of Susquehanna’s opinion, regardless of the conclusion reached therein and the remainder upon the earlier of (a) May 14, 2007 and (b) the consummation of the merger. Dynabazaar has also agreed to reimburse Susquehanna for certain expenses and to indemnify Susquehanna and certain affiliated and related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Susquehanna’s engagement.

        Susquehanna is a full service securities firm engaged in securities trading and brokerage activities, as well as investment banking and other financial services. In the ordinary course of business, Susquehanna and/or its affiliated and related entities may actively trade securities of Dynabazaar and L Q Corporation for its and/or their own account or effect transactions in such securities for the accounts of Susquehanna’s customers and, accordingly, Susquehanna and/or its affiliated and related entities may at any time hold a long or short position in such securities.

Consideration of the Merger by the L Q Corporation Board of Directors

        L Q Corporation’s board of directors has determined that the merger is advisable, and is fair to and in the best interests of L Q Corporation and its stockholders, and unanimously approved the merger and the amended and

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restated merger agreement. In reaching its decision, the L Q Corporation board of directors identified a number reasons for, and potential benefits to L Q Corporation and its stockholders of, the merger.

        In reaching its decision to approve the merger and the amended and restated merger agreement, the L Q Corporation board of directors consulted with L Q Corporation’s management, internal and outside legal counsel regarding the legal terms of the merger, and financial advisors regarding the financial aspects of the merger and the fairness, from a financial point of view, of the aggregate merger consideration to the holders of L Q Corporation common stock. Such factors that the L Q Corporation board of directors considered in reaching its determination included, but were not limited to, the following:

•	All the reasons described above under “Rationale for the Merger” beginning on page [__] including the synergies, cost savings and growth opportunities expected to be available to the combined company.
•	The fact that Costar, the main operating unit of Dynabazaar, is familiar with the products of L Q Corporation and has established a favorable working relationship with the management team of L Q Corporation, as evidenced by the sharing of a booth between Sielox and Costar at two security industry trade shows and the distribution agreement entered into between the companies as of July 31, 2006, pursuant to which Sielox was appointed as an authorized distributor of certain products of Costar.
•	The fact that the management teams of both companies support the merger following the consideration of the matter pursuant to the strategic alliance agreement entered into between Dynabazaar and L Q Corporation on September 15, 2006.
•	The fact that the transaction is being structured as a stock-for-stock transaction without the payment of a merger premium, thereby conserving the cash of Dynabazaar to fund growth, continued operations or further acquisitions.
•	The fact that the amended and restated merger agreement provides for a relatively modest breakup fee of $200,000, which the Board of Directors of L Q Corporation believes should not be a material disincentive to an alternative proposal from a third party.
•	The fact that an alternative proposal has not been presented to the Board by a third company (nor have any inquiries been received) since the time the consideration of a strategic transaction between the companies was first publicly announced following the execution of the strategic alliance agreement in September 2006 and when the amended and restated merger agreement was approved by the Board in February 2007, as well as the belief of the board that the merger would only enhance, rather than detract from, the ability of L Q Corporation to pursue any other available alternative transaction in the future.
•	The fact that a special committee of independent directors, with the assistance of independent legal counsel and an independent financial advisor, has reviewed and considered the merger and recommended that the merger be approved by the Board.
•	The fact that Rodman & Renshaw has provided a fairness opinion dated February 13, 2007, that the exchange ratio is fair, from a financial point of view, to the stockholders of L Q Corporation. See Annex D.
•	The fact that under the terms of the amended and restated merger agreement, while L Q Corporation is prohibited from soliciting acquisition proposals from third parties, L Q Corporation may engage in discussions and negotiations with, and may furnish non-public information to, a third party that makes an unsolicited acquisition proposal, if, among other things, the board of directors determines in its reasonable judgment that the proposal is reasonably likely to lead to a superior offer, that, after consultation with outside legal counsel, the proposal constitutes a superior offer and that failure to withdraw or modify its recommendation that its stockholders adopt the amended and restated merger

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agreement would be reasonably likely to constitute a breach of its fiduciary obligations under applicable law.
•	The fact that the closing of the merger is subject to only a limited number of customary conditions, including that a majority of the outstanding shares of each company’s common stock approve the amended and restated merger agreement. The board of directors further considered that to consummate the transactions, the company would not be required to obtain any material consents, approvals or authorizations, including those required by governmental authorities. In addition, the consummation of the merger is not subject to either party obtaining financing or completing any additional due diligence.
•	The fact that the transaction had been structured so as to best preserve the net operating losses (NOLs) of L Q Corporation.
•	The fact that the shares of Dynabazaar common stock received by L Q Corporation stockholders for their stock in the company would be treated as a tax-free exchange.
•	The agreement of Barington to vote its shares in favor of the merger in proportion to the votes of the other stockholders of the company.
•	The fact that it has been agreed that at least three members of the Board of Directors of L Q Corporation will sit on the board of directors of the combined company.
•	The fact that the stockholders of LQ Corporation are entitled to appraisal rights. See “The Merger — Appraisal Rights” on page [__].

        The L Q Corporation board of directors also identified and considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger, including:

•	The risk that the merger might not be completed in a timely manner or at all.
•	The cost and expense of closing the merger and the distraction to the management team of the company.
•	The interest of Barington and L Q Corporation’s executive officers and directors in the transactions. See “The Merger — Interests of L Q Corporation Directors and Officers in the Merger”.
•	The requirement that L Q Corporation must pay Dynabazaar a $200,000 termination fee should the L Q Corporation board approve or recommend to the L Q Corporation stockholders an alternative transaction or acquisition proposal.

        After careful and due consideration, the L Q Corporation board of directors concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the transaction, and that many of these risks could be managed or mitigated prior to the merger by L Q Corporation or subsequent to the merger by the combined company or were unlikely to have a material adverse effect on the merger or the combined company.

        The foregoing information and factors considered by the L Q Corporation board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the L Q Corporation board of directors. In view of the variety of factors and the amount of information considered, the L Q Corporation board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the merger and the amended and restated merger agreement. In addition, individual members of the L Q Corporation board of directors may have given different weights to different factors. The L Q Corporation board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

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Recommendation of the L Q Corporation Board of Directors

        After careful consideration and based on the foregoing analysis, the L Q Corporation board of directors determined that the merger is advisable, and is fair to and in the best interests of L Q Corporation and its stockholders, and unanimously approved the merger and the amended and restated merger agreement. The L Q Corporation board of directors unanimously recommends that the L Q Corporation stockholders vote “FOR” the proposal to adopt the amended and restated merger agreement.

Opinion of L Q Corporation’s Financial Advisor

        Pursuant to a letter agreement effective as of November 30, 2006, Rodman & Renshaw was engaged to act as financial advisor to the L Q Corporation Special Committee. The L Q Corporation Special Committee selected Rodman & Renshaw based on its overall institutional strength, its reputation, and its expertise in the small and mid capitalization sectors. Rodman & Renshaw focuses on providing merger and acquisition advisory services to small and mid cap companies. In this capacity, Rodman & Renshaw is continually engaged in valuing these businesses and maintains an extensive database of small and mid capitalization mergers and acquisitions for comparative purposes. On February 13, 2007, Rodman & Renshaw rendered its opinion that, as of February 13, 2007, based upon and subject to the various factors and assumptions described in the Rodman & Renshaw opinion, the per share merger consideration to be received by holders of L Q Corporation common stock, under the amended and restated merger agreement was fair, from a financial point of view, to holders of L Q Corporation common stock.

        Rodman & Renshaw’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Rodman & Renshaw, is attached as Annex D to this joint proxy statement/prospectus. L Q Corporation stockholders are urged to, and should, read the Rodman & Renshaw opinion carefully and in its entirety. The Rodman & Renshaw opinion is directed to the board of directors and addresses only the fairness of the merger consideration from a financial point of view to holders of L Q Corporation common stock as of the date of the opinion. Rodman & Renshaw’s opinion speaks only as of February 13, 2007 and is for the information of the board of directors in connection with its consideration of the merger and does not constitute a recommendation to any L Q Corporation stockholder as to how such holder should vote on the amended and restated merger agreement at the special meeting of L Q Corporation stockholders. The opinion does not address the merits of L Q Corporation’s underlying decision to engage in the merger. The summary of the Rodman & Renshaw opinion set forth in this joint proxy statement/prospectus, although materially complete, is qualified in its entirety by reference to the full text of such opinion, a copy of which is attached as Annex D to this joint proxy statement/prospectus.

        In arriving at its opinion, Rodman & Renshaw reviewed and considered such financial and other matters as Rodman & Renshaw has deemed relevant, including, among other things:

•	a draft dated February 13, 2007 of the amended and restated merger agreement;
•	certain publicly available financial and other information for L Q Corporation and certain other relevant financial and operating data furnished to Rodman & Renshaw by the management of L Q Corporation;
•	certain publicly available financial and other information for Dynabazaar and certain other relevant financial and operating data furnished to Rodman & Renshaw by the management of Dynabazaar;
•	certain internal financial analyses, financial forecasts, reports and other information concerning L Q Corporation, prepared by the management of L Q Corporation;
•	certain internal financial analyses, financial forecasts, reports and other information concerning Dynabazaar, prepared by the management of Dynabazaar;
•	discussions with certain members of the managements of each of L Q Corporation and Dynabazaar concerning the historical and current business operations, financial conditions and prospects of L Q Corporation and Dynabazaar, and such other matters Rodman & Renshaw deemed relevant;

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•	certain operating results, the reported price and trading history of the shares of L Q Corporation common stock and Dynabazaar common stock as compared to operating results, the reported prices and trading histories of the shares of common stock of certain publicly traded companies Rodman & Renshaw deemed relevant;
•	certain financial terms of the merger as compared to the financial terms of certain selected recent business combinations L Q Corporation deemed relevant; and
•	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors that Rodman & Renshaw deemed relevant for purposes of this opinion.

        Rodman & Renshaw took into account its assessment of economic, market and financial conditions generally and within the industry in which L Q Corporation is engaged.

        In rendering its opinion, Rodman & Renshaw assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to them by L Q Corporation or obtained by it from other sources, including financial information initially provided by senior management of L Q Corporation which was confirmed and supplemented with information about the operations of L Q Corporation by senior management of L Q Corporation. Rodman & Renshaw also relied upon the representations of senior management of L Q Corporation that they are unaware of any information or facts that would make the information provided to Rodman & Renshaw incomplete or misleading. Rodman & Renshaw has not independently verified such information, undertaken an independent appraisal of the assets or liabilities, contingent or otherwise, of L Q Corporation nor has it been furnished with any such appraisals.

        With respect to discussions pertaining to future prospects and analysis of the available financial information of L Q Corporation that Rodman & Renshaw reviewed, it relied on the representations of the senior management of L Q Corporation that such available forecasts are reasonable, reflect the best currently available estimates and judgments of such persons as to the future financial position of L Q Corporation and that:

•	as to the respective information, they are unaware of any facts that would make such information incomplete, in any material respect, or misleading; and
•	there have been no material developments in the business, financial or otherwise, or prospects of L Q Corporation, since [________], 200[_].

        Rodman & Renshaw’s opinion is necessarily based on economic, market and other conditions as they existed, and the information made available to Rodman & Renshaw, as of the date of its opinion. Rodman & Renshaw disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that may come or be brought to its attention after the date of its opinion. In the performance of its financial advisory services, Rodman & Renshaw was not engaged to solicit, and did not solicit, interest from any party with respect to the acquisition of L Q Corporation or any of its assets. No limitations were imposed upon Rodman & Renshaw by L Q Corporation with respect to the investigations to be made or procedures to be followed by it in rendering its opinion.

        In accordance with customary investment banking practice, Rodman & Renshaw employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material analyses utilized by Rodman & Renshaw in connection with its opinion.

Valuation of L Q Corporation

Comparable Company Analysis

        Rodman & Renshaw compared certain financial and operating ratios for L Q Corporation with the corresponding financial and operating ratios for a group of publicly traded, small capitalization companies engaged

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primarily in the security products industry that Rodman & Renshaw deemed to be comparable to L Q Corporation. For the purpose of the analyses, the following companies, which we refer to in this joint proxy statement/prospectus as the L Q Corporation comparable companies, were used as companies comparable to L Q Corporation:

•	Electronic Control Security, Inc.
•	Henry Bros. Electronics, Inc.
•	Integrated Security Systems, Inc.
•	International Electronics, Inc.
•	MDI, Inc.
•	Sentry Technology Corporation
•	Synergx Systems, Inc.
•	Vicon Industries, Inc.

        For the L Q Corporation comparable companies, Rodman & Renshaw calculated the median multiple of enterprise value, which is the market value of a company’s equity plus any outstanding debt less cash, to each of the latest twelve months (“LTM”) revenue, and LTM earnings before interest, taxes, depreciation and amortization, otherwise known as EBITDA, of 0.7x and 13.3x. To calculate the trading multiples utilized in the L Q Corporation comparable company analysis, Rodman & Renshaw used publicly available information concerning the historical financial performance of the L Q Corporation comparable companies. None of the L Q Corporation comparable companies is, of course, identical to L Q Corporation. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the L Q Corporation comparable companies and other factors that could affect the public trading volume of the L Q Corporation comparable companies, as well as that of L Q Corporation.

Comparable Transaction Analysis

        Using publicly available information, Rodman & Renshaw considered selected transactions in the security products industry that they deemed to be relevant. Specifically, Rodman & Renshaw reviewed the following transactions, which we refer to in this joint proxy statement/prospectus as the L Q Corporation comparable transactions:

•	Homeland Security Capital Corp.’s acquisition of Nexus Technologies Group, Inc.
•	Henry Bros. Electronics, Inc.’s acquisition of Securus, Inc.
•	MDI, Inc.’s acquisition of American Building Control, Inc.
•	Napco Security Systems, Inc.’s acquisition of Continental Instruments, LLC

        These transactions were selected based on the similarity of the targets to L Q Corporation. In determining similarity, Rodman & Renshaw primarily considered the industries in which these entities operated and size of such entities based on revenues.

        For the L Q Corporation comparable transactions, using publicly available information, concerning historical financial performance, Rodman & Renshaw calculated the median multiple of transaction value, which is the value paid for the target’s equity plus any assumed debt less cash acquired, to the target company’s revenue and

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EBITDA for the latest twelve months immediately preceding the announcement of each of the respective transactions, resulting in medians of 0.5x and 6.2x. Typically, these multiples are compared with the multiples prevailing in the L Q Corporation contemplated transaction. No company utilized in the L Q Corporation comparable transaction analysis is identical to L Q Corporation nor is any transaction identical to the contemplated transaction between L Q Corporation and LQ Merger Corp. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of L Q Corporation and the companies involved in the L Q Corporation comparable transactions, as well as other facts that could affect their publicly-traded and/or transaction value. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to L Q Corporation comparable transactions.

Discounted Cash Flow Analysis

        Rodman & Renshaw performed discounted cash flow analyses, i.e., analyses of the present value of the projected cash flows, for L Q Corporation for the fiscal years ended 2007 through 2011, inclusive, using equity premiums ranging from 13.0% to 30.0% and a terminal value multiple of year 2011 revenues of 0.7x. The foregoing yielded a range for an implied value per share of L Q Corporation common stock of $2.47 to $3.50.

        The discounted cash flow analysis is based on L Q Corporation management’s projections which in turn are based on a set of discrete, subjective assumptions for revenue growth and expenses made by L Q Corporation management. The discounted cash flow analysis is intended to provide a guideline for determining a range of fair values. This fairness range may be wider or narrower than the range generated by the analysis itself. In interpreting the discounted cash flow analysis, Rodman & Renshaw made qualitative determinations regarding the likelihood of L Q Corporation failing to meet or exceeding the projections created by L Q Corporation management. In Rodman & Renshaw’s view, the transaction price is within the range of fairness indicated by the discounted cash flow analysis.

        The summary of the valuations set forth above does not purport to be a complete description of the analysis presented by Rodman & Renshaw. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Rodman & Renshaw believes that selecting any portion of their analysis or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Rodman & Renshaw’s opinion. In arriving at its opinion, Rodman & Renshaw considered the results of all such analyses. In addition, it may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Rodman & Renshaw’s view of the actual value of L Q Corporation. The analyses performed by Rodman &Renshaw are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which L Q Corporation might actually be sold or the prices at which the shares of L Q Corporation common stock may trade at any time in the future. Such analyses were prepared solely for the purposes of Rodman & Renshaw providing its opinion to L Q Corporation as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of L Q Corporation common stock pursuant to the merger. Analyses based upon forecasts or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Rodman & Renshaw, L Q Corporation, LQ Merger Corp. or any other person assumes responsibility if future results or actual values are materially different from those forecast.

Fees Payable to Rodman & Renshaw

        L Q Corporation paid Rodman & Renshaw a fee of $95,000, including $50,000 which was payable upon delivery of the fairness opinion by Rodman & Renshaw, regardless of whether or not the fairness opinion included a conclusion that the per share merger consideration is fair from a financial point of view to the L Q Corporation stockholders. In addition, L Q Corporation agreed to reimburse Rodman & Renshaw for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Rodman & Renshaw and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. Each of L

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Q Corporation and Rodman & Renshaw had the right to terminate Rodman & Renshaw’s engagement at any time upon written notice to that effect to the other party. However, in the event the engagement was terminated, Rodman & Renshaw was entitled to the fees and expenses incurred prior to termination and to indemnification. The terms of the fee arrangement with Rodman & Renshaw, which L Q Corporation and Rodman & Renshaw believe are customary in transactions of this nature, were negotiated at arm’s length between L Q Corporation and Rodman & Renshaw, and the board of directors was aware of the nature of the fee arrangement. The L Q Corporation special committee found the lack of any previous business relationship between Rodman & Renshaw and L Q Corporation or its affiliates particularly important when it decided to select Rodman & Renshaw as L Q Corporation’s financial advisor.

Interests of L Q Corporation Directors and Executive Officers in the Merger

        L Q Corporation stockholders considering the recommendation of the L Q Corporation board of directors regarding the merger should be aware that L Q Corporation’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of L Q Corporation stockholders generally. The board of directors of L Q Corporation was aware of and considered these potentially conflicting interests when they adopted the amended and restated merger agreement and approved the merger.

       Stock Options

        Options to purchase shares of L Q Corporation common stock, whether or not vested, outstanding at the effective time of the merger will be assumed by Dynabazaar and will become exercisable, subject to vesting, for shares of Dynabazaar common stock and will continue to be subject to all the same terms and conditions as in effect prior to the merger. The number of shares of Dynabazaar common stock issuable upon the exercise of these options will be equal to the product of the number of shares of L Q Corporation common stock that were issuable upon exercise of such stock option immediately prior to the effective time multiplied by the exchange ratio, rounded to the nearest whole number of shares of Dynabazaar common stock. The exercise price per share of each assumed L Q Corporation option will be equal to the quotient determined by dividing the exercise price per share of L Q Corporation common stock at which such L Q Corporation stock option was exercisable immediately prior to the effective time by the exchange ratio, rounded to the nearest whole cent.

       Continued Benefits

        Following the merger, Dynabazaar will either continue L Q Corporation’s benefits or allow L Q Corporation employees who continue employment with Dynabazaar to participate in Dynabazaar’s benefit plans (other than stock compensation plans or arrangements) on terms no less favorable than those provided to similarly situated Dynabazaar employees, or a combination of both. All of the executive officers of L Q Corporation currently participate in L Q Corporation’s benefit plans, which include medical, dental, vision, life insurance, accidental death and dismemberment insurance, short term and long term disability, employee assistance plan, flexible spending accounts, 401(k) plan, bonus plans, stock option plans, employee stock purchase plans and other welfare fringe benefit plans.

        Summary of Equity, Incentive and Other Awards of Directors and Executive Officers of L Q Corporation

        The following table identifies, for each L Q Corporation director and executive officer, as of [_______ __, 2007], such person’s relationship to L Q Corporation, the aggregate number of shares subject to outstanding options to purchase shares of L Q Corporation common stock, the aggregate number of shares of L Q Corporation common stock subject to vested options, the aggregate number of shares of L Q Corporation common stock subject to accelerated vesting upon the occurrence of the merger and the weighted average exercise price of all outstanding options.

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Name	Relationship to L Q Corporation	Aggregate Shares Subject to Outstanding Options	Aggregate Shares Subject to Vested Options	Aggregate Shares Subject to Accelerated Vesting Upon or Following the Occurrence of the Merger(1)	Weighted Average Price of Outstanding Options
Stephen Berns	Chairman	22,400	—	—	1.82
Melvyn Brunt	CFO	15,666	3,334	3,334	1.98
Sebastian Cassetta	CEO and Director	16,834	6,666	6,666	1.78
Steven Liguori	Director	22,400	—	—	1.78
Michael McManus	Director	23,899	—	—	2.06
Dianne McKeever	Director	—	—	—	—
Karen Evans	President of	625	1,875	1,875	1.73
	Sielox, Inc.
Bradley Schnur	President of SES	6,666	13,334	13,334	1,73

        Board Seats Following Completion of the Merger

        At the effective time, three vacancies shall be created on the Dynabazaar board of directors through resignation or by increase in the size of the Board of Directors, and Steven Berns, Sebastian Cassetta and Dianne McKeever will be designated by the Dynabazaar board of directors to fill such vacancies.

        Director and Officer Indemnification

        The amended and restated merger agreement also provides the following:

•	For seven (7) years after the effective time, Dynabazaar shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time covering each such person currently serving as an officer or director of Dynabazaar or L Q Corporation on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that Dynabazaar shall not be obligated to pay an aggregate premium per annum in excess of 200% of the amount per annum Dynabazaar paid in its last full fiscal year; it being understood that Dynabazaar shall nevertheless be obligated to provide such coverage as may be obtained for such amount.
•	The certificate of incorporation and the by-laws of Dynabazaar shall contain provisions relating to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time (including, without limitation, in connection with the merger and the other transactions contemplated by the amended and restated merger agreement) no less favorable to the recipients than those set forth in the certificate of incorporation and the by-laws of Dynabazaar as in effect on the date hereof, and such provisions shall not be amended or modified, in any material respect, in any manner that would be less favorable to such recipients, for seven (7) years after the effective time.

        As a result of the interests described above under each heading, L Q Corporation’s executive officers and directors have interests in the merger that may have made them more likely to vote to adopt the amended and restated merger agreement and approve the merger and to recommend the same to the L Q Corporation stockholders than if they did not hold these interests.

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Regulatory Approvals

        There are no material U.S. Federal or state regulatory requirements which remain to be complied with in order to consummate the merger (other than approvals, filings or notices required under U.S. Federal securities laws and the filing of the certificate of merger with the Secretary of State of the State of Delaware).

Restrictions on Sales of Shares of Dynabazaar Common Stock Received in the Merger

        The shares of Dynabazaar common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Dynabazaar common stock issued to any person who is deemed to be an “affiliate” of L Q Corporation prior to the merger. Persons who may be deemed “affiliates” of L Q Corporation prior to the merger include individuals or entities that control, are controlled by, or are under common control of L Q Corporation prior to the merger, and may include officers and directors, as well as principal stockholders of L Q Corporation prior to the merger.

        Persons who may be deemed to be affiliates of L Q Corporation prior to the merger may not sell any of the shares of Dynabazaar common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;
•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or any other applicable exemption under the Securities Act.

        Dynabazaar’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Dynabazaar common stock to be received in connection with the merger by persons who may be deemed to be affiliates of L Q Corporation prior to the merger, nor would it cover the resale of such shares by persons who may be deemed to be affiliates of Dynabazaar after the merger.

Listing on the Over-The-Counter Bulletin Board of Dynabazaar Shares Issued Pursuant to the Merger

        Dynabazaar shall use its best efforts to cause the Dynabazaar common stock to be delivered to the holders of L Q Corporation common stock in the merger to be listed, upon official notice of issuance, on the Over-The-Counter Bulletin Board prior to the effective time, and to take any action reasonably required to be taken under non-U.S. securities laws in connection with the issuance of Dynabazaar common stock in the merger.

Delisting and Deregistration of L Q Corporation Common Stock After the Merger

        When the merger is completed, L Q Corporation common stock will be delisted from the Over-The-Counter Bulletin Board and deregistered under the Exchange Act.

Appraisal Rights

        Under Delaware law, L Q Corporation stockholders will be entitled to appraisal rights in the merger. This means that such stockholders are entitled to have the value of their shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the court.

        Generally, to exercise appraisal rights, L Q Corporation stockholders must deliver a written demand for appraisal to L Q Corporation before the vote with respect to the amended and restated merger agreement is taken, must not vote in favor of the approval and adoption of the amended and restated merger agreement and must continuously hold their shares of L Q Corporation’s common stock from the date they make their demand for appraisal through the effective date of the merger. Failure to follow the procedures specified under Delaware law,

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as described in Section 262 of the DGCL will result in the loss of appraisal rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex B.

        Additional information about Dynabazaar and L Q Corporation may be found from reading this joint proxy statement/prospectus and the various sources described in this joint proxy statement/prospectus under the section entitled “Where You Can Find More Information” beginning on page [__] of this joint proxy statement/prospectus. Stockholders are urged to read carefully this information contained prior to making any decision regarding the exercise of appraisal rights. Dynabazaar and L Q Corporation file current, quarterly and annual reports with the SEC on Forms 8-K, 10-Q, and 10-K. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding Dynabazaar and L Q Corporation that are filed electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC.

        Dynabazaar stockholders are not entitled to appraisal rights in connection with the merger.

Accounting Treatment of the Merger

        Dynabazaar will account for the merger using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” with Dynabazaar treated as the acquiring entity. Accordingly, consideration paid by Dynabazaar will be allocated to L Q Corporation’s assets and liabilities based upon their estimated fair values as of the date of the closing of the merger. The results of operations of L Q Corporation will be included in Dynabazaar’s results of operations from the date of the closing of the merger. In the event that the purchase price exceeds the fair value of the assets acquired less liabilities assumed, the transaction could give rise to, among other things, goodwill. The goodwill will be subject to an independent valuation.

Material United States Federal Income Tax Consequences of the Merger

        The following discussion summarizes the material U.S. federal income tax considerations of the merger that are expected to apply generally to Dynabazaar, L Q Corporation and U.S. Holders (as defined below) of L Q Corporation common stock who exchange their L Q Corporation common stock for Dynabazaar common stock in the merger. This summary is based upon current provisions of the Code, existing Treasury regulations under the Code and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to Dynabazaar, L Q Corporation or the stockholders of L Q Corporation as described in this summary. No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to particular U.S. Holders, including holders:

•	who are subject to special tax rules, such as dealers in securities, foreign persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities;
•	who are subject to the alternative minimum tax provisions of the Code;
•	who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;
•	who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy;
•	who are pass-through entities and investors in pass-through entities; or
•	who do not hold their shares as capital assets.

        In the case of a U.S. Holder that is a partnership, the U.S. federal income tax income tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of L Q Corporation common stock and the partners in such partnerships are urged to consult their own tax advisors regarding the consequences to them of the merger.

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        In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address any of the following:

•	the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which L Q Corporation shares are acquired or Dynabazaar shares are disposed of;
•	the tax consequences to holders of options or restricted stock issued by L Q Corporation;
•	the tax consequences of the receipt of Dynabazaar shares other than in exchange for L Q Corporation shares; or
•	the tax implications of a failure of the merger to qualify as a reorganization.

        Accordingly, holders of L Q Corporation common stock are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the merger in light of their personal circumstances and the consequences of the merger under state, local and foreign tax laws.

        For purposes of this discussion, a U.S. Holder means a beneficial owner of L Q Corporation common stock who is:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Code, or a Reorganization. However, no ruling from the Internal Revenue Service, or IRS, has been or will be requested in connection with the merger. In addition, no opinions of counsel have been or will be requested that the merger will constitute a Reorganization, and stockholders of L Q Corporation should be aware that the tax consequences described in this section are not binding on the IRS, the IRS could adopt a contrary position and a contrary position could be sustained by a court.

        Provided the merger is treated for U.S. federal income tax purposes as a Reorganization, the following consequences will result:

•	U.S. Holders will not recognize any gain or loss upon the receipt of solely Dynabazaar common stock for their L Q Corporation common stock, other than with respect to cash received in lieu of fractional shares of Dynabazaar common stock;
•	the aggregate tax basis of the shares of Dynabazaar common stock received by U.S. Holders in the merger (including any fractional share deemed received) will be the same as the aggregate basis of the shares of L Q Corporation common stock surrendered in exchange therefor;
•	the holding period of the shares of Dynabazaar common stock received by U.S. Holders in the merger will include the holding period of the shares of L Q Corporation common stock surrendered in exchange therefor;

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•	cash payments received by U.S. Holders in lieu of fractional shares will be treated as if such fractional shares of Dynabazaar common stock were issued in the merger and then redeemed. A U.S. Holder who receives such cash will recognize gain or loss equal to the difference, if any, between such stockholder’s basis in the fractional share as determined above and the amount of cash received. Such gain or loss will be a capital gain or loss and any such capital gain will be long-term capital gain if the L Q Corporation common stock is held by such stockholder as a capital asset at the effective time of the merger and such stockholder’s holding period for his, her or its L Q Corporation common stock is more than one year; and
•	Dynabazaar, L Q Merger Corp. and L Q Corporation will not recognize any gain or loss solely as a result of the merger.

        L Q Corporation stockholders are required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder’s tax basis in the stockholder’s L Q Corporation common stock and a description of the Dynabazaar common stock received.

        Certain stockholders of L Q Corporation may be subject to information reporting with respect to the cash received in lieu of a fractional share of L Q Corporation common stock. Holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. The current backup withholding rate is 28%. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such stockholders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

        THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. L Q CORPORATION STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

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AGREEMENTS RELATED TO THE MERGER

The Amended and Restated Merger Agreement

        The following is a summary of the material provisions of the amended and restated merger agreement. This summary is qualified in its entirety by reference to the amended and restated merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. You should read the amended and restated merger agreement in its entirety, as it is the legal document governing the merger, and the provisions of the amended and restated merger agreement are not easily summarized.

       Structure of the Merger

        The amended and restated merger agreement provides for the merger of LQ Merger Corp., a newly formed, wholly-owned subsidiary of Dynabazaar, with and into L Q Corporation. L Q Corporation will survive the merger as a wholly-owned subsidiary of Dynabazaar.

       Merger Consideration

        Upon completion of the merger, each share of L Q Corporation common stock outstanding immediately prior to the effective time of the merger will be canceled and automatically converted into the right to receive 3.68 shares of Dynabazaar common stock upon surrender of the certificate representing such share of L Q Corporation common stock in the manner provided in the amended and restated merger agreement.

        The exchange ratio in the merger will be appropriately adjusted to reflect fully the effect of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, any acquisition or retirement of shares or any stock dividend (but excluding the exercise of stock options issued and outstanding as of December 22, 2006) or other like change with respect to Dynabazaar common stock or L Q Corporation common stock having a record date on or after the date of the amended and restated merger agreement and prior to the effective time of the merger.

        Based on the exchange ratio and the number of shares of L Q Corporation common stock outstanding as of [________ __, 2007], and assuming the exercise of approximately [___________] outstanding options to purchase shares of L Q Corporation common stock which were in-the-money as of [________ __, 2007], a total of approximately [___________] shares of Dynabazaar common stock will be issued in connection with the merger to holders of shares of L Q Corporation common stock.

       Treatment of L Q Corporation Stock Options and Stock-Based Awards

        Options to purchase shares of L Q Corporation common stock, whether or not vested, outstanding at the effective time of the merger will be assumed by Dynabazaar and will become exercisable, subject to vesting, for shares of Dynabazaar common stock and will continue to be subject to all the same terms and conditions as in effect prior to the merger. The number of shares of Dynabazaar common stock issuable upon the exercise of these options will be equal to the product of the number of shares of L Q Corporation common stock that were issuable upon exercise of such stock option immediately prior to the effective time multiplied by the exchange ratio, rounded to the nearest whole number of shares of Dynabazaar common stock. The exercise price per share of each assumed L Q Corporation option will be equal to the quotient determined by dividing the exercise price per share of L Q Corporation common stock at which such L Q Corporation stock option was exercisable immediately prior to the effective time by the exchange ratio, rounded to the nearest whole cent.

        As of [________ __, 2007], options to purchase approximately [___________] shares of L Q Corporation common stock were outstanding under L Q Corporation’s stock option plans.

        Following the effective date of the merger, Dynabazaar will file a registration statement on Form S-8, if available, to register the sale of shares of Dynabazaar common stock issuable in connection with the assumed

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options, and to cause the registration statement to become effective and shall use reasonable best efforts to cause such registration statement to remain effective until the date on which such assumed options are no longer outstanding.

        When the merger is completed, each award of shares granted under L Q Corporation benefit plans and representing the right to receive in the future shares of L Q Corporation common stock outstanding immediately before consummation of the merger shall be fully vested and converted into a right to receive shares of Dynabazaar common stock. Each such award of shares that is so converted shall convert into a right to receive 3.68 shares of Dynabazaar common stock for each share of L Q Corporation common stock awarded.

       Treatment of Rights Under the L Q Corporation Stock Purchase Plan

        Prior to the effective time of the merger, the L Q Corporation employee stock purchase plan will be terminated. No L Q Corporation employees are currently participating in such plan.

       Fractional Shares

        L Q Corporation stockholders will not receive a fraction of a Dynabazaar common stock in the merger. L Q Corporation stockholders who would otherwise have been entitled to a fraction of a Dynabazaar common stock will instead receive a cash payment (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing stock price of Dynabazaar common stock on the Over-The-Counter Bulletin Board as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by Dynabazaar and L Q Corporation ) on the trading day immediately preceding the effective time of the merger.

       Exchange of L Q Corporation Stock Certificates for Dynabazaar Stock Certificates

        As soon as reasonably practicable after the consummation of the merger, Dynabazaar will instruct Computershare Investor Services, Inc., as exchange agent, to mail to each holder of record of L Q Corporation common stock a letter of transmittal and instructions as to how to surrender certificates of L Q Corporation common stock in exchange for Dynabazaar common stock and payment for any fractional Dynabazaar shares. If you hold L Q Corporation common stock through a bank, broker or other nominee, such nominee will be responsible for effecting the exchange. L Q CORPORATION STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

        Holders of certificates previously representing L Q Corporation common stock will not be paid dividends or distributions on the Dynabazaar common stock and will not be paid cash in lieu of a fractional Dynabazaar common stock until such certificates are surrendered to the exchange agent for exchange. For all other corporate purposes, certificates that represented shares of L Q Corporation common stock prior to the consummation of the merger will represent, from and after the consummation of the merger, the number of Dynabazaar common stock and cash in respect of fractional Dynabazaar shares into which such shares of L Q Corporation common stock are actually converted in the merger.

        Computershare Investor Services, Inc. will deliver Dynabazaar common stock in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. LQ Merger Corp. also may, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Dynabazaar, LQ Merger Corp. or Computershare Investor Services, Inc. with respect to alleged lost, stolen or destroyed certificates.

       Transfers of Ownership

        If shares of Dynabazaar common stock are to be issued in a name other than that in which the L Q Corporation stock certificates or book entry shares surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the certificates or book entry shares so surrendered will be properly endorsed

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and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Dynabazaar (or any agent designated by it) any transfer fees or other taxes required by reason of the issuance of shares of Dynabazaar common stock in connection with the merger in any name other than that of the registered holder of the L Q Corporation stock certificates or book entry shares surrendered, or established to the satisfaction of Dynabazaar (or any agent designated by it) that such tax has been paid or is not payable.

       Representations and Warranties

        The amended and restated merger agreement contains various customary representations and warranties made by Dynabazaar, L Q Merger Corp. and L Q Corporation regarding aspects of their respective businesses, financial condition, subsidiaries and structure, as well as other facts pertinent to the merger. The representations and warranties contained in the amended and restated merger agreement will not survive the merger, but they form the basis of certain conditions to Dynabazaar’s and L Q Corporation’s obligations to complete the merger.

       Covenants of L Q Corporation

        Except as contemplated by the amended and restated merger agreement, L Q Corporation has agreed that, until completion of the merger or termination of the amended and restated merger agreement, it will (i) conduct its and its subsidiaries’ business in the ordinary course of business and consistent with past practice, and (ii) use all commercially reasonable efforts to:

•	preserve intact its and its subsidiaries present business organization;
•	keep available the services of its present executive officers, employees and consultants; and
•	preserve its relationships with customers, suppliers and others with which it has significant business relationships.

        Under the amended and restated merger agreement, L Q Corporation also agreed that, until the earlier of the completion of the merger or termination of the amended and restated merger agreement, or unless Dynabazaar consents in writing, neither it nor any of its subsidiaries will:

•	amend L Q Corporation’s charter documents;
•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in L Q Corporation or any of its subsidiaries (except for the issuance of shares of L Q Corporation common stock issuable pursuant to L Q Corporation stock options outstanding on the date of the amended and restated merger agreement);
•	sell, pledge, dispose of or encumber any assets (except for sales of immaterial assets not in excess of $100,000 in the aggregate);
•	declare, make or pay any dividend or other distribution in respect of any of its capital stock;
•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
•	amend the terms or change the period of exercisability of any option, warrant or right, directly or indirectly, to acquire any such securities;
•	incur any indebtedness for borrowed money (other than in the ordinary course of business and consistent with past practice under any existing lines of credit) or issue any debt securities;

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•	increase the compensation (including bonus) or severance payable to its directors, officers, employees or consultants;
•	fail to comply in all material respects with applicable laws and regulations or to timely file such documents or make such disclosures as may be required by applicable law or regulation; or
•	take any action which would make any of the representations or warranties of L Q Corporation contained in the amended and restated merger agreement untrue or incorrect or prevent L Q Corporation from performing its covenants under the amended and restated merger agreement or cause any condition to L Q Corporation’s obligations to consummate the transactions contemplated under the amended and restated merger agreement not to be satisfied.

       Covenants of Dynabazaar

        Except as contemplated by the amended and restated merger agreement, Dynabazaar has agreed that, until completion of the merger or termination of the amended and restated merger agreement, it will (i) conduct its and its subsidiaries’ business in the ordinary course of business and consistent with past practice, other than actions taken by Dynabazaar and its subsidiaries in contemplation of consummation of the merger.

        Under the amended and restated merger agreement, Dynabazaar also agreed that, until the earlier of the completion of the merger or termination of the amended and restated merger agreement, or unless L Q Corporation consents in writing, neither it nor any of its subsidiaries will:

•	amend Dynabazaar’s charter documents;
•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Dynabazaar or any of its subsidiaries (except for the issuance of shares of Dynabazaar common stock issuable pursuant to Dynabazaar stock options outstanding on the date of the amended and restated merger agreement);
•	sell, pledge, dispose of or encumber any assets (except for sales of immaterial assets not in excess of $100,000 in the aggregate);
•	declare, make or pay any dividend or other distribution in respect of any of its capital stock; split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
•	amend the terms or change the period of exercisability of any option, warrant or right, directly or indirectly, to acquire any such securities;
•	incur any indebtedness for borrowed money (other than in the ordinary course of business and consistent with past practice under any existing lines of credit) or issue any debt securities;
•	increase the compensation (including bonus) or severance payable to its directors, officers, employees or consultants;
•	fail to comply in all material respects with applicable laws and regulations or to timely file such documents or make such disclosures as may be required by applicable law or regulation; or
•	take any action which would make any of the representations or warranties of Dynabazaar and LQ Merger Corp. contained in the amended and restated merger agreement untrue or incorrect or prevent

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Dynabazaar or LQ Merger Corp. from performing its covenants under the amended and restated merger agreement or cause any condition to Dynabazaar’s obligations to consummate the transactions contemplated under the amended and restated merger agreement not to be satisfied.

       Other Covenants

        The amended and restated merger agreement contains a number of other covenants by Dynabazaar and L Q Corporation, including:

•	Preparation of Registration Statement and Joint Proxy Statement/Prospectus. Dynabazaar and L Q Corporation agreed to promptly prepare and file this joint proxy statement/prospectus included as part of the registration statement, and Dynabazaar agreed to promptly prepare and file the registration statement following the execution of the amended and restated merger agreement. Both parties also agreed to use reasonable efforts to have the registration statement declared effective by the SEC and shall mail the joint proxy statement/prospectus to their respective stockholders as soon thereafter as reasonably practicable. L Q Corporation agreed to furnish information regarding itself and its respective securityholders to Dynabazaar as reasonably required.
•	Meeting of Stockholders. Dynabazaar and L Q Corporation agreed to take all actions necessary to hold the special meetings of their respective stockholders to consider and vote upon, in the case of Dynabazaar, the adoption of the amended and restated merger agreement and the other proposals set forth herein, and, in the case of L Q Corporation, the adoption of the amended and restated merger agreement.
•	Access to Information. During the period after the execution of the amended and restated merger agreement and prior to the effective time, each party has agreed: to afford the other party’s officers, employees, accountants, counsel, investment bankers and other identified representatives reasonable access to its properties, books, records and contracts and agreements of such party, its subsidiaries and joint ventures, furnish promptly to the other party all information concerning the business, properties, prospects, assets (tangible and intangible), liabilities, financial statements, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel of such party and its subsidiaries as the other party may request, and make available to the other party the appropriate officers, employees, consultants and other individuals of such party and its subsidiaries for discussion thereof as the other party may request. Such information shall be kept confidential in accordance with the terms of the existing Confidentiality Agreement, dated October 5, 2006 between Dynabazaar and L Q Corporation.
•	Consent; Approvals. Dynabazaar and L Q Corporation each agreed to use its reasonable best efforts to obtain any consents, waivers, approvals or orders, and make as promptly as reasonably practicable all filings required in connection with the authorization, execution and delivery of the amended and restated merger agreement and the consummation of the transactions contemplated thereby. L Q Corporation and Dynabazaar each agreed to furnish all information required to be included in this joint proxy statement/prospectus and the registration statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by the amended and restated merger agreement.
•	Notification of Certain Matters. Dynabazaar and L Q Corporation each agreed to give prompt notice to the other of any representation or warranty in the amended and restated merger agreement becoming materially untrue or inaccurate, or any failure to comply with or satisfy in any material respect any covenant or condition to be complied with or satisfied under the amended and restated merger agreement, in each case where the respective party would not satisfy the closing condition with respect to its representations or warranties.

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•	Public Announcements. Dynabazaar and L Q Corporation have agreed to consult with one another before issuing any press release or otherwise making any public statements about the merger or related transactions, unless otherwise required by any applicable laws or regulations.
•	Stock Exchange Listing. Dynabazaar has agreed to use reasonable best efforts to authorize for listing on the Over-The-Counter Bulletin Board the shares of Dynabazaar common stock issuable, and those required to be reserved for issuance, in connection with the merger, subject to official notice of issuance.

       Indemnification and Insurance

        The amended and restated merger agreement provides that, for seven (7) years after the effective time, Dynabazaar shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time covering each such person currently serving as an officer or director of Dynabazaar or L Q Corporation on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that Dynabazaar shall not be obligated to pay an aggregate premium per annum in excess of 200% of the amount per annum Dynabazaar paid in its last full fiscal year; it being understood that Dynabazaar shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

        The amended and restated merger agreement also provides that the certificate of incorporation and the by-laws of Dynabazaar shall contain provisions relating to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time (including, without limitation, in connection with the merger and the other transactions contemplated by the amended and restated merger agreement) no less favorable to the recipients than those set forth in the certificate of incorporation and the by-laws of Dynabazaar as in effect on the date hereof, and such provisions shall not be amended or modified, in any material respect, in any manner that would be less favorable to such recipients, for seven (7) years after the effective time.

       Board of Directors of Dynabazaar Following the Merger

        At the effective time, three vacancies shall be created on the Dynabazaar board of directors through resignation or by increase in the size of the Board of Directors, and Steven Berns, Sebastian Cassetta and Dianne McKeever will be designated by the Dynabazaar board of directors to fill such vacancies.

       Conditions to Completion of the Merger

        The respective obligations of Dynabazaar and L Q Corporation to complete the merger are subject to the satisfaction of each of the following conditions before completion of the merger:

1.	Effectiveness of Registration Statement. The registration statement of which this document is a part has become effective under the Securities Act and the SEC has not issued any stop order suspending the effectiveness of such registration statement, nor has it initiated or threatened any proceedings for that purpose or in respect of this document;

2.	Stockholder Adoption. Both the L Q Corporation and Dynabazaar stockholders have adopted the amended and restated merger agreement;

3.	Legal Actions. No action or proceeding has been instituted or is pending or threatened by any governmental, administrative or regulatory authority or before any governmental, administrative or regulatory authority or court of competent jurisdiction, domestic or foreign, that is reasonably likely to result in, nor is there in effect, any judgment, decree or order of any governmental, administrative or regulatory authority or court of competent jurisdiction or other legal restraint preventing the consummation of the merger, prohibiting or limiting Dynabazaar from exercising all material rights and privileges pertaining to its ownership of LQ Merger Corp. or the ownership or operation by Dynabazaar or any of its subsidiaries of all or a material portion of the business or assets of LQ Merger Corp. and its subsidiaries, or compelling Dynabazaar or any of its subsidiaries, including LQ Merger

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Corp. and its subsidiaries, to dispose of or hold separate assets which are, or impose any liability which is, material to Dynabazaar or LQ Merger Corp., or material as compared against the aggregate merger consideration;

4.	Illegality. No statute, rule, regulation, order or judicial decision is enacted, published, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal; and

5.	Tax-Free Reorganization. There shall not have been enacted any change in any applicable law, rule or regulation that prevents the merger from qualifying as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

        In addition, the respective obligations of each of Dynabazaar and L Q Corporation to effect the merger are subject to the satisfaction of the following additional conditions:

6.	Representations and Warranties. The representations and warranties of L Q Corporation and Dynabazaar and LQ Merger Corp. in the amended and restated merger agreement must be true and correct in all respects on and as of the date of the consummation of the merger, with the same force and effect as if made on and as of the date of the consummation of the merger, except for:

•	changes contemplated in the amended and restated merger agreement;
•	those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date); or
•	where the failure to be true and correct would not, individually or in the aggregate with all other such failures, have a material adverse effect, and both L Q Corporation and Dynabazaar will have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the other party;
7.	Agreements and Covenants. L Q Corporation and Dynabazaar will have each performed or complied in all material respects with all agreements and covenants required by the amended and restated merger agreement to be performed or complied with by it on or prior to the date of the consummation of the merger, and both L Q Corporation and Dynabazaar will have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the other party; and

8.	Consents Obtained. L Q Corporation and Dynabazaar will have each obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and will have made all filings required to be made, by such party for the authorization, execution and delivery of the amended and restated merger agreement and the consummation by it of the transactions contemplated by the amended and restated merger agreement, except where the failure to do so would not reasonably be expected individually or in the aggregate with all other such failures to have a material adverse effect on L Q Corporation or Dynabazaar.

        In addition, the obligations of Dynabazaar to effect the merger are subject to the following additional condition:

9.	Dissenters. Holders of no more than 10% of the L Q Corporation common stock shall have exercised dissenters’ rights in accordance with the DGCL.

       Non-solicitation by Dynabazaar and L Q Corporation

        Dynabazaar and L Q Corporation have each agreed that it will not:

•	solicit, facilitate or encourage (including by way of furnishing information) or engage in negotiation with respect to any inquiries or proposals regarding any merger, sale of assets, sale of shares or capital

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stock (including, without limitation, by way of a tender offer) or similar transactions involving such party or any of its subsidiaries that if consummated would constitute an alternative transaction (any of the foregoing inquiries or proposals is referred to as an “acquisition proposal”);

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposals from third parties; or
•	approve or recommend, or propose to approve or recommend, or enter into, any agreement (whether or not purportedly legally binding) related to any acquisition proposals from third parties.

        For purposes of the amended and restated merger agreement, “Alternative Transaction” means any of:

•	a transaction other than the merger pursuant to which any person (or group of persons) acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of such party, whether from such party or pursuant to a tender offer or exchange offer or otherwise;
•	a merger or other business combination other than the merger involving such party pursuant to which any person (or group of persons) acquires or would acquire more than 20% of the outstanding equity securities of such party or the entity surviving such merger or business combination;
•	any transaction other than the merger pursuant to which any person (or group of persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of such party and securities of the entity surviving any merger or business combination including any of such party’s subsidiaries) of such party or any of its subsidiaries having a fair market value equal to more than 20% of the fair market value of all the assets of such party and its subsidiaries, taken as a whole; or
•	any other consolidation, business combination, recapitalization or similar transaction involving such party or any significant subsidiary of such party, other than the transactions contemplated by the amended and restated merger agreement.

        Dynabazaar and L Q Corporation must promptly (but in no event later than 24 hours) notify the other party by oral and written notice if it receives any other acquisition proposals, or any modification of or amendment to such acquisition proposals, or any requests for nonpublic information or for access to the properties, books, or records from any third party that informs Dynabazaar or L Q Corporation that the third party is considering making, or has made an acquisition proposal. The party providing the notification must also provide the identity of the third party making, or intending to make, the acquisition proposal or requesting non-public information or access to the books and records of such party and the terms of any acquisition proposal or modification or amendment thereto. Each party shall keep the other fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any acquisition proposal, indication or request. Except as described below, neither L Q Corporation nor Dynabazaar nor their respective boards of directors may withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, the approval by such board of directors of the amended and restated merger agreement or the merger or the recommendation of such board of directors that such party’s stockholders adopt the amended and restated merger agreement (and, in the case of Dynabazaar, approve the amendment to its certificate of incorporation to change the corporate name). Neither L Q Corporation nor Dynabazaar nor their respective boards of directors may enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any acquisition proposal or alternative transaction.

        Notwithstanding the foregoing, if Dynabazaar or L Q Corporation, as the case may be, receives an unsolicited written proposal that contains financial terms that are superior to the terms of the amended and restated merger agreement and such party’s board determines in its reasonable judgment that the proposal is reasonably likely to lead to a superior offer, that, upon consultation with outside advisors, the proposal constitutes a superior offer and that failure to withdraw or modify its recommendation that its stockholders adopt the amended and restated merger agreement would be reasonably likely to constitute a breach of its fiduciary obligations under applicable law,

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then such party’s board may withhold, withdraw, amend or modify its recommendation in favor of the adoption of the amended and restated merger agreement, or approve or recommend the superior offer only if such party’s board of directors complies with certain notice requirements and other conditions, including a requirement that such party negotiate with the other party in good faith and the other party does not, within ten business days of its receipt of notice of the superior offer, make an offer that the board of directors of the party that received the superior offer determines to be at least as favorable to such party’s stockholders as the superior offer.

        A “superior offer”, with respect to either L Q Corporation or Dynabazaar, means a third-party acquisition proposal on terms that the board of directors of such offeree determines in good faith, based on consultation with its outside legal counsel and financial advisor, are meaningfully more favorable to the offeree’s stockholders than the merger (after giving effect to any adjustments proposed in writing by the other party in response to such third-party acquisition proposal) and is reasonably certain to be consummated, taking into account all legal, financial and regulatory aspects of, and conditions to, such third-party acquisition proposal (including any required financing).

       Termination of the Amended and Restated Merger Agreement

        The amended and restated merger agreement may be terminated in accordance with its terms at any time, except as set forth below, prior to completion of the merger, whether before or after adoption of the amended and restated merger agreement by L Q Corporation or Dynabazaar stockholders:

1.	by mutual written consent duly authorized by the boards of directors of Dynabazaar, LQ Merger Corp. and L Q Corporation; or

2.	by either Dynabazaar or L Q Corporation, if the merger has not been consummated by June 30, 2007 (other than for reasons set forth in 3 below); provided, however, that this right to terminate the amended and restated merger agreement is not available to any party whose failure to fulfill any obligation under the amended and restated merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated on or before June 30, 2007; or

3.	by either Dynabazaar or L Q Corporation, if the requisite vote of the stockholders of Dynabazaar or L Q Corporation have not been obtained by June 25, 2007, or if the stockholders of L Q Corporation have not adopted the amended and restated merger agreement at the special meeting of L Q Corporation stockholders or the stockholders of Dynabazaar have not adopted the amended and restated merger agreement or approved the amendment to Dynabazaar’s certificate of incorporation providing for a change in the corporate name of Dynabazaar and the removal of the classification of the Dynabazaar Board at the special meeting of Dynabazaar stockholders; provided, however, that this right to terminate the amended and restated merger agreement is not available if either party fails to call its special meeting or fails to solicit proxies from its stockholders in favor of the merger as required by the amended and restated merger agreement; or

4.	by either Dynabazaar or L Q Corporation, if a court of competent jurisdiction or a governmental, administrative or regulatory authority issues a nonappealable final order, decree or ruling or takes any other nonappealable final action which permanently restrains, enjoins or otherwise prohibits the merger; or

5.	by Dynabazaar, on one hand, or L Q Corporation, on the other hand, if, whether or not permitted to do so by the amended and restated merger agreement, the board of directors of the other party or the other party:

•	withdraws, modifies or changes its approval, adoption or recommendation of the amended and restated merger agreement or the merger in a manner adverse to the terminating party or has resolved to do so;
•	approves or recommends to its stockholders an acquisition proposal or alternative transaction;

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•	approves or recommends that its stockholders tender their shares in any tender or exchange offer that is an alternative transaction; or
•	fails either (i) to include in this proxy statement/prospectus the recommendation of its board of directors in favor of adoption of the amended and restated merger agreement, or (ii) to solicit from its stockholders proxies in favor of adoption of the amended and restated merger agreement and to take all other reasonable action necessary or advisable to secure the vote or consent of its stockholders in favor of such adoption; or
•	takes any public position or makes any disclosures to its stockholders, generally, that has the effect of any of the foregoing; or

6.	by either Dynabazaar or L Q Corporation:

•	if any representation or warranty of the other party set forth in the amended and restated merger agreement was untrue when made or has become untrue; or
•	upon a breach by the other party of any covenant or agreement set forth in the amended and restated merger agreement;

such that, in either case, the conditions to the terminating party’s obligation to complete the merger described above under “Conditions to Completion of the Merger” would not be satisfied; provided that, if such misrepresentation or breach is curable prior to the earlier of June 20, 2007 or 45 days after notice thereof and the party in breach exercises its reasonable best efforts to cure the same, the amended and restated merger agreement may not be terminated under this clause while such party continues to exercise such efforts prior to June 20, 2007.

       Fee and Expenses

        Except as set forth below, each of Dynabazaar and L Q Corporation will pay its own fees and expenses incurred in connection with the amended and restated merger agreement and the transactions contemplated by the amended and restated merger agreement, whether or not the merger is consummated. However, if the merger is not consummated, Dynabazaar and L Q Corporation will share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of this proxy statement/prospectus and the related registration statement and any amendments thereto.

        Under the terms of the amended and restated merger agreement, Dynabazaar and L Q Corporation must each pay a termination fee of $200,000 to the other party upon termination of the amended and restated merger agreement and must also pay the other party’s respective actual, documented and reasonable out-of-pocket expenses relating to the transactions contemplated by the amended and restated merger agreement, the preparation, printing, filing or mailing of the proxy statement/prospectus, the solicitation of stockholder approvals and other matters related to the consummation of the transaction contemplated by the amended and restated merger agreement (including, but not limited to, fees and expenses of counsel, accountants and financial advisors) in an aggregate amount not to exceed $350,000, upon the first to occur of any of the following events:

•	Dynabazaar or L Q Corporation terminate the amended and restated merger agreement following the failure of either party’s stockholders to adopt the amended and restated merger agreement at their respective special meetings and either party or any third party publicly announces an alternative transaction during the period beginning on the date of the amended and restated merger agreement and ending 12 months following the date of termination of the amended and restated merger agreement and such transaction is at any time thereafter consummated on terms substantially equivalent to or more favorable to the party participating in the alternative transaction, or such party’s stockholders, than the terms of the alternative transaction previously announced;

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•	the termination of the amended and restated merger agreement by Dynabazaar or L Q Corporation for any of the reasons described in paragraphs 5 and 6 under “Termination of the Amended and Restated Merger Agreement” above.

        In no event will Dynabazaar or L Q Corporation be required to pay such fee and/or expenses to the other if, immediately prior to the termination of the amended and restated merger agreement, the party otherwise entitled to receive such fee and/or expenses was in material breach of its obligations under the amended and restated merger agreement.

        The fees payable under certain circumstances by Dynabazaar or L Q Corporation are intended, among other things, to compensate the party entitled to receive such fee for its respective costs, including lost opportunity costs, if certain actions or inactions by the non-terminating party or its stockholders lead to the abandonment of the merger. This may have the effect of increasing the likelihood that the merger will be consummated in accordance with the terms of the amended and restated merger agreement. The fee may also have the effect of discouraging persons from making an offer to acquire all of or a significant interest in L Q Corporation by increasing the cost of any such acquisition.

       Material Adverse Effect

        For purposes of the amended and restated merger agreement, the term “material adverse effect”, when used in connection with L Q Corporation or any of its subsidiaries or Dynabazaar or any of its subsidiaries, as the case may be, means any change, effect or circumstance that (i) is materially adverse to the business, financial condition, prospects or results of operations of L Q Corporation and its subsidiaries or Dynabazaar and its subsidiaries, as the case may be, in each case taken as a whole, excluding the effects of changes to the extent related to (A) the United States or global economy or capital markets generally, (B) general changes in conditions in the industries in which L Q Corporation and Dynabazaar conduct business or (C) the amended and restated merger agreement, the announcement thereof and the transactions contemplated thereby, or (ii) materially adversely affects the ability of L Q Corporation, or LQ Merger Corp. and Dynabazaar, as the case may be, timely to perform the obligations or consummate the transactions contemplated by this agreement.

Barington Engagement Letter Agreements

        On January 5, 2007, both Dynabazaar and L Q Corporation entered into separate letter agreements with Barington with respect to the engagement of Barington by each of the Dynabazaar Special Committee and the L Q Corporation Special Committee to provide assistance as such special committees may reasonably request with respect to the contemplated merger between Dynabazaar and L Q Corporation. Each of Dynabazaar and L Q Corporation agreed to pay Barington a fee of $100,000 as compensation for its services, as well as reimburse Barington for all reasonable and documented out-of-pocket expenses incurred by Barington. For additional information on Dynabazaar’s relationship with Barington, see the section entitled “Information About Dynabazaar, Inc. – Certain Relationships and Related Transactions, and Director Independence” beginning on page [__] of this joint proxy statement/prospectus and for additional information on L Q Corporation’s relationship with Barington, see the section entitled “Information About L Q Corporation, Inc. – Certain Relationships and Related Transactions, and Director Independence” beginning on page [__] of this joint proxy statement/prospectus.

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INFORMATION ABOUT DYNABAZAAR, INC.

        As used in this section of the joint proxy statement/prospectus (page [__] to page[__]), the terms “we”, “our”, “the Company” and other terms of similar import refer to Dynabazaar.

Business of Dynabazaar

        Costar Video Systems, LLC (“Costar”) our wholly owned subsidiary, designs, sources and distributes video and imaging products for the security and industrial markets. Video Solutions Technology Center, LLC (“VSTC”), a wholly owned subsidiary of Costar, provides product design and development, technical support and repair services for Costar.

Financial Information about Geographic and Business Segments

        Over 97% of Costar’s revenues are attributable to customers located within the United States. The remaining 3% of revenues are generated from customers found in Portugal, Canada, Singapore, South Korea and France.

Industry

        We believe that the fear of terrorism and conventional crime, coupled with the increased effectiveness and affordability of available countermeasures, has contributed to the ongoing expansion of the security industry. We believe that growth of closed circuit television (“CCTV”) equipment will continue, driven by technological innovations such as the adoption of more efficient, low cost, networked digital technologies.

        Stimulated by the demand for increased efficiency, we believe that the market for industrial vision products is growing larger as well. Industrial cameras, for example, can be employed to increase the efficiency of a diverse set of manufacturing operations including those that produce semiconductors, automobiles, pharmaceuticals, chemicals and food.

Strategy and Marketing Efforts

        The security and industrial divisions will continue their analogous strategies - increasing business with systems integrators and original equipment manufacturers (OEM) while targeting independent distributors and large systems integrators to cultivate additional channels of distribution.

        Costar’s sales and marketing strategy is focused on measures aimed at generating both product innovations and market recognition of the Costar™ brand. Such innovations will likely include the continued shift from analog to digital devices.

        Costar is working to merge various existing technologies in an effort to enhance the performance capabilities of its security and industrial products for its customers. Product improvements are largely driven by the needs of Costar’s customers. Advancements result from integrating a multitude of existing technologies for performance in a given environment. The ensuing innovations create unique value for our customers.

Products

        The security product line, comprised of cameras, lenses, digital video recorders and high speed domes, is marketed under the Costar™ brand name. Costar expects to introduce new products for inclusion in integrated systems and distribution to Costar’s evolving customer base.

        The industrial product line, consisting of cameras, monitors, cables, lenses and video printers, are distributed under brand names, such as Sony, Panasonic and Hitachi, the Costar™ brand name and, for OEM customers, private labels.

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Customers and Seasonality

        Our customers include traditional retailers, distributors and manufacturers. In 2006, we had two major customers that each accounted for more than 10% of revenue. We do not experience any material seasonality or backlog with respect to its sales.

Competition

        In the security market, Costar competes with General Electric, Honeywell and smaller companies like Pelco, GVI Security Solutions, Mace Security International, March Networks and Vicon Industries. In the industrial market, we believe that Costar is considered one of the top three distributors (the other two being AEGIS and Industrial Vision Source), selling cameras from manufacturers such as Sony, Panasonic, Hitachi, JVC, Toshiba and JAI. In addition, Costar markets industrial products under the Costar™ brand name and under private labels for certain OEMs competing in this sector with other manufacturers.

Employees

        Costar and VSTC currently employ seventeen people: six in development and technical support, six in sales and marketing and the remainder in administrative support. All employees are located in the United States and none are represented by a union or labor group.

Properties

        Our headquarters are located in New York City, in an office maintained by Barington.

        Costar’s primary facilities are located in Carrollton, Texas and VSTC’s primary facilities are located in Anaheim, California. Both facilities are leased.

Legal Proceedings

        We are a defendant in certain purported class action lawsuits filed by individual shareholders in the U.S. District Court for the Southern District of New York against Dynabazaar, Scott Randall (former President, Chief Executive Officer and Chairman of the Board of Dynabazaar), John Belchers (former Chief Financial Officer of Dynabazaar), U.S. Bancorp Piper Jaffray Inc., DB Alex. Brown (as successor-in-interest to Deutsche Bank Securities, Inc.), Robertson Stephens, Inc. (formerly known as FleetBoston Robertson Stephens, Inc.), Banc of America Securities, LLC, Goldman Sachs & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Citigroup Global Markets, Inc. (as successor-in-interest to Salomon Smith Barney, Inc.), and J.P. Morgan Securities, Inc. (as successor-in-interest to Hambrecht & Quist, LLC). The lawsuits have been filed by individual shareholders who purport to seek class action status on behalf of all other similarly situated persons who purchased the common stock of Dynabazaar between March 14, 2000 and December 6, 2000. A consolidated amended class action complaint was filed on April 19, 2002. The complaint alleges that certain underwriters of Dynabazaar’s initial public offering solicited and received excessive and undisclosed fees and commissions in connection with that offering. The complaint further alleges that the defendants violated the federal securities laws by issuing a registration statement and prospectus in connection with Dynabazaar’s initial public offering which failed to accurately disclose the amount and nature of the commissions and fees paid to the underwriter defendants. On or about October 8, 2002, the Court entered an Order dismissing the claims asserted against certain individual defendants in the consolidated actions, including the claims against Mr. Randall and Mr. Belchers, without any payment from these individuals or the Company. On or about February 19, 2003, the Court entered an Order dismissing with prejudice the claims asserted against the Company under Section 10(b) of the Securities Exchange Act. As a result, the only claims that remain against the Company are those arising under Section 11 of the Securities Act of 1933, as amended. The Company has accepted a proposal for the settlement and release of the remaining claims in the litigation. The proposed settlement will result in a dismissal with prejudice of all claims and will include a release of all claims that were brought or could have been brought against the Company and its present and former directors and officers. It is anticipated that any payment to the plaintiff class and their counsel will be funded by the Company’s directors’ and officers’ liability insurance and that no direct payment will be made by the Company. The proposed settlement

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provides that the class members in the class action cases brought against the participating issuer defendants will be guaranteed a recovery of $1 billion by insurers of the participating issuer defendants. If recoveries totaling $1 billion or more are obtained by the class members from the underwriter defendants, the monetary obligations to the class members under the proposed settlement will be satisfied. In addition, Dynabazaar and any other participating issuer defendants will be required to assign to the class members certain claims that they may have against the underwriters of their IPOs. The proposed settlement contemplates that any amounts necessary to fund the settlement or settlement-related expenses would come from participating issuers’ directors and officers’liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer’s insurance coverage were insufficient to pay that issuer’s allocable share of the settlement costs. If ultimately approved by the Court, the proposed settlement would result in the dismissal, with prejudice, of all claims in the litigation against Dynabazaar and all of the other issuer defendants who have elected to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants, and the litigation as against those defendants is continuing. Consummation of the proposed settlement remains conditioned upon obtaining approval by the Court. By order entered on September 1, 2005, the Court granted preliminary approval of the proposed settlement and directed that notice of the terms of the proposed settlement be provided to class members. Thereafter, the court held a fairness hearing, on April 24, 2006, at which objections to the proposed settlement were heard. The Court has yet to issue a ruling on the motion for final approval. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the Court’s order certifying a class in six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceeding. On April 6, 2007, the Court of Appeals denied the plaintiffs’ petition for rehearing of the Court’s December 5, 2006 ruling but noted that the plaintiffs remain free to ask the District Court to certify a different class which might meet the standards for class certification that the Court of Appeals articulated in its December 5, 2006 decision. Because our proposed settlement with the plaintiffs involves the certification of the case against us as a class action for settlement purposes, it is unclear what impact, if any, the Second Circuit’s class certification ruling will have on our case or the viability of the proposed settlement. In the event the settlement is not finalized, the Company believes that it has meritorious defenses to plaintiffs’ claims and intends to defend the action vigorously.

Management’s Discussion and Analysis of Financial Condition and Results Of Operations

       Overview and Recent Events

        Dynabazaar, Inc. was incorporated in the State of Delaware in February 1997 as “Fairmarket, Inc.”Through September 3, 2003, we were an online auction and promotions technology service provider that enabled marketers to create results-oriented rewards programs and helped commerce companies automate the process of selling their excess inventory online to wholesale and retail buyers. On September 4, 2003, we sold substantially all of our operating assets to eBay, Inc. (“eBay”) for consideration of $4.5 million in cash under the terms and conditions of an asset purchase agreement we entered into with eBay on June 20, 2003. Following the closing of the asset sale, we changed our name from “Fairmarket, Inc.” to “Dynabazaar, Inc.”

        In connection with the cessation of our online auction business, we relocated our principal executive offices as of January 1, 2004 to 888 Seventh Avenue, 17th Floor, New York, New York 10019, an office maintained by Barington Capital Group, L.P., a limited partnership whose general partner is a corporation of which James Mitarotonda is Chairman, President and Chief Executive Officer. Mr. Mitarotonda was previously the Company’s President and Chief Executive Officer. He submitted his resignation, effective as of the close of business on April 20, 2007. He continues to serve as a director of the Company.

        From January 2003 until June 20, 2006, the Company did not operate any business and was settling its remaining claims and liabilities while reviewing alternatives for the use or disposition of our remaining assets.

        The Company’s common stock trades on the Over-The-Counter Bulletin Board under the symbol “FAIM.OB”. The Company’s common stock was quoted on the NASDAQ National Market, but was delisted on June 24, 2004.

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        As previously disclosed in a Form 8-K filed by the Company on April 23, 2007, James A. Mitarotonda delivered to the secretary of Dynabazaar notice of his resignation as President and Chief Executive Officer of the Company, effective as of the close of business on April 20, 2007. Mr. Mitarotonda, who will continue to serve as a director of the Company, had no disagreements with the Company on any matters related to the Company’s operations, policies or practices.

        On April 20, 2007, the Board of Directors of the Company appointed Sebastian E. Cassetta to serve as the Company’s President and Chief Executive Officer, effective as of the close of business on April 20, 2007.

        Mr. Cassetta, 57, has served as the Chief Executive Officer of Costar Video Systems, LLC, a wholly-owned subsidiary of the Company, since June 2006. He has also served as a director, President and Chief Executive Officer of L Q Corporation, Inc. (OTCBB:LQCI) since May 2006. Mr. Cassetta was the Chairman and Chief Executive Officer of SmartServ Online, Inc., a company specializing in the delivery of content to desktop and wireless devices, from August 1992 to July 2003. Prior to that, he was the President of Burns and Roe Securacom Inc., a company specializing in engineering and large-scale systems integration, and a director and vice president of Brinks Inc., an international security company. He is a former Special Assistant to New York Governor and Vice President Nelson A. Rockefeller. Mr. Cassetta currently also serves as a Senior Managing Director and the Chief Operating Officer of Barington, a position he has held since August 2003.

       Business

        Costar designs, sources and distributes video and imaging products for the security and industrial markets. The product line for the security market consists primarily of closed circuit television (“CCTV”) cameras, while the product line for the industrial market is comprised of cameras and lenses utilized by biomedical and manufacturing companies.

        The production of all units distributed by Costar is outsourced to contract manufacturers, and the majority of revenues are derived from sales of products under the Costar™ brand. The balance of Costar’s business is generated from (a) a private label business and (b) the distribution of other companies’ branded products.

        VSTC provides product design and development, technical support and repair services for Costar.

       Business Acquisition ($ In Thousands)

        On June 20, 2006, Costar and VSTC, the Company’s direct and indirect wholly owned subsidiaries, completed the acquisition (the “Acquisition”) of substantially all of the assets of Southern Imaging, Inc., a Texas corporation (“Southern Imaging”), and Video Solutions Technology Center, Inc., a Nevada corporation (“Video Solutions”), pursuant to the transactions contemplated by the asset purchase agreement, dated as of June 20, 2006, by and between Southern Imaging, Video Solutions, the shareholders of Southern Imaging, Costar and VSTC. However, the acquisition is being accounted for as if it was effectively completed on June 30, 2006. Results of operations of Southern Imaging and Video Solutions are included in the consolidated financial statements since June 30, 2006.

        Estimated consideration for the Acquisition is up to approximately $9.6 million, consisting of the issuance at closing of 200,000 shares of our common stock, a cash payment of approximately $3.8 million (including a finders fee payment of approximately $154,000, payment of $108,000 to Barington and the payoff of shareholder loans of approximately $612,000) less the value of the 200,000 shares of Dynabazaar common stock, the assumption of certain liabilities of approximately $3.5 million, and deferred consideration of up to $4 million in cash, contingent upon Costar and VSTC achieving certain levels of sales and EBITDA after the closing, through 2009 of which $2,225 is recorded as a long-term liability. On September 29, 2006, the 200,000 shares of Dynabazaar common stock were issued.

        There were no material relationships between Registrant or its affiliates and any of the parties to the asset purchase agreement, other than in respect of such agreement.

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       Allocation of Purchase Price

              Allocated to:

Other intangibles	$$3,066

Trade name	1,587

Cash	240

Prepaids	105

Deposits	4

Accounts receivables, net	1,875

Inventory	2,623

Property and equipment, net	95

9,595

Total

Liabilities Assumed:

Accounts payable and other	(1,634)

Revolver facilities	(1,863)

Issuance of common stock	(74)

Long term liability	(2,225)

Net purchase price	$ 3,800

        Intangible assets arose from the Costar acquisition. The aggregate of the estimated purchase price plus acquisition costs of an estimated $9.6 million exceeded the fair market value for all identifiable net assets. An independent appraisal was conducted of all intangible assets (including, but not limited to, distribution agreements, customer lists, patents, trademarks and trade names, etc.) received as a result of the acquisition of Costar.

        Results of Operations for the Three Months Ended March 31, 2007 and 2006 ($ In Thousands)

Net loss

        For the three months ended March 31, 2007 and March 31, 2006, our net loss (loss) was $(31) and $(112), respectively. Net loss in 2006 reflects business activity prior to the acquisition of an operating company.

Revenue

        For the three months ended March 31, 2007 and March 31, 2006, total revenue was $4,208 and $0, respectively. Total revenue for the three months ended March 31, 2007 is entirely attributable to the activities of our recently acquired subsidiaries Costar and VSTC.

Operating Expenses

        For the three months ended March 31, 2007, general and administrative expenses were $934 compared to $215 for the three months ended March 31, 2006. The increase is entirely attributable to the activities of our recently acquired subsidiaries Costar and VSTC.

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        Major expense categories were: (in thousands)

Payroll related	$429

Rent	$ 29

Accounting and tax preparation	$ 60

Depreciation and amortization	$ 77

Directors and Officers insurance	$ 53

Advertising	$ 53

Contract professional services	$ 42

$784

        For the three months ended March 31, 2007 and March 31, 2006, interest income was $35 and $103, respectively. The decrease is entirely attributable to the decrease in cash held in interest bearing bank accounts.

        For the three months ended March 31, 2007 and 2006, interest expense was $12 and $0, respectively. The increase is entirely attributable to the Company’s line of credit.

        Liquidity and Capital Resources

        At March 31, 2007, cash and cash equivalents totaled $2,770.

        Cash used in operating activities was $340 for the three months ended March 31, 2007, compared to cash used of $120 for the three months ended March 31, 2006. Cash used in operating activities for the period ended March 31, 2007 primarily reflects the activities of our recently acquired operating subsidiaries, Costar and VSTC. Major changes in operating assets and liabilities reflect an increase in accounts receivable of $481 and an increase in accounts payable of $54, offset by depreciation and amortization of $76, prepaid expenses of $13 and an increase in inventories of $27.

        Cash used in investing activities for the three months ended March 31, 2007 was $52 compared to cash provided of $0 for the three months ended March 31, 2006. The cash used represents the purchase of fixed assets.

        Cash provided by financing activities for the three months ended March 31, 2007 was $224, compared to $0 for the period ended March 31, 2006. The cash provided for the three months ended March 31, 2007 reflects a draw on the line of credit with the Bank of Texas.

        We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures in the near future.

       Results of Operations for the Years Ended December 31, 2006, 2005, and 2004

        For the year ended December 31, 2006, we had a net loss of approximately $0.4 million. For the year ended December 31, 2005, we had net income of approximately $1.3 million and for the year ended December 31, 2004 our net loss was approximately $2.0 million. Our net income for 2005 is attributable to the receipt of approximately $2.0 million, plus interest, held in escrow in accordance with an asset purchase agreement entered into with eBay to sell substantially all of our technology and business assets to eBay for $4.5 million, and interest income of approximately $400,000 offset by expenses of approximately $1.1 million.

Revenue

        Total revenue was approximately $7.6 million for 2006 and $0 for 2005 and 2004. The increase in revenues is due to the activities of Costar, our recently acquired operating company. The lack of revenue in 2005 and 2004 was due to the cessation of the Company’s online auction business in September 2003.

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Cost of Revenue

        Cost of revenue was $6.0 million for 2006 and $0 for 2005 and 2004. The increase in 2006 was attributable to the activities of Costar, our recently acquired operating company. The lack of cost revenue in 2005 and 2004 was due to the cessation of the Company’s online auction business.

        Gross profit was 21.5%, 0.0% and 0.0% of total revenue for 2006, 2005, and 2004, respectively. The increase in 2006 is attributable to the activities of Costar, our recently acquired operating company.

General and Administrative

        General and administrative expenses were $2.3 million, $1.1 million and $2.2 million for 2006, 2005, and 2004, respectively. The increase of over 100% in 2006 primarily reflects additional expenses relating to Costar, our recently acquired operating entity. Expenses in 2005 were primarily related to the payment of liability insurance premiums of approximately $383,000, board of director fees of approximately $134,000 and fees to Barington of approximately $180,000.

Gain on Sale of Assets

        On June 20, 2003, the Company entered into an asset purchase agreement with eBay to sell substantially all of the Company’s technology and business assets to eBay for $4.5 million in cash. On September 4, 2003, the Company closed on the sale of assets to eBay.

        In connection with the transaction the parties entered into an escrow agreement which provided that $2 million of the consideration be held in escrow for a two-year period in order to secure the Company’s indemnification obligations. The Company estimated its potential liability under the indemnification to be $2 million in accordance with FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) and recorded such liability as a reduction in the gain on the sale of assets.

        The Company recorded a gain on the sale of assets of $1,183,000 based on the proceeds less direct costs of $1,338,000 and the indemnification liability noted above, which is recorded in the results of operations for the year ended December 31, 2003.

        On September 6, 2005, the Company received a payment of $2,045,982 from Zions First National Bank Pursuant to the escrow agreement. The payment represented the $2 million held in escrow under the terms and conditions of the asset purchase agreement we entered into with eBay together with $45,982 of accrued interest. In accordance with a stock purchase agreement entered into with former director Lloyd Miller, III and certain affiliated entities, the Company paid to Mr. Miller and certain affiliated entities a total of approximately $278,000 from the proceeds of the escrow agreement, which was recorded as additional consideration for the stock purchase.

Interest Income, Net

        Interest income was $279,000, $375,000 and $265,000 in 2006, 2005 and 2004, respectively. The increase of interest income from 2004 to 2005 is a result of increasing interest rates. The decrease in interest income from 2005 to 2006 was due principally to lower average cash, cash equivalents and marketable securities balances during these periods as a result of cash used to purchase the assets of Southern Imaging and Video Solutions.

        Liquidity and Capital Resources

        Prior to our initial public offering in March 2000, we financed our operations primarily through private sales of capital stock, the net proceeds of which totaled $27.1 million as of December 31, 1999. In March 2000, we sold 5,750,000 shares of common stock in our initial public offering. The proceeds to us from the initial public offering were $89.1 million, net of offering expenses. At December 31, 2006, cash and cash equivalents totaled $2.9 million.

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        Net cash used in operating activities was $1.5 million in 2006, and $412,000 in 2005.

        Net cash used in operating activities of $1.5 million in 2006 primarily reflects an increase in operating assets offset by an increase in accounts payable and accrued expenses, due to the purchase of the assets of Southern Imaging and Video Solutions. The purchase resulted in increases in accounts receivable and inventory. Net cash used in operating activities of $412,000 in 2005 reflects a net profit of $1.3 million, offset by a gain on the sale of assets of $2.0 million plus an increase in other assets of $332,000.

        Net cash used in investing activities in 2006 was $3.6 million and net cash provided by investing activities in 2005 was $2.0 million.

        Net cash used in investing activities of $3.6 million in 2006 primarily reflects the acquisition of the net assets of Southern Imaging and Video Solutions. Net cash provided by investing activities of $2.0 million in 2005 is attributable to the gain on the sale of assets.

        Net cash used in financing activities in 2006 was $1.1 million and net cash used in financing activities in 2005 was $1.4 million.

        Net cash provided by financing activities in 2006 is primarily due to the paydown of the line of credit acquired in the purchase of the net assets of Southern Imaging and Video Solutions, of $1.9 million offset by financing acquired of approximately $729,000.

        In 2005, net cash used in financing activities was $1.4 million. Such cash was primarily used for the purchase of treasury stock from Lloyd Miller.

        We expect to fund our operating expenses for 2007 from available cash. In addition, we may utilize our cash resources to fund acquisitions or investments in complementary businesses or technologies. We believe that our current cash, cash equivalents and marketable securities will be sufficient to meet our working capital and operating expenditure requirements for the near future. Acquisitions and/or operation of any future business strategy may require us to obtain additional financing and/or capital. In the interim, we believe our cash needs will primarily relate to costs associated with operating as a public company, such as legal and accounting costs. If additional financing is required, we may not be able to raise it on acceptable terms or at all.

       Critical Accounting Policies

        While our significant accounting policies are more fully described in Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, we believe the following accounting policies to be critical:

•	Revenue recognition;
•	Deferred tax assets;
•	Allowance for doubtful accounts;
•	Accounting for contingencies;
•	Accounting for income taxes;
•	Business combinations;
•	Impairment of long-lived assets.
•	Goodwill and intangible assets.

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Revenue Recognition

        The financial statements are presented on the accrual basis of accounting. Sales revenues are recognized upon the shipment of merchandise to customers. Allowances for sales returns are recorded as a component of net sales in the period the allowance is recognized.

Deferred Tax Assets

        We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we consider future taxable income and tax planning strategies in assessing the need for the valuation allowance, if management were to determine that the Company would be able to realize deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would affect the provision for income taxes in the period such determination was made.

Allowance for Doubtful Accounts

        Accounts receivables are recorded at net realizable values. The Company maintains an allowance for estimated losses resulting from the inability of customers to make the required payments and for anticipated returns. The allowance is based on specific facts and circumstances surrounding individual customers as well as historical experience. Provisions for the losses on receivables and returns are charged to income to maintain the allowance at a level considered adequate to cover losses and future returns. Receivables are charged off against the reserve when they are deemed uncollectible and returns are charged off against the reserve when the actual returns are incurred.

Accounting for Contingencies

        We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. SFAS 5, Accounting for Contingencies, requires that an estimated loss from a loss contingency should be accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial position or results of operations.

Accounting for Income Taxes

        The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Business Combinations

        In accordance with the provisions of SFAS No. 141, “Business Combinations” (“SFAS 141”), the purchase price of an acquired company is allocated between intangible assets and the net tangible assets of the acquired business with the residual of the purchase price recorded as goodwill. The determination of the value of the intangible assets acquired and their expected lives involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future and the appropriate weighted average cost of capital.

Long-lived Assets

        Pursuant to SFAS No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets”, the Company reviews property and equipment for impairment whenever events or changes in circumstances indicated

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that the carrying amounts of the assets may not be recoverable. A loss is recognized on the statements of operations if it is determined that an impairment exists based on expected future undiscounted cash flows. The amount of the impairment is the excess of the carrying amount of the impaired asset over its fair value.

Intangible Assets

        Pursuant to Statement of Financial Accounting Standards No. 142 (SFAS 142),”Goodwill and Other Intangible Assets,” effective December 31, 2001, intangible assets with indefinite lives are no longer amortized, but instead tested for impairment. Intangible assets are reviewed for impairment annually or whenever events or changes in business combinations indicate the carrying value of the assets may not be recoverable. Impairment losses are recognized if future cash flows of the related assets are less than their carrying values.

Goodwill

        Pursuant to SFAS 142, effective December 31, 2001, goodwill is no longer being amortized. The Company tests goodwill for impairment on an annual basis, relying on a number of factors including operating results, business plans and future cash flows. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of fair value of the Company with its carrying value. If the carrying amount exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to the excess.

        New Accounting Pronouncements

        Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of January 1, 2007 and as of March 31, 2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at January 1, 2007. There was no change to this balance at March 31, 2007. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows.

        In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. SFAS 157 applies only to fair value measurements that are already required or permitted by other accounting standards (except for measurements of share-based payments) and is expected to increase the consistency of those measurements. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of SFAS 157 to have a material impact on our consolidated financial statements.

        In September 2006, the SEC issued Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 clarifies the staff’s views regarding the process of quantifying financial statement misstatements. SAB 108 allows registrants to adjust prior year financial statements for immaterial errors in the carrying amount of assets and liabilities as of the beginning of this fiscal year, with an offsetting adjustment being made to the opening balance of retained earnings. SAB 108 is effective for fiscal years ending on or after November 15, 2006 with earlier adoption encouraged. We do not expect the adoption of SAB 108 to have a material impact on our consolidated financial statements.

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        In February 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB statement No. 115. “This standard permits an entity to elect to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurement.” The Company is currently evaluating the impact, if any, the adoption of SFAS No. 159 will have on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

       Investment Portfolio

        We do not use derivative financial instruments for investment purposes and only invest in financial instruments that meet high credit quality standards. Due to the conservative nature of our investments, we do not believe that we have a material exposure to interest rate risk.

       Foreign Currency Exchange Rate Risk

        None.

Directors and Executive Officers

       Directors

        Our board of directors (the “Board”) is currently comprised of three directors, James A. Mitarotonda, Rory J. Cowan and Raymond Steele. Following completion of the merger, the amended and restated merger agreement provides that three vacancies will be created on our Board through resignation or by increase in the size of the Board and only Mr. Cowan will remain on Dynabazaar’s Board. Our Board is currently divided into three classes, consisting of one Class I director (Raymond Steele); one Class II director (Rory J. Cowan); and one Class III director (James A Mitarotonda).

        Set forth below is certain information regarding the director of Dynabazaar, Inc. who will serve on our Board following completion of the merger:

Name	Age	Position with the Company	Director Since

Rory J. Cowan	54	Chairman of the Board of Directors (1) (2) (3)	2001

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee

        Mr. Cowan has served as one of our directors since March 2001. Mr. Cowan is the founder of Lionbridge Technologies, Inc. (“Lionbridge”), a provider of globalization products and services for worldwide deployment of technology and information-based products, where he has served as Chairman of the Board and Chief Executive Officer since September 1996. From September 1996 to March 2000, Mr. Cowan also served as President of Lionbridge. Before founding Lionbridge, Mr. Cowan served as Chief Executive Officer of Interleaf, Inc., a document automation software services company, from October 1996 to January 1997. From May 1995 to June 1996, Mr. Cowan served as Chief Executive Officer of Stream International, Inc., a software and services provider

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and a division of R.R. Donnelley & Sons (“R.R. Donnelley”), a provider of commercial print and print-related services. Mr. Cowan joined R.R. Donnelley in 1988 and served most recently as Executive Vice President from 1991 to June 1996. Before joining R.R. Donnelley, Mr. Cowan was founder of CSA Press, a software duplication firm, and held positions at Compugraphic Corporation, an automated publishing hardware firm.

        Following completion of the merger, Steven Berns, Sebastian E. Cassetta and Dianne K. McKeever will be appointed to the Dynabazaar Board. For more information about Mr. Berns, Mr. Cassetta and Ms. McKeever, see page [__] of this joint proxy statement/prospectus.

        There are no family relationships among any of our directors or executive officers.

       Executive Officers

        Set forth below is certain information regarding our executive officers:

Name	Age	Position with the Company	Held Office Since

Sebastian E. Cassetta	57	President, Chief Executive Officer	2007

		Chief Executive Officer, Costar	2006

Melvyn Brunt	63	Chief Financial Officer and Secretary	2004

James D. Pritchett	60	President of Costar	2006

        Mr. Cassetta has served as the President and Chief Executive Officer of the Company since April 20, 2007. Mr. Cassetta has also served as Chief Executive Officer of Costar since June 2006. He has also served as a director, President and Chief Executive Officer of L Q Corporation, Inc. (OTCBB:LQCI) since May 2006. Mr. Cassetta was the Chairman and Chief Executive Officer of SmartServ Online, Inc., a company specializing in the delivery of content to desktop and wireless devices, from August 1992 to July 2003. Prior to that, he was the President of Burns and Roe Securacom Inc., a company specializing in engineering and large-scale systems integration, and a director and vice president of Brinks Inc., an international security company. He is a former Special Assistant to New York Governor and Vice President Nelson A. Rockefeller. Mr. Cassetta currently also serves as a Senior Managing Director and the Chief Operating Officer of Barington, a position he has held since August 2003.

        Mr. Brunt has served as our Chief Financial Officer and Secretary since January 2004. He has also served as Chief Financial Officer of Barington Capital Group, L.P. since January 2002 and as Chief Financial Officer and Secretary to L Q Corporation, Inc. (OTCBB:LQCI.OB) since April 2003. In addition, from January 2002 to May 2004, he served as Chief Financial Officer and Secretary to MM Companies, Inc., now known as George Foreman Enterprises, Inc. (PNK:GFME.PK). From 1985 to 2001, Mr. Brunt was a Director and Chief Financial Officer of Davies Turner & Co., an international freight forwarding company. From 1996 to 2001, Mr. Brunt was President of Air Mar, Inc. and a Director of TCX International Inc. Both of those companies provided logistics support services to a wide variety of importing and exporting companies.

        Mr. Pritchett has served as the President of Costar since June 2006. Prior to that, he was the President of VSTC and a director of Southern Imaging, Inc. from March 2001 until June 2006. Mr. Pritchett served as an independent business consultant from 1999 until March 2001. From 1988 until March 1999, Mr. Pritchett was an executive officer of Ultrak, Inc., a publicly-traded company that manufactured and sold products for the security and surveillance and industrial video markets, serving as the Executive Vice-President and Chief Operating Officer from 1988-1997 and as the President and Chief Operating Officer from 1997 until March 1999.

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Executive Compensation

       Compensation Discussion and Analysis

        We compensate our executive management through a combination of base salaries, merit based performance bonuses and long-term equity compensation. Our executive compensation is structured to align management’s incentives with the long-term interests of our shareholders, and to maximize profitability and shareholder value.

        We adhere to the following compensation policies, which are designed to support the achievement of our business strategies:

•	Our executive compensation should strengthen the relationship between compensation, both cash and equity-based, and performance by emphasizing variable compensation that is dependent upon the successful achievement of corporate and individual performance goals.
•	A portion of each executive’s total compensation should be comprised of long-term compensation to focus management on the long-term interests of shareholders.
•	An appropriately balanced mix of incentive cash and equity-based compensation aligns the interests of our executives with that of our shareholders. The equity-based component promotes a continuing focus on building profitability and shareowner value.
•	Total compensation should enhance our ability to attract, retain, motivate and develop knowledgeable and experienced executives upon whom, in large part, our successful operation and management depends.

        A core principle of our executive compensation is the belief that compensation paid to executive officers should be closely aligned with our near- and long-term success, while simultaneously giving us the flexibility to recruit and retain qualified key executives. Our compensation program is structured so that it is related to our stock performance and other factors, direct and indirect, which may influence long-term shareholder value.

        As a result, we have designed our executive compensation to include the following elements:

•	Annual Base Salaries;
•	Annual Performance-Based Cash Bonuses; and
•	Long-Term Equity-Based Compensation.

        We utilize each of these elements of executive compensation to ensure proper balance between our short- and long-term success as well as between our financial performance and shareholder return. In this regard, we believe that the executive compensation for our named executive officers is consistent with our financial performance and the performance of each named executive officer.

Elements of Compensation

        Base Salaries

        The base salaries of the Company’s named executive officers are evaluated annually. In evaluating appropriate pay levels and salary increases for such officers, the Compensation Committee considers achievement of the Company’s strategic goals, level of responsibility, individual performance and time commitment, and internal equity and external pay practices. In addition, the Committee considers the scope of the executives’responsibilities, taking into account to the extent deemed appropriate competitive market compensation for similar positions, the seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed

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relevant by our Board of Directors and Compensation Committee. The Compensation Committee and our Board have also taken into account the contribution certain executive officers made to the Acquisition as well as the fact that, from September 2003 until June 2006, we did not operate any business.

        In 2006, Melvyn Brunt, our Chief Financial Officer, was paid a salary of $10,500, Sebastian Cassetta, the Chief Executive Officer of Costar, was paid a salary of $35,000 and James Pritchett, the President of Costar, was paid a salary of $78,978.

        Bonuses

        Bonus awards are designed to focus management attention on achieving key operational and performance goals for the current fiscal year. Cash bonus awards are distributed based upon the Company and the individual’s performance. The final determination for all bonus payments is made by our Compensation Committee. The Compensation Committee and our Board have also taken into account the contribution certain executive officers made to the Acquisition as well as the fact that, from September 2003 until June 2006, we did not operate any business. In 2006, Melvyn Brunt, our Chief Financial Officer, was paid a bonus of $5,000, Sebastian Cassetta, the Chief Executive Officer of Costar, was paid a bonus of $35,000 and James Pritchett, the President of Costar, was not paid a bonus but received an incentive payment of $2,660 under the terms of the employment agreement between him and Costar.

        Equity Incentive Grants

        Long-term incentives also comprise an important component of our executives’ total compensation package. These incentives are designed to motivate and reward executives for maximizing shareowner value and encourage the long-term employment of key employees.

        To date, stock options have been our primary long-term compensation vehicle for our executive officers. Stock options are granted at the prevailing market price on the date of grant and will have value only if our stock price increases. Grants of stock options generally are based upon our performance, the level of the executive’s position, and an evaluation of the executive’s past and expected future performance. In connection with the Acquisition, James Pritchett, President of Costar, was granted 37,000 options subject to four year vesting at the rate of 25% per annum. None of our other Named Executive Officers received stock option grants in their capacity as such in 2006.

        No decision has been made whether or not stock options will continue to be used as the predominant form of stock-based compensation. The Compensation Committee is in the process of considering all forms of long-term equity compensation, including restricted stock grants.

        Other Benefits

        There are no other benefits provided to employees at this time, including pension, severance or change in control benefits.

       Summary Compensation Table for Year Ended December 31, 2006

        The following tables provide information as to compensation for services rendered for the fiscal year ended December 31, 2006 to our Chief Financial Officer, Chief Executive Officer of our Costar subsidiary and the President of our Costar subsidiary (our “Named Executive Officers”) who will continue as executive officers of Dynabazaar following completion of the merger. Sebastian E. Cassetta was named as our President and Chief Executive Officer on April 20, 2007 and he will continue in such capacity following completion of the merger.

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	Annual Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Options Awards ($)	All other Compensation ($)	Total ($)

Melvyn Brunt	2006	$10,500	$ 5,000	—	—	$15,500
Chief Financial Officer
(Principal financial officer)

Sebastian Cassetta	2006	$35,000	$35,000	—	—	$70,000
Chief Executive Officer
(Costar)

James Pritchett	2006	$78,978	—	—	$2,660(1)	$81,638
President
(Costar) (1)

        (1) Mr. Pritchett has served as the President of Costar since June 2006. In April 2007, Mr. Pritchett received a 2006 incentive payment of $2,660 under the terms of the employment agreement between him and Costar dated June 20, 2006.

       Grants of Plan-Based Awards for Year Ended December 31, 2006

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock

James Pritchett	6/20/2006	37,000	$0.5475	$0.36

       Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        We do not have employment agreements or contracts with any of our Named Executive Officers other than James Pritchett. The stock option award granted to Mr. Pritchett, Costar’s president, was given to him in connection with the Acquisition.

       Employment Contracts and Termination of Employment Arrangements

        Costar is party to an employment agreement with James Pritchett dated June 20, 2006. The agreement has a three year term ending June 20, 2009. The agreement provides that Mr. Pritchett is to receive a base salary of $150,000 per annum, at least 3 weeks paid vacation and reimbursement of travel and business expenses incurred in connection with the performance of his duties. In addition, Mr. Pritchett is eligible to receive an annual incentive payment to the extent that the consolidated net income of Costar before interest, income taxes, depreciation and amortization exceeds certain established annual targets. The agreement is subject to early termination as follows: (a) by Costar (i) due to Mr. Pritchett’s death or total disability, (ii) without “cause”or (iii) for “cause,” and (b) by Mr. Pritchett for “good reason.” “Cause” and “good reason” are as defined in the employment agreement. In the event that the agreement is terminated by reason of the death or total disability of Mr. Pritchett, by the Company for “cause” or by Mr. Pritchett other than for “good reason,” then Costar shall be obligated to pay Mr. Pritchett (or his spouse or estate, as the case may be) (a) any accrued but unpaid base salary for services rendered to the date of termination, (b) any accrued but unpaid reimbursable expenses, (c) any accrued but unpaid vacation time and (d) for

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each full bonus eligible year worked by Mr. Pritchett, any incentive payment due and payable under the agreement. In the event the agreement is terminated by Costar without “cause,” then Costar shall be obligated to pay Mr. Pritchett (a) any accrued but unpaid base salary for services rendered to the date of termination, (b) any accrued but unpaid reimbursable expenses, (c) any accrued but unpaid vacation time, (d) Mr. Pritchett’s base salary for a period of six (6) months following the date of termination and (e) for each full bonus eligible year worked by Mr. Pritchett, any incentive payment due and payable under the agreement, and for each partial bonus eligible year worked by Mr. Pritchett, a pro-rated portion of any incentive payment that would be due and payable under the agreement assuming that Mr. Pritchett had worked for Costar for the full bonus eligible year. In the event that the agreement is terminated by Mr. Pritchett for “good reason,” then Costar shall be obligated to pay Mr. Pritchett (a) any accrued but unpaid base salary for services rendered to the date of termination, (b) any accrued but unpaid reimbursable expenses, (c) any accrued but unpaid vacation time, (d) Mr. Pritchett’s base salary for a period of six (6) months following the date of termination and (e) for each full bonus eligible year worked by Mr. Pritchett, any incentive payment due and payable under the agreement.

       Outstanding Equity Awards at Fiscal Year-End Table

        The following table provides summary information concerning stock options held by the Named Executive Officers as of December 31, 2006.

	Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Sebastian Cassetta	80,000	—	$0.31	12/17/2014

Melvyn Brunt	100,000	—	$0.31	12/17/2014

James Pritchett	—	37,000	$0.5475	6/20/2016

       Option Exercises and Stock Vested Table for Fiscal Year Ended December 31, 2006

        None of our Named Executive Officers exercised any stock options during 2006.

       2000 Stock Option and Incentive Plan

        In February 2000, our Board of Directors and stockholders approved the 2000 Stock Option and Incentive Plan (the “2000 Plan”), which provides for the issuance of up to 4,017,250 shares of common stock plus the number of shares as to which options granted under the Amended and Restated 1997 Stock Option Plan, as amended and the 1999 Stock Option Plan are forfeited or otherwise terminate unexercised. The 2000 Plan provides for awards in the form of ISOs, NSOs, restricted stock awards and other forms of awards to officers, directors, employees and consultants of the Company. At December 31, 2006, there were 5,385,662 shares available for issuance under the 2000 Plan.

        The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the times at which each option vests. For holders of 10% or more of our outstanding common stock, ISOs may not be granted at less than 110% of the fair market value of the common stock at the date of grant.

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       2000 Employee Stock Option and Incentive Plan

        In October 2000, our Board of Directors approved the 2000 Employee Stock Option and Incentive Plan (the “2000 Employee Plan”), which originally provided for the issuance of up to 1,500,000 shares of common stock, under NSOs to our employees and key persons other than any member of our Board of Directors or any other individual who is subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934. In January 2001, in connection with the one-time employee option exchange incentive program, the Board of Directors amended this plan to increase the number of shares of common stock available for issuance under the plan to 2,654,750. At December 31, 2006, there were 2,250,374 shares available for issuance under this plan. The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the times at which each option vests.

        The Company calculates the fair value of each option grant on the date of grant using the Black-Scholes option pricing method as set forth in SFAS No. 123(R) using the following assumptions:

	Year Ended December 31,

	2006	2005	2004

Risk-free interest rate	4.34%	4.30%	4.20%

Weighted-average expected life (in years)	10	10	10

Expected dividend yield	0.0%	0.0%	0.0%

Expected stock price volatility	55%	55%	55%

       Director Compensation Table for Year Ended December 31, 2006

        The following table contains information concerning the compensation for the fiscal year ended December 31, 2006 of our director who will continue as a member of our Board following completion of the merger.

DIRECTOR COMPENSATION
(For the Year Ended December 31, 2006)

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total

Rory J. Cowan	$9,000	$ 8,000 (2)(3)	$17,000

(1) Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R). A discussion of valuation assumptions used for purposes of the SFAS 123(R) calculation is included under Note 2 to the Company’s Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2) Amount includes stock options due to Mr. Cowan for service as Chairman in 2005 and 2006.

(3) As of December 31, 2006, Rory J. Cowan has received in the aggregate 100,000 option awards.

       Narrative to Director Compensation Table

        In June 2004, our Board approved a plan that entitles our Chairman to cash compensation of $20,000 upon initial election and upon the anniversary of being appointed and entitles our other non-employee directors to cash compensation of $10,000 upon initial election and on each anniversary of becoming a director during their term of

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service. The plan also provides non-employee directors with $1,000 per meeting of the Board attended during their term of service. In addition, the plan provides that attendance at committee meetings will be compensated at the rate of $1,000 per meeting for members and $2,000 per meeting for the chairperson. While the Company has paid the Chairman and our other non-employee directors meeting fees during the fiscal year ended December 31, 2006, it has not paid such directors their base compensation during this time period but expects to do so in the future.

        Non-employee directors are entitled to fully vested options to purchase 50,000 shares of common stock upon initial election and a fully vested option to purchase 25,000 shares of common stock on each anniversary of becoming a director during their term of service.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is currently composed of independent, non-employee directors. No interlocking relationships exist among our Board, Compensation Committee or executive officers and the Board, Compensation Committee or executive officers of any other company, nor has an interlocking relationship existed in the past.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

        The following table presents information with respect to beneficial ownership of the common stock as of [________ __], 2007 by:

•	each person known by us to beneficially own more than 5% of the common stock;
•	individuals serving as our named executive officers prior to completion of the merger;
•	each of our current directors; and
•	all executive officers and directors as a group.

        Except as otherwise noted, the address of each person/entity listed in the table is c/o Dynabazaar, Inc., 888 Seventh Avenue, New York, NY 10019. The table includes all shares of common stock issuable within 60 days of [________ __] upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to all shares of common stock. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares of common stock beneficially owned. The applicable percentage of ownership for each stockholder is based on [________] shares of common stock outstanding as of [________ __] together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

Shares Beneficially Owned

Name of Beneficial Owner	Number	Percent

Barington Capital Group, L.P. and	2,612,775(1)	11.03
related entities
888 Seventh Avenue, 17th Floor
New York, NY 10019

Jay Gottlieb	2,000,000(2)	8.44
27 Misty Brook Lane
New Fairfield, CT

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Lloyd I. Miller, III	2,873,000(3)	12.00

Melvyn Brunt	100,000(4)	*

Sebastian E. Cassetta	80,000(5)	*

Rory J. Cowan	100,000(6)	*

James Mitarotonda	2,612,775(7)	11.03

Raymond Steele	75,000(8)	*

All executive officers and directors as	2,967,775(9)	12.53
a group consisting of 6 persons) (4)-(9)

(*)	Represents less than 1% of the outstanding shares of common stock.

(1) This information is based solely on a Schedule 13D, as amended, filed with the SEC on March 14, 2007 by Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors II, LLC, Barington Capital Group, L.P., LNA Capital Corp. and James Mitarotonda. Includes 1,969,775 shares of common stock beneficially owned by Barington Capital Group, L.P., Barington Companies Offshore Fund, Ltd. and Barington Companies Equity Partners, L.P., entities which are directly or indirectly controlled by Mr. Mitarotonda. Mr. Mitarotonda disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 643,000 shares of common stock issuable upon the exercise of options granted to Mr. Mitarotonda.

(2) This information is based on a Schedule 13D, as amended, filed by Jay Gottlieb with the SEC on July 20, 2006. According to such Schedule 13D, 1,509,030 of these shares are owned by Mr. Gottlieb, and 490,970 are beneficially owned by the Laurick Trust. The trust is for the benefit of Mr. Gottlieb’s adult children. Mr. Gottlieb, as trustee of both trusts, has sole responsibility to vote and dispose of these shares as well as the shares in his name. Mr. Gottlieb disclaims beneficial ownership of any such shares held by him as trustee for the benefit of his adult children.

(3) This information is based on a Schedule 13G filed by Lloyd I. Miller, III with the SEC on October 10, 2006 and a Form 4 filed by Lloyd I. Miller, III with the SEC on May 29, 2007. According to such Schedule 13G and Form 4, Mr. Miller has sole voting and dispositive power with respect to 2,235,500 of the reported securities as (i) a manager of a limited liability company that is the general partner of a certain limited partnership and (ii) as an individual. The reporting person has shared voting and dispositive power with respect to 637,500 of the reported securities as an investment advisor to the trustee of a certain family trust.

(4) Consists of 100,000 shares of common stock issuable upon the exercise of options.

(5) Consists of 80,000 shares of common stock issuable upon the exercise of options.

(6) Consists of 100,000 shares of common stock issuable upon the exercise of options.

(7) Includes 1,969,775 shares of common stock beneficially owned by Barington Capital Group, L.P., Barington Companies Offshore Fund, Ltd. and Barington Companies Equity Partners, L.P., entities which are directly or indirectly controlled by Mr. Mitarotonda. Mr. Mitarotonda disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 643,000 shares of common stock issuable upon the exercise of options granted to Mr. Mitarotonda.

(8) Consists of 75,000 shares of common stock issuable upon the exercise of options.

(9) Includes 1,048,000 shares of common stock issuable upon the exercise of options.

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Certain Relationships and Related Transactions, and Director Independence

       Transactions with Related Persons

        In connection with the Company’s cessation of its online auction business, the Company relocated its principal executive offices as of January 1, 2004 to 888 Seventh Avenue, 17th Floor, New York, New York 10019, an office maintained by Barington, a limited partnership whose general partner is a corporation of which James Mitarotonda is Chairman, President and Chief Executive Officer. Mr. Mitarotonda is a director of the Company and previously served as our President and Chief Executive Officer until April 18, 2007.

        Pursuant to an administrative services agreement we entered into with Barington in December 2003 (which ran through December 31, 2004), the Company paid Barington a monthly fee of $8,000 for performing certain administrative services on behalf of the Company. In connection with the agreement, the Company granted to Mr. Mitarotonda an option to purchase 320,000 shares of our common stock. The option is fully exercisable and was granted with an exercise price per share equal to $0.33, the fair market value of our common stock on the grant date.

        The Company entered into an amended administrative services agreement with Barington dated as of December 17, 2004. Under the amended agreement, which ran through December 31, 2006, Barington was to be paid a fee of $15,000 per month for performing certain administrative, accounting and other services on behalf of the Company. As of March 1, 2006, the Company and Barington agreed to reduce the fee to $7,500 per month. In addition, Barington is to be paid a fee of $175 an hour for any legal services provided by Barington on behalf of the Company at the Company’s request. The Company has also agreed that in the event that Barington identifies for the Company at its request a business transaction such as a merger, acquisition or joint venture, and/or provides the Company with financial consulting or merger and acquisition services in connection with such business transaction, the Company will pay Barington a fee to be agreed upon between Barington and the Board of Directors of the Company. In connection with the amended agreement, the Company granted options to certain designees of Barington to purchase, in the aggregate, 320,000 shares of the Company’s common stock. The options were granted with an exercise price per share equal to $0.31, the fair market value of the Company’s common stock on the grant date.

        On January 5, 2007, both Dynabazaar and L Q Corporation entered into separate letter agreements with Barington with respect to the engagement of Barington by each of the Dynabazaar Special Committee and the L Q Corporation Special Committee to provide assistance as such special committees may reasonably request with respect to the contemplated merger between Dynabazaar and L Q Corporation. Each of Dynabazaar and L Q Corporation agreed to pay Barington a fee of $100,000 as compensation for its services, as well as reimburse Barington for all reasonable and documented out-of-pocket expenses incurred by Barington.

        On March 30, 2007, the Company entered into an amendment to the administrative services agreement with Barington, effective as of January 1, 2007. Under the amended agreement, which runs through December 31, 2007, Barington is to continue to be paid a fee of $7,500 per month for performing certain administrative, accounting and other services on behalf of the Company until the closing of the transactions contemplated by the merger, at which point the fee is to increase to a rate of $10,000 per month.

        On May 18, 2007, the Company entered into an amendment to the administrative services agreement with Barington. The amendment provides for the termination of the administrative services provided by Barington on behalf of the Company under the administrative services agreement (as well as the termination of the monthly payments made by the Company to Barington for such services) immediately following the closing of the transactions contemplated by the merger.

        It is the belief of the Company that, following the closing of the transactions contemplated by the amended and restated merger agreement, the combined entity will have the internal resources necessary to fully perform the administrative services currently being provided to the Company by Barington. Notwithstanding the termination of the administrative services provided by Barington following the closing of the merger, the administrative services agreement would continue to run until December 31, 2007, therefore permitting the Company to continue to have access to legal and financial advisory services from Barington on an “as requested”basis. There is no requirement under the administrative services agreement, however, for the Company to utilize such services of Barington.

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        Barington and certain of its affiliates which have joined with Barington in the filing of a statement on Schedule 13D, collectively own greater than 10% of the outstanding common stock of both Dynabazaar and L Q Corporation. Pursuant to a letter agreement dated February 26, 2007, Barington agreed to vote, and to cause its affiliates to vote, all of our shares now owned or hereafter acquired by Barington and its affiliates in favor of the transactions contemplated by the amended and restated merger agreement, in proportion to the votes of our other stockholders.

        James A. Mitarotonda, who serves as a director and previously served as our President and Chief Executive Officer, is Chairman, President and Chief Executive Officer of a corporation that is the general partner of Barington. Sebastian E. Cassetta, who serves as our President and Chief Executive Officer and the Chief Executive Officer of Costar, is a Senior Managing Director and the Chief Operating Officer of Barington. Mr. Cassetta is also a director, President and Chief Executive Officer of L Q Corporation. Melvyn Brunt, the Chief Financial Officer of the Company, also currently serves as the Chief Financial Officer of Barington. Dianne K. McKeever, a research analyst at Barington, serves as a director of L Q Corporation, and Michael McManus, a director of L Q Corporation, holds an equity interest in certain affiliates of Barington. Barington is party to separate administrative services agreements with us and L Q Corporation, pursuant to which Barington performs certain administrative, accounting and other services on behalf of each company. Our and L Q Corporation’s principal executive offices are maintained by Barington.

        Review, Approval or Ratification of Transactions with Related Persons

        Pursuant to the Charter of the Audit Committee, the Audit Committee is charged, on behalf of the Board, with conducting an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions.

        Director Independence

        Our Board has determined that Rory Cowan and Raymond Steele qualify as independent under Nasdaq listing standards.

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INFORMATION ABOUT L Q CORPORATION, INC.

        As used in this section of the joint proxy statement/prospectus (page [__] to page[__]), the terms “we”, “our”, “the Company” and other terms of similar import refer to L Q Corporation.

Business of L Q Corporation

       Access Control Products Group

        On September 8, 2005, the Company entered into a non-binding letter of intent with Checkpoint Systems, Inc. (“Checkpoint”) dated September 7, 2005 to acquire substantially all of the net assets of Checkpoint’s Access Control Products Group (“ACPG”) division. On October 26, 2005, the Company’s Board of Directors approved the transaction and on November 4, 2005 the parties entered into the Checkpoint Asset Purchase Agreement. On December 30, 2005, the Company and Checkpoint entered into a First Amendment to the Checkpoint Asset Purchase Agreement to, among other things, extend the closing of the acquisition to January 5, 2006. On January 6, 2006, the newly formed wholly owned subsidiary of the Company, Sielox, LLC, (“Sielox”), completed the acquisition from Checkpoint of substantially all of the assets of the ACPG division, effective as of the close of business on December 30, 2005. The cash consideration for the transaction was approximately $2.6 million, net of post-closing adjustments. Expenses related to the transaction were approximately $0.3 million.

        The ACPG business, which operates as Sielox™ under the Company’s management, develops, designs and distributes a complete line of open architecture access control software, programmable controllers (electronic circuit boards), and related accessories such as readers and ID cards, which can be configured to monitor, manage and control physical access to building perimeters and interior locations. The ACPG business was originally acquired by Checkpoint when Checkpoint acquired Sielox Systems, Inc. of Sunnyvale, California in 1986. At that time, the ACPG business distributed, developed and manufactured System Five and System Ten access control systems for automated access to buildings and areas within buildings. In the late eighties, ACPG introduced the Threshold series for use on DOS and QNX operating systems and in the mid-nineties developed a series of applications for use on the Windows operating systems. In March 2003, the ACPG business introduced Pinnacle, the next generation in access control software solutions. Today ACPG develops, designs and distributes a complete line of open architecture access control software, including both Pinnacle and the legacy Enterprise Threshold, programmable controllers (electronic circuit boards), and related accessories such as readers and ID cards which can be configured to monitor, manage and control physical access to building perimeters and interior locations. ACPG generally does not experience seasonality in its business and there is no single customer which constitutes 10% or more of its revenue.

       SES Resources International

        On January 6, 2006, the Company’s newly formed wholly owned subsidiary, SES Resources International, Inc. (“SES”), completed the acquisition of substantially all of the assets of SES Resources, Ltd., a start up consulting venture, effective as of December 30, 2005. SES Resources, Ltd.’s assets consisted primarily of various trademarks. Consideration given in exchange for these assets was a 19.5% share in SES. The newly formed business unit specializes in delivering critical strategic security and business protection solutions based on best practices developed by accomplished retired law enforcement agents and in association with an advisory panel comprised of senior executive service level government risk assessment and law enforcement professionals (the “Advisory Panel”). SES’ primary areas of specialization include: corporate investigations (e.g. know your customer, know your employee, know your vendor reviews); due diligence reviews; forensic accounting; anti-money laundering investigatory services consistent with the requirements of the Patriot Act; anti-counterfeiting and intellectual property protection; corporate health and wellness consultancy; emergency preparedness and contingency planning; executive staffing solutions; and education and government security training services.

        The Advisory Panel serves the business with advice and identifies expert talent throughout the United States and internationally to manage and staff client assignments. The Advisory Panel includes Michael J. Thomas, a senior executive service level agent from the U.S. Internal Revenue Service, Andrew J. Scott, the former Chief of Police of Boca Raton, Florida, and David Edelson MD, FACP, a medical doctor who is presently Assistant Clinical Professor at Albert Einstein College of Medicine. The Advisory Panel is chaired by one of the owners/founders of

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SES Resources Ltd, and vice chaired by a former Vice President and Director of Brinks Inc. SES is in the process of adding additional members to the Advisory Panel from various law enforcement agencies.

Industry

       Access Control Products Group

        As security concerns continue to mount around the world, security access systems are an important component to a company’s or Government Agency’s complete security solution. Organizations continue to invest and upgrade such solutions and place increased reliance upon such systems. The trend towards integrating all security solutions including access control, CCTV, burglar and fire alarms into one system continues to expand.

        SES Resources International

        Companies and governments are faced with a variety of security concerns and risk assessment challenges including terrorism, fraud, litigation, compliance, intellectual property protection, cyber attacks, industrial espionage, regulatory issues, crisis management and executive security staffing. The security consulting industry is highly fragmented with various established firms and a large number of independent organizations with various specializations and capabilities throughout the United States and around the world.

Strategy

        Access Control Products Group

        The primary strategy of ACPG is to continue to invest in the Pinnacle software solution through added features and interfaces with other value added providers in order to provide enhanced physical access security and event management systems. ACPG will also continue to provide technical service and training to ACPG’s dealer base and end users and where necessary upgrade its technical services.

        SES Resources International

        SES is distinguishing its services and positioning by its diverse services offering. SES is in the process of identifying Senior Executive Service level retired law enforcement officers and federal agents with specialization and experience related to each service offering. SES expects to utilize the relationships and advice of its Advisory Panel in connection with identifying such resources. Each resource is expected to participate in SES projects as an independent contractor on a project by project basis in an effort to match expert talent with each specific project.

Products

       Access Control Products Group

        ACPG develops, designs and distributes a complete line of open architecture access control software, programmable controllers (electronic circuit boards), and related accessories such as readers and ID cards which can be configured to monitor, manage and control physical access to building perimeters and interior locations.

        ACPG supports both the Pinnacle software solution, introduced in March 2003 and the Threshold Enterprise solution introduced in 1997. The Pinnacle based system runs on both Windows Server 2003 and XP Professional. The system is an access control and event management system with unlimited scalability. The Threshold Enterprise runs on a Windows NT or 2000 access control platform.

        The Pinnacle access control system is extremely flexible and compatible and offers added functionality including badging utility for use in the design and production of professional quality badges. The Pinnacle system also has a DVR interface with video and event management linking. Other Pinnacle utilities include standalone applications using the SDK, ever expanding libraries including n-man rule, report scheduler, door control,

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EventLink and Administrative Management. The newly introduced visitor management system allows for integration with STOPware’s lobby visitor management system.

        ACPG designs and distributes a complete line of intelligent controllers. This state of the art technology is available as 16-bit or 32-bit controllers capable of supporting from 2 to 8 door configurations. In addition, these controllers support from 4 to 60 alarm monitored inputs and/or controlled outputs and are configurable to meet any customer requirements. The 32-bit 1200 series controller can be used in a traditional hardwired environment or LAN/WAN environment with static IP or DHCP. In addition, ACPG currently offers several readers that are all compatible with both its Pinnacle and Threshold Enterprise software solutions. Such readers include the Performa (and Legacy Mirage) readers, a 13.56 MHz reader manufactured by Checkpoint Systems, Inc., a complete line of HID’s 125 KHz Prox and 13.56 MHz iClass readers and cards, AWID’s long range Prox readers, BioScrypt’s biometric fingerprint, and Panasonic’s Iris Scan Readers.

        SES Resources International

        SES specializes in delivering critical strategic security and business protection solutions including corporate investigations (e.g. know your customer, know your employee, know your vendor reviews); due diligence reviews; forensic accounting; anti-money laundering investigatory services consistent with the requirements of the Patriot Act; anti-counterfeiting and intellectual property protection; corporate health and wellness consultancy; emergency preparedness and contingency planning; executive staffing solutions; and education and government security training services.

Intellectual Property

        Access Control Products Group

        ACPG is entitled to the exclusive use of certain patents and to the non-exclusive use of certain patents which were acquired in the acquisition from Checkpoint. Such patents and other intellectual property are utilized in the Performa and Mirage ID card readers. ACPG also acquired identified trademarks as well as licenses for specific intellectual properties which consist of critical components to the Pinnacle and Threshold Enterprise operating systems. ACPG also licenses two badging programs which it sells to third parties. ACPG pays royalties on these licensing contracts. SES does not own or use any patents or other material intellectual property in connection with its business.

        SES Resources International

        The Company has registered domain names for its key businesses including SESresources.com and Sielox.com.

Technology and Product Development

        ACPG’s software engineers develop proprietary code for product functionality features. Certain product features have been acquired from third parties for which ACPG pays royalties relative to the feature set embedded within certain software products.

        ACPG expended approximately $ 1.3 million, $1 million and $1.7 million in product development activities during 2006, 2005 and 2004, respectively. The emphasis of these activities is the continued broadening of the product lines offered by ACPG, cost reductions of the current product lines, and an expansion of the markets and applications for ACPG’s products. ACPG’s future growth in revenues will be dependent, in part, on the products and technologies resulting from these efforts. The Company expects to continue to invest at comparable levels in such activities in 2007 (and thereafter) in order to provide additional functionality to ACPG’s offerings to meet the needs of ACPG’s customer base.

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Marketing Efforts

        ACPG and SES use a combination of internal and subcontract marketing and public relations agencies. ACPG typically attends two trade shows a year, ISCW and ASIS International. SES typically attends the Anti-Money Laundering Conference trade show. ACPG and SES’s marketing initiatives include trade advertising and company websites - www.sielox.com; www.sesresources.com. In addition, ACPG and SES distribute data sheets, marketing bulletins and brochures, and launch packages to their current and prospective clients, dealers and end-users, as appropriate for their respective businesses.

Components

        ACPG purchases components from outside suppliers and assembles the electronic components for legacy controllers and proximity readers at Checkpoint’s facilities in the Dominican Republic and Puerto Rico. The 32-bit controllers are manufactured to specified designs by a third party. Select readers are also manufactured in Thailand. As part of the acquisition, the Company has entered into a manufacturing agreement with Checkpoint. For non-proximity electronic access control components, ACPG subcontracts manufacturing activities. On January 27, 2006, we signed a five year lease on 8,900 square feet located at 170 Ninth Avenue, Runnemede, New Jersey. Occupancy at this facility began on April 1, 2006. Accordingly, all electronic control final system assembly and testing was relocated to the Runnemede facility.

Distribution

        The sales personnel of the ACPG market electronic access control products to approximately 200 independent dealers, some of whom are national dealers, primarily located in the U.S. ACPG employs regional salespeople who are compensated by salary plus commissions. Under the independent dealer program, the dealer takes title to our products and sells them to the end-user customer. The dealer installs the systems and provides ongoing service to the end-user customer. The ACPG requires its dealers to be certified in our products and requires them to attend training classes on our various product offerings.

Competition

        Access Control Products Group

        ACPG competes with other manufacturers of electronic access control systems as well as with conventional security systems. Major competitors are GE (the Casi Rusco and Infographics divisions), Honeywell (the NexWatch and Northern divisions), United Technologies (the Lenel Systems division), and Tyco (the Software House and Kantech divisions), as well as many other comparable sized companies such as MDI and International Electronics.

        SES Resources International

        SES provides services that compete with the services provided by a highly fragmented market of many firms of various sizes, including investigatory firms and full service accounting and legal services firms, which provide such services as part of a broad range of services. Some of the well recognized firms include Kroll Worldwide, a division of Marsh & McLennan Companies, Inc., and Giuliani Associates.

Employees

        ACPG currently employs 20 people and SES currently employs 1 person. All employees are located in the United States and none are represented by a union or labor group.

Properties

        The Company’s headquarters are located in New York City, in an office maintained by Barington.

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        ACPG’s primary facilities are located in Runnemede, New Jersey and SES’s primary facilities are located in Jericho, New York. Both facilities are leased.

Legal Proceedings

        We are a defendant in certain purported class action lawsuits filed by individual shareholders in the U.S. District Court for the Southern District of New York against certain of our former officers and directors, and various of the underwriters in our initial public offering (“IPO”) and secondary offering. The lawsuits have been filed by individual shareholders who purport to seek class action status on behalf of all other similarly situated persons who purchased our common stock between July 8, 1999 and December 6, 2000. A consolidated amended class action complaint was filed on April 19, 2002. The complaint alleges that certain underwriters of the IPO solicited and received excessive and undisclosed fees and commissions in connection with that offering. The complaint further alleges that the defendants violated the federal securities laws by issuing a registration statement and prospectus in connection with our IPO which failed to accurately disclose the amount and nature of the commissions and fees paid to the underwriter defendants. On or about October 8, 2002, the Court entered an Order dismissing the claims asserted against certain individual defendants in the consolidated actions without any payment from these individuals or us. On or about February 19, 2003, the Court entered an Order dismissing with prejudice the claims asserted against us under Section 10(b) of the Exchange Act. As a result, the only claims that remain against us are those arising under Section 11 of the Securities Act. The parties have negotiated and executed a definitive settlement agreement. The proposed settlement provides that the class members in the class action cases brought against the participating issuer defendants will be guaranteed a recovery of $1 billion by insurers of the participating issuer defendants. If recoveries totaling $1 billion or more are obtained by the class members from the underwriter defendants, however, the monetary obligations to the class members under the proposed settlement will be satisfied. In addition, we and any other participating issuer defendants will be required to assign to the class members certain claims that they may have against the underwriters of their IPO’s. The proposed settlement contemplates that any amounts necessary to fund the settlement or settlement-related expenses would come from participating issuers’ directors and officers’liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer’s insurance coverage were insufficient to pay that issuer’s allocable share of the settlement costs. If ultimately approved by the Court, the proposed settlement would result in the dismissal, with prejudice, of all claims in the litigation against us and all of the other issuer defendants who have elected to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants, and the litigation as against those defendants is continuing. Consummation of the proposed settlement remains conditioned upon obtaining approval by the Court. By order entered on September 1, 2005, the Court granted preliminarily approval of the proposed settlement and directed that notice of the terms of the proposed settlement be provided to class members. Thereafter, the court held a fairness hearing, on April 24, 2006, at which objections to the proposed settlement were heard. The Court has yet to issue a ruling on the motion for final approval. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the Court’s order certifying a class in six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceeding. On April 6, 2007, the Court of Appeals denied the plaintiffs’ petition for rehearing of the Court’s December 5, 2006 ruling but noted that the plaintiffs remain free to ask the District Court to certify a different class which might meet the standards for class certification that the Court of Appeals articulated in its December 5, 2006 decision. Because our proposed settlement with the plaintiffs involves the certification of the case against us as a class action for settlement purposes, it is unclear what impact, if any, the Second Circuit’s class certification ruling will have on our case or the viability of the proposed settlement. In the event the settlement is not finalized, the Company believes that it has meritorious defenses to plaintiffs’ claims and intends to defend the action vigorously.

Market Price of Common Stock

        Our common stock was quoted on the Nasdaq National Market under the symbol “LQID” from July 8, 1999 until it was delisted on June 5, 2003. On June 5, 2003, our common stock began trading over the counter as a “pink sheet” security. On June 20, 2003, our common stock began trading on the Over-the-Counter Bulletin Board under the symbol “LQID.OB” and currently trades under the symbol “LQCI.OB.” The following table presents, for the periods indicated, the high and low closing prices per share of our common stock as reported on the Over-the-Counter Bulletin Board.

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	L Q Corporation Common Stock
	High ($)	Low ($)
Year Ending December 31, 2007
Second Fiscal Quarter through [__________], 2007
First Fiscal Quarter	$1.25	$1.12
Year Ending December 31, 2006
Fourth Fiscal Quarter	$1.35	$1.12
Third Fiscal Quarter	$1.67	$1.25
Second Fiscal Quarter	$2.00	$1.64
First Fiscal Quarter	$2.10	$1.64
Year Ending December 31, 2005
Fourth Fiscal Quarter	$1.95	$1.64
Third Fiscal Quarter	$2.25	$1.80
Second Fiscal Quarter	$2.30	$1.65
First Fiscal Quarter	$1.79	$1.61

        The closing price per share of our common stock at [______ __, 2007] was $[_.__]. As of [______ __, 2007], there were approximately [__] shareholders of record of our common stock. Because many shares of our common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividend Policy

        We have not declared any distributions since our $2.50 return of capital distribution was paid on January 29, 2003.

Management’s Discussion and Analysis of Financial Condition and Results Of Operations

        Overview and Recent Events

        L Q Corporation, Inc. was incorporated in California as “Liquid Audio, Inc.” in January 1996 and reincorporated in Delaware in April 1999. In July 1999, we completed our initial public offering of common stock. Our name was formally changed to “L Q Corporation, Inc.” on January 7, 2004. Our principal executive offices are located at 888 Seventh Avenue, 17th Floor, New York, NY 10019 and our telephone number is (212) 974-5730.

        Through January 2003, we provided an open platform that enabled the digital delivery of media over the Internet.

        From January 2003 until December 30, 2005, we did not operate any business and were settling our remaining claims and liabilities while reviewing alternatives for the use or disposition of our remaining assets.

        Our common stock is reported currently on the Over-the-Counter Bulletin Board. Our common stock was traded on the NASDAQ National Market, but was delisted on June 5, 2003.

        Results of Operations for the Three Months Ended March 31, 2007 And 2006 ($ In Thousands)

Total Revenues

        Revenue for the three month period ending March 31, 2007 was $1,574 compared to $1,533 for the three month period ended March 31, 2006. Revenue for the three month period ended March 31, 2007 is entirely due to

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the activities of our subsidiaries Sielox and SES. Revenue for Sielox was $1,563 and for SES $11 compared to $1,533 and $0 respectively for the period ending March 31, 2006.

Operating Expenses

        Selling, General and Administrative. Selling, general and administrative expenses decreased approximately 21% to $722 for the three months ended March 31, 2007 from $908 in the comparable period of 2006. Substantially all of the decrease can be attributed to a reduction in expenses relating to the business and operations of our subsidiaries Sielox and SES. Selling, general and administrative expenses consist primarily of compensation for personnel, selling commissions, marketing expenses and payments to outside contractors for general corporate functions, including finance, information systems, human resources, facilities, legal management and professional service fees, bad debt expense, occupancy and other overhead.

        Technical and Engineering. Technical and engineering expenses were $276 for the three months ended March 31, 2007, compared to $312 for the three months ended March 31, 2006. Technical and engineering expenses consist of expenses relating to personnel costs and other expenses for software and hardware engineers and applications.

        Other Income (Expense), Net. Substantially all other income is from interest received from investments in highly-liquid money market funds. Other income was $12 for the three months ended March 31, 2007 compared to $27 for the three months ended March 31, 2006. The decrease in other income is directly attributable to a decline in the cash balances available for investment after we purchased the ACPG division of Checkpoint. This purchase was completed on January 6, 2006 with an effective date of December 30, 2005.

        Liquidity and Capital Resources ($ In Thousands)

        As of March 31, 2007, we had approximately $1,671 of cash and cash equivalents.

        Net cash used in operating activities was approximately $267 and approximately $283 for the three months ended March 31, 2007 and 2006, respectively. Substantially all of the decrease is attributable to the improved operations of our subsidiaries, Sielox and SES. The net loss accounted for $229, accounts payable and accrued expenses and other current liabilities used $88 and $163 respectively. This decrease in cash used was reduced by an increase in inventories and accounts receivable of $14 and $136 respectively.

        Net cash used in investing activities was approximately $6 and $2,700 for the three months ended March 31, 2007 and 2006, respectively. Cash used for investing activities primarily relates to the purchase of fixed assets for 2007. Cash used for March 31, 2006 primarily relates to cash paid to Checkpoint for the acquisition of ACPG.

        Net cash used in financing activities was approximately $6 and $0 for the three months ended March 31, 2007 and 2006, respectively. Cash used for financing activities primarily relates to principal payments on a capital lease.

        We also, as permitted under Delaware law and in accordance with our Bylaws, indemnify our officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at our request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, we have a Director and Officer Insurance Policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result of our insurance policy coverage, we believe the fair value of these indemnification agreements is minimal.

        We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures in the near future.

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        Results of Operations for the Years Ended December 31, 2006, 2005, and 2004

        The following table sets forth, for the periods presented, certain data derived from our statement of operations as a percentage of total net revenues. During 2005 and 2004 we had no operating business, so the operating results in any period are not indicative of the results, if any, that may be expected for any future period. As discussed elsewhere in this document, we completed two acquisitions as of December 30, 2005.

	2006	2005	2004
Statement of Operations Data:
Net revenues:
Access Control Products Group	99.9%	—	—
SES	0.1%	—	—

Total net revenues	100.0%	—	—

Cost of net revenues:
Access Control Products Group	55%	—	—

Total cost of net revenues	55%	—	—

Gross profit (loss)	45%	—	—

Operating expenses:
Sales and marketing		—	—
Non-cash sales and marketing		—	—
Research and development		—	—
Non-cash research and development		—	—
General and administrative	57%	—
Non-cash general and administrative		—	—
Impairment loss		—	—
Technical and engineering	20%	—	—
Restructuring	—		—

Total operating expenses	77%	—	—

Loss from operations	(32)%	—	—
Other income (expense), net	2%	—	—
Gain on sale of intellectual property	—	—	—
Gain on sale of digital music fulfillment business	—	—
Merger termination fee	—	—	—
Loss in equity investment	—	—	—

Net income (loss)	(30)%	—	—

Total Net Revenues

        Total net revenues were $6,399 in 2006 compared to $0 in 2005 and 2004. The 100% increase in 2006 is attributable to the activities of our recent acquisitions, Sielox, and to a lesser extent, SES.

Total Cost of Net Revenues

        Our gross profit increased to approximately 45% of total net revenues in 2006, compared to 0% in 2005 and 2004. The increase in 2006 is attributable to the activities of our recent acquisitions, Sielox, and to a lesser extent, SES.

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Operating Expenses ($ in thousands)

        General and Administrative. General and Administrative expenses increased to $4.9 million in 2006 from approximately $0.9 million for 2005 and 2004, respectively. The increase of approximately $4 million is attributable to the activities of our recently acquired operating companies, Sielox (approximately $3.4 million) and SES (approximately $0.2 million). Major items of expense were: compensation and benefits $2,375, travel $143, advertising $96, commissions $277, legal $198, trade shows $202, depreciation $134, professional services $225, management fees $130 and directors and officers insurance $78.

        General and Administrative expenses remained relatively the same in 2005 and 2004 at $0.9 million each of the two years. General and Administrative expenses in 2005 include directors and officers liability insurance premium payments of approximately $135,000, legal expenses of approximately $26,000, professional services for audit and accounting of approximately $98,000, administrative fees of approximately $180,000, director and officer remuneration of approximately $197,000. General and Administrative expenses in 2004 include, directors and officers liability insurance premium payments of approximately $224,000, legal expenses of approximately $229,000, professional services for audit and accounting of approximately $77,000, administrative fee of approximately $141,000 and director remuneration of approximately $116,000.

        Interest Income. Interest income consists of earnings on our cash, cash equivalents and short-term investments. Interest income was $109,000 in 2006, $233,000 in 2005 and $148,000 in 2004.

        Other Income (Expense).

        Other income (expense) was $0 in 2006, $3,000 in 2005 and $(27,000) in 2004.

Operating Lease Agreements

        The Company entered into a lease agreement on January 27, 2006 for the period April 1, 2006 through February 28, 2011. Future minimum annual rental payments under this lease are approximately as follows:

Year Ending December 31,

2007	$ 87,000

2008	$ 91,000

2009	$ 91,000

2010	$ 91,000

2011	$ 23,000

$383,000

Obligations under Capital Lease:

        The Company leases certain equipment under a capital lease expiring in 2009. The assets and liabilities under that capital lease are recorded at the lower of the present value of the minimum payments or the fair value of the assets. The assets are amortized over their estimated useful lives. Amortization of assets acquired under capital lease obligations are included in depreciation and amortization expense for the year ended December 31, 2006.

        At December 31, 2006 and 2005, fixed assets, included $85 and $0, respectively, and accumulated amortization included $21 and $0, respectively, related to assets recorded under the capital lease.

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        Aggregate future minimum lease payments at December 31, 2006 are as follows ($ in thousands):

December 31,
2007	$34
2008	34
2009	11

Total future minimum lease payments	79
Amount representing interest	11

Present value of future minimum lease payments	68
Less current portion	27

Long-term portion	$41

       Critical Accounting Policies

        Our critical accounting policies are as follows:

•	revenue recognition;
•	allowance for doubtful accounts;
•	accounting for contingencies;
•	accounting for income taxes;
•	business combinations;
•	long-lived assets;
•	intangible assets; and
•	goodwill.

Revenue Recognition

        Revenue and related costs are recognized upon transfer of ownership, which generally coincides with the shipment of products to customers. Service revenue is recognized as services are performed. The Company records revenues net of an allowance for estimated return activities.

Allowance for Doubtful Accounts

        Accounts receivable are recorded at net realizable values. The Company maintains an allowance for estimated losses resulting from the inability of customers to make the required payments. The allowance is based on specific facts and circumstances surrounding individual customers as well as historical experience. Provisions for the losses on receivables are charged to income to maintain the allowance at a level considered adequate to cover future losses. Receivables are charged off against the reserve when they are deemed uncollectible.

Accounting for Contingencies

        We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. Statement of Financial Accounting Standards (“SFAS”) 5, “Accounting for Contingencies,” requires

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that an estimated loss from a loss contingency should be accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial position or results of operations.

Accounting for Income Taxes

        The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Business Combinations

        In accordance with the provisions of SFAS No. 141, “Business Combinations” (“SFAS 141”), the purchase price of an acquired company is allocated between intangible assets and the net tangible assets of the acquired business with the residual of the purchase price recorded as goodwill. The determination of the value of the intangible assets acquired and their expected lives involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future and the appropriate weighted average cost of capital.

Long-lived Assets

        Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (SFAS 144), the Company reviews property and equipment for impairment whenever events or changes in circumstances indicated that the carrying amounts of the assets may not be recoverable. A loss is recognized on the statements of operations if it is determined that an impairment exists based on expected future undiscounted cash flows. The amount of the impairment is the excess of the carrying amount of the impaired asset over its fair value.

Intangible Assets

        Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), effective December 31, 2001, intangible assets with indefinite lives are no longer amortized, but instead tested for impairment. Intangible assets are reviewed for impairment annually or whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. Impairment losses are recognized if future cash flows of the related assets are less than their carrying values.

Goodwill

        Pursuant to SFAS 142, effective December 31, 2001, goodwill is no longer being amortized. The Company tests goodwill for impairment on an annual basis, relying on a number of factors including operating results, business plans and future cash flows. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of fair value of the Company with is carrying value. If the carrying amount exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to the excess.

       New Accounting Pronouncements

        Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of January 1, 2007 and as of March 31,

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2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at January 1, 2007. There was no change to this balance at March 31, 2007. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows.

        In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. SFAS 157 applies only to fair value measurements that are already required or permitted under other accounting standards (except for measurement of share-based payments) and is expected to increase the consistency of those measurements. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We do not expect the adoption of SFAS 157 to have a material impact on our consolidated financial statements.

        In September 2006, the Securities and Exchange Commission (the “SEC”) issued staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 clarifies the staff’s views regarding the process of quantifying financial statement misstatements. SAB 108 allows registrants to adjust prior year financial statements for immaterial errors in the carrying amount of assets and liabilities as of the beginning of its fiscal year, with an offsetting adjustment being made to the opening balance of retained earnings. SAB 108 is effective for fiscal years ending on or after November 15, 2006 with earlier adoption encouraged. We do not expect the adoption of SAB 108 to have a material impact on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No.159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB statement No. 115” (SFAS 159). This standard permits an entity to elect to measure many financial instruments and certain others items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurement”. The Company is currently evaluating the impact, if any, the adoption of SFAS 159 will have on our consolidated financial statements.

        Liquidity and Capital Resources

        Since inception, we have financed our operations primarily through the initial and follow-on public offerings of common stock, private placements of our preferred stock, equipment financing, lines of credit and short-term loans. As of December 31, 2006, we had raised $65.9 million and $93.7 million through our initial and follow-on public offerings of common stock, respectively, and $29.8 million through the sale of our preferred stock. On January 29, 2003, we distributed $57.7 million to our common stockholders of record as of December 10, 2002. At December 31, 2005, we had approximately $5.7 million of cash and cash equivalents. On January 6, 2006, approximately $2.6 million of cash was paid to Checkpoint for the acquisition of Checkpoint’s ACPG division. The effective date of this acquisition was December 30, 2005. As of December 31, 2006, we had approximately $1.9 million of cash and cash equivalents.

        Net cash used in operating activities was $1.0 million, $0.6 million and $2.6 million in 2006, 2005 and 2004, respectively. Net cash used in operating activities in 2006 was primarily the result of net losses from operations of approximately $1.9 million, a decrease in inventory of approximately $0.2 million, offset by an increase in accounts receivable of approximately $0.3 million and an increase in accounts payable and accrued expenses of approximately $0.9 million.

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        Net cash used in operating activities in 2005 was primarily the result of net losses from operations of $757,000 offset by accruals for legal and other expenses of $375,000 and trade and accrued payables of $199,000. Net cash used in operating activities in 2004 was primarily the result of net losses from operations of $847,000, legal expenses of $360,000 and the settlement in the BeMusic litigation of $1.4 million.

        Net cash used in investing activities was approximately $2.8 million in 2006, approximately $24,000 in 2005 and $0 in 2004. The increase in 2006 was due to expenses relating to our acquisition activities, including approximately $2.6 million paid to Checkpoint for the acquisition of Sielox.

        Net cash used in financing activities was $17,000, $0 and $67,000 in 2006, 2005 and 2004, respectively. The net cash used in financing activities in 2006 was due to principal payments on Sielox’s capital lease. The net cash used in financing activities in 2004 was due to the purchase of fractional interests in connection with the implementation of the Reverse/Forward Stock Split.

        We also, as permitted under Delaware law and in accordance with our Bylaws, indemnify our officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at our request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, we have a Director and Officer Insurance Policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result of our insurance policy coverage, we believe the fair value of these indemnification agreements is minimal.

        We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures over the next 12 months.

Quantitative And Qualitative Disclosures About Market Risk

        None.

Directors and Executive Officers

       Directors

        Our board of directors is currently comprised of five (5) members, namely, Sebastian Cassetta, Steven Berns, Stephen Liguori, Dianne K. McKeever and Michael A. McManus, Jr. Following completion of the merger, the amended and restated merger agreement provides that three vacancies will be created on the Dynabazaar board through resignation or by increase in the size of the Board and Mr. Cassetta, Mr. Berns and Ms. McKeever will be designated by Dynabazaar’s board to fill the vacancies.

        Set forth below is certain information regarding the directors of L Q Corporation who will serve on Dynabazaar’s board following completion of the merger:

Name	Age	Position with the Company	Director Since

Sebastian Cassetta	57	President, Chief Executive Officer and Director	2006

Steven Berns	42	Chairman of the Board of Directors (1) (2)	2004

Dianne K. McKeever	28	Director	2006

(1) Member of Audit Committee
(2) Member of Nominating and Corporate Governance Committee

        Mr. Cassetta has served as a director and as our President and Chief Executive Officer since May 2006. He has also served as the President and Chief Executive Officer of Dynabazaar, Inc. (OTCBB:FAIM.OB) since April

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2007 and as the Chief Executive Officer of Costar Video Systems, LLC (“Costar”), a wholly owned subsidiary of Dynabazaar, since June 2006. Costar designs, sources and distributes video and imaging products for the security and industrial markets. Mr. Cassetta served as the Chairman and Chief Executive Officer of SmartServ Online, Inc., a company specializing in the delivery of content to desktop and wireless devices, from August 1992 to July 2003. Prior to that, he was the President of Burns and Roe Securacom Inc., a company specializing in engineering and large-scale systems integration, and a director and vice president of Brinks Inc., an international security company. Mr. Cassetta is a former Special Assistant to New York Governor and Vice President Nelson A. Rockefeller. He currently serves as a Senior Managing Director and the Chief Operating Officer of Barington Capital Group, L.P. (“Barington”), a position he has held since August 2003.

        Mr. Berns has served as a Director since October 2004 and as Chairman of the Board since October 2006. He has been President, Chief Financial Officer and Director of MDC Partners Inc. (NASDAQ:MDCA) since November 2005. From September 2004 to November 2005, Mr. Berns served as Vice Chairman and Executive Vice President of MDC Partners Inc. Prior to that, Mr. Berns was the Senior Vice President and Treasurer of The Interpublic Group of Companies, Inc., an organization of advertising agencies and marketing services companies from August 1999 until September 2004. Before that, Mr. Berns held a variety of positions in finance at Revlon, Inc. from April 1992 until August 1999, becoming Vice President and Treasurer in 1996. Prior to joining Revlon, Mr. Berns worked at Paramount Communications Inc. and at a predecessor public accounting firm of Deloitte & Touche. Mr. Berns is a Certified Public Accountant. He has served as a Director and member of the Audit and Compensation Committees for LivePerson, Inc. since April 2002.

        Ms. McKeever has served as one of our directors since October 2006. Since October 2001, she has been a research analyst at Barington. Ms. McKeever graduated from New York University’s College of Arts and Science with a Bachelor of Science degree in Chemistry, and from Stevens Institute of Technology with a Bachelor of Engineering degree in Chemical Engineering.

        Executive Officers

        Set forth below is certain information regarding our executive officers. Mr. Cassetta currently serves as President and Chief Executive Officer of Dynabazaar and Mr. Brunt currently serves as Chief Financial Officer and Secretary of Dynabazaar. They will retain these positions following completion of the merger. Ms. Evans and Mr. Schnur will retain their executive positions with their respective subsidiaries following completion of the merger.

Name	Age	Position with the Company	Held Office Since

Sebastian E. Cassetta	57	President, Chief Executive Officer and Director	2006

Melvyn Brunt	63	Chief Financial Officer and Secretary	2003

Karen Evans	48	President of Sielox, LLC	2006

Bradley Schnur	34	President of SES Resources International, Inc.	2006

        Mr. Cassetta’s biographical information is detailed above. Mr. Cassetta has served as our President and Chief Executive Officer since May 2006, replacing William J. Fox who resigned as President and Chief Executive Officer and from the Board of Directors during that same month.

        Mr. Brunt has served as our Chief Financial Officer and Secretary since April 2003. He has also served as Chief Financial Officer to Barington since January 2002 and as Chief Financial Officer and Secretary to Dynabazaar, Inc. (OTCBB:FAIM.OB) since January 2004. In addition, from January 2002 to May 2004, he served as Chief Financial Officer and Secretary to MM Companies, Inc., now known as George Foreman Enterprises, Inc. (PNK:GFME.PK). From 1985 to 2001, Mr. Brunt was a Director and Chief Financial Officer of Davies Turner & Co., an international freight forwarding company. From 1996 to 2001, Mr. Brunt was President of Air Mar, Inc. and

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a Director of TCX International Inc. Both of those companies provided logistics support services to a wide variety of importing and exporting companies.

        Ms. Evans has served as the President of Sielox, LLC since January 2006. Prior to that, she was the National/International Sales Manager of the Access Control Products Group at Checkpoint Systems Inc. from June 2003 until January 2006. From 1991 until June 2003, Ms. Evans was a regional sales manager at Checkpoint where she had the opportunity to manage every territory in the U.S. and Canada except for the West Coast of the United States.

        Mr. Schnur has served as the President of SES Resources International, Inc. (“SES”) since January 2006. Mr. Schnur is a practicing attorney and has maintained his own private law practice since November 2002. From November 1998 until November 2002, Mr. Schnur was the associate general counsel of Arnell Group, an advertising, branding and marketing agency owned by the Omnicom Group of companies. Prior to that, Mr. Schnur served as an Assistant District Attorney with the Brooklyn (NY) District Attorney’s Office. Mr. Schnur is the General Counsel of the Federal Drug Agents Foundation and co-founder of the Police Foundation of Nassau County (NY).

        Each officer is elected by, and serves at the discretion of, the Board. Each of our officers and directors devote the amount of time necessary to discharge their duties to the Company.

        There are no family relationships between any of our directors or executive officers.

Executive Compensation

       Compensation Discussion and Analysis

        We compensate our executive management through a combination of base salaries, merit based performance bonuses and long-term equity compensation. Our executive compensation is structured to align management’s incentives with the long-term interests of our shareholders, and to maximize profitability and shareholder value.

        We adhere to the following compensation policies, which are designed to support the achievement of our business strategies:

•	Our executive compensation should strengthen the relationship between compensation, both cash and equity-based, and performance by emphasizing variable compensation that is dependent upon the successful achievement of corporate and individual performance goals.
•	A portion of each executive’s total compensation should be comprised of long-term compensation to focus management on the long-term interests of shareholders.
•	An appropriately balanced mix of incentive cash and equity-based compensation aligns the interests of our executives with that of our shareholders. The equity-based component promotes a continuing focus on building profitability and shareowner value.
•	Total compensation should enhance our ability to attract, retain, motivate and develop knowledgeable and experienced executives upon whom, in large part, our successful operation and management depends.

        A core principle of our executive compensation is the belief that compensation paid to executive officers should be closely aligned with our near- and long-term success, while simultaneously giving us the flexibility to recruit and retain qualified key executives. Our compensation program is structured so that it is related to our stock performance and other factors, direct and indirect, which may influence long-term shareholder value.

        As a result, we have designed our executive compensation to include the following elements:

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•	Annual Base Salaries;
•	Annual Performance-Based Cash Bonuses; and
•	Long-Term Equity-Based Compensation.

        We utilize each of these elements of executive compensation to ensure proper balance between our short- and long-term success as well as between our financial performance and shareholder return. In this regard, we believe that the executive compensation for our named executive officers is consistent with our financial performance and the performance of each named executive officer.

        Elements of Compensation

Base Salaries

        The base salaries of the Company’s named executive officers are evaluated annually. In evaluating appropriate pay levels and salary increases for such officers, the Compensation Committee considers achievement of the Company’s strategic goals, level of responsibility, individual performance, internal equity and external pay practices. In addition, the Committee considers the scope of the executives’ responsibilities, taking into account to the extent deemed appropriate competitive market compensation for similar positions, the seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by our Board of Directors and Compensation Committee. The Compensation Committee and our Board have also taken into account the contribution certain executive officers made to the ACPG and SES transactions as well as the fact that from January 2003 until December 2005 we did not operate any business.

Bonuses

        Bonus awards are designed to focus management attention on achieving key operational and performance goals for the current fiscal year. Cash bonus awards are distributed based upon the Company and the individual’s performance. The final determination for all bonus payments is made by our Compensation Committee. The Compensation Committee and our Board have also taken into account the contribution certain executive officers made to the ACPG and SES transactions as well as the fact that from January 2003 until December 2005 we did not operate any business.

Equity Incentive Grants

        Long-term incentives also comprise an important component of our executives’ total compensation package. These incentives are designed to motivate and reward executives for maximizing shareowner value and encourage the long-term employment of key employees.

        To date, stock options have been our primary long-term compensation vehicle for our executive officers. Stock options are granted at the prevailing market price on the date of grant and will have value only if our stock price increases. Grants of stock options generally are based upon our performance, the level of the executive’s position, and an evaluation of the executive’s past and expected future performance.

        No decision has been made whether or not stock options will continue to be used as the predominant form of stock-based compensation. The Compensation Committee is in the process of considering all forms of long-term equity compensation, including restricted stock grants.

Other Benefits

        There are no other benefits provided to employees at this time, including pension, severance or change in control benefits.

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        Summary Compensation Table for Year Ended December 31, 2006

        The following table sets forth information as to compensation paid by the Company to our Chief Executive Officer, Chief Financial Officer, President of our Sielox subsidiary and the President of our SES subsidiary (collectively, the “Named Executive Officers”) for services rendered to us for the year ended December 31, 2006.

	Annual Compensation

Name and Principal Position	Year	Salary ($)	Bonus ($)	Options Awards ($)(1)	All other Compensation ($)	Total ($)

Sebastian Cassetta (2)	2006	$37,500	$35,000	$2,400	—	$74,900
Chief Executive Officer

Melvyn Brunt	2006	$18,000(3)	$5,000	$1,200	—	$24,200
Chief Financial Officer

Karen Evans	2006	$100,000	—	$450	$68,508(4)	$168,958
President of Sielox

Bradley Schnur (5)	2006	$65,000	—	$4,800	—	$69,800
President of SES

(1) Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R). The assumptions used for purposes of the SFAS 123(R) calculation are presented in the Fair Value of Option Grants section found below.

(2) Mr. Cassetta has served as our Chief Executive Officer since May 2006.

(3) From April 2003 through May 16, 2004, the Company paid Barington a monthly fee of $7,290 for certain administrative and accounting services provided by Barington on its behalf, which includes services performed by Mr. Brunt, the Chief Financial Officer of Barington, on behalf of the Company. The Company entered into a new services agreement with Barington dated as of November 18, 2004 which was amended as of January 1, 2005, May 10, 2006 and June 30, 2006. As amended, the agreement provides, among other things, that Barington will continue to provide certain administrative, accounting and other services on behalf of the Company for a fee of $10,000 per month.

(4) Includes commissions of $62,988 and an automobile allowance of $5,520 paid to Ms. Evans in 2006.

(5) Mr. Schnur has served as the President of SES since January 2006 and was granted 20,000 options in connection with his employment at that time.

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        Grants of Plan-Based Awards for Year Ended December 31, 2006

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock

Sebastian Cassetta	1/6/2006	10/26/2005	10,000	$1.73	$1.73
Chief Executive Officer

Melvyn Brunt	1/6/2006	10/26/2005	5,000	$1.73	$1.73
Chief Financial Officer

Karen Evans	1/6/2006	10/26/2005	2,500	$1.73	$1.73
President of Sielox

Bradley Schnur	1/6/2006	10/26/2005	20,000	$1.73	$1.73
President of SES

(1) All options were granted under the Company’s 1996 Equity Incentive Plan.

        Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        In 2006, Mr. Brunt and Mr. Cassetta were granted 5,000 and 10,000 option awards, respectively, in connection with the acquisition of ACPG. We do not have employment agreements or contracts with any of our Named Executive Officers other than Bradley Schnur, the President of SES. Mr. Schnur was granted 20,000 options in connection with his employment in January 2006. Ms. Evans, the President of Sielox, was granted 2,500 options in connection with her employment in January 2006.

        Employment Contracts

        Our SES subsidiary is party to an employment agreement with Bradley Schnur dated January 6, 2006. The agreement has an initial term of fifteen months and may be extended thereafter should Mr. Schnur meet certain performance criteria or by the mutual agreement of SES and Mr. Schnur. The agreement provides that Mr. Schnur is to receive a base salary of $65,000 per annum, 4 weeks paid vacation and reimbursement of travel and business expenses incurred in connection with the performance of his duties. In addition, Mr. Schnur is eligible to receive a bonus based on the gross profit earned by SES during the initial employment period. The agreement is subject to early termination by SES for “cause” or due to Mr. Schnur’s death or permanent disability. “Cause” and “permanent disability” are as defined in the employment agreement. In the event the agreement is terminated by SES for “cause,” then SES shall be obligated to pay Mr. Schnur any accrued but unpaid base salary, bonus and vacation time for services rendered to the date of termination. In the event that the agreement is terminated by reason of the death of Mr. Schnur, then SES shall be obligated to pay to his heirs or personal representatives any unpaid annual base salary, any bonus which Mr. Schnur would have earned and any vacation time accrued to the date of termination. In the event that the agreement is terminated by reason of the permanent disability of Mr. Schnur, then SES shall be obligated to pay Mr. Schnur any accrued but unpaid base salary, bonus and vacation time for services rendered to the date of termination.

        Outstanding Equity Awards at Fiscal Year-Ended December 31, 2006

        The following table provides summary information concerning stock options held by the Named Executive Officers as of December 31, 2006.

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	Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Sebastian Cassetta	13,500	—	$1.82	11/16/2009

	—	10,000	$1.73	1/6/2016

Melvyn Brunt	14,000	—	$2.07	7/18/2013

	—	5,000	$1.73	1/6/2016

Karen Evans	—	2,500	$1.73	1/6/2016

Bradley Schnur	—	20,000	$1.73	1/6/2016

(1) The options vest in three equal annual installments beginning on January 6, 2007.

(2) The options vest in four equal annual installments beginning on January 6, 2007.

        Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2006

        None of our Named Executive Officers exercised any stock options during 2006.

        1996 Equity Incentive Plan

        In September 1996, the Board of Directors adopted the 1996 Equity Incentive Plan (the “1996 Plan”), which initially provided for the granting of up to 1,144,000 incentive stock options and nonqualified stock options. In August 1997, October 1998 and April 1999, an additional 441,000, 88,000 and 1,600,000 shares, respectively, were authorized for grants under the 1996 Plan. Under the 1996 Plan, incentive stock options may be granted to employees of the Company and nonqualified stock options and stock purchase rights may be granted to consultants, employees, directors and officers of the Company. Options granted under the 1996 Plan are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted under the 1996 Plan generally vest 25% after the first year and then 2.083% each month thereafter until 100% vested. Options granted to stockholders who own greater than 10% of the outstanding stock must be for periods not to exceed five years and must be issued at prices not less that 110% of the estimated fair market value of the stock on the date of grant as determined by the Board of Directors. In April 1999, the 1996 Plan was also amended to provide for annual increases on January 1 equal to the lesser of 1,500,000 shares, 5% of the outstanding shares on such date or a lesser amount determined by the Board of Directors. For the year ended December 31, 2006, approximately 123,000 options were granted under the 1996 Plan.

        2000 Nonstatutory Stock Option Plan

        In April 2000, the Board of Directors adopted the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”), which provided for the granting of up to 500,000 nonqualified stock options. Under the 2000 Plan, stock options may be granted to employees of the Company. Options granted under the 2000 Plan are for periods not to exceed ten years, and are issued at prices determined by the Board of Directors or any of its committees. Options granted under the 2000 Plan vest at terms and conditions determined by the Board of Directors or any of its committees. No options were granted under the 2000 Plan for the year ended December 31, 2006 and 2005, respectively.

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        1999 Employee Stock Purchase Plan

        In April 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the “Purchase Plan”) and reserved 500,000 shares of common stock for issuance thereunder. The Purchase Plan was approved by the stockholders in June 1999. On January 1, each year, the aggregate number of shares reserved for issuance under the Purchase Plan is increased by the lesser of 750,000 shares, 3% of the outstanding shares on such date or a lesser amount determined by the Board of Directors. The Purchase Plan became effective on the first business day on which price quotations for the Company’s common stock were available on the Nasdaq National Market, which was July 8, 1999. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year and do not (i) immediately after grant own stock possessing 5% or more of the total combined voting capital stock, or (ii) possess rights to purchase stock under all of the employee stock purchase plans at an accrual rate which exceeds $25,000 worth of stock for each calendar year. The Purchase Plan permits participants to purchase common stock through payroll deductions up to 15% of the participant’s compensation, as defined in the Purchase Plan, but limited to 2,500 shares per participant per purchase period. Each offering period includes four six-month purchase periods, and the Purchase Plan was amended in June 2000 so that purchase periods begin on April 1 and October 1 of each year, except for the offering period which started on the first trading day on or after the effective date of the public offering. The price at which the common stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value at the beginning of the offering period or at the end of the purchase period. The Purchase Plan will terminate after a period of ten years unless terminated earlier as permitted by the Purchase Plan. Common stock issued under the plan was 34,940. No shares of common stock were issued under the Purchase Plan in 2006 and 2005, respectively.

        Fair Value of Option Grants

        The Company calculates the fair value of each option grant on the date of grant using the Black-Scholes option pricing method as prescribed by the SFAS No. 123 (R) using the following assumptions:

	Year Ended December 31,
	2006	2005	2004
Risk-free interest rate	4.34%	3.53%	4.00%
Weighted-average expected life (in years)	10	10	10
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	19.16%	36.39%	36.39%

Weighted-average fair value of options granted
during the period	$1.73	$1.85	$1.82

Weighted-average fair value of purchase rights
granted during the period	$—	$—	$—

        Director Compensation for Year Ended December 31, 2006

        The following table contains information concerning the compensation for the fiscal year ended December 31, 2006 of our directors who will continue as a member of Dynabazaar’s board following completion of the merger.

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DIRECTOR COMPENSATION
(For the Year Ended December 31, 2006)

Name	Fees Earned or Paid in Cash ($)	Total

Sebastian Cassetta	—	—

Steven Berns	$10,000	$10,000

Dianne McKeever	$10,000	$10,000

        Narrative to Director Compensation Table

        In February 2003, our Board approved a plan that provides our non-employee directors with cash compensation of $10,000 upon initial election and on each anniversary of becoming a director during their term of service, and $1,000 per meeting of the Board attended during their term of service. Attendance at committee meetings will be compensated at the rate of $1,000 per meeting for members and $2,000 per meeting for the chairperson. In 2006, we paid $25,000 for Board and committee attendance. In October 2006, our Board approved the payment of an additional $5,000 in annual cash compensation for the Chairman of the Board. While the Company has paid the Chairman and our other non-employee directors meeting fees during the fiscal year ended December 31, 2006, it has not paid such directors their base compensation during this time period (other than to Ms. McKeever, who was paid $10,000 following her initial election to the Board) but expects to do so in the future.

        Non-employee directors are granted a fully vested option to purchase 21,000 shares of common stock upon initial election and a fully vested option to purchase 1,400 shares of common stock on each anniversary of becoming a director during their term of service at an exercise price equal to the fair market value of a share of common stock as of the date of grant. While the Company has not granted its directors options in accordance with such plan in 2006, it expects to do so in the future if the merger is not completed.

Compensation Committee Interlocks and Insider Participation

        The compensation committee of the Board reviews and recommends to the Board the compensation and benefits of all of our executive officers, administers our stock and option plans and establishes and reviews general policies relating to compensation and benefits. The compensation committee is currently composed of independent, non-employee directors. No interlocking relationships exist among our Board, compensation committee or executive officers and the Board, compensation committee or executive officers of any other company, nor has an interlocking relationship existed in the past.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

        The following table presents information with respect to beneficial ownership of our common stock as of [________ __], 2007 by:

•	each person known by us who beneficially owns more than 5% of the common stock;
•	each of our named executive officers prior to completion of the merger;
•	each of our current directors; and
•	all executive officers and directors as a group.

        Except as otherwise noted, the address of each 5% stockholder listed in the table is c/o L Q Corporation, Inc., 888 Seventh Avenue, New York, NY 10019. The table includes all shares of common stock issuable within 60 days of [________ __] upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to all shares of common stock. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole

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investment control with respect to all shares of common stock beneficially owned. The applicable percentage of ownership for each stockholder is based on [________] shares of common stock outstanding as of [________ __], together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person. Numbers of shares in the following table and footnotes thereto have been adjusted to account for the Company’s Reverse-Forward Stock Split which took effect on June 7, 2004.

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Shares Beneficially Owned

Name of Beneficial Owner	Number	Percent
Barington Companies Equity Partners, L.P. and related entities (1)	529,413	15.69%
c/o Barington Capital Group, L.P.
888 Seventh Avenue
New York, NY 10019

Lloyd I. Miller (2)	408,446	12.71%
4550 Gordon Drive
Naples, FL 34102

Phillip Goldstein (3)	377,791	11.75%
60 Heritage Drive
Pleasantville, NY 10570

PNC Financial Services Group, Inc. and related entities (4)	339,694	10.57%
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15265

Coghill Capital Management, L.L.C. and related entities (5)	196,584	6.12%
One North Wacker Drive - Suite 4350
Chicago, IL 60606

SC Fundamental Value Fund, L.P. and related entities (6)	195,660	6.09%
420 Lexington Avenue, Suite 2601
New York, NY 10170

JMB Capital Partners, L.P. and related entities (7)	162,932	5.07%
1999 Avenue of the Stars, Suite 2040
Los Angeles, CA 90067

Stephen Berns (8)	22,400	*

Melvyn Brunt (9)	15,666	*

Sebastian Cassetta (10)	16,834	*

Steven Liguori (11)	22,400	*

Michael McManus (12)	23,800	*

Dianne McKeever (13)	0	*

Karen Evans (14)	623	*

Bradley Schnur (15)	6,666	*

All executive officers and directors as a group (8 persons) (8) – (15)	108,391	3.26%

(*) Represents less than 1% of the outstanding shares of common stock.

(1) This information is based solely on a Schedule 13D, as amended, filed with the SEC on February 14, 2007 by Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors II, LLC, Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp. and James A. Mitarotonda. Includes an aggregate of 369,213 shares of common stock beneficially owned by Barington Capital Group, L.P., Barington Companies Offshore Fund, Ltd. and Barington Companies Equity Partners, L.P., entities which are directly or indirectly controlled by Mr. Mitarotonda. Mr. Mitarotonda disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 160,200 shares of common stock issuable upon the exercise of options granted to Mr. Mitarotonda.

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(2) On February 18, 2004, Lloyd I. Miller III filed an amendment to Schedule 13G pursuant to Rule 13d-1 of the Exchange Act with the SEC, reporting combined ownership of 408,446 shares of common stock. According to this Schedule 13G/A, Mr. Miller holds sole dispositive and voting power with respect to 68,748 shares of the reported securities as (i) the manager of a limited liability company that is the general partner of a certain limited partnership and (ii) an individual and shared dispositive and voting power with respect to 2,426,398 shares of the reported securities as an advisor to the trustee of certain family trusts.

(3) On March 16, 2004, Phillip Goldstein filed an amendment to Schedule 13D pursuant to Rule 13d-1 of the Exchange Act with the SEC, reporting combined ownership of 377,791 shares of common stock.

(4) On February 10, 2005, PNC Financial Services Group, Inc. filed an amendment to Schedule 13G pursuant to Rule 13d-1 of the Exchange Act with the SEC, reporting combined ownership of 339,694 shares of common stock as the total owned by three entities, PNC Financial Services Group, Inc., PNC Bancorp, Inc. and PNC Bank, National Association. The total shares of common stock reported are held in Trust Accounts created by an Amended and Restated Trust Agreement dated September 20, 1983, in which Lloyd I. Miller, Jr. was Grantor and for which PNC Bank, National Association serves as Trustee.

(5) On February 16, 2005, Coghill Capital Management, L.L.C. filed a Schedule 13G, pursuant to Rule 13d-1 of the Exchange Act with the SEC, reporting combined ownership of 196,584 shares of common stock as the total owned.

(6) On December 13, 2002, SC Fundamental Value Fund and related entities filed a Schedule 13G pursuant to Rule 13d-1 of the Exchange Act with the SEC, reporting combined ownership of 195,660 shares of common stock as the total owned.

(7) On July 31, 2002, JMB Capital Partners, L.P. and related entities filed an amendment to Schedule 13D pursuant to Rule 13d-1 of the Exchange Act with the SEC, reporting ownership of 162,932 shares of common stock.

(8) Includes 22,400 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of [________ __], 2007.

(9) Includes 15,666 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of [________ __], 2007.

(10) Includes 16,834 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of [________ __], 2007.

(11) Includes 22,400 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of [________ __], 2007.

(12) Includes 23,800 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of [________ __], 2007.

(13) Dianne McKeever does not beneficially own any shares.

(14) Includes 625 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of [________ __], 2007.

(15) Includes 6,666 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of [________ __], 2007.

Certain Relationships and Related Transactions, and Director Independence

        Transactions with Related Persons

        In July 2003, we relocated our principal executive offices to 888 Seventh Avenue, 17th Floor, New York, 10019, an office maintained by Barington, a limited partnership whose general partner is a corporation of which

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James Mitarotonda is Chairman, President and Chief Executive Officer. Mr. Mitarotonda is our former Chairman and former Chief Executive Officer. Sebastian Cassetta, who serves as a director, President and Chief Executive Officer of the Company, is Senior Managing Director and the Chief Operating Officer of Barington. Mr. Cassetta also serves as President and Chief Executive Officer of Dynabazaar and its subsidiary, Costar. Dianne McKeever, a research analyst at Barington, serves as one of our directors, and Michael McManus, a director of L Q Corporation, holds an equity interest in certain affiliates of Barington. Melvyn Brunt, the Chief Financial Officer of the Company and the Chief Financial Officer of Dynabazaar, also currently serves as the Chief Financial Officer of Barington.

        From April 2003 through May 16, 2004, we paid Barington a monthly fee of $7,290 to perform certain administrative and accounting services on our behalf. We entered into a new services agreement with Barington dated as of November 18, 2004, which ran through June 30, 2006. Under this agreement, we agreed to pay Barington $8,000 per month for providing certain administrative, accounting and other services on our behalf and a fee of $125 per hour for any legal services provided by Barington at our request. We also agreed that in the event Barington identifies for us at our request a business transaction such as a merger, acquisition or joint venture, and provides us with financial consulting services in connection with such business transaction, we will pay Barington a fee of two percent of the amount of the consideration paid in the transaction. In connection with the agreement, we granted to Barington or its designees stock options to purchase 56,000 shares of our common stock. The options are fully exercisable and were granted with an exercise price per share equal to $1.82, the fair market value of our common stock on the grant date. The option grant was reported in a Form 4 filed by Mr. Mitarotonda with the SEC on November 18, 2004, pending designation of the stock option recipients among Mr. Mitarotonda and other designees of Barington. On April 14, 2005, Barington designated Mr. Mitarotonda as a recipient of stock options to purchase 37,000 shares of the common stock.

        We entered into an amended services agreement with Barington dated as of January 1, 2005. Under the amended agreement, we agreed to pay Barington a fee of $15,000 per month for performing certain administrative, accounting and other services on our behalf and a fee of $175 an hour for providing any legal services on our behalf at our request.

        The Board of Directors of the Company approved as of May 10, 2006 an amendment to the services agreement between Barington and the Company dated as of November 18, 2004. Pursuant to the amendment, Barington agreed to continue to provide certain administrative, accounting and other services on our behalf for a fee of $10,000 per month and legal services on our behalf at our request for a fee of $175 per hour. Additionally, on July 12, 2006, the Board of Directors of the Company approved another amendment to the services agreement, dated as of June 30, 2006, to extend the terms of the agreement until December 31, 2007. The agreement was previously set to expire by its terms on June 30, 2006. We believe that the fees payable to Barington under the services agreement, as amended, are less than those that would be charged in arm’s length transactions between unaffiliated third parties.

        On January 5, 2007, both Dynabazaar and L Q Corporation entered into separate letter agreements with Barington with respect to the engagement of Barington by each of the Dynabazaar Special Committee and the L Q Corporation Special Committee to provide assistance as such special committees may reasonably request with respect to the contemplated merger between Dynabazaar and L Q Corporation. Each of Dynabazaar and L Q Corporation agreed to pay Barington a fee of $100,000 as compensation for its services, as well as reimburse Barington for all reasonable and documented out-of-pocket expenses incurred by Barington.

        We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to execute such agreements with our future directors and executive officers.

        SES Resources, Ltd. (“SES Resources”) is a minority shareholder of SES with 19.5% of the SES equity. Mr. Bradley Schnur, one of the shareholders of the SES Resources, is serving as President of SES. Two of the other SES Resources shareholders may become members of the SES Advisory Panel in the future. Mr. Dennis Schnur, the remaining shareholder of SES Resources, is Mr. B. Schnur’s father and also serves as Chairman of the SES Advisory Panel. Mr. Cassetta serves as Vice Chairman of the SES Advisory Panel. As described above, Mr. Cassetta

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is presently the Senior Managing Director and Chief Operating Officer of Barington. As remuneration for their duties, Mr. D. Schnur and Mr. Cassetta, as well as other SES Advisory Panel members, may receive remuneration fees in connection with the gross profit earned by SES. In connection with the acquisitions of ACPG and SEC, Barington served as a transaction advisor and received a fee of approximately $60,000 in January 2006. Such amount was approved by our independent directors at a meeting of our Board of Directors on October 26, 2005.

        With respect to our merger with Dynabazaar, Barington and certain of its affiliates which have joined with Barington in the filing of a statement on Schedule 13D, collectively own greater than 10% of the outstanding common stock of both Dynabazaar and us. Pursuant to a separate letter agreement dated February 26, 2007, Barington agreed to vote, and to cause its affiliates to vote, all of our shares now owned or hereafter acquired by Barington and its affiliates in favor of the transaction, in proportion to the votes of our other stockholders.

        Review, Approval or Ratification of Transactions with Related Persons

        Pursuant to the Charter of the Audit Committee, the Audit Committee is charged, on behalf of the Board, with conducting an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions.

        Director Independence

        Our Board has determined that Steven Berns, Michael McManus and Stephen Liguori qualify as independent under Nasdaq listing standards. To date, the Board has not considered whether Dianne McKeever similarly qualifies as independent under such standards.

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COMPARISON OF STOCKHOLDER RIGHTS

        The following is a description of the material differences between the rights of holders of Dynabazaar common stock and the rights of holders of L Q Corporation common stock. While we believe that this description covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the certificates of incorporation and bylaws of Dynabazaar and L Q Corporation and it is qualified in its entirety by applicable Delaware law as well as by Dynabazaar’s and L Q Corporation’s respective certificates of incorporation and bylaws, each as amended. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Dynabazaar and being a stockholder of L Q Corporation. Dynabazaar and L Q Corporation have filed with the SEC their respective certificates of incorporation and bylaws and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information” on page [__].

        Dynabazaar and L Q Corporation are Delaware corporations. The rights of each company’s stockholders are generally governed by the law of the State of Delaware, and each company’s certificate of incorporation and bylaws, as amended. Upon completion of the merger, stockholders of L Q Corporation will be entitled to become stockholders of Dynabazaar and the Dynabazaar certificate of incorporation and bylaws will govern the rights of former L Q Corporation stockholders. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to in this joint proxy statement/prospectus for a more complete understanding of the differences between the rights of L Q Corporation stockholders and Dynabazaar stockholders.

        If your shares are held by a broker or other financial intermediary in “street name” rather than directly by you as a person whose name is entered on the share register of either Dynabazaar or L Q Corporation, you must rely on procedures established by that broker or financial intermediary in order to assert your rights as a stockholder against either Dynabazaar or L Q Corporation, as applicable.

        The summary contained in the following chart is qualified by reference to Delaware law, L Q Corporation’s second amended and restated certificate of incorporation, L Q Corporation’s restated bylaws, Dynabazaar’s amended and restated certificate of incorporation and Dynabazaar’s amended and restated bylaws.

	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

Authorized Capital Stock	L Q Corporation’s authorized capital stock consists of 35,000,000 shares of capital stock, consisting of:	Dynabazaar’s authorized capital stock consists of 100,000,000 shares of capital stock, consisting of:
	• 30,000,000 shares of common stock, par value $0.001 per share, and	•	90,000,000 shares of common stock, par value $0.001 per share,
	• 5,000,000 shares of preferred stock, par value $0.001 per share.	•	75,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share,
		•	952,380 shares of Series B Preferred Stock, par value $0.001 per share, and
		•	8,972,620 shares of undesignated preferred stock, par value $0.001 per share
Stock Listing	L Q Corporation’s common stock is listed on the Over-The-Counter Bulletin Board.	Dynabazaar’s common stock is listed on the Over-The-Counter Bulletin Board.

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	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

Voting Rights	Each share of L Q Corporation’s common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote.	Each share of Dynabazaar’s common stock entitles its holder to one vote on all matters on which common stockholders are entitled to vote.

Cumulative Voting

L Q Corporation’s certificate of incorporation does not provide for cumulative voting, unless such cumulative voting is required pursuant to Section 2115 or 301.5 of the California General Corporation Law, in which event each such holder shall be entitled to as many votes as shall equal the number of votes which (except for the provision in the certificate of incorporation as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such notes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock has given notice at the meeting prior to the voting of the intention to cumulate votes.

Dynabazaar’s certificate of incorporation does not provide for cumulative voting. Accordingly, holders of Dynabazaar common stock have no cumulative voting rights in connection with the election of directors.

Conversion Rights	L Q Corporation common stock is not subject to any conversion rights.	Dynabazaar common stock is not subject to any conversion rights.

Preemptive Rights	L Q Corporation’s certificate of incorporation does not grant any preemptive rights.	Dynabazaar’s certificate of incorporation does not grant any preemptive rights.

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	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

Dividends

L Q Corporation’s certificate of incorporation provides that the board of directors has the authority to determine and fix the rate at which dividends on the shares of any class or series of stock shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms.

L Q Corporation’s by-laws provide that the directors of the corporation, subject to any restrictions contained in (i) the Delaware General Corporation Law or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of L Q Corporation’s capital stock. The directors of L Q Corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of L Q Corporation, and meeting contingencies.

Dynabazaar’s certificate of incorporation provides that dividends may be declared and paid or set apart for payment upon the common stock out of any assets or funds of Dynabazaar legally available for the payment of dividends, but only when and as declared by the board of directors or any authorized committee thereof.

Stockholder Proposals

L Q Corporation’s bylaws provide that, subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, (i) nominations for the election of directors, and (ii) business proposed to be brought before any stockholder meeting, may be made by the board of directors or proxy committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally if such nomination or business proposed is otherwise proper business before such meeting. However, any such stockholder may nominate one or more persons for election as directors at a meeting or propose business to be brought before a meeting, or both, only if such stockholder has given timely

Pursuant to Dynabazaar’s bylaws, nominations of persons for election to Dynabazaar’s board of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting (a) pursuant to Dynabazaar’s notice of meeting, (b) by or at the direction of the board of directors or (c) by any Dynabazaar stockholder who was a stockholder of record at the time of giving of notice provided for in the bylaws, who is entitled to vote at the meeting, who is present (in person or in proxy) at the meeting and who complies with the notice procedures set forth in the bylaws. In addition to the other requirements set forth in the bylaws, for any proposal of business to be considered at an annual meeting it

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L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

notice in proper written form of their intent to make such nomination or nominations or to propose such business. To be timely, such stockholder’s notice must be delivered to or mailed and received at L Q Corporation’s principal executive offices not less than one hundred twenty (120) calendar days in advance of the first anniversary date of mailing of L Q Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made.

To be in proper form, a stockholder’s notice to the secretary shall set forth:

(a) the name and address of the stockholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed;

(b) a representation that the stockholder is a holder of record of stock of L Q Corporation entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(c) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(d) such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed must be a proper subject for action by Dynabazaar stockholders under Delaware law.

For nominations or other business to be properly brought before a Dynabazaar annual meeting by a Dynabazaar stockholder pursuant to clause (c) above, the stockholder must have given timely notice thereof in writing to Dynabazaar’s Secretary. To be timely, a stockholder’s notice shall be delivered to the Secretary at Dynabazaar’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief

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L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the board of directors; and

(e) if applicable, the consent of each nominee to serve as director of L Q Corporation if so elected.

The chairman of the meeting shall refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.

description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal, and the class and number of shares of Dynabazaar’s capital stock beneficially owned by such other stockholders; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Dynabazaar’s books, and of such beneficial owner, and (ii) the class and number of shares of Dynabazaar which are owned beneficially and of record by such stockholder and such beneficial owner.

Notwithstanding anything in the bylaws to the contrary, in the event that the number of directors to be elected to the board of directors of Dynabazaar is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by Dynabazaar at least 85 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at Dynabazaar’s principal executive offices of not later than the close of business on the 10th day following the day on which such public announcement is first made by Dynabazaar.

Only such persons who are nominated in accordance with the provisions of the bylaws shall be

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L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

eligible for election and to serve as directors and only such business shall be conducted at an annual meeting as shall have been brought before the meeting in accordance with the provisions of the bylaws. The board of directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of the bylaws. If neither the board of directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of the bylaws, the presiding officer of the annual meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of the bylaws. If the board of directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of the bylaws, such proposal or nomination shall be disregarded and shall not be presented for action at the annual meeting.

For purposes of the bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by Dynabazaar with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Notwithstanding anything in the bylaws to the contrary, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the bylaws. Nothing in the bylaws shall

144

	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

be deemed to affect any rights of (i) stockholders to request inclusion of proposals in Dynabazaar’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of undesignated preferred stock to elect directors under specified circumstances.

Advance Notice of Stockholder Meetings

L Q Corporation’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder entitled to vote not less than 10, nor more than 60, days before the date of the meeting.

Dynabazaar’s bylaws provide that written notice of any annual stockholders’ meeting must be given to each stockholder entitled to vote not less than 10, nor more than 60, days before the date of the meeting. Notice of all special meetings of stockholders shall be given in the same manner as an annual stockholders’ meeting, except that the written notice of all special meetings must state the purpose or purposes for which the meeting has been called.

Dynabazaar’s bylaws also provide that notice of any meeting of Dynabazaar stockholders need not be given to a stockholder if a written waiver of notice is signed before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance was for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

Calling Special Meetings of Stockholders

L Q Corporation’s bylaws provide that a special meeting of the stockholders of L Q Corporation may be called at any time by the board of directors, or by the chairman of the board, or by the chief executive officer, or by the president.

If a special meeting is called by any person or persons other than the board of directors, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or

Dynabazaar’s bylaws provide that except as otherwise required by statute and subject to the rights, if any, of the holders of any series of undesignated preferred stock, special meetings of the stockholders of Dynabazaar may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

145

	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

other facsimile transmission to the chairman of the board, the president or the secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The officer receiving the request shall cause notice to be promptly given to the stockholders entitled to vote, in accordance with the appropriate provisions of the bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting, not less than ten (10) nor more than sixty (60) days after the receipt of the request. Nothing contained in the section of the bylaws pertaining to the special meetings shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the board of directors may be held.

Stockholder Quorum

L Q Corporation’s bylaws provide that the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting or (ii) the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Dynabazaar’s bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in the bylaws. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

146

	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

Board Quorum

L Q Corporation’s bylaws provide that at all meetings of the board of directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the certificate of incorporation, or these bylaws. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

Dynabazaar’s bylaws provide that at any meeting of the board of directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in the bylaws. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this provision of the bylaws, the total number of directors includes any unfilled vacancies on the board of directors.

Number of Directors

L Q Corporation’s certificate of incorporation provides that the number of directors which shall constitute the whole board of directors of L Q Corporation shall be determined in L Q Corporation’s bylaws.

L Q Corporation’s bylaws provide that the board of directors shall consist of five (5) members. The number of directors may be changed by an amendment to the bylaws, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the certificate of incorporation.

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Dynabazaar’s certificate of incorporation and bylaws each provide that the number of directors shall be fixed solely and exclusively by resolution duly adopted from time to time by the board of directors.

147

	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

Classification of Board of Directors	L Q Corporation’s certificate of incorporation was amended in December 2004 to remove the classification of the board of directors.

Dynabazaar’s certificate of incorporation classifies its board of directors, other than those who may be elected by the holders of any series of undesignated preferred stock, into three separate classes, as nearly equal in number as possible, with staggered three-year terms.

Notwithstanding the above classification provision, whenever the holders of any one or more series or class of undesignated preferred stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filing of vacancies and other features of such directorships shall be governed by the terms of Dynabazaar’s certificate of incorporation and any certificate of designations applicable thereto.

As discussed elsewhere in this joint proxy statement/prospectus, the Dynabazaar stockholders are being asked to approve a proposal to amend Dynabazaar’s certificate of incorporation to remove the classification of Dynabazaar’s board of directors. If this proposal is approved, Dynabazaar’s certificate of incorporation will be amended to provide that each director will thereafter be elected on an annual basis. The consummation of the merger is not dependent upon the approval of the amendment to Dynabazaar’s certificate of incorporation to declassify its board of directors.

148

	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

Removal of Directors

L Q Corporation’s bylaws provide that unless otherwise restricted by statute, by the certificate of incorporation or by the bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that, so long as stockholders of L Q Corporation are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if there be classes of directors, at an election of the class of directors of which such director is a part.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Dynabazaar’s certificate of incorporation provides that, subject to the rights, if any of any series or class of undesignated preferred stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the board of directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof, shall be sent to the director whose removal will be considered at the meeting.

Filling of Board Vacancies

L Q Corporation’s bylaws provide that any director may resign at any time upon written notice to the attention of the Secretary of L Q corporation. When one or more directors shall resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies. Unless otherwise provided in L Q Corporation’s certificate of incorporation or bylaws:

(i) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a

Dynabazaar’s certificate of incorporation provides that, subject to the rights, if any, of the holders of any series of undesignated preferred stock to elect directors and to fill vacancies in the board of directors relating thereto, any and all vacancies in the board of directors, however occurring, including, without limitation, by reason of an increase in size of the board of directors, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the board of directors, but not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been

149

L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

sole remaining director.

(ii) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

If at any time, by reason of death or resignation or other cause, L Q corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the L Q Corporation’s certificate of incorporation or bylaws, or may apply to the Court of Chancery of the State of Delaware for a decree summarily ordering an election as provided in Section 211 of the Delaware General Corporation Law.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10) percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the Delaware General Corporation Law as far as applicable.

duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of undesignated preferred stock to elect directors, when the number of directors is increased or decreased, the board of directors shall, subject to the relevant provisions of the bylaws, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the board of directors, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full board of directors until the vacancy is filled.

150

	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

Stockholder Action by Written Consent	L Q Corporation’s certificate of incorporation provides that no action may be taken by the stockholders by written consent.

Dynabazaar’s certificate of incorporation provides that, except as otherwise provided in Dynabazaar’s certificate of incorporation, any action required or permitted to be taken by the stockholders of Dynabazaar at any annual or special meeting of stockholders of Dynabazaar must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

Amendment of Certificate of Incorporation

L Q Corporation has reserved the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders are granted subject to such reservation.

Notwithstanding the above paragraph, Article XI of the certificate of incorporation requires the affirmative vote of 66 2/3% of then outstanding voting securities of L Q Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article IX, Article X or Article XII of L Q Corporation’s certificate of incorporation.

Dynabazaar has reserved the right to amend or repeal the certificate of incorporation in the manner now or hereafter prescribed by statute and its certificate of incorporation, and all rights conferred upon stockholders therein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of the certificate of incorporation, and in addition to any other vote of holders of voting stock that is required by the certificate of incorporation or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII or Article IX of Dynabazaar’s certificate of incorporation.

151

	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

Amendment of Bylaws

L Q Corporation’s bylaws provide that the bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that L Q Corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the board of directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

L Q Corporation’s certificate of incorporation provides that, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend, or repeal the bylaws of L Q Corporation.

Article XI of L Q Corporation’s certificate of incorporation requires the affirmative vote of 66 2/3% of then outstanding voting securities of L Q Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders’ Meeting), 2.5 (Advanced Notice of Stockholder Nominees and Stockholder Business), 2.10 (Voting), 2.12 (Stockholder Action by Written Consent Without a Meeting), or 3.2 (Number of Directors) of L Q Corporation’s bylaws.

Dynabazaar’s certificate of incorporation and bylaws provide that the bylaws may be amended as follows:

1. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, Dynabazaar’s bylaws may be amended or repealed by the board of directors by the affirmative vote of a majority of the directors then in office.

2. AMENDMENT BY STOCKHOLDERS. Dynabazaar’s by-laws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the bylaws, by the affirmative vote of at least 75% of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the board of directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by L Q Corporation’s certificate of incorporation, bylaws or other applicable law.

152

	L Q Corporation Stockholder Rights	Dynabazaar Stockholder Rights

Limitation of Personal Liability of Directors

L Q Corporation’s certificate of incorporation provides that, to the fullest extent permitted by DGCL, a director will not be personally liable to L Q Corporation or L Q Corporation’s stockholders for monetary damages for breach of fiduciary duty as a director.

Dynabazaar’s certificate of incorporation provides that a director of Dynabazaar shall not be personally liable to Dynabazaar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to Dynabazaar or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of Dynabazaar’s certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Dynabazaar shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the article in the certificate of incorporation providing for the aforementioned limitation of liability by either of (i) the stockholders of Dynabazaar or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

153

       Appraisal Rights

        Under Delaware law, L Q Corporation stockholders will be entitled to appraisal rights in the merger. This means that such stockholders are entitled to have the value of their shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the court.

        Generally, to exercise appraisal rights, L Q Corporation stockholders must deliver a written demand for appraisal to L Q Corporation before the vote with respect to the amended and restated merger agreement is taken, must not vote in favor of the approval and adoption of the amended and restated merger agreement and must continuously hold their shares of L Q Corporation’s common stock from the date they make their demand for appraisal through the effective date of the merger. Failure to follow the procedures specified under Delaware law, as described in Section 262 of the DGCL will result in the loss of appraisal rights. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex B.

        Dynabazaar stockholders are not entitled to appraisal rights in connection with the merger.

       Anti-takeover Statute

        A corporation can elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware, which generally protects publicly-traded Delaware corporations from hostile takeovers, and from actions following such takeover. However, Dynabazaar and L Q Corporation have not made this election and each is therefore governed by Section 203 of the Delaware General Corporation Law.

        The Delaware business combination statute provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, the person is designated an interested stockholder and the corporation may not engage in certain business combinations with such person for a period of three years. However, an otherwise prohibited business combination may be permitted if one of three conditions is satisfied. First, if before the date the person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, then the business combination is permitted. Second, a business combination is permitted if the tender offer or other transaction pursuant to which the person acquires 15% stock ownership is attractive enough such that the interested stockholder is able to acquire ownership in the same transaction of at least 85% of the outstanding voting stock (excluding for purposes of determining the number of shares outstanding those shares owned by directors who are also officers and those shares owned by certain employee stock ownership plans). Finally, the business combination is permissible if approved by the board of directors and authorized at an annual or special meeting of stockholders (action by written consent is not permitted) by the affirmative vote of at least two-thirds of the outstanding voting shares held by disinterested stockholders.

        The “business combinations” prohibited under Delaware law include any of the following: any merger or consolidation with the interested stockholder; any sale, transfer or other disposition of assets to the interested stockholder if the assets have a market value equal to or greater than 10% of the aggregate market value of all of the corporation’s assets; any transfer of stock of the corporation to the interested stockholder, except for transfers in a conversion or exchange or a pro rata distribution; and any receipt by the interested stockholder of any loans, advances, guarantees, pledges, and other financial benefits, except in connection with a pro rata transfer. The Delaware statute does not apply to any business combination in which the corporation, with the support of a majority of those directors who were serving as directors before any person became an interested stockholder, proposes a merger, sale, lease, exchange or other disposition of at least 50% of its assets, or supports (or does not oppose) a tender offer for at least 50% of its voting stock. In such a case, all interested stockholders are not required to comply with the three year prohibition and may compete with the corporation-sponsored transaction.

        L Q Corporation’s board of directors has approved the merger, thereby making Section 203 inapplicable to the pending merger.

154

  STOCKHOLDER PROPOSALS FOR DYNABAZAAR’S FISCAL YEAR 2007 ANNUAL MEETING

        Pursuant to Rule 14a-8 under the Exchange Act and in accordance with Dynabazaar’s bylaws, a Dynabazaar stockholder proposing to transact business at Dynabazaar’s annual meeting of stockholders must provide notice of such proposal in the manner required by Dynabazaar’s bylaws. In order for a stockholder proposal to be included in Dynabazaar’s proxy statement and form of proxy relating to the meeting for Dynabazaar’s 200[_] annual meeting of stockholders, the proposal must have been received by Dynabazaar no later than [_____________ __, 2007]. If a Dynabazaar stockholder intends to submit a proposal or nomination for director for Dynabazaar’s 200[_] annual meeting of stockholders that is not to be included in Dynabazaar’s proxy statement and form of proxy relating to the meeting, the stockholder must give Dynabazaar notice in accordance with the requirements set forth in Dynabazaar’s bylaws no later than [_____________ __, 2007].

STOCKHOLDER PROPOSALS FOR L Q CORPORATION’S FISCAL YEAR 2007 ANNUAL MEETING

        L Q Corporation will hold an annual meeting in the year 2007 only if the merger has not already been completed. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to L Q Corporation in a timely manner.

        The deadline for stockholder proposals to be included in L Q Corporation’s proxy statement for next year’s annual meeting is [______ __, 2007] and such proposal must otherwise comply with the requirements of Rule 14a-8. As to stockholder proposals intended to be presented without inclusion in L Q Corporation’s proxy statement for its next annual meeting, the people named next year as proxies will be entitled to vote as they think best on such proposals unless L Q Corporation has received notice of that matter on or before [______ __, 2007]. However, even if such notice is timely received, the people named next year as proxies may nevertheless be entitled to vote as they think best on such proposals to the extent permitted by the SEC. All stockholder proposals should be marked for the attention of the Secretary, L Q Corporation, Inc., 888 Seventh Avenue, 17th Floor, New York, NY 10019.

        L Q Corporation’s Bylaws establish an advance notice procedure for proposals to be brought by stockholders before an annual meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder, such stockholder must provide notice to the Company by [______ __, 2007]. Such notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. A copy of the full text of the Bylaws provision discussed above may be obtained by writing to L Q Corporation’s Secretary. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to L Q Corporation, Inc., 888 Seventh Avenue, 17th Floor, New York, NY 10019.

LEGAL OPINIONS

        The validity of the shares of Dynabazaar common stock offered by this joint proxy statement/prospectus will be passed upon for Dynabazaar by Kramer Levin Naftalis & Frankel LLP.

EXPERTS

        The consolidated financial statements of Dynabazaar as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been included herein and elsewhere in the registration statement in reliance upon the report of Rothstein, Kass & Company, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of L Q Corporation as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been included herein and elsewhere in the registration statement in reliance upon the report of Rothstein, Kass & Company, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

        Dynabazaar has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Dynabazaar common stock to be issued to L Q Corporation stockholders pursuant to the merger. This joint proxy statement/prospectus constitutes the prospectus of Dynabazaar filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

        In addition, Dynabazaar and L Q Corporation file annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act. Copies of these reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the SEC at:

100 F Street, N.E.
Washington, D.C. 20549

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC web site is http://www.sec.gov.

        You may also obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

Requests for documents relating to Dynabazaar should be directed to:	Requests for documents relating to L Q Corporation should be directed to:

Dynabazaar, Inc.	L Q Corporation, Inc.
Investor Relations	Investor Relations
888 Seventh Avenue, 17th Floor	888 Seventh Avenue, 17th Floor
New York, New York 10019	New York, New York 10019
(212) 974-5730	(212) 974-5730

        Dynabazaar stockholders should contact D.F. King, Inc. & Co., at 1-800-676-7437 or email our proxy solicitor at webmaster@dfking.com with any questions about the merger.

        L Q Corporation stockholders should contact D.F. King, Inc. & Co., at 1-800-676-7437 or email our proxy solicitor at webmaster@dfking.com with any questions about the merger.

        THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO L Q CORPORATION AND ITS SUBSIDIARIES WAS PROVIDED BY L Q CORPORATION AND ITS SUBSIDIARIES AND THE INFORMATION CONTAINED IN

156

THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO DYNABAZAAR AND ITS SUBSIDIARIES WAS PROVIDED BY DYNABAZAAR AND ITS SUBSIDIARIES, AS THE CASE MAY BE.

157

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Dynabazaar, Inc.

We have audited the accompanying consolidated balance sheets of Dynabazaar, Inc. & Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

In connection with our audits of the consolidated financial statements referred to above, we audited the consolidated financial schedules listed under Item 15. In our opinion, these financial schedules, when considered in relation to the consolidated financial statements taken as a whole, present fairly, in all material respects, the information stated therein.

/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
March 22, 2007

F-2

DYNABAZAAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

DECEMBER 31,

	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$ 2,938	$ 9,125
Accounts receivable net of allowance for doubtful accounts of $10 and $0 in 2006 and 2005 respectively	2,053
Inventories, net of reserve for obsolete inventory of $100 and $0 in 2006 and 2005 respectively	3,738
Prepaid expenses	496	341

Total current assets	9,225	9,466
Fixed assets	92
Distribution Agreement	1,468
Trade Name	1,587
Customer Relationships, net	1,465
Long-term prepaid expenses	694	996
Other assets	4

Total assets	$ 14,535	$ 10,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 1,436	$ —
Accrued expenses	185	206
Line of Credit	729

Total current liabilities	2,350	206

Long term liability	2,225
Commitments and contingent liabilities
Stockholders’ equity
Common stock, $0.001 par value; 90,000,000 shares authorized, and 29,726,385 and 29,526,385 shares issued at December 31, 2006 and 2005, respectively	30	30

Additional paid-in capital	151,757	151,667
Accumulated other comprehensive income, net	260	260
Accumulated deficit	(137,617)	(137,231)

	14,430	14,726
Less: Common stock held in treasury, at cost; and 6,116,241 shares at December 31, 2006 and 2005, respectively	(4,470)	(4,470)

Total stockholders’ equity	9,960	10,256

Total liabilities and stockholders’ equity
	$ 14,535	$ 10,462

The accompanying notes are an integral part of the consolidated financial statements.

F-3

DYNABAZAAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

FOR THE YEARS ENDED DECEMBER 31,

	2006	2005	2004
Net revenues	$ 7,613	$ —	$ —
Cost of revenue	5,978	—	—

Gross Profit	1,635	—

Operating expenses
General and administrative	2,300	1,119	2,227

Total operating expenses	2,300	1,119	2,227

Loss from operations	(665)	(1,119)	(2,227)

Other income
Interest income (See Note 4)	279	375	265
Gain on sale of assets (See Note 4)		2,000

	279	2,375	265

Net income (loss)	(386)	1,256	(1,962)

Net income (loss) per common share
Basic	$ (0.02)	$ 0.05	$ (0.07)

Diluted	$ (0.02)	$ 0.05	$ (0.07)

Weighted average number of common shares outstanding Basic	23,593	25,165	27,024

Diluted	23,593	25,259	27,024

The accompanying notes are an integral part of the consolidated financial statements.

F-4

DYNABAZAAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
(IN THOUSANDS)

	SHARE	AMOUNT AT PAR		SHARE	AMOUNT
	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	TREASURY STOCK
Balance at January 1, 2004	29,427	$ 30	$ 151,636	2,377	$ (3,018)
Comprehensive loss:
Net loss
Foreign currency translation adjustment, net of tax
Comprehensive loss
Treasury stock purchase (at cost)				81	(22)

Balance at December 31, 2004	29,427	30	151,636	2,458	(3,040)

Comprehensive loss:
Net loss
Foreign currency translation adjustment, net of tax
Issuance of common stock upon exercise of employee
stock options
Treasury stock purchase (at cost).	99		31	3,658	(1,430)

Balance at December 31, 2005	29,526	30	151,667	6,116	(4,470)

Comprehensive loss
Net income
Stock based compensation			16
Issuance of common stock upon exercise of employee
stock options	200		74

Balance at December 31, 2006	29,726	$ 30	$ 151,757	6,116	$ (4,470)

The accompanying notes are an integral part of the consolidated financial statements.

F-5

DYNABAZAAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF
STOCKHOLDERS EQUITY AND COMPREHENSIVE INCOME (LOSS)
(In thousands)

	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	ACCUMULATED DEFICIT	COMPREHENSIVE INCOME (LOSS)	TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)
Balance at January 1, 2004	$ 191	$ (136,525)		$ 12,314
Comprehensive loss:
Net loss		(1,962)	(1,962)	(1,962)

Foreign currency translation adjustment, net of tax	122		122	122

Comprehensive loss			(1,840)
Treasury stock purchase (at cost).				(22)

Balance at December 31, 2004	313	(138,487)		10,452

Comprehensive loss:
Net income		1,256	1,256	1,256

Foreign currency translation adjustment, net of tax	(53)		(53)	(53)

			1,203

Issuance of common stock upon exercise of employee stock options				31
Treasury stock purchase (at cost).				(1,430)

Balance at December 31, 2005	260	(137,231)		$ 10,256

Net Income		(386)		(386)
Stock based compensation				16
Issuance of common stock upon exercise of
employee stock options				74

Balance at December 31, 2006	$ 260	$ (137,617)		$ 9,960

The accompanying notes are an integral part of the consolidated financial statements.

F-6

DYNABAZAAR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	FOR THE YEARS ENDED DECEMBER 31,
	2006	2005	2004
Cash flows from operating activities:
Net income (loss):	$ (386)	$ 1,256	$ (1,962)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on sale of assets		(2,000)
Depreciation and amortization	164		109
Provision for bad debt	10		144
Stock based compensation	16

Changes in operating assets and liabilities:
Accounts receivable	(188)		207
Inventories	(1,115)		903
Prepaid expenses and other current assets	(50)	(10)	58
Long-term prepaid expenses	302	332	330
Accounts payable	(198)		(82)
Accrued expenses	(21)	(10)	(838)
Accrual for unutilized office space			(1,200)

Net cash used in operating activities	(1,466)	(412)	(2,331)

Cash flows from investing activities:
Proceeds from sale of assets, net of selling costs		2,000
Additions to property and equipment	(27)

Acquisition of Southern Imaging and Video Solution, net of cash acquired of $240	(3,560)
Purchase of marketable securities			5,000
Decrease in restricted cash			523

Net cash (used in) provided by investing activities	(3,587)	2,000	5,523

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs		31
Proceeds from (payments for) line of credit, net	(1,134)
Purchase of treasury stock		(1,430)	(22)

Net cash (used in) provided by financing activities	(1,134)	(1,399)	(22)

Effect of foreign exchange rates on cash and cash equivalents		(53)	122

Net increase (decrease) in cash and cash equivalents	(6,187)	136	3,292
Cash and cash equivalents, beginning of year	9,125	8,989	5,697

Cash and cash equivalents, end of year	$ 2,938	$ 9,125	$ 8,989

The accompanying notes are an integral part of the consolidated financial statements

F-7

Supplemental cash flow disclosures ($ in thousands):

The Company purchased substantially all of the assets of Southern Imaging, Inc. and Video Solutions pursuant to the transactions contemplated by the asset purchase agreement dated as of June 20, 2006 for the initial consideration of $3,874. In conjunction with the acquisition, common stock was issued and liabilities were assumed as follows:

Fair value of identifiable intangibles	$ 4,653
Fair value of other assets acquired	4,942

9,595
Cash paid	(3,800)
Common stock issued	(74)

Liabilities assumed	$ 5,721

F-8

DYNABAZAAR, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.	THE COMPANY

Through September 3, 2003, Dynabazaar, Inc. (“we,” “us, “ “Dynabazaar” or the “Company”) was an online auction and promotions technology service provider that enabled marketers to create results-oriented rewards programs and helped commerce companies automate the process of selling their excess inventory online to wholesale and retail buyers. On September 4, 2003, we sold substantially all of our operating assets to eBay, Inc. (“eBay”) for consideration of $4.5 million in cash under the terms and conditions of an asset purchase agreement we entered into with eBay on June 20, 2003 (the “Asset Purchase Agreement”). Following the closing of the asset sale, we changed our name from “Fairmarket, Inc.” to “Dynabazaar, Inc.”

In connection with the Company’s cessation of its online auction business, the Company relocated its principal executive offices as of January 1, 2004 to 888 Seventh Avenue, 17th Floor, New York, 10019, an office maintained by Barington Capital Group, LP (“Barington”), a limited partnership whose general partner is a corporation of which James Mitarotonda is Chairman, President and Chief Executive Officer. Mr. Mitarotonda is a director of the Company and our President and Chief Executive Officer. Pursuant to an administrative services agreement we entered into with Barington in December 2003 (which ran through December 31, 2004), we paid Barington a monthly fee of $8,000 for performing certain administrative services on behalf of the Company. In connection with the agreement, we also granted to James Mitarotonda an option to purchase 320,000 shares of our common stock. The option is fully exercisable and was granted with an exercise price per share equal to $0.33, the fair market value of our common stock on the grant date. The Company entered into an amended administrative services agreement with Barington dated as of December 17, 2004. Under the amended agreement, which runs through December 31, 2006, Barington is to be paid a fee of $15,000 per month for performing certain administrative, accounting and other services on behalf of the Company. However, as of March 1, 2006 the Company and Barington agreed to reduce the monthly fee to $7,500. In addition, Barington is to be paid a fee of $175 an hour for any legal services provided by Barington on behalf of the Company at the Company’s request. The Company has also agreed that in the event that Barington identifies for the Company, at its request, a business transaction such as a merger, acquisition or joint venture, and/or provides the Company with financial consulting or merger and acquisition services in connection with such business transaction, the Company will pay Barington a fee to be agreed upon between Barington and the Board of Directors of the Company. In connection with the amended agreement, the Company granted options to certain designees of Barington to purchase, in the aggregate, 320,000 shares of the Company’s common stock at an exercise price of $0.31 per share, the fair market value of the Company’s common stock on the grant date.

On March 30, 2007, the Company entered into an amendment to the administrative services agreement with Barington, effective as of January 1, 2007. Under the amended agreement, which runs through December 31, 2007, Barington is to continue to be paid a fee of $7,500 per month for performing certain administrative, accounting and other services on behalf of the Company until the closing of the transactions contemplated by the Amended and Restated Merger Agreement (see note 18), at which point the fee is to increase to a rate of $10,000 per month.

From January 2003 until June 20, 2006, the Company did not operate any business and was settling its remaining claims and liabilities while reviewing alternatives for the use or disposition of its remaining assets.

F-9

DYNABAZAAR, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On June 20, 2006, Costar and VSTC completed the acquisition (the “Acquisition”) of substantially all of the assets of Southern Imaging and Video Solutions, pursuant to the transactions contemplated by the asset purchase agreement, dated as of June 20, 2006, by and between Southern Imaging, Video Solutions, the shareholders of Southern Imaging, Costar and VSTC. However, the acquisition is being accounted for as if it was effectively completed on June 30, 2006. Results of operations of Southern Imaging and Video Solutions are included in the consolidated financial statements since June 30, 2006.

Costar, the Company’s wholly-owned subsidiary which acquired Southern Imaging’s assets, designs, sources and distributes video and imaging products for the security and industrial markets. VSTC, a wholly owned subsidiary of Costar which acquired the assets of Video Solutions, provides product design and development, technical support and repair services for Costar.

The consideration for the Acquisition was up to an estimated $9.6 million (including contingent consideration), consisting of $73,600 through the issuance of 200,000 shares of the common stock of the Company (valued at $0.368 per share which was the arithmetic average of the previous 10 trading days close prior to June 20, 2006) a cash payment of approximately $3.8 million (including a finders fee payment of approximately $154,000, payment of $108,000 to Barington and the payoff of shareholder loans of approximately $612,000) less the value of the 200,000 shares of Dynabazaar common stock, the assumption of certain liabilities of approximately $3.5 million, and deferred consideration of up to $4 million in cash, contingent upon Costar and VSTC achieving certain level of sales and EBITDA after the closing, through 2009. On September 29, 2006, the 200,000 shares of Dynabazaar common stock were issued.

There were no material relationships between the Company or its affiliates and any of the parties to the asset purchase agreement, other than in respect of such agreement.

Recent Developments

Costar entered into a strategic alliance agreement with Sielox, LLC (“Sielox”), a subsidiary of L Q Corporation, Inc., a Delaware corporation (“L Q Corporation”), dated as of September 15, 2006, pursuant to which the companies have agreed to explore mutually beneficial opportunities to work together, including, without limitation, through a joint venture, joint sales or joint marketing arrangement, or other business arrangement or strategic alliance. Sielox engages in the development, design and distribution of open architecture access control software, programmable controllers, readers and identity cards used to provide access control security to end users such as office buildings, factories, universities and hospitals. Costar and Sielox are also parties to a distribution agreement, dated July 31, 2006, pursuant to which Sielox was appointed as an authorized distributor of certain products of Costar.

On January 5, 2007, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with L Q Corporation and LQ Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Dynabazaar (“LMC”), which Merger Agreement was amended and restated on February 26, 2007 (the “Amended and Restated Merger Agreement”). The Amended and Restated Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Amended and Restated Merger Agreement, LMC will merge with and into L Q Corporation, with L Q Corporation continuing as the surviving corporation as our wholly-owned subsidiary of Dynabazaar.

Under the terms of the Amended and Restated Merger Agreement, L Q Corporation stockholders will receive 3.68 shares of Dynabazaar common stock for each share of L Q Corporation common stock they hold. Upon completion of the merger, L Q Corporation stockholders will hold approximately 34% of the combined company and our stockholders will hold approximately 66% of the combined company on a fully-diluted basis. It is anticipated that the combined company’s shares will continue to trade on the Over-The-Counter Bulletin Board.

F-10

Both the Company’s and L Q Corporation’s respective Board of Directors approved the Amended and Restated Merger Agreement in accordance with the recommendation of the special committees of independent directors formed by the Board of Directors of each company to evaluate the transaction.

The transaction is subject to stockholder approval and other customary conditions and is expected to be completed during the first half of 2007. A special meeting of stockholders of the Company will be announced in the near future to obtain stockholder approval of the transaction.

Barington and certain of its affiliates which have joined with Barington in the filing of a statement on Schedule 13D, collectively own greater than 10% of the outstanding common stock of both Dynabazaar and L Q Corporation. Pursuant to a letter agreement dated February 26, 2007, Barington agreed to vote, and to cause its affiliates to vote, all of our shares now owned or hereafter acquired by Barington and its affiliates in favor of the transactions contemplated by the Amended and Restated Merger Agreement, in proportion to the votes of our other stockholders.

James A. Mitarotonda, who serves as a director and our President and Chief Executive Officer, is Chairman, President and Chief Executive Officer of a corporation that is the general partner of Barington. Sebastian E. Cassetta, who serves as the Chief Executive Officer of Costar, is a Senior Managing Director and the Chief Operating Officer of Barington. Mr. Cassetta is also a director, President and Chief Executive Officer of L Q Corporation. Dianne K. McKeever, a research analyst at Barington, serves as a director of L Q Corporation, and Michael McManus, a director of L Q Corporation, holds an equity interest in certain affiliates of Barington. Barington is party to separate administrative services agreements with us and L Q Corporation, pursuant to which Barington performs certain administrative, accounting and other services on behalf of each company. Dynabazaar and L Q Corporation’s principal executive offices are maintained by Barington.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Dynabazaar and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated. Certain reclassifications of prior year amounts have been made to conform with the presentation of current year information.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of cash placed in an overnight investment account, commercial paper and money market accounts. The Company maintains cash balances in certain financial institutions that may exceed the Federal Deposit Insurance Corporation coverage of $100,000. At December 31, 2006, and at various times during the year, balances of cash at financial institutions exceeded the federally insured limit. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash and cash equivalents.

F-11

The following schedule summarizes the estimated fair value of the Company’s cash and cash equivalents ($ in thousands):

	December 31,
	2006	2005
Cash and Cash equivalents:

Cash	$ 72	$ 167

Money market funds	2,866	8,958

	$ 2,938	$ 9,125

RISKS AND UNCERTAINTIES

The Company has no significant concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents, marketable securities and trade accounts receivable. The Company places its cash, cash equivalents and marketable securities with what the Company believes are high credit quality financial institutions.

CONCENTRATION OF CUSTOMERS

Our customers include traditional retailers, distributors and manufacturers. In 2006, we had two major customers that each accounted for approximately 26% of our revenue.

As of December 31, 2006, approximately $494,000 was receivable from these customers.

CONCENTRATION OF SUPPLIERS

The Company purchased approximately 45% of its products from two suppliers during the year ended December 31, 2006.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments, including cash and cash equivalents, accounts receivable and accrued expenses payable are carried at cost. The Company’s financial instruments approximate fair value due to their relatively short maturities. The Company does not hold or issue financial instruments for trading purposes.

ACCOUNTS RECEIVABLE, NET

Accounts receivable are recorded at net realizable values. The Company maintains an allowance for estimated losses resulting from the inability of customers to make required payments and for anticipated returns. The allowance is based on specific facts and circumstances surrounding individual customers as well as historical experience. Provisions for the losses on receivables and returns are charged to income to maintain the allowance at a level considered adequate to cover losses and future returns. Receivables are charged off against the reserve when they are deemed uncollectible and returns are charged off against the reserve when the actual returns are incurred. The Company’s accounts receivable, net from third parties was $2,053 and $0 as of December 31, 2006 and December 31, 2005, respectively, net of allowances of $10 at December 31, 2006.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the average cost method. A provision is made to reduce excess or obsolete inventories to their net realizable value. Inventories consist solely of finished goods as of December 31, 2006.

F-12

PREPAIDS

The Company has paid for a five year “tail” on a directors and officers insurance policy relating to the activities of the Company and its management for the period prior to 2004. The policy expires in 2008. Amounts included in long-term prepaid expenses consist solely of this insurance as of December 31, 2006 and 2005.

IMPAIRMENT OF LONG LIVED ASSETS

Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS 144”), the Company reviews property and equipment for impairment whenever events or changes in circumstances indicated that the carrying amount of the assets may not be recoverable. A loss is recognized on the statements of operations if it is determined that an impairment exists based on expected future undiscounted cash flows. The amount of the impairment is the excess of the carrying amount of the impaired asset over its fair value.

Pursuant to SFAS 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective December 31, 2001, intangible assets with indefinite lives are no longer amortized, but instead tested for impairment. Intangible assets are reviewed for impairment annually or whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. Impairment losses are recognized if future cash flows of the related assets are less than their carrying values.

SHIPPING AND HANDLING COSTS

Shipping and handling are accounted for in revenues, and shipping and handling costs in cost of revenues.

ADVERTISING COSTS

Advertising costs are charged to operations when incurred.

REVENUE RECOGNITION

The financial statements are presented on the accrual basis of accounting. Sales revenues are recognized upon the shipment of merchandise to customers. Allowances for sales returns are recorded as a component of net sales in the period the allowance is recognized.

Research and Development Costs

Expenditures for research, development and engineering of software and hardware products are expensed as incurred.

INCOME TAXES

Deferred tax assets and liabilities are recognized based on the expected future tax consequences, using current tax rates, of temporary differences between the financial statement carrying amounts and the income tax basis of assets and liabilities. A valuation allowance is applied against any net deferred tax asset if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

ACCOUNTING FOR STOCK-BASED COMPENSATION ($ in thousands)

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) supersedes APB No. 25 and its related implementation guidance. SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of

F-13

employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award during the requisite service period (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original immediately before the modification. The Company’s adoption did not have a material effect on the financial statements.

Until December 31, 2005, the Company followed the disclosure provisions of SFAS No. 123 and applied APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company’s net income (loss) for the years ended December 31, 2005 and 2004 would have increased (decreased) to the pro forma amounts indicated below (in thousands, except per share amounts):

2005 2004
	2005	2004
Net income (loss)
As reported	$ 1,256	$ (1,962)

Deduct: Total stock-based employee compensation expense determined under the fair-value-based method for all awards	(10)	(334)

Pro forma	$ 1,246	$ (2,189)

Basic and diluted net income (loss) per share - as reported	$ 0.05	$ (0.08)

Basic and diluted net income (loss) per share - pro forma	$ 0.05	$ (0.08)

F-14

The fair value of each stock option is estimated on the date of grant using the Black-Scholes valuation model as prescribed by SFAS No. 123 using the following assumptions:

	2006	2005	2004
Expected dividend yield	0%	0%	0%
Expected stock price volatility	55%	55%	55%
Risk-free interest rate	4.34%	4.3%	4.2%
Expected life in years	10 years	10 years	10 years

	2006
Weighted-average fair value of options
Granted during the period	$ 0.45

Weighted-average fair value of purchase
Rights granted during the period	—

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), which includes foreign currency translation adjustments and unrealized gains and losses on marketable securities classified as available for sale. The Company complies with provisions of SFAS No. 130, “Reporting Comprehensive Income”. SFAS No. 130 establishes standards for disclosure and financial statement presentation for reporting total comprehensive income (loss) and its individual components. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources.

NEW ACCOUNTING PRONOUNCEMENTS

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The Company’s adoption did not have a material effect on the financial statements.

APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. Finally, this Statement requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle.

3.	NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed using the weighted average number of common shares outstanding during the period plus the effect of any dilutive potential common shares.

F-15

Dilutive potential common equivalent shares consist of the assumed exercise of stock options, the proceeds of which are then assumed to have been used to repurchase outstanding stock using the treasury stock method, and the assumed conversion of convertible preferred stock and warrants. At December 31, 2005, the additional shares amounted to 93,980. At December 31, 2006 and 2004 the additional shares of common stock outstanding have been excluded from the calculation of diluted net loss per common share because the effect would be anti-dilutive.

4.	RESTRICTED CASH AND GAIN OF SALE OF ASSETS

Pursuant to an Asset Purchase Agreement with eBay and gain of sale of assets in 2003, the Company placed $2 million of the consideration received from the sale of substantially all of the Company’s operating assets in escrow in order to secure the Company’s indemnification for certain representations and warranties. The indemnification was capped at $2 million and for a period of two years following the closing of the asset sale.

On June 20, 2003, the Company entered into an asset purchase agreement with eBay to sell substantially all of the Company’s technology and business assets to eBay. Under the asset purchase agreement, the Company sold to eBay substantially all the Company’s business assets for $4.5 million in cash.

The asset purchase agreement also provided that $2 million of the consideration be held in escrow in order to secure the Company’s indemnification for certain representations and warranties. The indemnification is capped at $2 million and is for a period of two years following the closing of the asset sale. The Company estimated its potential liability under the indemnification to be $2 million in accordance with FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) and recorded such liability as a reduction in the gain on the sale of assets.

On September 6, 2005, the Company received a payment of $2,045,982 from Zions First National Bank pursuant to the Escrow Agreement. The payment represented the $2 million held in escrow under the terms and conditions of the Asset Purchase Agreement we entered into with eBay together with $45,982 of accrued interest.

5.	ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	December 31,
	2006	2005
Professional fees	$ 30	$170
Other	155	36

Total accrued expenses	$185	$206

6.	FIXED ASSETS

Fixed assets are recorded at cost less accumulated depreciation. The Company provides for depreciation using the straight-line method over estimated useful lives of 3-10 years.

F-16

Details of fixed assets at December 31, 2006 are as follows:

2006
Office furniture and equipment	$130
Demonstration equipment	28

158
Less accumulated depreciation	66

Total	$ 92

7.	INTANGIBLE ASSETS

Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually.

The following is a summary of non-goodwill intangibles at December 31, 2006 ($ in thousands):

	Gross Amount	Accumulated Amortization
Intangibles subject to amortization:
Customer relationships	$1,598	$133
Unamortized intangible assets
Trade name	1,587
Distribution agreement	1,468

Total	$4,653	$133

Amortization expense for 2006 was $133 estimated amortization expense for each of the ensuing years through December 31, 2011 is, $266. Management has determined that intangible assets are not impaired at December 31, 2006.

Long Term Liabilities

Long-term liabilities consist of the following ($ in thousands):

December 31,
2006
Long-term liabilities:
Long-term liability, contingent purchase price (see note 8)	$2,225

8.	ACQUISTION

On June 20, 2006, Costar Video and VSTC completed the acquisition of substantially all of the assets of Southern Imaging and Video Solutions pursuant to the transactions contemplated by the asset purchase agreement dated as of June 20, 2006. However, the acquisition is being accounted for as if it was effectively completed on June 30, 2006. The Company is a former public shell which had no operations. Costar was acquired in order for the Company to have an operating business. Results of operations of Southern Imaging and Video Solutions are included in the condensed consolidated financial statements since June 30, 2006.

F-17

Costar, the Company’s subsidiary which acquired Southern Imaging’s assets, designs, sources and distributes video and imaging products for the security and industrial markets. VSTC, a subsidiary of Costar which acquired the assets of Video Solutions, will provide product design and development, technical support and repair services for Costar.

The consideration for the Acquisition was up to an estimated $9.6 million (including contingent consideration), consisting of $73,600 through the issuance of 200,000 shares of the Company’s common stock (valued at $0.368 per share which was the arithmetic average of the previous 10 trading days close prior to June 20, 2006) a cash payment of approximately $3.8 million (including a finders fee payment of approximately $154,000, payment of $108,000 to Barington and the payoff of shareholder loans of approximately $612,000) less the value of the 200,000 shares of Dynabazaar common stock, the assumption of certain liabilities of approximately $3.5 million, and deferred consideration of up to $4 million in cash, contingent upon Costar and VSTC achieving certain levels of sales and EBITDA after the closing, through 2009 of which $2,225 is recorded as a long-term liability. On September 29, 2006, the 200,000 shares of Dynabazaar common stock were issued.

The Company has incorporated contingent consideration into the structure of the acquisition in June 2006. This arrangement generally results in the payment of additional consideration to the sellers upon the satisfaction of certain events.

The additional cash payments or share issuances are contingent consideration accounted for under the Emerging Issues Task Force (“EITF”) No. 95-8. “Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination”, and is considered to be additional purchase consideration and will be accounted for as part of the purchase price of the firms when the outcome of the contingency is determinable beyond a reasonable doubt. The sum of the amounts assigned to assets acquired and liabilities assumed (e.g. fair values) exceeded the cost of the acquired entity by $2,225 therefore contingent consideration was recorded for that amount. Contingent consideration in these circumstances may be recorded pursuant to paragraph 46 of Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations.”

There were no material relationships between the Company or its affiliates and any of the parties to the Asset Purchase Agreement, other than in respect of such agreement.

Allocation of Purchase Price

Allocated to:

Distribution agreement	$ 1,468
Trade name	1,587
Customer relationships	1,598
Cash	240
Prepaids	105
Deposits	4
Accounts receivables, net	1,875
Inventory	2,623
Property and equipment, net	95

Total	9,596

Liabilities Assumed:
Accounts payable and other	(1,634)
Revolver facilities	(1,863)
Issuance of common stock	(74)
Long term liability	(2,225)

Net purchase price	$ 3,800

F-18

Intangible assets arose from the Costar acquisition. The aggregate of the estimated purchase price plus acquisition costs of an estimated $9.6 million exceeded the fair market value for all identifiable net assets. An independent appraisal was conducted of all intangible assets (including, but not limit to, distribution agreements, customer lists, patents, trademarks and trade names, etc.) received as a result of the acquisition of Costar.

Based on the results of the independent appraisal on the intangible assets acquired, the Company booked amortization of $133 which was charged to operations for the year ended December 31, 2006.

The following unaudited pro forma information presents results of operations of the Company as if the acquisition of Costar occurred as January 1, 2005: ($ in thousands)

Although prepared on a basis consistent with the Company’ consolidated financial statements, these unaudited pro forma results do not purport to be indicative of the actual results of operations of the combined companies which would have achieved had these events occurred at the beginning of the periods presents nor are they indicative of future results.($ in thousands)

	Year Ended December 31,
	2006		2005
Net sales	$ 14,715		$ 9,246
Cost of goods sold	(11,595)		(6,992)

Gross profit	3,120		2,254
General and administrative expenses	3,044		2,078

Net income from operations	76		176
Interest income	279		352
Pro forma adjustment in interest income	(72	)(a)	(220	)(a)
Pro forma adjustment amortization of
intangible assets acquired	(267	)(b)	(267	)(b)
Other income (expenses), net	(103)		1,843

Net income (loss)	$ (87)		$ 422

Net income (loss) per share - as reported	$ (0.02)		$ 0.05
Net income (loss) per share - pro forma	$ (0.00)		$ 0.02
Weighted-average shares	23,692		25,459

(a) Interest income has been reduced based on cash balances that would have existed had the acquisition occurred at the beginning of the period.

(b) Amortization represents annual charges to amortization expense for the intangible assets acquired which are subject to amortization.

9.	CREDIT LINES ($ in thousands)

The Company maintains a line of credit with the Bank of Texas. The line has a limit of $2.5 million and interest is charged on the outstanding balance at a variable rate (4.6% at December 31, 2006). The line is secured by the Company’s accounts receivable and inventories and the agreement requires the maintenance of financial ratios and monthly payments of accrued interest calculated on the outstanding balance. As of December 31, 2006 and 2005, approximately $729 and $0 were outstanding under the line of credit.

10.	STOCKHOLDERS’ EQUITY

At December 31, 2006 and 2005, the authorized capital stock of the Company consisted of (i) 90,000,000 shares of voting common stock with a par value of $0.001 per share and (ii) 10,000,000 shares of preferred stock with a par value of $0.001 per share. The Company’s Board of Directors has the authority to determine the voting powers, designations, preferences, privileges and restrictions of the preferred shares.

F-19

11.	TREASURY STOCK

In 2003, the Company sold 612,000 shares of treasury stock with a par value $.001 and a cost of $1.27 per share, in connection with the exercise of employee stock options.

On August 20, 2004, the Company announced that the Board of Directors had authorized the repurchase of up to 5 million shares of the Company’s common stock. To date, we have purchased 81,800 shares at an average price per share of $0.2689, under this program.

On June 30, 2005, the Company purchased 3,657,988 shares of common stock for an aggregate purchase price of approximately $1.2 million in connection with the Stock Purchase Agreement with Lloyd Miller, III. Then on September 6, 2005, the Company paid approximately $278,000 of additional consideration for the above shares in accordance with the terms of the Stock Purchase Agreement.

12.	STOCK OPTION PLANS

In February 2000, the Company’s Board of Directors and stockholders approved the 2000 Stock Option and Incentive Plan (the “2000 Plan”), which provides for the issuance of up to 4,017,250 shares of common stock plus the number of shares as to which options granted under the 1997 and 1999 Plans are forfeited or otherwise terminate unexercised. This plan provides for awards in the form of ISOs, NSOs, restricted stock awards and other forms of awards to officers, directors, employees and consultants of the Company. At December 31, 2006, there were 5,385,662 shares available for issuance under this plan.

The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the times at which each option vests. For holders of 10% or more of the Company’s outstanding common stock, ISOs may not be granted at less than 110% of the fair market value of the common stock at the date of grant.

2000 EMPLOYEE STOCK OPTION AND INCENTIVE PLAN

In October 2000, the Company’s Board of Directors approved the 2000 Employee Stock Option and Incentive Plan (the “2000 Employee Plan”), which originally provided for the issuance of up to 1,500,000 shares of common stock, under NSOs to employees and key persons of the Company other than any member of the Company’s Board of Directors or any other individual who is subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934. In January 2001, in connection with the one-time employee option exchange incentive program described below, the Board of Directors amended this plan to increase the number of shares of common stock available for issuance under the plan to 2,654,750. At December 31, 2006, there were 2,250,374 shares available for issuance under this plan. The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the times at which each option vests.

The following table summarizes information about stock options outstanding at December 31, 2006:

Options Outstanding			Options Vested and exercisable
Range of Exercise Price Per Share	Number Outstanding	Remaining Contractual Life (In Years)	Weighted Average Exercise Price Per Share	Number Exercisable	Weighted Average Exercise Price Per Share
$0.31-$0.55	1,413,000	6.80	$0.33	1,413,000	$0.33

F-20

Stock option activity for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006		2005		2004
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of period	1,774,000	$0.32	1,824,000	$0.32	320,000	$0.33
Granted	200,000	0.30	50,000	0.30	1,504,000	0.32
Exercised		0.31	(100,000)	0.31
Canceled	(561,000)

Outstanding at end of period	1,413,000	$0.33	1,774,000	$0.32	1,824,000	$0.33

Options exercisable at end of period	1,413,000	$0.33	1,774,000	$0.32	1,824,000	$0.33
Weighted average fair value of options granted during the period at fair value		$0.45		$0.30		$0.32

The Company is recognizing the compensation expense over the vesting period. For the years ended December 31, 2006, 2005 and 2004, related expense recognized was $16,000, $0 and $0 for each year respectively.

13.	REVENUES AND LONG-LIVED ASSETS BY GEOGRAPHIC REGION

The table below presents revenues by principal geographic region for the years ended December 31, 2006, 2005 and 2004 ($ in thousands):

	December 31,
	2006	2005	2004
United States	$7,613	$ —	$ —

Consolidated	$7,613	$ —	$ —

F-21

14.	INCOME TAXES

The provision for income taxes consists of the following ($ in thousands):

	Year Ended December 31,

	2006				2005

	Federal	State	Foreign	Total	Federal	State	Foreign	Total
Current	$ —	$ —	$ —	$ —	$ —	$ —	$—	$ —
Deferred	94	16		110	430	76		506
Valuation allowance	(94)	(16)		(110)	(430)	(76)		(506)

Total	$ —	$ —	$ —	$ —	$ —	$ —	$—	$ —

	Year Ended December 31,

	2004

	Federal	State	Foreign	Total

Current	$ —	$ —	$—	$ —
Deferred	665	117		782
Valuation allowance	(665)	(117)		(782)

Total	$ —	$ —	$—	$ —

The Company’s effective tax rate varies from the statutory rate as follows:

	Year Ended December 31,
	2006	2005	2004
U.S. federal income tax rate	(34.0)%	34.0%	(34.0)%
State taxes	(6.0)	6.0	(6.0)
	(40.0)	40.0	(40.0)
Valuation allowance and true-up of NOL’s	40.0	(40.0)	40.0

	—%	—%	—%

Deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. The components of the deferred taxes at December 31, 2006 and 2005 were as follows (in thousands):

	December 31,
	2006	2005
Net operating loss carryforwards	$ 5,005	$ 4,616
Valuation allowance	(5,005)	(4,616)

Net deferred tax assets	$ —	$ —

In connection with ownership changes, it was determined that certain of the Company’s net operating loss carryfowards (“NOL”) have been limited. The Company recently completed an Internal Revenue Code Section 382 evaluation that quantified the limitation of the NOL. As of December 31, 2006, the Company has approximately $14.7 million of NOLs that can be utilized in the current tax year. These NOLs begin to expire in 2022. A valuation allowance has been established for the full amount of the deferred tax asset since it is more likely than not that the deferred tax asset will not be realized.

F-22

Ownership changes resulting from the Company’s issuance of capital stock may further limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. The amount of the annual limitation is determined based upon the Company’s value immediately prior to the ownership change. Subsequent significant changes in ownership could further affect the limitation in future years.

15.	QUARTERLY FINANCIAL RESULTS (UNAUDITED)

The following table sets forth certain unaudited quarterly results of operations of the Company for the years ended December 31, 2006 and 2005. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the quarterly information when read in conjunction with the audited consolidated financial statements and related notes included above. The quarterly operating results are not necessarily indicative of future results of operations.

	For the Quarter Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
	(in thousands, except per share data)
Revenue	$ —	$ —	$ 3,614	$ 3,999
Gross profit	—	—	758	877
Net income (loss)	(171)	(112)	193	(296)
Basic and diluted net income (loss per common share	$ (0.01)	$ (0.01)	$ 0.01	$ (0.02)

For the Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
(in thousands, except per share data)
Revenue	$ —	$ —	$ —	$ —
Gross profit
Net income (loss)	(275)	(192)	1,892	169
Basic and diluted net income loss per common share	$ (0.01)	$ (0.01)	$ 0.08	$ (0.01)

16.	LEASE AGREEMENTS

The Company leases certain of its facilities under leases which expire in 2008 and 2009. Future minimum annual rent payments are approximately as follows:

Year ending December 31,

2007	$88,000
2008	$92,000
2009	$77,000

17.	LEGAL PROCEEDINGS

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

F-23

We are a defendant in certain purported class action lawsuits filed by individual shareholders in the U.S. District Court for the Southern District of New York against Dynabazaar, Scott Randall (former President, Chief Executive Officer and Chairman of the Board of Dynabazaar), John Belchers (former Chief Financial Officer of Dynabazaar), U.S. Bancorp Piper Jaffray Inc., DB Alex. Brown (as successor-in-interest to Deutsche Bank Securities, Inc.), Robertson Stephens, Inc. (formerly known as FleetBoston Robertson Stephens, Inc.), Banc of America Securities, LLC, Goldman Sachs & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Citigroup Global Markets, Inc. (as successor-in-interest to Salomon Smith Barney, Inc.), and J.P. Morgan Securities, Inc. (as successor-in-interest to Hambrecht & Quist, LLC). The lawsuits have been filed by individual shareholders who purport to seek class action status on behalf of all other similarly situated persons who purchased the common stock of Dynabazaar between March 14, 2000 and December 6, 2000. A consolidated amended class action complaint was filed on April 19, 2002. The complaint alleges that certain underwriters of Dynabazaar’s initial public offering solicited and received excessive and undisclosed fees and commissions in connection with that offering. The complaint further alleges that the defendants violated the federal securities laws by issuing a registration statement and prospectus in connection with Dynabazaar’s initial public offering which failed to accurately disclose the amount and nature of the commissions and fees paid to the underwriter defendants. On or about October 8, 2002, the Court entered an Order dismissing the claims asserted against certain individual defendants in the consolidated actions, including the claims against Mr. Randall and Mr. Belchers, without any payment from these individuals or the Company. On or about February 19, 2003, the Court entered an Order dismissing with prejudice the claims asserted against the Company under Section 10(b) of the Securities Exchange Act. As a result, the only claims that remain against the Company are those arising under Section 11 of the Securities Act of 1933, as amended. The Company has accepted a proposal for the settlement and release of the remaining claims in the litigation. The proposed settlement will result in a dismissal with prejudice of all claims and will include a release of all claims that were brought or could have been brought against the Company and its present and former directors and officers. It is anticipated that any payment to the plaintiff class and their counsel will be funded by the Company’s directors’ and officers’ liability insurance and that no direct payment will be made by the Company. The proposed settlement provides that the class members in the class action cases brought against the participating issuer defendants will be guaranteed a recovery of $1 billion by insurers of the participating issuer defendants. If recoveries totaling $1 billion or more are obtained by the class members from the underwriter defendants, the monetary obligations to the class members under the proposed settlement will be satisfied. In addition, Dynabazaar and any other participating issuer defendants will be required to assign to the class members certain claims that they may have against the underwriters of their IPOs. The proposed settlement contemplates that any amounts necessary to fund the settlement or settlement-related expenses would come from participating issuers’ directors and officers’liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer’s insurance coverage were insufficient to pay that issuer’s allocable share of the settlement costs. If ultimately approved by the Court, the proposed settlement would result in the dismissal, with prejudice, of all claims in the litigation against Dynabazaar and all of the other issuer defendants who have elected to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants, and the litigation as against those defendants is continuing. Consummation of the proposed settlement remains conditioned upon obtaining approval by the Court. By order entered on September 1, 2005, the Court granted preliminary approval of the proposed settlement and directed that notice of the terms of the proposed settlement be provided to class members. Thereafter, the court held a fairness hearing, on April 24, 2006, at which objections to the proposed settlement were heard. The Court has yet to issue a ruling on the motion for final approval. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the Court’s order certifying a class in six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceeding. The plaintiffs have filed a petition seeking rehearing of the Second Circuit’s class certification ruling, and the District Court has ordered that all activity in the consolidated proceeding before it, including consideration of the proposed settlement, will be stayed pending the ruling on whether to entertain the petition for rehearing. Dynabazaar was not party to one of the test cases, and it is unclear what impact, if any, the Second Circuit’s class certification ruling will have on our case or the viability of the proposed settlement. In the event the settlement is not finalized, the Company believes that it has meritorious defenses to plaintiffs’ claims and intends to defend the action vigorously.

F-24

18.	SUBSEQUENT EVENTS

On January 5, 2007, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with LQ Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Dynabazaar (“LMC”), which Merger Agreement was amended and restated on February 26, 2007 (the “Amended and Restated Merger Agreement”). The Amended and Restated Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Amended and Restated Merger Agreement, LMC will merge with and into the Company, with the Company continuing as the surviving corporation and our wholly-owned subsidiary.

Under the terms of the Amended and Restated Merger Agreement, the Company’s stockholders will receive 3.68 shares of Dynabazaar common stock for each share of the Company’s common stock they hold. Upon completion of the merger, the Company’s stockholders will hold approximately 34% of the combined company and our stockholders will hold approximately 66% of the combined company on a fully-diluted basis. It is anticipated that the combined company’s shares will continue to trade on the Over-The-Counter Bulletin Board.

Both the Company’s and LQ Corporation’s respective Board of Directors approved the Amended and Restated Merger Agreement in accordance with the recommendation of the special committees of independent directors formed by the Board of Directors of each company to evaluate the transaction.

The transaction is subject to stockholder approval and other customary conditions and is expected to be completed during the first half of 2007. A special meeting of stockholders of the Company will be announced in the near future to obtain stockholder approval of the transaction.

DYNABAZAAR, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

DESCRIPTION	Balance At Beginning of Period	Charged To Operations	Deductions	Balance At End of Period

Year ended December 31, 2004:
Allowance deducted from asset accounts:
Allowance for doubtful accounts	$ 162	144	(306)	$ —
Deferred tax asset valuation allowance	$54,557	5,099	(54,534)	$5,122
Year ended December 31, 2005:
Allowance deducted from asset accounts:
Allowance for doubtful accounts				$ —
Deferred tax asset valuation allowance	$ 5,122		(506)	$5,122
Year ended December 31, 2006:
Allowance deducted from asset accounts:
Allowance for doubtful accounts	$ —	10		$ 10
Deferred tax asset valuation allowance	$ 4,616	389		$5,005

F-25

DYNABAZAAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2007 (unaudited)	December 31, 2006 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 2,770	$ 2,938
Accounts receivable, net of allowance for
doubtful accounts of $9 and $10
in 2007 and 2006 respectively	2,535	2,053
Inventory, net	3,765	3,738
Prepaid expenses	483	496

Total current assets	9,553	9,225

Fixed assets	134	92
Trade Name	1,587	1,587
Other intangibles, net	2,867	2,903
Deposits	4	4
Long-term prepaid expenses	600	694

Total assets	$ 14,745	$ 14,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 1,490	$ 1,436
Accrued expenses and other current	148	185
liabilities
Line of credit	953	729

Total current liabilities	2,591	2,350
Long term liability
Commitments and Contingency	2,225	2,225
Stockholders’ equity:
Common stock, $0.001 par value; 90,000,000
shares authorized; 29,726,385 shares
issued at March 31, 2007 and
December 31, 2006, respectively	30	30
Additional paid-in capital	151,757	151,757
Accumulated other comprehensive income, net	260	260
Accumulated deficit	(137,648)	(137,617)

	14,399	14,430
Less: Common stock held in treasury, at cost;
6,034,629 at March 31, 2007 and
December 31, 2006	(4,470)	(4,470)

Total stockholders’ equity	9,929	9,960

Total liabilities and stockholders’
equity	$ 14,745	$ 14,535

See accompanying notes to condensed consolidated financial statements.

F-26

DYNABAZAAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, unaudited)

	Three Months Ended March 31,
	2007	2006

Revenues	$ 4,208	$ —
Cost of goods sold	3,328	—
Gross profit	880	—
Operating expenses, general and
administrative	934	215
Income (loss) from operations	(54)	(215)
Interest income	35	103
Interest expense	(12)
	23	103
Net income (loss)	$ (31)	$ (112)

Net income (loss) per share:
Basic	$ (0.00)	$ (0.00)

Diluted	$ (0.00)	$ (0.00)

Weighted average number of common shares
outstanding:
Basic	23,692	23,410

Diluted	23,692	23,410

See accompanying notes to condensed consolidated financial statements.

F-27

DYNABAZAAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$ (31)	$ (112)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	76	—
Provision for doubtful accounts	(1)
Issuance of stock options	—	19
Change in cash attributable to changes in
operating assets and liabilities
Accounts receivable	(481)	—
Inventories	(27)	—
Prepaid expense	13	(38)
Long term prepaid expenses	94	83
Accounts payable	54	—
Accrued expense and other current liabilities	(37)	(72)
Net cash used in operating activities	(340)	(120)

NET CASH FLOWS USED IN INVESTING ACTIVITIES,
PURCHASE OF FIXED ASSETS	(52)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES,
Proceeds from (payments for) line of credit, net	224	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(168)	(120)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,938	9,125
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 2,770	$ 9,005

SUPPLEMENTAL DISCLOSURE CASH FLOW INFORMATION
Cash paid for interest	$ 12	$ —

Income taxes	$ —	$ —

F-28

DYNABAZAAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

OVERVIEW

Dynabazaar, Inc. (the “Company”) was incorporated in the State of Delaware in February 1997 as “Fairmarket, Inc.”Through September 3, 2003, the Company was an online auction and promotions technology service provider that enabled marketers to create results-oriented rewards programs and helped commerce companies automate the process of selling their excess inventory online to wholesale and retail buyers. On September 4, 2003, the Company sold substantially all of its operating assets to eBay, Inc. (“eBay”) for consideration of $4.5 million in cash under the terms and conditions of an asset purchase agreement the Company entered into with eBay on June 20, 2003. Following the closing of the asset sale, the Company changed its name from “Fairmarket, Inc.” to “Dynabazaar, Inc.”

In connection with the cessation of the Company’s online auction business, the Company relocated its principal executive offices as of January 1, 2004 to 888 Seventh Avenue, 17th Floor, New York, New York 10019, an office maintained by Barington Capital Group, L.P. (“Barington”), a limited partnership whose general partner is a corporation of which James Mitarotonda is Chairman, President and Chief Executive Officer. Mr. Mitarotonda was previously the Company’s President and Chief Executive Officer. He submitted his resignation, effective as of the close of business on April 20, 2007. He continues to serve as a director of the Company.

From January 2003 until June 20, 2006, the Company did not operate any business and was settling its remaining claims and liabilities while reviewing alternatives for the use or disposition of our remaining assets.

The Company’s common stock trades on the NASDAQ OTC Bulletin Board under the symbol “FAIM.OB”. The Company’s common stock was quoted on the NASDAQ National Market, but was delisted on June 24, 2004.

On March 30, 2007, the Company entered into an amendment to the administrative services agreement with Barington, effective as of January 1, 2007. Under the amended agreement, which runs through December 31, 2007, Barington is to continue to be paid a fee of $7,500 per month for performing certain administrative, accounting and other services on behalf of the Company until the closing of the transactions contemplated by the Amended and Restated Merger Agreement at which point the fee is to increase to a rate of $10,000 per month.

As previously disclosed in a Form 8-K filed by the Company on April 23, 2007, James A. Mitarotonda delivered to the secretary of Dynabazaar, Inc. (the “Company”) notice of his resignation as President and Chief Executive Officer of the Company, effective as of the close of business on April 20, 2007. Mr. Mitarotonda, who will continue to serve as a director of the Company, had no disagreements with the Company on any matters related to the Company’s operations, policies or practices. The Board of Directors of the Company thanks Mr. Mitarotonda for his dedicated service and valued contributions to the Company.

On April 20, 2007, the Board of Directors of the Company appointed Sebastian E. Cassetta to serve as the Company’s President and Chief Executive Officer, effective as of the close of business on April 20, 2007.

On January 5, 2007, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with L Q Corporation, Inc., a Delaware Corporation, and LQ Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“LMC”), which Merger Agreement was amended and restated on February 26, 2007 (the “Amended and Restated Merger Agreement”). The Amended and Restated Merger Agreement provides that, upon the terms and subject to the conditions set forth in such agreement, LMC will merge with and into L Q Corporation, Inc. with L Q Corporation, Inc. continuing as the surviving corporation and a wholly-owned subsidiary of the Company.

F-29

Under the terms of the Amended and Restated Merger Agreement, L Q Corporation stockholders will receive 3.68 shares of Dynabazaar common stock for each share of L Q Corporation common stock they hold. Upon completion of the merger, L Q Corporation stockholders will hold approximately 34% of the combined company and our stockholders will hold approximately 66% of the combined company on a fully-diluted basis. It is anticipated that the combined company’s shares will continue to trade on the Over-The-Counter Bulletin Board.

Both the Company’s and L Q Corporation’s Board of Directors approved the Amended and Restated Merger Agreement in accordance with the recommendation of the special committees of independent directors formed by the Board of Directors of each company to evaluate the transaction.

The transaction is subject to stockholder approval and other customary conditions and is expected to be completed during the second half of 2007. A special meeting of stockholders of the Company will be announced in the near future to obtain stockholder approval of the transaction.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION ($ IN THOUSANDS)

The accompanying condensed consolidated financial statements of the Company for the three months ended March 31, 2007 and 2006 are unaudited and have been prepared on a basis substantially consistent with our audited consolidated financial statements for the year ended December 31, 2006. The condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Consequently, these statements do not include all disclosures normally required by generally accepted accounting principles for annual financial statements. These condensed consolidated interim financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2006, which are contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2007 and the amended 10-K filed on April 17, 2007. The condensed consolidated interim financial statements, in the opinion of management, reflect all adjustments (including all normal recurring accruals) necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim periods ended March 31, 2007 and 2006. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the fiscal year.

CASH AND CASH EQUIVALENTS ($ IN THOUSANDS)

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents, including highly rated money market funds with daily liquidity. At March 31, 2007, and throughout the three month period, balances of cash at financial institutions exceeded the federally insured limit. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash and cash equivalents. The following schedule summarizes the estimated fair value of the Company’s cash and cash equivalents:

	March 31, 2007 (unaudited)	December 31, 2006
Cash and cash equivalents:
Cash	$ 26	$ 72
Money market funds	2,744	2,866

	$ 2,770	$ 2,938

CONCENTRATION OF CREDIT RISK ($ IN THOUSANDS)

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, short term investments and accounts receivable. Substantially all of the Company’s cash and cash equivalents are invested in a highly liquid money market fund.

F-30

FAIR VALUE OF FINANCIAL INSTRUMENTS ($ IN THOUSANDS)

The Company’s financial instruments, including cash and cash equivalents, accounts receivable and accrued expenses payable are carried at cost. The Company’s financial instruments approximate fair value due to their relatively short maturities. The Company does not hold or issue financial instruments for trading purposes.

PRINCIPLES OF CONSOLIDATION

The condensed consolidated financial statements include the accounts of our direct and indirect wholly-owned subsidiaries Costar and VSTC. Significant intercompany transactions and balances have been eliminated.

INCOME TAXES

Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109“ (“FIN 48”). There were no unrecognized tax benefits as of January 1, 2007 and as of March 31, 2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at January 1, 2007. There was no change to this balance at March 31, 2007. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows.

STOCK-BASED COMPENSATION

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No.123(R) Accounting for Stock-Based Compensation. Among other items, SFAS No. 123(R) requires companies to record compensation expense for share-based awards issued to employees and directors in exchange for services provided. The amount of the compensation expense is based on the estimated fair value of the awards on their grant dates and is recognized over the applicable vesting period.

The fair value of stock options is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk free interest rate over the expected life of the option.

The Company adopted SFAS No.123(R) using the modified prospective transition method, which requires the application of the accounting standard to all share-based awards issued on or after January 1, 2006, and any outstanding share-based awards that were issued but not vested as of January 1, 2006.

In the three months ended March 31, 2007 and 2006, the Company recognized stock-based compensation expense of $0 and $19, respectively, in its condensed consolidated financial statements. This amount includes compensation expense for fully vested stock options granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).

NOTE 2 - ACQUISITION:

On June 20, 2006, Costar and VSTC completed the Acquisition of substantially all of the assets of Southern Imaging and Video Solutions, pursuant to the transactions contemplated by the asset purchase agreement, dated as of June 20, 2006, by and between Southern Imaging, Video Solutions, the shareholders of Southern Imaging, Costar and VSTC. However, the acquisition is being accounted for as if it was effectively completed on June 30, 2006. Results of operations of Southern Imaging and Video Solutions are included in the consolidated financial statements since June 30, 2006.

F-31

Costar, the Company’s wholly-owned subsidiary which acquired Southern Imaging’s assets, designs, sources and distributes video and imaging products for the security and industrial markets. VSTC, a wholly owned subsidiary of Costar which acquired the assets of Video Solutions, provides product design and development, technical support and repair services for Costar. Estimated consideration for the Acquisition is up to approximately $9.6 million, consisting of the issuance at closing of 200,000 shares of our common stock, a cash payment of approximately $3.8 million (including a finders fee payment of approximately $154,000, payment of $108,000 to Barington and the payoff of shareholder loans of approximately $612,000) less the value of the 200,000 shares of Dynabazaar common stock, the assumption of certain liabilities of approximately $3.5 million, and deferred consideration of up to $4 million in cash, contingent upon Costar and VSTC achieving certain levels of sales and EBITDA after the closing, through 2009 of which $2,225 is recorded as a long-term liability. On September 29, 2006, the 200,000 shares of Dynabazaar common stock were issued.

The Company has incorporated contingent consideration into the structure of the acquisition in June 2006. This arrangement generally results in the payment of additional consideration to the sellers upon the satisfaction of certain events.

The additional cash payments or share issuances are contingent consideration accounted for under the Emerging Issues Task Force (“EITF”) No. 95-8. “Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination”, and is considered to be additional purchase consideration and will be accounted for as part of the purchase price of the firms when the outcome of the contingency is determinable beyond a reasonable doubt. The sum of the amounts assigned to assets acquired and liabilities assumed (e.g. fair values) exceeded the cost of the acquired entity by $2,225 therefore contingent consideration was recorded for that amount. Contingent consideration in these circumstances may be recorded pursuant to paragraph 46 of Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations.”

There were no material relationships between the Company or its affiliates and any of the parties to the Asset Purchase Agreement, other than in respect of such agreement.

Allocation of Purchase Price

Allocated to:

Trade name	$ 1,587
Other intangibles	3,066
Cash	240
Prepaids	105
Deposits	4
Accounts receivables, net	1,875
Inventory	2,623
Property and equipment, net	95
Total	9,595

Liabilities Assumed:
Accounts payable and other	(1,634)
Revolver facilities	(1,863)
Issuance of common stock	(74)
Long term liability	(2,225)

Net purchase price	$ 3,800

Intangible assets arose from the Costar acquisition. The aggregate of the estimated purchase price plus acquisition costs of an estimated $9.6 million exceeded the fair market value for all identifiable net assets. An independent appraisal was conducted of all intangible assets (including, but not limited to, distribution agreements, customer lists, patents, trademarks and trade names, etc.) received as a result of the acquisition of Costar.

F-32

Pro Forma Income Statement

The following unaudited pro forma information presents results of operations of the Company as if the acquisition of Costar occurred as of January 1, 2006: ($in thousands)

Quarter Ended March 31, 2006
Net Sales	$ 4,219
Cost of goods sold	(3,340)
Gross profit	879
General and administrative expenses	883
Net loss from operations	(4)
Interest income	103
Pro forma adjustment in interest income	(33) (a)
Pro forma adjustment amortization of intangible assets acquired	(67) (a)
Net loss	$ (1)

Net income (loss) per share – as reported	$ (0.00)
Net income (loss) per share – pro forma	$ (0.00)
Weighted-average shares	23,410

(a) Interest income has been reduced based on cash balances that would have existed had the acquisition occurred at the beginning of the period.

(b) Amortization represents annual charges to amortization expense for the intangible assets acquired which are the subject to amortization.

Although prepared on a basis consistent with the Company’s consolidated financial statements, these unaudited pro forma results do not purport to be indicative of the actual results of operations of the combined companies which would have been achieved had these events occurred at the beginning of the periods presented nor are they indicative of future results.

NOTE 3 - INTANGIBLE ASSETS, NET: ($ in thousands)

The intangible assets acquired as a result of the Southern Imaging and Video Solutions acquisition have been adjusted in the prior year as a result of the completion of an independent appraisal, adjustments to the estimated fair values of the assets acquired, and post closing adjustments to the purchase price. The components of intangible assets acquired as a result of the acquisition are as follows:

	March 31, 2007 (unaudited)		December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortization intangible asset:
Other intangible, net	$ 3,066	$ 199	$ 3,066	$ 133

Unamortized intangible assets	1,587		1,587
Trade name
Total	$ 4,653		$ 4,653

Amortization expense for the three months ended March 31, 2007 was $66. Estimated amortization expense applicable to amortizable intangible assets for each of the next 5 years is $266. The estimated useful life for Existing Customer Relationships is 6 years.

F-33

NOTE 4 - NET INCOME (LOSS) PER SHARE:

The number of shares used to compute basic loss per share and diluted loss per share relates to additional shares to be issued upon the assumed exercise of stock options and warrants, net of shares hypothetically repurchased at the average market price with the proceeds of exercise. For the three months ended March 31, 2007 and 2006, basic and diluted net loss per common share is computed based on the weighted average number of common shares outstanding during the period because the effect of potential common equivalent shares would be anti-dilutive.

NOTE 5 - LEGAL PROCEEDINGS:

We are a defendant in certain purported class action lawsuits filed by individual shareholders in the U.S. District Court for the Southern District of New York against certain of our former officers and directors, and various of the underwriters in our initial public offering (“IPO”) and secondary offering. The lawsuits have been filed by individual shareholders who purport to seek class action status on behalf of all other similarly situated persons who purchased our common stock between July 8, 1999 and December 6, 2000. A consolidated amended class action complaint was filed on April 19, 2002. The complaint alleges that certain underwriters of the IPO solicited and received excessive and undisclosed fees and commissions in connection with that offering. The complaint further alleges that the defendants violated the federal securities laws by issuing a registration statement and prospectus in connection with our IPO which failed to accurately disclose the amount and nature of the commissions and fees paid to the underwriter defendants. On or about October 8, 2002, the Court entered an Order dismissing the claims asserted against certain individual defendants in the consolidated actions without any payment from these individuals or us. On or about February 19, 2003, the Court entered an Order dismissing with prejudice the claims asserted against us under Section 10(b) of the Exchange Act. As a result, the only claims that remain against us are those arising under Section 11 of the Securities Act. The parties have negotiated and executed a definitive settlement agreement. The proposed settlement provides that the class members in the class action cases brought against the participating issuer defendants will be guaranteed a recovery of $1 billion by insurers of the participating issuer defendants. If recoveries totaling $1 billion or more are obtained by the class members from the underwriter defendants, however, the monetary obligations to the class members under the proposed settlement will be satisfied. In addition, we and any other participating issuer defendants will be required to assign to the class members certain claims that they may have against the underwriters of their IPO’s. The proposed settlement contemplates that any amounts necessary to fund the settlement or settlement-related expenses would come from participating issuers’ directors and officers’liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer’s insurance coverage were insufficient to pay that issuer’s allocable share of the settlement costs. If ultimately approved by the Court, the proposed settlement would result in the dismissal, with prejudice, of all claims in the litigation against us and all of the other issuer defendants who have elected to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants, and the litigation as against those defendants is continuing. Consummation of the proposed settlement remains conditioned upon obtaining approval by the Court. By order entered on September 1, 2005, the Court granted preliminarily approval of the proposed settlement and directed that notice of the terms of the proposed settlement be provided to class members. Thereafter, the court held a fairness hearing, on April 24, 2006, at which objections to the proposed settlement were heard. The Court has yet to issue a ruling on the motion for final approval. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the Court’s order certifying a class in six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceeding. On April 6, 2007, the Court of Appeals denied the plaintiffs’ petition for rehearing of the Court’s December 5, 2006 ruling but noted that the plaintiffs remain free to ask the District Court to certify a different class which might meet the standards for class certification that the Court of Appeals articulated in its December 5, 2006 decision. Because our proposed settlement with the plaintiffs involves the certification of the case against us as a class action for settlement purposes, it is unclear what impact, if any, the Second Circuit’s class certification ruling will have on our case or the viability of the proposed settlement. In the event the settlement is not finalized, the Company believes that it has meritorious defenses to plaintiffs’ claims and intends to defend the action vigorously.

The expense of defending this litigation may be significant. The amount of time to resolve these lawsuits is unpredictable and defending us may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business,

F-34

results of operations and cash flows. In addition, an unfavorable outcome in such litigation could have a material adverse effect on our business, results of operations and cash flows.

NOTE 6 - MAJOR CUSTOMERS AND SUPPLIERS:

For the quarter ended March 31, 2007, the Company had two customers that contributed 14.8% and 13.3% of sales revenue, for a total of $623 and $560 respectively. As of March 31, 2007, these same two customers owed 14.7% and 12.5% of the outstanding accounts receivable balance.

At March 31, 2007, the Company had two major suppliers that were owed approximately 51.7% of the total accounts payable, for a total of $1,062 and $673, respectively.

NOTE 7 - CREDIT LINE ($ in thousands)

The Company maintains a line of credit with the Bank of Texas. The line has a limit of $2.5 million and interest is charged on the outstanding balance at a variable rate, which was 8.25% at March 31, 2007. The line is secured by the Company’s accounts receivable and inventories and the agreement requires the maintenance of financial ratios and monthly payments of accrued interest calculated on the outstanding balance. As of March 31, 2007 and December 31, 2006, $953 and $729 were outstanding under the line of credit.

F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of L Q Corporation, Inc.

We have audited the accompanying consolidated balance sheets of L Q Corporation, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of L Q Corporation, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

In connection with our audits of the consolidated financial statements referred to above, we audited the consolidated financial schedules listed under Item 15. In our opinion, these financial schedules, when considered in relation to the financial statements taken as a whole, present fairly, in all material respects, the information stated therein.

/s/ Rothstein, Kass & Company, P.C. Roseland, New Jersey March 8, 2007

F-36

L Q CORPORATION, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$ 1,950	$ 5,746
Accounts receivable, net of allowance for
doubtful accounts of approximately
$35 and $0, in 2006 and 2005, respectively	1,335	1,097
Inventories	703	855
Other current assets	125	96

Total current assets	4,113	7,794
Fixed assets, net	237	14
Goodwill	464	999
Intangible assets net	460	—
Security deposits	22	—

Total assets	$ 5,296	$ 8,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 1,103	$ —
Accrued expenses and other current liabilities	388	575
Obligation under capital lease, current portion	27	—
Due to Checkpoint	—	2,581

Total current liabilities	1,518	3,156

Long term liabilities obligation under capital lease,
less current portion	41	—
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 30,000,000 shares
authorized, and 3,214,408 shares issued at
December 31, 2006 and 2005	3	3
Additional paid-in capital	146,006	146,006
Accumulated deficit	(142,181)	(140,267)
Accumulated other comprehensive loss	(91)	(91)

Total stockholders’ equity	3,737	5,651

Total liabilities and stockholders’ equity	$ 5,296	$ 8,807

The accompanying notes are an integral part of these consolidated financial statements.

F-37

L Q CORPORATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Years Ended December 31,
	2005	2004	2006
Net revenues	$ 6,399	$ –	$ –

Cost of goods sold:	3,510	–	–

Gross profit	2,889	–	–

Operating expenses:
Selling, general and administrative
expenses	3,616	993	968
Technical and engineering expenses	1,296	–	–

Total operating expenses	4,912	993	968

Loss from operations	(2,023)	(993)	(968)
Interest income	109	233	148
Other income (expense), net	–	3	(27)

Net loss	$(1,914)	$ (757)	$ (847)

Net loss per share:
Basic and diluted	$(0.60)	$(0.24)	$(0.26)
Weighted average shares	3,214	3,214	3,232

The accompanying notes are an integral part of these consolidated financial statements.

F-38

L Q CORPORATION, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE
INCOME (LOSS)
For the Years Ended December 31, 2006, 2005 and 2004
(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total	Comprehensive Income (Loss)
	Shares	Amount

BALANCE AT DECEMBER 31, 2003	23,176,858	$ 23	$ 146,053	$ (138,663)	$ (79)	$ 7,334

Effect of reverse/forward split	(19,932,879)	(20)	20	—	—	—	—
Cancellation of common stock	(29,571)	—	(67)	—	—	(67)	—
Cumulative translation adjustments	—	—	—	—	1	1	1
Net loss	—	—	—	(847)	—	(847)	(847)

Comprehensive loss	—	—	—	—	—	—	$ (846)

BALANCE AT DECEMBER 31, 2004	3,214,408	3	146,006	(139,510)	(78)	6,421

Cumulative translation adjustments	—	—	—	—	(13)	(13)	(13)
Net loss	—	—	—	(757)	—	(757)	(757)

Comprehensive loss	—	—	—	—	—	—	$ (770)

BALANCE AT DECEMBER 31, 2005	3,214,408	3	146,006	(140,267)	(91)	5,651

Net loss and comprehensive loss				(1,914)		(1,914)	(1,914)

BALANCE AT DECEMBER 31, 2006	3,214,408	$ 3	$ 146,006	$ 142,181	$ (91)	$ 3,737	$ (1,914)

The accompanying notes are an integral part of the consolidated financial statements.

F-39

L Q CORPORATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$ (1,914)	$ (757)	$ (847)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	136	–	–
Provision for doubtful accounts	35	–	–
Stock based compensation	21	–	–
Increase (decrease) in cash attributable to
change in operating assets and liabilities:
Accounts receivable	(273)	–	28
Inventories	152	–	–
Other current assets	(29)	44	61
Accounts payable	1,103	–	–
Accrued expenses and other current liabilities	(208)	64	(1,821)

Net cash used in operating activities	(977)	(649)	(2,579)
Cash flows from investing activities:
Purchase of fixed assets	(227)	(24)	–
Payment of security deposit	(22)	–	–
Reimbursement from Checkpoint	28	–	–
Acquisition of ACPG	(2,581)	–	–

Net cash used in investing activities	(2,802)	(24)	–
Cash flows from financing activities:
Principal payments on capital lease	(17)	–	–
Purchase of fractional shares	–	–	(67)

Net cash used in financing activities	(17)	–	(67)
Effect of exchange rates on cash and	–	(13)	1
cash equivalents

Net decrease in cash and cash equivalents	(3,796)	(686)	(2,645)
Cash and cash equivalents, beginning
of period	5,746	6,432	9,077

Cash and cash equivalents, end of period	$ 1,950	$ 5,746	$ 6,432

Supplemental Disclosures of non-cash investing and financing Activities:
Reduction in the estimated fair value of fixed assets required	$ (14)	$ –
Decrease in Goodwill due to the adjustment of the estimated fair value of fixed assets required	$ 14	$ –
Fixed assets acquired under capital
lease obligation	$ 85	$ –
Supplemental non-cash operating and
financing
activities in connection with
Sielox, LLC acquisition:
Accounts receivable	$ –	$(1,097)	$ –
Inventories		(855)	–
Other current assets		(37)	–
Property and equipment		(14)	–
Goodwill		(667)	–
Accrued expenses		89	–
Due to Checkpoint, Inc.		2,581	–
Acquisition costs		(308)	–
Acquisition related accrued expenses		308	–

The accompanying notes are an integral part of the consolidated financial statements.

F-40

L Q CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview

L Q Corporation, Inc. (the “Company”) was incorporated in California as “Liquid Audio, Inc.” in January 1996 and reincorporated in Delaware in April 1999. In July 1999, the Company completed its initial public offering of common stock. The Company’s name was formally changed to “L Q Corporation, Inc.” on January 7, 2004.

Through January 2003, the Company provided an open platform that enabled the digital delivery of media over the Internet.

From January 2003 until December 30, 2005, the Company did not operate any business and were settling our remaining claims and liabilities while reviewing alternatives for the use or disposition of the Company’s remaining assets.

The Company’s common stock is reported currently on the Over-the-Counter Bulletin Board. The Company’s common stock was traded on the NASDAQ National Market, but was delisted on June 5, 2003. The market price per share of the Company’s stock increased significantly following the implementation of the 1:250 reverse stock split and a 35:1 forward stock split effective as of June 8, 2004.

Checkpoint Acquisition

On September 8, 2005, the Company entered into a non-binding letter of intent with Checkpoint Systems, Inc. (“Checkpoint”), dated September 7, 2005, to acquire substantially all of the net assets of Checkpoint’s Access Control Products Group (“ACPG”) division. On October 26, 2005, the Company’s Board of Directors approved the transaction and on November 4, 2005 the parties entered into an asset purchase agreement. On December 30, 2005, the Company and Checkpoint entered into an amendment to the asset purchase agreement to, among other things, extend the closing of the acquisition to January 5, 2006. On January 6, 2006, the newly formed, wholly-owned subsidiary of the Company, Sielox, LLC, (“Sielox”), completed the acquisition from Checkpoint of substantially all of the assets of the ACPG division, effective as of the close of business on December 30, 2005. The cash consideration for the transaction was approximately $2.6 million, subject to post-closing adjustments, an escrow, and related expenses estimated to be $0.3 million. The acquisition of the net assets of ACPG are not included in the consolidated statement of operations, for the year ended December 31, 2005, since the acquisition was effective as of the close of business on December 30, 2005.

The ACPG business, which operates as Sielox(TM) under the Company’s management, develops, designs and distributes a complete line of open architecture access control software, programmable controllers (electronic circuit boards), and related accessories such as readers and ID cards, which can be configured to monitor, manage and control physical access to building perimeters and interior locations.

SES Resources, Ltd.

On January 6, 2006, the Company’s newly formed, wholly-owned subsidiary, SES Resources International, Inc. (“SES”), completed the acquisition of substantially all of the assets of SES Resources, Ltd., a start up consulting venture, effective as of December 30, 2005. SES Resources, Ltd.’s assets consist primarily of various trademarks. It has been determined that these trademarks have a fair value of zero. Consideration given in exchange for these assets was a 19.5% share in SES. The newly formed business unit specializes in delivering critical strategic security and business protection solutions based on best practices developed by accomplished retired law enforcement agents and in association with an advisory panel comprised of senior executive service level government risk assessment and law enforcement professionals (“Advisory Panel”). SES’ primary areas of specialization include: corporate investigations (e.g. know your customer, know your employee, know your vendor reviews); due diligence reviews; forensic accounting; anti-money laundering investigatory services consistent with the requirements of the Patriot

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Act; anti-counterfeiting and intellectual property protection; corporate health and wellness consultancy; emergency preparedness and contingency planning; executive staffing solutions; and education and government security training services.

The SES Advisory Panel serves the business with advice and identifies expert talent throughout the United States and internationally, to manage and staff client assignments. The Advisory Panel is in the process of formation and includes a senior executive service level agent from the U.S. Internal Revenue Service, and a medical doctor who is presently Assistant Clinical Professor at Albert Einstein College of Medicine. The Advisory Panel is chaired by one of the owners/founders of SES Resources and vice chaired by the former VP and Director of Brinks Inc. SES is in the process of adding additional members to the Advisory Panel from various law enforcement agencies. For additional information, please see the section entitled “Related Parties” below.

On May 10, 2006, the Board of Directors of the Company approved an amendment to the services agreement between Barington and the Company dated as of November 18, 2004 (as amended, the “Services Agreement”). Pursuant to the amendment, Barington will continue to provide certain administrative, accounting and other services on the Company’s behalf for a fee of $10,000 per month and legal services on the Company’s behalf at the Company’s request for a fee of $175 per hour. The Company believes that the fees payable to Barington are less than those that would be charged in arm’s length transactions between unaffiliated third parties. Additionally, on July 12, 2006, the Board of Directors of the Company approved another amendment to the Services Agreement to extend the terms of the Services Agreement until December 31, 2007. The Services Agreement was previously set to expire by its terms on June 30, 2006.

On September 15, 2006, Sielox entered into a strategic alliance agreement with Costar Video Systems, LLC (“Costar”), a subsidiary of Dynabazaar, Inc. (“Dynabazaar”), dated as of September 15, 2006, pursuant to which the companies agreed to explore mutually beneficial opportunities to work together, including, without limitation, through a joint venture, joint sales or joint marketing arrangements, or other business arrangements or strategic alliance. Costar designs, sources ‘and distributes video and imaging products for the security and industrial markets. Sielox and Costar are also parties to a distribution agreement, dated July 31, 2006, pursuant to which Sielox was appointed as an authorized distributor of certain products of Costar.

On October 20, 2006, James A. Mitarotonda delivered to the Secretary of the Company notice of his resignation as a director and Chairman of the Board of the Company, effective as of the close of business on October 23, 2006. Mr. Mitarotonda had no disagreements with the Company on any matter relating to the Company’s operations, policies or practices, and resigned in order to ensure that he had adequate time to devote to his other professional responsibilities. On October 23, 2006, the Board of Directors of the Company appointed Steven Berns, a director of the Company, to serve as Chairman of the Board of the Company; effective as of the close of business on October 23, 2006. On October 23, 2006, the Board of Directors of the Company elected Dianne K. McKeever to serve as a director of the Company, effective as of the close of business on October 23, 2006.

Barington and a group of other investors which have joined with Barington in the filing of a statement on Schedule 13D collectively own greater than 10% of the outstanding common stock of the Company. Mr. Mitarotonda is Chairman, President and Chief Executive Officer of a corporation that is the general partner of Barington. Sebastian E. Cassetta, who serves as a director, President and Chief Executive Officer of the Company, is Senior Managing Director and the Chief Operating Officer of Barington. Mr. Cassetta is also the Chief Executive Officer of Costar. The Company is party to the Services Agreement, as noted above, under which Barington provides, among other things, certain administrative, accounting and other services on the Company’s behalf. Barington is a party to a similar services agreement with Dynabazaar and Barington and a group of other investors which have joined with Barington in the filing of a statement on Schedule 13D collectively own greater than 10% of the outstanding common stock of Dynabazaar.

On May 11, 2006, William J. Fox delivered to the secretary of the Company notice of his resignation as a director and President and Chief Executive officer of the Company, effective as of the close of business on May 15, 2006. Mr. Fox had no disagreements with the Company on any matters related to the Company’s operations, policies or practices. On May 9, 2006, the Board of Directors of the Company appointed Sebastian E. Cassetta to serve as a director and as the Company’s President and Chief Executive Officer, effective as of May 16, 2006.

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Liquidity

The Company has incurred losses and negative cash flows from operations for every year since inception. For the year ended December 31, 2006, the Company incurred a net loss of approximately $1.9 million and negative cash flows from operations of approximately $1.0 million. As of December 31, 2006, the Company had an accumulated deficit of approximately $142.2 million. The Company feels its existing cash and cash equivalents are sufficient to fund the Company’s current operations and satisfy its obligations. The Company believes these obligations will primarily relate to costs associated with the satisfaction of any potential legal judgments or settlements and the expenses associated with the operations of Sielox, LLC and SES. Such activities may have an impact on the Company’s liquidity.

Reclassifications

Certain reclassifications have been made to the prior years’ consolidated financial statements to conform to current period presentation.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, Sielox, LLC and SES. Significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 2006, and at various times during the year, balances of cash at financial institutions exceeded the federally insured limit. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash and cash equivalents. The following schedule summarizes the estimated fair value of the Company’s cash and cash equivalents (in thousands):

	December 31,
	2006	2005
Cash and cash equivalents:
Cash	$ 46	$ 2,644
Money market funds	1,904	3,102

	$ 1,950	$ 5,746

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, short term investments and accounts receivable. Substantially all of the Company’s cash and cash equivalents are invested in a highly liquid money market fund.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable and accrued expenses payable are carried at cost. The Company’s financial instruments approximate fair value due to their relatively short maturities. The Company does not hold or issue financial instruments for trading purposes.

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Accounts Receivable, Net

Accounts receivables are recorded at net realizable values. The Company maintains an allowance for estimated losses resulting from the inability of customers to make required payments and for anticipated returns. The allowance is based on specific facts and circumstances surrounding individual customers as well as historical experience. Provisions for the losses on receivables and returns are charged to income to maintain the allowance at a level considered adequate to cover losses and future returns. Receivables are charged off against the reserve when they are deemed uncollectible and returns are charged off against the reserve when the actual returns are incurred. Per the asset purchase agreement, Checkpoint Systems, Inc. guaranteed collection of all acquired net receivables, as of December 31, 2005.

Inventories

Inventories are stated on the first-in, first-out method, at the lower of cost or market. A provision is made to reduce excess or obsolete inventories to their net realizable value.

Concentration of Suppliers

The Company purchased approximately 63% of its inventories from three suppliers during the year ended December 31, 2006. At December 31, 2006, these suppliers were approximately 63% of accounts payable.

Property and Equipment, Net

Property and equipment are carried at cost less accumulated depreciation. Maintenance, repairs, and minor renewals are expensed as incurred. Additions, improvements, and major renewals are capitalized. Depreciation generally is provided on a straight-line basis over the estimated useful lives of the assets. Machinery and equipment estimated useful lives range from three to five years. Leasehold improvements are amortized over the life of the lease. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is included on the statements of operations.

Impairment of Long-Lived Assets

Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS 144”), the Company reviews property and equipment for impairment whenever events or changes in circumstances indicated that the carrying amount of the assets may not be recoverable. A loss is recognized on the statements of operations if it is determined that an impairment exists based on expected future undiscounted cash flows. The amount of the impairment is the excess of the carrying amount of the impaired asset over its fair value.

Intangible Assets

Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective December 31, 2001, intangible assets with indefinite lives are no longer amortized, but instead tested for impairment. Intangible assets are reviewed for impairment annually or whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. Impairment losses are recognized if future cash flows of the related assets are less than their carrying values.

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Goodwill

Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective December 31, 2001, goodwill is no longer being amortized. The Company tests goodwill for impairment on an annual basis, relying on a number of factors including operating results, business plans and future cash flows. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of fair value of the Company with its carrying value. If the carrying amount exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to the excess.

Accrued Warranty Costs

The Company provides product warranties for various products. The warranties vary in length depending on the product. The Company accrues warranty costs based on historical data of warranty transactions. Accrued warranties are reported under accrued expenses and other current liabilities at December 31, 2006, and 2005.

Revenue Recognition

Revenue and related costs are recognized upon transfer of ownership, which generally coincides with the shipment of products to customers. Service revenue is recognized as services are performed. The Company records revenues net of an allowance for estimated return activities.

Royalty Expenses

The Company pays royalties at amounts defined in each agreement based upon units sold of certain components of its software solution products to various third parties, which expire at various dates through May 2008.

Research and Development Costs

Expenditures for research, development and engineering of software and hardware products are expensed as incurred.

Advertising Costs

Advertising costs are charged to operations when incurred.

Shipping and Handling Costs

Amounts billed to a customer for shipping and handling are accounted for in revenues, and shipping and handling costs in cost of revenues.

Stock-Based Compensation ($ in thousands)

On January 1, 2006, the Company adopted SFAS No. 123(R), “Accounting for Stock-Based Compensation (Revised)”(“SFAS No. 123(R)”) This statement requires companies to record compensation expense for share-based awards issued to employees and directors in exchange for services provided. The amount of compensation expense is based on the estimated fair value of the awards on their grant dates and is recognized, on a straight line basis, over the applicable vesting period. In addition, SFAS No. 123(R) requires forfeitures of share-based awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if those estimates change based on the actual amount of forfeitures. In the pro-forma information required under SFAS No. 123 for periods prior to January 1, 2006, the Company accounted for forfeitures as they occurred.

The fair value of stock options is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk free interest rate over the expected life of the option.

The Company recognized compensation expense of $21 in the Company’s consolidated financial statements, all of which was for stock options. This amount includes compensation expense for stock options which were granted

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prior to January 1, 2006 but were not yet vested as of that date. Such compensation expense was estimated in accordance with the provisions of SFAS No. 123(R). The compensation expense also includes the expense recognized for stock options granted subsequent to January 1, 2006. Such compensation expense was estimated based on the grant date fair value in accordance with provisions of SFAS No. 123(R). Compensation expense increased by $19 during the year ended December 31, 2006 as result of implementing SFAS No. 123 (R).

Consistent with the disclosure provisions of SFAS No. 123, the Company’s net loss and basic and diluted net loss per share would have been adjusted for the years ended December 31, 2005 and 2004 to the pro forma amounts indicated below in thousands, except per share amounts.

	Year Ended December 31,
	2005		2004
Net income (loss) - as reported	$(757)		$(847)
Deduct: Total stock-based employee compensation
expense determined under fair-value-based method,
net of tax effects	18		54
Net income (loss) - pro forma	$(775)		$(901)

Basic and diluted net income (loss)
per share - as reported	(0.24)		(0.26)
Basic and diluted net income (loss)
per share - pro forma	$(0.2	4)	$(0.28)

The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes option pricing method as prescribed by the SFAS No. 123 (R) using the following assumptions:

	Year Ended December 31,
	2005	2004	2006
Risk-free interest rate	4.34%	3.53%	4.00%
Weighted-average expected life (in years)	10	10	10
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	19.16%	36.39%	36.39%

	Year Ended December 31,
	2005	2004	2006
Weighted-average fair value of options
granted during the period	$1.73	$1.85	$1.82
Weighted-average fair value of purchase
rights granted during the period	$ —	$ —	$ —

Net Loss Per Share

Loss per common share is based on the weighted average number of common shares outstanding. The Company complies with SFAS No. 128, “Earnings Per Share,” which requires dual presentation of basic and diluted earnings per share on the face of the statements of operations, which the Company has adopted.

Basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive. Potential common shares consist of

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unvested restricted common stock, incremental common shares issuable upon the exercise of stock options and common shares issuable upon the exercise of stock warrants.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

	Year Ended December 31,
	2006	2005	2004
Numerator:
Net loss	$ (1,914)	$ (757)	$ (847)

Denominator:
Weighted-average shares	3,214	3,214	3,232

Denominator for basic and dilute
calculation	3,214	3,214	3,232

Net income (loss) per share:
Basic and diluted	$ (0.60)	$ (0.24)	$ (0.26)

The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

	Year Ended December 31,
	2006	2005	2004
Common stock options	185	350	361
Common stock warrants	—	—	—

Foreign Currency Translation

The functional currency of the Company’s inactive foreign subsidiary was its local currency. Foreign currency assets and liabilities are translated at the current exchange rate at each balance sheet date. Revenues and expenses are translated at weighted average exchange rates in effect during the year. The related gains and losses from foreign currency translation are recorded in accumulated other comprehensive income. Realized gains and losses on foreign currency transactions are included in other income (expense), net. The subsidiary was liquidated during the year ended December 31, 2005.

Income Taxes

The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

Comprehensive Loss

The Company complies with the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for disclosure and financial statement presentation for reporting total comprehensive income (loss) and its individual components. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources. The Company’s comprehensive income (loss) includes net income (loss), unrealized gains and losses on investments and foreign currency translation adjustments and is displayed in the statement of stockholders’ equity.

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Segment Information ($ in thousands)

The Company complies with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 establishes standards for the method companies report information about operating segments in financial statements. SFAS No. 131 focuses on the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The Company has determined that it operates in two operating segments. The following information related to revenues, net losses and total assets are the only measures used by chief operating decision makers of the Company to evaluate segment performance.

International revenues are based on the country in which the customer is located. The following is a summary of total net revenues by geographic area ($ in thousands):

Year Ended December 31,
	2006	2005	2004
Domestic	$ 6,399	$ —	$ —
International	—	—	—

	$ 6,399	$ —	$ —

It is impractical for the Company to compute revenues by type of product and service for the years ended December 31, 2006, 2005 and 2004.

The following table represents total net revenues of each of the Company’s reporting segments ($ in thousands):

	Year Ended December 31,
	2006	2005	2004
Sielox, LLC	$ 6,393	$ —	$ —
SES International Resources, Inc.	6

Total	$ 6,399	$ —	$ —

The following table represents the total loss of each of the Company’s reporting segments ($ in thousands):

	Year Ended December 31,
	2006	2005	2004
Sielox, LLC	$ (917)	$ —	$ —
SES International Resources, Inc.	(190)
General Corporate	807	(757)	(847)

Total	$ (1,914)	$ (757)	$ (847)

The following table represents the total assets of each of the Company’s reporting segments ($ in thousands):

	December 31,
	2006	2005
Sielox, LLC	$ 3,298	$ 2,687
SES International Resources, Inc.	5	—
General Corporate	1,996	6,120

Total	$ 5,296	$ 8,807

F-48

Substantially all of the Company’s assets as of December 31, 2006, and 2005 were located in the United States.

New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements under SFAS No. 109, “Accounting for Income Taxes.” Under FIN 48, the tax effects of a position taken on a tax return should be recognized only if it is “more-likely-than-not” that the position would be sustained based solely on its technical merits as of the reporting date. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition, and also requires significant new annual disclosures in the notes to the consolidated financial statements. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption must be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. FIN 48 is effective for fiscal years beginning after December 15, 2006. As such, the Company is required to adopt FIN 48 at the beginning of its fiscal year 2007. The Company is currently evaluating the various requirements of FIN 48, but we have not yet determined the impact, if any, on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. SFAS 157 applies only to fair value measurements that are already required or permitted by other accounting standards (except for measurements of share-based payments) and is expected to increase the consistency of those measurements. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of SFAS 157 to have a material impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 clarifies the staff’s views regarding the process of quantifying financial statement misstatements. SAB 108 allows registrants to adjust prior year financial statements for immaterial errors in the carrying amount of assets and liabilities as of the beginning of this fiscal year, with an offsetting adjustment being made to the opening balance of retained earnings. SAB 108 is effective for fiscal years ending on or after November 15, 2006 with earlier adoption encouraged. We do not expect the adoption of SAB 108 to have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB statement No. 115” (“SFAS 159”). This standard permits an entity to elect to measure many financial instruments and certain others items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurement.” The Company is currently evaluating the impact, if any, the adoption of SFAS 159 will have on our consolidated financial statements.

NOTE 2. Business Acquisitions

ACPG Acquisition

On January 6, 2006 the Company acquired certain assets and assumed certain liabilities of the Access Control Products Group (“ACPG”) division of Checkpoint Systems Inc. with an effective date as of the close of business on December 30, 2005. The Company is a former public shell which had no operations. ACPG was acquired in order for the Company to have an operating business. The aggregate purchase price including acquisition costs of approximately $0.3 million was approximately $2.9 million.

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The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the date of acquisition.

December 31, 2005	Amount (In thousands)
Accounts receivable	$ 1,097
Inventories	855
Proprietary Technology	449
Customer Relationships	72
Goodwill	464
Other assets	37

Total assets acquired	$ 2,974
Current liabilities	(89)

Net assets acquired	$ 2,885

Goodwill and intangible assets arose from the ACPG acquisition. The aggregate of the purchase price plus acquisition costs of approximately $2,900 exceeded the fair market value for all identifiable net assets. An independent appraisal was conducted of all tangible and intangible assets (including, but not limited to, inventory, fixed assets, developed software, hardware designs, customer lists, patents, trademarks and trade names, etc.) received as a result of the acquisition of ACPG. The results of this appraisal gave rise to, among other things, goodwill. Goodwill of approximately $464 and intangible assets of approximately $521 were recorded, net of purchase price adjustments based on the independent appraisal. Based on the results of the independent appraisal on the intangible assets acquired, the Company booked amortization of $61 which was charged to operations for the year ended December 31, 2006.

The following unaudited pro forma information presents results of operations of L Q Corporation, Inc. as if the acquisition of ACPG occurred as of January 1, 2004. Although prepared on a basis consistent with L Q Corporation, Inc. consolidated financial statements, these unaudited pro forma results do not purport to be indicative of the actual results of operations of the combined companies which would have been achieved had these events occurred at the beginning of the periods presented nor are they indicative of future results. ($ in thousands)

	Year Ended December 31,
	2005	2004
Net sales	$ 6,390	$ 6,560
Cost of goods sold	(3,681)	(3,549)

Gross profit	2,709	3,011
General and administrative expens	4,734	5,370

Net loss from operations	(2,025)	(2,359)
Interest income	236	148
Pro forma adjustment to interest income	(161)(A )	(34)(A )
Proforma adjustment for amortization of intangible assets acquired	(61)	(61)

Other income (expense), net	(12)	(27)

Net income (loss)	$(2,023)	$(2,333)

Net income (loss) per share - as	$(0.24)	$(0.26)
Net income (loss) per share - pro	$(0.63)	$(0.72)
Weighted-average shares	3,214	3,232

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NOTE 3. Related Parties

In July 2003, we relocated our principal executive offices to 888 Seventh Avenue, 17th Floor, New York, 10019, an office maintained by Barington Capital Group, LP (“Barington”), a limited partnership whose general partner is a corporation of which James Mitarotonda is Chairman, President and Chief Executive Officer. Mr. Mitarotonda is our former Chairman and former Chief Executive Officer. Sebastian E. Cassetta, who serves as a director, President and Chief Executive Officer of the Company, is Senior Managing Director and the Chief Operating Officer of Barington. Dianne K. McKeever, a research analyst at Barington, serves as one of our directors, and Michael McManus, a director of L Q Corporation, holds an equity interest in certain affiliates of Barington.

From April 2003 through May 16, 2004, we paid Barington a monthly fee of $7,290 to perform certain administrative and accounting services on our behalf. We entered into a new services agreement with Barington dated as of November 18, 2004, which ran through June 30, 2006. Under this agreement, we agreed to pay Barington $8,000 per month for providing certain administrative, accounting and other services on our behalf and a fee of $125 per hour for any legal services provided by Barington at our request. We also agreed that in the event Barington identifies for us at our request a business transaction such as a merger, acquisition or joint venture, and provides us with financial consulting services in connection with such business transaction, we will pay Barington a fee of two percent of the amount of the consideration paid in the transaction. In connection with the agreement, we granted to Barington or its designees stock options to purchase 56,000 shares of our Common Stock. The options are fully exercisable and were granted with an exercise price per share equal to $1.82, the fair market value of our Common Stock on the grant date. The option grant was reported in a Form 4 filed by Mr. Mitarotonda with the SEC on November 18, 2004, pending designation of the stock option recipients among Mr. Mitarotonda and other designees of Barington. On April 14, 2005, Barington designated Mr. Mitarotonda as a recipient of stock options to purchase 37,000 shares of the Common Stock.

We entered into an amended services agreement with Barington dated as of January 1, 2005. Under the amended agreement, Barington was to be paid a fee of $15,000 per month for performing certain administrative, accounting and other services on our behalf and a fee of $175 an hour for providing any legal services on our behalf at our request.

As of May 10, 2006, the Board of Directors of the Company approved an amendment to the services agreement between Barington and the Company dated as of November 18, 2004. Pursuant to the amendment, Barington will continue to provide certain administrative, accounting and other services on our behalf for a fee of $10,000 per month and legal services on our behalf at our request for a fee of $175 per hour. Additionally, on July 12, 2006, the Board of Directors of the Company approved another amendment to the services agreement to extend the terms of the agreement until December 31, 2007. The agreement was previously set to expire by its terms on June 30, 2006.

SES Resources is a minority shareholder of SES with 19.5% of the SES equity. Mr. Bradley Schnur, one of the shareholders of the SES Resources, is serving as President of SES. Two of the other SES Resources shareholders may become members of the SES Advisory Panel in the future. Mr. Dennis Schnur, the remaining shareholder of SES Resources, is Mr. B. Schnur’s father and also serves as Chairman of the SES Advisory Panel. Mr. Cassetta serves as Vice Chairman of the SES Advisory Panel. As described above, Mr. Cassetta is presently the Senior Managing Director and Chief Operating Officer of Barington. As remuneration for their duties, Mr. D. Schnur and Mr. Cassetta, as well as other SES Advisory Panel members, may receive remuneration fees in connection with the gross profit earned by SES. In connection with the Acquisitions, Barington served as a transaction advisor and received a fee of approximately $60,000 in January 2006. Such amount was approved by our independent directors at a meeting of our Board of Directors on October 26, 2005.

With respect to our merger with Dynabazaar, Barington and a group of other investors which have joined with Barington in the filing of a statement on Schedule 13D, collectively own greater than 10% of the outstanding common stock of both Dynabazaar and us. Pursuant to a separate letter agreement dated February 26, 2007, Barington agreed to vote, and to cause its affiliates to vote, all of our shares now owned or hereafter acquired by Barington and its affiliates in favor of the transactions contemplated by the Amended and Restated Merger Agreement, in proportion to the votes of our other stockholders. Mr. Mitarotonda is a director of Dynabazaar and its President and Chief Executive Officer. Mr. Cassetta is the Chief Executive Officer of Costar Video Systems, LLC, a subsidiary of Dynabazaar.

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In connection with the Company’s acquisitions of ACPG and SES, fees of approximately $60,000 were paid to the Company’s CEO, William Fox, during 2006.

In connection with the Company’s acquisitions of ACPG and SES, fees of approximately $60,000 were paid to Barington for serving as a transaction advisor, during 2006.

We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to execute such agreements with our future directors and executive officers.

NOTE 4. Balance Sheet Components

Inventories, Net

The components of inventories at December 31, 2006 and 2005 are as follows ($ in thousands):

	2006	2005
Finished goods	$ 541	$ 581
Raw materials	162	274

	$ 703	$ 855

Fixed Assets, Net

At December 31, 2006 and 2005, fixed assets, net consists of the following ($ in thousands):

	2006	2005
Furniture, fixtures and equipment	$ 153	$ 14
Computer equipment	75
Leasehold improvements	84

	312
Less accumulated depreciation and amortization	75

	$ 237	$ 14

Goodwill and Intangible Assets, Net:

The intangible assets acquired as result of the ACPG acquisition have been adjusted as of December 31, 2006, from December 31, 2005 as a result of the completion of an independent appraisal, adjustments to the estimated fair values of the assets, acquired, and post closing adjustments to the purchase price. The components of intangible assets acquired as a result of the ACPG acquisition are as follows ($ in thousands):

	December 31, 2006		December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Proprietary Technology	$ 449	$ 56	$ —	$ —
Existing Customer Relationships	72	5	—	—

Total	$ 521	$ 61	—	$ —
Unamortized intangible assets Goodwill	464		999

Total	$ 985		$ 999

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Amortization expense for the year ended December 31, 2006 was $61.

As the intangible assets acquired in connection with the ACPG acquisition were acquired with an effective date of December 31, 2005, there was no amortization expense for the year ended December 31, 2005. Estimated amortization expense applicable to amortizable intangible assets for each of the next 5 years is $61.

All intangible assets of the Company are attributable to the Sielox, LLC reporting segment and the weighted average amortization for the Company’s intangible assets is 9 years. The estimated useful life for Proprietary Technology and Existing Relationships is 8 and 15 years, respectively.

Due to Checkpoint

Amounts due to Checkpoint are the result of consideration due from the acquisition of ACPG by Sielox, LLC. These amounts were paid on January 6, 2006.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following ($ in thousands):

	December 31,
	2006	2005
Accrued expenses and other current liabilities:
Consulting and professional services	$182	$486
Commissions	78
Royalties	29
Warranty reserve	10	25
Other	89	64

	$388	$575

NOTE 5. Common Stock

At a September 29, 2003 meeting, the Company’s stockholders approved amendments to the Company’s certificate of incorporation to effect a 1-for-250 reverse stock split, to be followed immediately by a 35-for-1 forward stock split (collectively, the “Reverse/Forward Stock Split”), as well as a reduction in the number of common shares authorized for issuance from 50,000,000 shares to 30,000,000 shares (the “Share Reduction”). On June 7, 2004, the Company filed amendments to its Certificate of Incorporation to implement the Reverse/Forward Stock Split and the Share Reduction, which took place on July 26, 2004. All weighted average and earnings per share amounts have been restated to reflect the retroactive effect of the Reverse/Forward Stock Split except for the capitalization of the Company.

On August 4, 2004, the Company retired approximately 30,000 shares of common stock.

NOTE 6. Preferred Stock Rights Agreements

On April 15, 2003, the Company’s Board of Directors approved the repeal of the Preferred Stock Rights Agreement. The Preferred Stock Rights Agreement gave rights to stockholders, exercisable after a person or group announced acquisition of 10% or more of the Company’s common stock or announced commencement of a tender or exchange offer the consummation of which would have resulted in ownership by the person or group of 10% or more of the Company’s common stock to acquire shares of the

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Company’s common stock or shares of any company in which the Company was merged.

NOTE 7. Income Tax

Deferred taxes are comprised of the following ($ in thousands):

	December 31,
	2006	2005
Deferred tax assets	$ 9,653	$8,785
Net Operating loss and tax credit carryforwards
Depreciation and amortization	37	41

Total deferred tax assets	9,690	8,826
Less: Valuation allowance	(9,690)	(8,826)

Total deferred tax assets	$ —	$ —

At December 31, 2006, the Company had approximately $20.89 million of federal and state net operating loss carryforwards available to offset future taxable income. The federal and state net operating loss carryforwards expire beginning in 2013. At December 31, 2006, the Company had approximately $2.0 million of federal and state research and development tax credit carryforwards available to offset future taxes. The federal tax credit carryforward expire in varying amounts beginning in 2011. The California tax credit carryforward can be carried forward indefinitely.

The total net operating loss carry-forwards (“NOL”) of $138.0 million has been reduced, for financial reporting purposes by $117.2 million for federal and $48.9 million for state, which is unlikely ever to be utilized due to the application of the Section 382 provisions. The remainder of the NOL also likely might effectively be obviated if certain future events were to occur that would invoke additional Section 382 provisions. Future use of the NOL’s therefore is extremely speculative and should not be presumed absent extensive analysis of the complex Section 382 provisions.

The Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided for a full valuation allowance against its total deferred tax assets at December 31, 2006 and 2005. The valuation allowance increased by approximately $864,000 and $125,000 in the year ended December 31, 2006, and 2005 respectively.

NOTE 8. Commitments and Contingencies

Obligations Under Capital Leases:

The Company leases certain equipment under a capital lease expiring in 2009. The assets and liabilities under that capital lease are recorded at the lower of the present value of the minimum payments or the fair value of the assets. The assets are amortized over their estimated useful lives. Amortization of assets under capital lease is included in depreciation and amortization expense for the year ended December 31, 2006.

At December 31, 2006 and 2005, fixed assets included $85 and $0 respectively, and accumulated amortization included $21 and $0, respectively, related to assets recorded under the capital lease.

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Aggregate future minimum lease payments at December 31, 2006 are as follows:

December 31,
2007	$34
2008	34
2009	11

Total future minimum lease payments	79
Amount representing interest	11

Present value of future minimum
Lease payments	68
Less current portion	27

Long-term portion	$41

Rent expense consists of the following ($ in thousands):

	Year Ended December 31,
	2006	2005	2004
Rent expense	$96	$10	$532

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Operating Lease Agreements

The Company entered into a lease agreement on January 27, 2006, for the period April 1, 2006 through February 28, 2011, for office space. Future minimum annual rental payments under this non cancelable lease are approximately as follows:

Year Ending December 31,
2007	$ 87,000
2008	91,000
2009	91,000
2010	91,000
2011	23,000

$383,000

Litigation

From time to time, the Company has been subject to litigation including the pending litigation described below. Because of the uncertainties related to both the amount and range of loss on the pending litigation, management is generally unable to make a reasonable estimate of the liability that could result from an unfavorable outcome and has therefore not recorded a liability, except as described below. As additional information becomes available, the Company will assess its potential liability and revise its estimates. Pending or future litigation could be costly, could cause the diversion of management’s attention and could upon resolution, have a material adverse effect on the Company’s business, results of operations, financial condition and cash flow.

In addition, the Company is engaged in certain legal and administrative proceedings incidental to its normal business activities and believes that these matters will not have a material adverse effect on its financial position, results of operations or cash flow.

On or about April 7, 2000, SightSound filed an Amended Complaint in a lawsuit in the United States District Court for the Western District of Pennsylvania (the “Pennsylvania Court”) alleging that certain former customers of ours, N2K, Inc., CDNow, Inc. and CDNow Online, Inc., which have since merged into BeMusic, infringed one or more of three patents of SightSound (Nos. 5,191,573; 5,675,734; and 5,996,440). In January 2002, we agreed to share evenly with CDNow Online, Inc. all legal fees incurred by CDNow Online, Inc. in defending the patent infringement action, but required BeMusic to consult in good faith with us regarding its defense and/or settlement of the patent infringement action. On February 20, 2004, an Order was entered in the Pennsylvania Court ending the lawsuit by SightSound against BeMusic. As a result of the entry of the Order and pursuant to a separate agreement between SightSound and BeMusic executed on February 12, 2004, SightSound dismissed the SightSound litigation and released all claims against us. Entry of the Order also made effective a Settlement Agreement and Mutual Release executed on February 13, 2004 by us and BeMusic (the “Settlement Agreement”). The Settlement Agreement finally resolves all matters between BeMusic and us relating to the SightSound litigation. Under the terms of the Settlement Agreement, we paid $1,452,000 to BeMusic and approximately $314,000 in legal fees relating to the SightSound litigation. These payments were in addition to $335,827 previously paid by us for our share of attorney fees incurred in connection with this matter. As a result of the Settlement Agreement, we have no further obligation to maintain available cash on hand in connection with the SightSound litigation. Neither party to the Settlement Agreement admitted any wrongdoing or any indemnification obligations in connection with this litigation.

We are a defendant in certain purported class action lawsuits filed by individual shareholders in the U.S. District Court for the Southern District of New York against certain of our former officers and directors, and various of the underwriters in our initial public offering (“IPO”) and secondary offering. The lawsuits have been filed by

F-56

individual shareholders who purport to seek class action status on behalf of all other similarly situated persons who purchased the common stock of the Company between July 8, 1999 and December 6, 2000. A consolidated amended class action complaint was filed on April 19, 2002. The complaint alleges that certain underwriters of the initial public offering solicited and received excessive and undisclosed fees and commissions in connection with that offering. The complaint further alleges that the defendants violated the federal securities laws by issuing a registration statement and prospectus in connection with the Company’s initial public offering which failed to accurately disclose the amount and nature of the commissions and fees paid to the underwriter defendants. On or about October 8, 2002, the Court entered an Order dismissing the claims asserted against certain individual defendants in the consolidated actions without any payment from these individuals or the Company. On or about February 19, 2003, the Court entered an Order dismissing with prejudice the claims asserted against the Company under Section 10(b) of the Securities Exchange Act of 1934, as amended. As a result, the only claims that remain against the Company are those arising under Section 11 of the Securities Act of 1933, as amended. The Company has entered into an agreement-in-principle to settle the remaining claims in the litigation. The proposed settlement will result in a dismissal with prejudice of all claims and will include a release of all claims that were brought or could have been brought against the Company and its present and former directors and officers. It is anticipated that any payment to the plaintiff class and their counsel will be funded by the Company’s directors’ and officers’ liability insurance and that no direct payment will be made by the Company. The parties have negotiated and executed a definitive settlement agreement. The proposed settlement provides that the class members in the class action cases brought against the participating issuer defendants will be guaranteed a recovery of $1 billion by insurers of the participating issuer defendants. If recoveries totaling $1 billion or more are obtained by the class members from the underwriter defendants, however, the monetary obligations to the class members under the proposed settlement will be satisfied. In addition, LQ Corporation and any other participating issuer defendants will be required to assign to the class members certain claims that they may have against the underwriters of their IPO’s. The proposed settlement contemplates that any amounts necessary to fund the settlement or settlement-related expenses would come from participating issuers’directors and officers’ liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer’s insurance coverage were insufficient to pay that issuer’s allocable share of the settlement costs. If ultimately approved by the Court, the proposed settlement would result in the dismissal, with prejudice, of all claims in the litigation against LQ Corporation and all of the other issuer defendants who have elected to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants, and the litigation as against those defendants is continuing. Consummation of the proposed settlement remains conditioned upon obtaining approval by the Court. On September 1, 2005, the Court granted preliminarily approval of the proposed settlement and directed that notice of the terms of the proposed settlement be provided to class members. Thereafter, the court held a fairness hearing, on April 24, 2006, at which objections to the proposed settlement were heard. The Court has yet to issue a ruling on the motion for final approval. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the Court’s order certifying a class in six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceeding. The plaintiffs have filed a petition seeking rehearing of the Second Circuit’s class certification ruling, and the District Court has ordered that all activity in the consolidated proceeding before it, including consideration of the proposed settlement, will be stayed pending the ruling on whether to entertain the petition for rehearing. LQ Corporation was not party to one of the test cases, and it is unclear what impact, if any, the Second Circuit’s class certification ruling will have on our case or the viability of the proposed settlement. In the event the settlement is not finalized, the Company believes that it has meritorious defenses to plaintiffs’ claims and intends to defend the action vigorously.

Guarantees, Warranties and Indemnification

The Company, as permitted under Delaware law and in accordance with its Bylaws, indemnifies its officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, the Company has a Director and Officer Insurance Policy that limits its exposure and enables it to recover a portion of any future amounts paid. As a result of the Company’s insurance policy coverage it believes the fair value of these indemnification agreements is minimal.

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In the Company’s sales agreements, the Company typically agrees to indemnify its customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties. The terms of these indemnification agreements are generally perpetual any time after execution of the agreement. The maximum amount of potential future indemnification is unlimited. Except for the Sightsound legal matter (see LITIGATION above), to date the Company has not paid any amounts to settle claims or defend lawsuits related to indemnification under its sales agreements.

The Company provides product warranties for various products. These warranties vary in length depending on the product. The Company accrues warranty costs based on historical data of warranty transactions.

NOTE 9. Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the periods shown:

	For the Three Months Ended
	March 31, 2006	June, 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005
	(in thousands, except per share and weighted-average share amounts)
Net revenue	$ 1,533	$ 1,669	$ 1,658	$ 1,539	$ —	$ —	$ —	$ —
Gross profit (loss)	677	754	698	760	—	—	—	—
Net loss	(516)	(354)	(592)	(452)	(112)	(192)	(166)	(287)
Net loss per share, basic and diluted	(0.16)	(0.11)	(0.18)	(0.14)	(0.03)	(0.06)	(0.05)	(0.09)
Weighted-average shares used in per share calculation	3,214	3,214	3,214	3,214	3,214	3,214	3,214	3,214

NOTE 10. Reverse/Forward Stock Split

At the September 29, 2003 meeting of the Company’s stockholders, the stockholders approved amendments to the Company’s certificate of incorporation to effect a 1-for-250 followed immediately by a 35-for-1 Reverse/Forward Stock Split as well as the Share Reduction. On June 7, 2004, the Company filed amendments to its Certificate of Incorporation to implement the Reverse/Forward Stock Split and the Share Reduction, which took place on July 26, 2004. All weighted average and earnings per amounts have been restated to reflect the retroactive effect of the Reverse/Forward Stock Split except for the capitalization of the Company.

NOTE 11. Employee Benefits

Stock Option Plans

In September 1996, the Board of Directors adopted the 1996 Equity Incentive Plan (the “1996 Plan”), which initially provided for the granting of up to 1,144,000 incentive stock options and nonqualified stock options. In August 1997, October 1998 and April 1999, an additional 441,000, 88,000 and 1,600,000 shares, respectively, were authorized for grants under the 1996 Plan. Under the 1996 Plan, incentive stock options may be granted to employees of the Company and nonqualified stock options and stock purchase rights may be granted to consultants, employees, directors and officers of the Company. Options granted under the 1996 Plan are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted under the 1996 Plan generally vest 25% after the first year and then 2.083% each month thereafter until 100% vested. Options granted to stockholders who own greater than 10% of the outstanding stock must be for periods not to exceed five years and must be issued at prices not less that 110% of the estimated fair market value of the stock on the date of grant as determined by the Board of Directors. In April 1999, the 1996 Plan was also amended to provide for annual increases on January 1 equal to the lesser of 1,500,000 shares, 5% of the outstanding shares on such date or a lesser amount determined by the Board of Directors. For the year ended December 31, 2006, approximately 123,000 options were granted under the 1996 plan.

In April 2000, the Board of Directors adopted the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”), which provided for the granting of up to 500,000 nonqualified stock options. Under the 2000 Plan, stock options may be

F-58

granted to employees of the Company. Options granted under the 2000 Plan are for periods not to exceed ten years, and are issued at prices determined by the Board of Directors or any of its committees. Options granted under the 2000 Plan vest at terms and conditions determined by the Board of Directors or any of its committees. Options granted for the year ended December 31, 2000 vest 25% after the first year and then 2.083% each month thereafter until 100% vested. Options granted for the year ended December 31, 2001 vest 2.083% each month until 100% vested. No options were granted under the 2000 Plan for the year ended December 31, 2006 and 2005, respectively.

The following table summarizes stock option activity under the plans (shares in thousands):

	Options Available for Grant	Shares	Weighted Per Share
Balance at December 31, 2003	4,187	1,368	$0.29
Options granted	(188)	188	1.82
Options exercised	–	–	–
Options canceled	1,195	(1,195)	0.29
Balance at December 31, 2004	5,194	361	1.93
Options granted	(6)	6	1.85
Options exercised
Options canceled	17	(17)	1.93

Balance at December 31, 2005	5,205	350	1.93
Options granted	(123)	123	1.73
Options exercised
Options canceled	289	(289)	1.90

Balance at December 1, 2006	5,371	184	$1.82

The following table summarizes information concerning outstanding and exercisable options for all the stock option plans as of December 31, 2006 (shares in thousands):

	Options Outstanding			Options Vested and Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price Per Share	Number Outstanding	Weighted-Average Exercise Price Per Share
$0.79	4	5.8	$0.79	4	$0.79
$2.07	46	6.3	2.07	46	$2.07
$1.82	47	7.9	1.82	47	$1.82
$1.85	4	8.8	1.85	2	$1.85
$1.73	83	9.0	$1.73	—	$1.73

	184	7.9	$1.82	99	$1.89

Employee Stock Purchase Plan

In April 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the “Purchase Plan”) and reserved 500,000 shares of common stock for issuance thereunder. The Purchase Plan was approved by the stockholders in June 1999. On January 1, each year, the aggregate number of shares reserved for issuance under the Purchase Plan is increased by the lesser of 750,000 shares, 3% of the outstanding shares on such date or a lesser amount determined by the Board of Directors. The Purchase Plan became effective on the first business day on which price quotations for the Company’s common stock were available on the Nasdaq National Market, which was July 8, 1999. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year and do not (i) immediately after grant own stock possessing 5% or more of the total combined voting capital stock, or (ii) possess

F-59

rights to purchase stock under all of the employee stock purchase plans at an accrual rate which exceeds $25,000 worth of stock for each calendar year. The Purchase Plan permits participants to purchase common stock through payroll deductions up to 15% of the participant’s compensation, as defined in the Purchase Plan, but limited to 2,500 shares per participant per purchase period. Each offering period includes four six-month purchase periods, and the Purchase Plan was amended in June 2000 so that purchase periods begin on April 1 and October 1 of each year, except for the offering period which started on the first trading day on or after the effective date of the public offering. The price at which the common stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value at the beginning of the offering period or at the end of the purchase period. The Purchase Plan will terminate after a period of ten years unless terminated earlier as permitted by the Purchase Plan. Common stock issued under the plan was 34,940. No shares of Common Stock were issued under the Purchase Plan in 2006 and 2005 respectively.

Note 12. Subsequent Events

On January 5, 2007, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Dynabazaar and LQ Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Dynabazaar (“LMC”), which Merger Agreement was amended and restated on February 26, 2007 (the “Amended and Restated Merger Agreement”). The Amended and Restated Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Amended and Restated Merger Agreement, LMC will merge with and into the Company, with the Company continuing as the surviving corporation and our wholly-owned subsidiary.

Under the terms of the Amended and Restated Merger Agreement, the Company’s stockholders will receive 3.68 shares of Dynabazaar common stock for each share of the Company’s common stock they hold. Upon completion of the merger, the Company’s stockholders will hold approximately 34% of the combined company and our stockholders will hold approximately 66% of the combined company on a fully-diluted basis. It is anticipated that the combined company’s shares will continue to trade on the Over-The-Counter Bulletin Board.

Both the Company’s and Dynabazaar’s Board of Directors approved the Amended and Restated Merger Agreement in accordance with the recommendation of the special committees of independent directors formed by the Board of Directors of each company to evaluate the transaction.

The transaction is subject to stockholder approval and other customary conditions and is expected to be completed during the first half of 2007. A special meeting of stockholders of the Company will be announced in the near future to obtain stockholder approval of the transaction.

L Q CORPORATION, INC. SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

The following is a summary of valuation and qualifying accounts for the periods shown: ($ in thousands )

Description	Balance at Beginning of Period	Charged to Operations	Deductions	Balance at End of Period
Year ended December 31, 2004:
Allowance for doubtful accounts	$ —	$ —	$—	$ —–
Deferred tax asset valuation allowance	8,543	158	—	8,701
Year ended December 31, 2005:
Allowance for doubtful accounts	—	—	—	—
Deferred tax asset valuation allowance	8,701	125	—	8,826
Year ended December 31, 2006
Allowance for doubtful accounts	—	35	—	35
Deferred tax asset valuation allowance	$8,826	$864	$—	$9,690

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L Q CORPORATION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2007 (unaudited)	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$ 1,671	$ 1,950
Accounts receivable, net of allowance for doubtful	1,204	1,335
accounts of $30 and $35, respectively
Inventories, net	689	703
Other current assets	103	125

Total current assets	3,667	4,113

Fixed assets, net	217	237
Goodwill	464	464
Proprietary Technologies, net	379	393
Customer Relationships, net	66	67
Security deposit	22	22

Total assets	$ 4,815	$ 5,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$ 1,015	$ 1,103
Accrued expenses and other current liabilities	230	388
Obligations under capital lease	25	27

Total current liabilities:	1,270	1,518

Long-term liabilities:
Obligations under capital lease	37	41
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 30,000,000 shares authorized;
3,214,408 shares issued and outstanding at	3	3
March 31, 2007 and December 31, 2006
Additional paid-in capital	146,006	146,006
Accumulated deficit	(142,410)	(142,181)
Accumulated other comprehensive loss	(91)	(91)

Total stockholders’ equity	3,508	3,737

Total liabilities and stockholders’ equity	$ 4,815	$ 5,296

See accompanying notes to condensed consolidated financial statements.

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L Q CORPORATION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts; unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$ 1,574	$ 1,533
Cost of goods sold	817	856

Gross profit	757	677

Operating expenses:
Selling, general and administrative expenses	722	908
Technical and engineering expenses	276	312

Total operating expenses	998	1,220

Loss from operations	(241)	(543)
Other income (expense), net	12	27

Net loss	$ (229)	$ (516)

Net loss per share:
Basic and diluted	$(0.07)	$(0.16)

Weighted average shares	3,214	3,214

See accompanying notes to condensed consolidated financial statements.

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L Q CORPORATION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended March 31,
CASH FLOWS FROM OPERATING ACTIVITIES:	2007	2006
Net loss	$ (229)	$ (516)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41	1
Provision for doubtful accounts	(5)	37
Stock-based compensation	5	12
Change in cash attributable to changes in operating assets and liabilities: Accounts receivable	136	(149)
Inventories	14	140
Other current assets	22	(50)
Accounts payable	(88)	578
Accrued expenses and other current liabilities	(163)	(336)

Net cash used in operating activities	(267)	(283)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(6)	(130)
Payment of security deposit	—	(22)
Acquisition of ACPG	—	(2,581)
Net cash used in investing activities	(6)	(2,733)

NET CASH USED IN FINANCING ACTIVITIES:
Principal payments on capital lease	(6)	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(279)	(3,016)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,950	5,746

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 1,671	$ 2,730

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:
Reduction in the estimated fair value of fixed assets acquired	$ —	$ (14)

Decrease in Goodwill due to the adjustment of the estimated fair value of fixed assets acquired	$ —	$ 14

See accompanying notes to condensed consolidated financial statements.

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L Q CORPORATION, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

OVERVIEW

L Q Corporation, Inc. (“we” or the “Company”) was incorporated in California as “Liquid Audio, Inc.” in January 1996 and reincorporated in Delaware in April 1999. In July 1999, we completed our initial public offering of common stock. Our name was formally changed to “L Q Corporation, Inc.” on January 7, 2004. Our principal executive offices are located at 888 Seventh Avenue, 17th Floor, New York, NY 10019 and our telephone number is (212) 974-5730.

Through January 2003, we provided an open platform that enabled the digital delivery of media over the Internet.

From January 2003 until December 30, 2005, we did not operate any business and were settling our remaining claims and liabilities while reviewing alternatives for the use or disposition of our remaining assets.

Checkpoint Acquisition

On January 6, 2006, the newly formed wholly-owned subsidiary of the Company, Sielox completed the acquisition from Checkpoint Systems, Inc. (“Checkpoint”) of substantially all of the net assets of Checkpoint’s Access Control Products Group (“ACPG”) division, effective as of the close of business on December 30, 2005.

The ACPG business, which operates as Sielox(TM) under the Company’s management, develops, designs and distributes open architecture access control software, programmable controllers (electronic circuit boards) and related accessories such as readers and ID cards, which can be configured to monitor, manage and control physical access to building perimeters and interior locations.

SES Resources, Ltd. Acquisition

On January 6, 2006, the Company’s newly formed majority owned subsidiary, SES Resources International, Inc. (“SES”), completed the acquisition of substantially all of the assets of SES Resources, Ltd., a start up consulting venture, effective as of December 30, 2005. The assets of SES Resources, Ltd. consisted primarily of various trademarks. It was determined that these trademarks had a fair value of zero. Consideration given in exchange for these assets was a 19.5% ownership interest in SES. The newly formed business unit specializes in delivering critical strategic security and business protection solutions based on best practices developed by accomplished retired law enforcement agents and in association with an advisory panel comprised of senior executive service level government risk assessment and law enforcement professionals (“Advisory Panel”). SES’s primary areas of specialization are expected to include: corporate investigations (e.g. know your customer, know your employee, know your vendor reviews ), due diligence reviews, forensic accounting, anti-money laundering investigatory services consistent with the requirements of the Patriot Act, anti-counterfeiting and intellectual property protection, corporate health and wellness consultancy, emergency preparedness and contingency planning; executive staffing solutions; and education and government training services.

The Advisory Panel will provide SES with strategic and operational advice, identify expert talent throughout the United States and internationally, and manage and staff client assignments. The Advisory Panel is in the process of being formed and currently includes Michael J. Thomas, a senior executive service level agent from the U.S. Internal Revenue Service, the former Chief of Police of Boca Raton, Florida and David Edelson MD, FACP, a medical doctor who is presently Assistant Clinical Professor at Albert Einstein College of Medicine. The Advisory Panel is chaired by one of the owners/founders of SES Resources Ltd. and vice chaired by one of the owners/founders of SES Resources Ltd. and by Sebastian Cassetta, the President and Chief Executive officer of the

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Company. Mr. Cassetta is the former Vice President and Director of Brinks, Inc. SES is in the process of adding additional members to the Advisory Panel from various law enforcement agencies.

Our common stock is reported currently on the Over-the-Counter Bulletin Board. Our common stock was traded on the NASDAQ National Market, but was delisted on June 5, 2003. The market price of our common stock as of May 10, 2007 was $1.03 per share. The market price of our common stock as of December 31, 2006 was $1.13 per share.

Please see our audited consolidated financial statements and the accompanying notes for information regarding our revenues, net profits or losses and total assets for each of the last three years.

RECENT DEVELOPMENTS

On January 5, 2007, we entered into an agreement and plan of merger (the “Merger Agreement”) with Dynabazaar, Inc., a Delaware corporation (“Dynabazaar”) and LQ Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Dynabazaar (“LMC”). On February 26, 2007, we entered into an amended and restated agreement and plan of merger (the “Amended and Restated Merger Agreement”) with Dynabazaar and LMC, which amended and restated the Merger Agreement. The Amended and Restated Merger Agreement provides that, upon the terms and subject to the conditions set forth in such agreement, LMC will merge with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Dynabazaar.

Under the terms of the Amended and Restated Merger Agreement, our stockholders will receive 3.68 shares of Dynabazaar common stock for each share of our common stock they hold. Upon completion of the merger, our stockholders will own approximately 34% of the combined company and Dynabazaar stockholders will own approximately 66% of the combined company on a fully-diluted basis. It is anticipated that the combined company’s shares will continue to trade on the Over-The-Counter Bulletin Board.

The Boards of Directors of both Dynabazaar and the Company approved the Amended and Restated Merger Agreement in accordance with the recommendation of the special committees of independent directors formed by the Boards of Directors of each company to evaluate the transaction.

The transaction is subject to stockholder approval and other customary conditions and is expected to be completed during the second half of 2007. A special meeting of stockholders of the Company will be announced in the near future to obtain stockholder approval of the transaction.

LIQUIDITY ($ IN THOUSANDS)

The Company has incurred losses and negative cash flows from operations every year since inception. For the three months ended March 31, 2007, the Company incurred a net loss of $229 and negative cash flows from operations of $267. As of March 31, 2007, the Company had an accumulated deficit of approximately $142,000. The Company feels its existing cash and cash equivalents are sufficient to fund the Company’s current operations and satisfy its other obligations for at least the next twelve months. The Company believes these other obligations will primarily relate to costs associated with the satisfaction of any potential legal judgments or settlements, investments in software development and engineering related to the operations of Sielox and other expenses related to the operations of SES. Such operational related expenses are expected to require the use of the Company’s liquidity.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of the Company for the three months ended March 31, 2007 (unaudited) and March 31, 2006 (unaudited) have been prepared on a basis consistent with our audited consolidated financial statements for the year ended December 31, 2006. The condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Consequently, these statements do not include all disclosures normally required by generally accepted accounting principles for annual financial statements. These condensed consolidated interim financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31,

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2006, which are contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 2, 2007 and the amended 10-K that was filed on April 30, 2007. The condensed consolidated interim financial statements, in the opinion of management, reflect all adjustments (including all normal recurring accruals) necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim periods ended March 31, 2007 and 2006. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the fiscal year.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries Sielox and SES, respectively. Significant intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS ($ IN THOUSANDS)

The Company considers all highly-liquid debt instruments with original maturities of three months or less to be cash equivalents, including highly rated money market funds with daily liquidity. At March 31, 2007, and throughout the three month period, balances of cash at financial institutions exceeded the federally insured limit. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash and cash equivalents. The following schedule summarizes the estimated fair value of the Company’s cash and cash equivalents:

	March 31, 2007 (unaudited)	December 31, 2006
Cash and cash equivalents:
Cash	$ 27	$ 46
Money market funds	1,644	1,904

	$1,671	$1,950

CONCENTRATION OF CREDIT RISK ($ IN THOUSANDS)

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, short term investments and accounts receivable. Substantially all of the Company’s cash and cash equivalents are invested in a highly liquid money market fund.

FAIR VALUE OF FINANCIAL INSTRUMENTS ($ IN THOUSANDS)

The Company’s financial instruments, including cash and cash equivalents, accounts receivable and accrued expenses payable are carried at cost. The Company’s financial instruments approximate fair value due to their relatively short maturities. The Company does not hold or issue financial instruments for trading purposes.

INCOME TAXES

Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of January 1, 2007 and as of March 31, 2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at January 1, 2007. There was no change to this balance at March 31, 2007. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows.

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STOCK-BASED COMPENSATION ($ IN THOUSANDS)

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Accounting for Stock-Based Compensation (Revised).” This statement requires companies to record compensation expense for share-based awards issued to employees and directors in exchange for services provided. The amount of compensation expense is based on the estimated fair value of the awards on their grant dates and is recognized, on a straight line basis, over the applicable vesting period. In addition, SFAS No. 123(R) requires forfeitures of share-based awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if those estimates change based on the actual amount of forfeitures. In the pro-forma information required under SFAS No. 123 for periods prior to January 1, 2006, the Company accounted for forfeitures as they occurred.

The fair value of stock options is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk free interest rate over the expected life of the option.

In the three months ended March 31, 2007 and 2006, the Company recognized compensation expense of $5 and $12, respectively, in the Company’s condensed consolidated financial statements, all of which was for stock options. This amount includes compensation expense for stock options which were granted prior to January 1, 2006 but were not yet vested as of that date. Such compensation expense was estimated in accordance with the provisions of SFAS No. 123(R). The compensation expense also includes the expense recognized for stock options granted subsequent to January 1, 2006. Such compensation expense was estimated based on the grant date fair value in accordance with provisions of SFAS No. 123(R). Compensation expense increased by $1 and $8 during the three months ended March 31, 2007 and 2006, respectively, as a result of implementing SFAS No. 123(R).

On January 6, 2006, in conjunction with the completion of the purchase of the ACPG division of Checkpoint and SES Resources, Ltd., the Company awarded 123,000 stock option grants. These options were granted to employees of Sielox and SES, together with members of the Advisory panel and executive officers. Due to the resignation of former CEO William Fox, 40,000 of those options were forfeited. In addition, approximately 66,000 previously outstanding options were forfeited as a result of Mr. Fox’s resignation. Due to the resignation of former director and Chairman of the Board James A. Mitarotonda, approximately 160,000 previously outstanding options were forfeited.

NOTE 2 - BALANCE SHEET COMPONENTS:

INVENTORIES, NET

The components of inventories are as follows ($ in thousands):

	March 31, 2007 (unaudited)	December 31, 2006
Finished goods	$527	$541
Raw materials	162	162

	$689	$703

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The components of accrued expenses and other current liabilities are as follows ($ in thousands):

Accrued Expenses and Other Current Liabilities	March 31, 2007 (unaudited)	December 31, 2006
Consulting and professional services	$120	$182
Royalties	10	29
Commissions	59	78
Warranty reserve	—	10
Other	41	89

	$230	$388

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NOTE 3 - GOODWILL AND INTANGIBLE ASSETS, NET: ($ in thousands)

The intangible assets acquired as a result of the ACPG acquisition have been adjusted in the prior year as a result of the completion of an independent appraisal, adjustments to the estimated fair values of the assets acquired and post closing adjustments to the purchase price. The components of intangible assets acquired as a result of the ACPG acquisition are as follows:

	March 31, 2007 (unaudited)		December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Proprietary Technology	$449	$ 70	$449	$56
Existing Customer Relationships	72	6	72	5

Total	521	$ 76	521	$61

Unamortized intangible assets
Goodwill	464		464

Total	$985		$985

Amortization expense for the three months ended March 31, 2007 was $15. Estimated amortization expense applicable to amortizable intangible assets for each of the next 5 years is $61.

All intangible assets of the Company are attributable to the Sielox, LLC reporting segment and the weighted average amortization for the Company’s intangible assets is 9 years. The estimated useful life for Proprietary Technology and Existing Relationships is 8 and 15 years, respectively.

NOTE 4 - NET LOSS PER SHARE:

Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive. Potential common shares consist of unvested restricted common stock and incremental common shares issuable upon the exercise of stock options. The Company had a total of 184,000 and 596,000 of such options outstanding at March 31, 2007 and 2006, respectively.

NOTE 5 - SEGMENT REPORTING ($ IN THOUSANDS):

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 establishes standards for the method in which companies report information about operating segments in financial statements. SFAS No. 131 focuses on the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The Company has determined that it operated in two operating segments at March 31, 2007 and 2006, respectively. The following information related to revenues, net losses and total assets are the only measures used by chief operating decision makers of the Company to evaluate segment performance. Substantially all of the Company’s assets and revenues are located in, and derived from, the United States.

The following table represents total net revenues of each of the Company’s reporting segments for the three months ended March 31, 2007 and 2006:

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	Three Months ended March 31, (unaudited)
	2007	2006
Sielox, LLC	$ 1,563	$ 1,533
SES International Resources, Inc.	11	—

Total	$ 1,574	$ 1,533

The following table represents the total loss of each of the Company’s reporting segments for the three months ended March 31, 2007 and 2006:

	Three Months ended March 31, (unaudited)
	2007	2006
Sielox, LLC	$ (50)	$ (257)
SES International Resources, Inc.	(18)	(43)
General Corporate	(151)	(206)

Total	$ (229)	$ (516)

The following table represents the total assets of each of the Company’s reporting segments at March 31, 2007 and December 31, 2006, respectively:

	March 31, 2007 (unaudited)	December 31, 2006

Sielox, LLC	$ 3,120	$ 3,295
SES International Resources, Inc.	5	5
General Corporate	1,690	1,996

Total	$ 4,815	$ 5,296

NOTE 6 - MAJOR SUPPLIERS:

For the quarter ended March 31, 2007, the Company had two major suppliers that accounted for approximately 42% of total purchases. These two major suppliers were owed approximately 51% of total payables at the end of the quarter.

NOTE 7 - COMMITMENTS AND CONTINGENCIES:

Legal proceedings

We are a defendant in certain purported class action lawsuits filed by individual shareholders in the U.S. District Court for the Southern District of New York against certain of our former officers and directors, and various of the underwriters in our initial public offering (“IPO”) and secondary offering. The lawsuits have been filed by individual shareholders who purport to seek class action status on behalf of all other similarly situated persons who purchased our common stock between July 8, 1999 and December 6, 2000. A consolidated amended class action complaint was filed on April 19, 2002. The complaint alleges that certain underwriters of the IPO solicited and received excessive and undisclosed fees and commissions in connection with that offering. The complaint further alleges that the defendants violated the federal securities laws by issuing a registration statement and prospectus in connection with our IPO which failed to accurately disclose the amount and nature of the commissions and fees paid to the underwriter defendants. On or about October 8, 2002, the Court entered an Order dismissing the claims asserted against certain individual defendants in the consolidated actions without any payment from these individuals or us. On or about February 19, 2003, the Court entered an Order dismissing with prejudice the claims

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asserted against us under Section 10(b) of the Exchange Act. As a result, the only claims that remain against us are those arising under Section 11 of the Securities Act. The parties have negotiated and executed a definitive settlement agreement. The proposed settlement provides that the class members in the class action cases brought against the participating issuer defendants will be guaranteed a recovery of $1 billion by insurers of the participating issuer defendants. If recoveries totaling $1 billion or more are obtained by the class members from the underwriter defendants, however, the monetary obligations to the class members under the proposed settlement will be satisfied. In addition, we and any other participating issuer defendants will be required to assign to the class members certain claims that they may have against the underwriters of their IPOs. The proposed settlement contemplates that any amounts necessary to fund the settlement or settlement-related expenses would come from participating issuers’ directors and officers’liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer’s insurance coverage were insufficient to pay that issuer’s allocable share of the settlement costs. If ultimately approved by the Court, the proposed settlement would result in the dismissal, with prejudice, of all claims in the litigation against us and all of the other issuer defendants who have elected to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants, and the litigation as against those defendants is continuing. Consummation of the proposed settlement remains conditioned upon obtaining approval by the Court. By order entered on September 1, 2005, the Court granted preliminarily approval of the proposed settlement and directed that notice of the terms of the proposed settlement be provided to class members. Thereafter, the court held a fairness hearing, on April 24, 2006, at which objections to the proposed settlement were heard. The Court has yet to issue a ruling on the motion for final approval. On December 5, 2006, the Court of Appeals for the Second Circuit reversed the Court’s order certifying a class in six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceeding. On April 6, 2007, the Court of Appeals denied the plaintiffs’ petition for rehearing of the Court’s December 5, 2006 ruling but noted that the plaintiffs remain free to ask the District Court to certify a different class which might meet the standards for class certification that the Court of Appeals articulated in its December 5, 2006 decision. Because our proposed settlement with the plaintiffs involves the certification of the case against us as a class action for settlement purposes, it is unclear what impact, if any, the Second Circuit’s class certification ruling will have on our case or the viability of the proposed settlement. In the event the settlement is not finalized, the Company believes that it has meritorious defenses to plaintiffs’ claims and intends to defend the actions vigorously.

The expense of defending this litigation may be significant. The amount of time to resolve these lawsuits is unpredictable and defending us may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows. In addition, an unfavorable outcome in such litigation could have a material adverse affect on our business, results of operations and cash flows.

Contingencies

On January 6, 2006, the Company’s wholly-owned subsidiary, Sielox, acquired Checkpoint’s ACPG division. The acquisition had an effective date of December 30, 2005. The total cash consideration given to Checkpoint for the transaction was approximately $2.6 million, of which approximately $2.5 million was paid directly to Checkpoint and $100,000 was paid to an escrow agent on January 6, 2006.

This cash is held by the escrow agent and will be delivered by the agent to Checkpoint after a period of 18 months subsequent to the acquisition date assuming no claims for indemnification are made against Checkpoint.

Commitment

The Company is committed to make purchases of approximately $1,398,000 from a vendor within an 18 month period starting July 1, 2007 and ending December 31, 2008. The commitment was entered into in order to obtain more favorable pricing for the Company’s inventory.

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PRO FORMA FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Combined Financial Statements

        The following unaudited pro forma condensed combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the merger of Dynabazaar and L Q Corporation. The pro forma financial information was prepared using the historical consolidated financial statements of Dynabazaar and L Q Corporation.

        The unaudited pro forma condensed combined balance sheet as of March 31, 2007 combines the unaudited consolidated condensed balance sheets of Dynabazaar and L Q Corporation as of March 31, 2007 and gives effect to the merger as if it occurred on March 31, 2007.

        The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2006 and for the three months ended March 31, 2007 give effect to the merger as if it occurred on the first day of each period presented.

        The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to, the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

        Dynabazaar and L Q Corporation stockholders should read the pro forma financial information in conjunction with Dynabazaar’s and L Q Corporation’s audited and unaudited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Dynabazaar’s and L Q Corporation’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2007 and Annual Reports on Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference into this document. See “Where You Can Find More Information” beginning page [__].

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
March 31, 2007
($ in thousands)

	Historical
	Dynabazaar, Inc. and Subsidiaries	L Q Corporation, Inc. and Subsidiaries	Pro forma Adjustments (Unaudited)		Pro forma Combined (Unaudited)

Assets
Current assets
Cash and cash equivalents	$ 2,770	$ 1,671	$ -		$ 4,441
Accounts receivable, net	2,535	1,204			3,739
Inventories	3,765	689			4,454
Prepaid expenses	483				483
Other current assets		103			103

Total current assets	9,553	3,667	-		13,220

Fixed assets, net	134	217			351
Goodwill		464	(464)	(1)
			276	(2)	276

Trade Name	1,587				1,587
Other intangibles, net	2,867	66			2,933
Proprietary Technology, net		379			379
Long-term prepaid expenses	600				600
Security deposits		22			22
Other assets	4				4

Total assets	$ 14,745	$ 4,815	$ (188)		$ 19,372

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 1,490	$ 1,105	$ -		$ 2,505
Accrued expenses and other current liabilities	148	230			378
Line of credit	953				953
Obligations under capital lease, current portion		25			25

Total current liabilities	2,591	1,270	-		3,861

Long term liabilities
Contingent purchase price	2,225				2,225
Obligations under capital lease, less current portion		37			37

Total long term liabilities	2,225	37	-		2,262

Commitments and contingencies
Stockholders’ equity:
Common stock	30	3	(3)	(3)
			12	(4)	42

Additional paid-in capital	151,757	146,006	(146,006)	(3)
			3,537	(4)	155,294
Accumulated deficit	(137,648)	(142,410)	142,181	(3)	(137,877)
Accumulated other comprehensive income, net	260	(91)	91	(3)	260

	14,399	3,508	(188)		17,719
Less: Common stock held in treasury, at cost, and 6,116,241 shares at December 31, 2006 and 2005	(4,470)				(4,470)

Total stockholders’ equity	9,929	3,508	(188)		13,249

Total liabilities and stockholders’ equity	$ 14,745	$ 4,815	$ (188)		$ 19,372

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

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(1)	To remove goodwill related to a previous acquisition of ACPG.
(2)	To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (i.e. goodwill) based on a preliminary purchase price allocation, which is subject to finalization as follows:

Purchase price paid as:

Number of shares of Dynabazaar given to shareholders of L Q Corporation, Inc. for every one share held of L Q Corporation, Inc:	3.68
Total number of shares outstanding of L Q at December 31, 2006:	3,214

Total number of shares to be distributed by Dynabazaar at the time of merger		11,828

Market value of Dynabazaar stock at December 31, 2006:		$ 0.30

Total consideration given to L Q shareholders		$ 3,549

Net assets of L Q Corporation, Inc. at December 31, 2006	$ 3,737
Less elimination of Goodwill from prior acquisition of ACPC	(464)

Total net assets acquired		$ 3,273

Estimated intangible assets acquired (subject to independent appraisal):		$ 276

(3)	To eliminate the equity in L Q Corporation, Inc. at December 31, 2006.
(4)	To record stock distributed upon merger calculated as follows:

Total number of shares distributed:	11,828
Par value	$ 0.001

Total par value of shares distributed		$ 12

Total consideration (per calculation in note (1) above)	$ 3,549
Less par value of common stock	$ (12)

Additional paid in capital upon merger		$ 3,537

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DYNABAZAAR, INC. AND SUBSIDIARES
UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2006
(in thousands, except per share amounts)

	Historical
	Dynabazaar, Inc. and Subsidiaries*	LQ Corporation, Inc. and Subsidiaries	Proforma Adjustments (Unaudited)		Proforma Combined (Unaudited)
Net revenues	$ 7,613	$ 6,399	$ —		$ 14,012

Cost of goods sold	5,978	3,510	—		9,488

Gross profit	1,635	2,889	—		4,524
Operating expenses:
Selling, general and administrative expenses	2,300	3,616	(681)	(1)
			(61)	(2)	5,174
Technical and engineering expenses	—	1,296	—		1,296

Total operating expenses	2,300	4,912	(742)		6,470

Loss from operations	(665)	(2,023)	742		(1,946)
Interest income	279	109			388
Interest expense

Net loss before extraordinary items	$ (386)	$ (1,914)	$ 742		$ (1,588)
Extraordinary Items:
Gain from merger with L Q Corporation, Inc.			407	(4)	407

Net Loss	$ (386)	$ (1,914)	$ 1,149		$ (1,151)

Net loss per share:
Basic and diluted	$ (0.02)				$ (0.03)

Weighted average shares	23,593		11,828		35,421	(3)

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

(1)	Estimate decreases in expenses as a result of merger:
	Estimated decrease in management fees paid to Barington Capital Group, L.P.	$ (235)
	Estimated decrease in director and officer insurance for insurance provided to L Q Corporation	(78)
	Estimated decrease in liability insurance for insurance provided to L Q Corporation	(38)
	Estimated decrease in fees paid to the Board of Directors of L Q Corporation	(78)
	Estimated decrease in shareholder services for services currently provided to L Q Corporation	(32)
	Estimated decrease in professional fees for services currently provided to L Q Corporation	(110)
	Estimated decrease in franchise taxes currently paid by L Q Corporation	(15)
	Estimated decrease in advertising expense based upon synergies expected from the merger	(95)

	Total estimated decrease in selling general and administrative expenses	$ (681)

The preceding adjustments are estimated cost savings based on the cost of L Q Corporation's operations as a stand alone public company as well as cost savings estimated based on synergies expected upon merger. The preceding adjustments are estimates only and are not necessarily indicative of what actual or future results may be.

(2)	Adjustment for amortization expense of identifiable intangible assets related to L Q Corporation, Inc. These assets were eliminated as a result of the merger.

(3)	Amount includes estimated number of shares of Dynabazaar, Inc. to be issued to L Q Corporation, Inc's shareholders upon merger. The estimated number of shares is calculated as follows:
The number of Dynabazaar, Inc. shares to be issued to L Q Corporations
	shareholders for every 1 share owned of L Q Corporation	$ 3.68
	Total number of shares of L Q Corporation outstanding at December 31, 2005	3,214

	Estimated. number of Dynabazaar, Inc. shares to be issued upon merger	$ 11,828

(4)	To reflect the excess of acquisition cost over the estimated fair value of net assets acquired f.e. goodwill) based on a preliminary purchase price allocation, which is subject to finalization, as follows:
Purchase price paid as:
Number of shares of Dynabazaar given to shareholders
	of L Q Corporation, Ire for ever one share held of L Q Corporation, Inc:	3.68
	Total number of shares outstanding of L Q at December 31, 2005:	3,214

	Total number of shares to be distributed by Dynabazaar at the time of merger		11,828
	Market value of Dynabazaar stock at December 31, 2005:		$ 0.36

	Total consideration given to L Q shareholders		$ 4,259
	Net assets of L Q Corporation, Inc. at December 31, 2005:	$ 5,651
Less elimination of the carrying amount of goodwill and intangible
	assets from prior acquisition of ACPG, at December 31, 2005	$ (985)

	Total net assets acquired		$ 4,666

	Extraordinary gain from transaction		$ 407

*	Historical revenues and expenses for Dynabazaar reflect the acquisition of Costar as of June 20, 2006.

F-74

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the three month period ended March 31, 2007
($ in thousands, except per share amounts)

.
	Historical
	Dynabazaar, Inc. and Subsidiaries	LQ Corporation, Inc. and Subsidiaries	Proforma Adjustments (Unaudited)		Proforma Combined (Unaudited)
Net revenues	$ 4,208	$ 1,574	$ —		$ 5,782

Cost of goods sold	3,328	817	—		4,145

Gross profit	880	757	—		1,637
Operating expenses:
Selling, general and administrative expenses	934	722	(170)	(1)	1,486
Technical and engineering expenses	—	276	—		276

Total operating expenses	934	998	(170)		1,762

Loss from operations	(54)	(241)	170		(125)
Interest income	35	24			59
Interest expense	(12)				(12)
Other income (expense) net		(12)			(12)

Net loss	$ (31)	$ (229)	$ 170		$ (90)

Net loss per share:
Basic and diluted	$ (0.00)				$ (0.00)

Weighted average shares	23,692		11,828		35,520	(2)

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

(1)	Estimate decreases in expenses as a result of merger:
	Estimated decrease in management fee paid to Barington Capital Group, L.P.	$ (53)
	Estimated decrease in director and officer insurance for insurance
	provided to L Q Corporation	(13)
	Estimated decrease in liability insurance for insurance
	provided to L Q Corporation	(19)
	Estimated decrease in fees paid to the Board of Directors of L Q Corporation	(18)
	Estimated decrease in shareholder services for services currently
	provided to L Q Corporation	(9)
	Estimated decrease in franchise taxes currently paid to L Q Corporation	(28)
	Estimated decrease in franchise taxes currently paid to L Q Corporation	(6)
	Estimated decrease in advertising expense based upon synergies
	expected from the merger	(24)

	Total estimated decrease in selling general and administrative expenses	$ (170)

The preceding adjustments are estimated cost savings based on the cost of L Q Corporation’s operations as a stand alone public company as well as cost savings estimated based on synergies expected upon merger. The preceding adjustments are estimates only and are not necessarily indicative of what future actual results may be.

(2)	Amount includes estimated number of shares of Dynabazaar, Inc. to be issued to L Q Corporation,
	Inc.’s shareholders upon merger. The estimated number of shares is calculated as follows:

	The number of Dynabazaar, Inc. shares to be issued to L Q Corporation’s
	shareholders for every 1 share owned of L Q Corporation	3.68
	Total number of shares of L Q Corporation outstanding at
	December 31, 2006	3,214

	Estimated number of Dynabazaar, Inc. shares to be issued upon merger	11,828

F-75

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The boards of directors of Dynabazaar, Inc. and L Q Corporation, Inc. have each unanimously approved a combination of the two companies pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, LQ Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Dynabazaar, and L Q Corporation, which amended and restated the Agreement and Plan of Merger entered into as of January 5, 2007 by the same parties. The proposed transaction would take the form of a merger of LQ Merger Corp. with and into L Q Corporation, with L Q Corporation continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Dynabazaar, and stockholders of L Q Corporation becoming stockholders of Dynabazaar.

The unaudited pro forma condensed combined financial statements assume the issuance of approximately 11,828,000 shares of Dynabazaar common stock upon merger. Upon the completion of the proposed merger, L Q Corporation stockholders will receive 3.68 shares of Dynabazaar common stock, par value $0.001 for each share of L Q Corporation common stock they own as of the effective time of the merger. The fixed ratio for exchange will be appropriately adjusted if any change occurs in the outstanding shares of capital stock of either company.

The estimated purchase price and allocation of the estimated purchase price discussed below are preliminary as the proposed merger has not yet been completed. The actual purchase price will be based on the number of shares of common stock outstanding of L Q Corporation at the consummation of the proposed merger and the market value of Dynabazaar’s common stock at the close of business on such date. The final allocation of the purchase price will be based on the fair value of L Q Corporation’s assets and liabilities at the date of merger.

The preliminary estimated total purchase price is based on the market value of Dynabazaar’s common stock and the total number of outstanding common stock of L Q Corporation at the close of business on February 26, 2007, the date of the Amended and Restated Merger Agreement. The preliminary estimated total purchase price of the merger is as follows ($ in thousands):

Total number of shares outstanding of L Q Corporation (approximately)	3,214,000
Estimated number of shares issued by Dynabazaar (approximately)	11,828,000
Market value of Dynabazaar’s common stock	$ 0.33
Total preliminary estimated purchase price *	$ 3,903,000

*The estimated purchase price does not include direct transaction costs as it is not practicable to reasonably estimate them at this time. Such costs will be added to the purchase price, as appropriate, upon consummation of the merger.

Under the purchase method of accounting, the total estimated purchase price as shown above will be allocated to L Q Corporation’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. Estimated intangible assets resulting from the proposed merger are approximately $859,000 if the transaction were to have taken place on February 26, 2007, the date of the Amended and Restated Merger Agreement. The estimated intangible assets resulting from the proposed merger are approximately $276,000 if the transaction were to have taken place on January 1, 2007. The intangible assets that will ultimately be recognized will be adjusted based on the stock price of Dynabazaar and the number of shares outstanding of L Q Corporation upon the consummation of the merger. Since the estimated purchase price exceeds the fair value of the identifiable intangible assets, the transaction could result in, among other things, goodwill. These intangible assets acquired will be subject to an independent valuation subsequent to the completion of the proposed merger.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation (continued)

Goodwill and intangible assets ($ in thousands)
Goodwill related to L Q Corporation of $464 relates to the acquisition of ACPG and would be eliminated at the completion of the proposed merger. Management believes that all identifiable intangible assets of L Q Corporation will retain their fair value upon an independent appraisal. Estimated intangible assets, subject to independent appraisal, resulting from the proposed merger are $859 given the consideration contemplated on Feb 26, 2007. The intangible assets that will ultimately be recognized will be adjusted based on the stock price of Dynabazaar and the number of shares outstanding of LQ Corporation upon the consumation of the merger. The independent appraisal could give rise to, among other things, goodwill. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an impairment charge during the fiscal quarter in which the determination is made.

Selling, general and administrative expenses
Management believes, as a result of the proposed merger, the combined company will benefit from significant cost savings. These savings are related to overhead expenses associated with the operation of a public company. Management believes these savings will be significant. Estimated savings shown in the accompanying pro forma adjustments to the Unaudited Pro Forma Condensed Combined financial statements may not be indicative of actual results.

2. Unaudited Pro Forma Adjustments

Unaudited pro forma adjustments are necessary to reflect the estimated purchase price, estimated goodwill resulting from the proposed merger and estimated cost savings for the combined company as a result of the proposed merger.

There were no significant intercompany balances and transactions between Dynabazaar and L Q Corporation as of the dates and for the periods of these pro forma condensed combined financial statements.

The pro forma adjustments do not include an estimate for direct costs of the transaction because those costs can not be reasonably estimated at this time.

Dynabazaar has not identified any pre-merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

Goodwill
Goodwill related to the previous acquisition of ACPG, by L Q Corporation will be eliminated upon the consummation of the merger.

Based on an estimated purchase which exceeds the fair value of L Q Corporation’s net assets intangible assets will be recognized which could give rise to, among other things, goodwill.

Equity
The equity in L Q Corporation will be eliminated upon the consummation of the merger.

Estimated stock which will be distributed upon the merger will be approximately 11,828,000. This distribution will have an effect Dynabazaar’s common stock as well as additional paid in capital.

Expenses
It is anticipated that the new combined entity will experience a decrease in selling, general and administrative expenses as a result of the merger. Major components of those decreases are:

•	A decrease in the management fees paid to Barington Capital Group LP. As a result of the termination of the Administrative Services Agreement.

•	A decrease in premiums paid for director and officer insurance due to being able to combine the two existing policies.

•	A decrease in premiums paid for general liability insurance due to being able to combine existing policies.

•	A decrease in fees paid to the Board of Directors due to a decrease in the number of Board members.

•	A decrease in fees paid for shareholder services, the combined entity will use one transfer agent.

•	A decrease in professional fees, both legal and accounting, due to the combined entity having to prepare and file only one annual 10K , one quarterly 10Q, one set of financial statements and tax returns.

•	A reduction in franchise taxes paid to the state of Delaware.

•	A reduction in advertising and trade show expense due to the combined entity sharing, amongst other things, participation in various trade shows.

Extraordinary gain
The extraordinary gain recognized in the pro forma adjustments for the year ended December 31, 2006 is the gain which would have been recognized if the proposed merger was consummated at January 1, 2006.

3. Pro Forma Net Income Per Share

The pro forma basic and diluted net income per share is based on the estimated number of Dynabazaar common shares outstanding upon the consummation of the proposed merger.

F-77

ANNEX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is entered into as of the 26th day of February, 2007 by and among Dynabazaar, Inc., a Delaware corporation (“Dynabazaar”), LQ Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of Dynabazaar (“LMC”), and L Q Corporation, Inc., a Delaware corporation (“LQ”).

A.	WITNESSETH:

                1. The Boards of Directors of Dynabazaar, LMC and LQ have each approved and adopted this Agreement and determined that the merger (the “Merger”) of LMC with and into LQ, with the result that LQ, as the surviving corporation, will continue as a wholly owned subsidiary of Dynabazaar, is advisable and in the best interests of their respective stockholders. The parties intend (i) that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”), (ii) by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Sections 354 and 361 of the Code and (iii) that the transactions contemplated by this Agreement be undertaken pursuant to such plan.

                2. Pursuant to the Merger, each outstanding share of LQ’s common stock, par value $0.001 per share (the “LQ Common Stock” and each such share, a “Share”), shall be converted into the right to receive the Merger Consideration (as defined below), with the result that LQ’s stockholders will receive, in the aggregate, approximately 11,829,021 shares of Dynabazaar’s common stock, par value $0.001 per share (the “Dynabazaar Common Stock”).

                3. In connection with the Merger and this Agreement, Barington Capital Group, L.P. and certain of its affiliates have agreed to vote all shares of LQ Common Stock and Dynabazaar Common Stock beneficially owned by them as to the approval of the Merger, in proportion to the votes of the other stockholders of the respective corporations.

                NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

B.	THE MERGER

                1.  Effective Time, etc. As promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in F. below, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger (the “Certificate of Merger”) as contemplated by the Delaware General Corporation Law (the “DGCL”). The Merger shall become effective at the time of such filing or at such later time, if any, as is agreed by the parties hereto and specified in the Certificate of Merger (the “Effective Time”). At the Effective Time, LMC shall be merged with and into LQ, the separate corporate existence of LMC shall cease, and LQ shall continue as the surviving corporation (sometimes referred to as the “Surviving Corporation”). The certificate of incorporation and by-laws of LMC, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation until amended as provided therein. The directors of LMC immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of LQ immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                2.  Effect on Securities, Etc. At the Effective Time, by virtue of the Merger:

                (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time shall be converted, subject to adjustment as provided in Section B.2(d) below, into the right to

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receive 3.68 shares (the “Exchange Ratio”) of Dynabazaar Common Stock (the “Stock Consideration”). Each Share held in the treasury of LQ or owned by Dynabazaar, LMC or any direct or indirect subsidiary of LQ or Dynabazaar immediately prior to the Effective Time shall be canceled and retired without payment.

                (b) Stock Options. At the Effective Time, all options (“LQ Stock Options”) to purchase LQ Common Stock then outstanding, whether under LQ’s 1996 Equity Incentive Plan, or otherwise (together, the “LQ Stock Option Plans”), shall be treated in accordance with Section E.9.

                (c) Capital Stock of LMC. Each share of common stock, $0.01 par value per share, of LMC issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, with the result that the Surviving Corporation shall become a wholly owned subsidiary of Dynabazaar.

                (d) Adjustments to Exchange Ratio, Etc. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Dynabazaar or LQ shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, any acquisition or retirement of shares by the issuer thereof, or any stock dividend thereon with a record date during such period (but excluding any exercise of stock options issued and outstanding as of December 22, 2006 as set forth in Section C.3.), the Exchange Ratio, the Merger Consideration and any other amounts payable pursuant to the Merger or otherwise pursuant to this Agreement shall be appropriately adjusted.

                (e) Fractional Shares. No certificates or scrip representing less than one share of Dynabazaar Common Stock shall be issued in exchange for shares of LQ Common Stock upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding shares of LQ Common Stock (the “Certificates”). In lieu of any such fractional share, each holder of LQ Common Stock who would otherwise have been entitled to a fraction of a share of Dynabazaar Common Stock upon surrender of LQ Common Stock for exchange shall be paid upon such surrender (and after taking into account all Certificates surrendered by such holder) cash (without interest) in an amount equal to such fraction multiplied by the closing price of the Dynabazaar Common Stock on the NASDAQ OTCBB as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by Dynabazaar and LQ) on the trading day immediately preceding the date of the Effective Time.

                3. Exchange of Shares. (a) Exchange Agent. Dynabazaar shall cause to be supplied to a bank or trust company designated by Dynabazaar and reasonably acceptable to LQ (the “Exchange Agent”), in trust for the benefit of the holders of LQ Common Stock, as needed for exchange and payment in accordance with this Section through the Exchange Agent, certificates evidencing the shares of Dynabazaar Common Stock issuable pursuant to Section B.2(a), and the cash to be paid in lieu of fractional shares pursuant to Section B.2(e).

                (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Dynabazaar will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Dynabazaar may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Dynabazaar Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor solely (A) certificates evidencing that number of whole shares of Dynabazaar Common Stock which such holder has the right to receive in accordance with Section B.2.(a) and (B) cash in respect of fractional shares as provided in Section B.2.(e) (the shares of Dynabazaar Common Stock and cash in respect of fractional shares being referred to, collectively, as the “Merger Consideration”), except that Shares held at the Effective Time in book-entry form shall be exchanged for Merger Consideration in accordance with the customary procedures of the Depository Trust Company. Certificates surrendered shall be canceled as of the Effective Time. In the event of a transfer of ownership of Shares which is not registered in the transfer records of LQ as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Section to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section and by evidence that any applicable

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stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Dynabazaar Common Stock, and cash in respect of fractional shares, into which such Shares shall have been so converted.

                (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Dynabazaar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Dynabazaar Common Stock such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section B.3.(b).

                (d) Transfers of Ownership. If any certificate for Dynabazaar Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Dynabazaar or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Dynabazaar Common Stock in any name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Dynabazaar or any agent designated by it that such tax has been paid or is not payable.

                (e) Escheat. Neither Dynabazaar nor LQ nor any of their respective affiliates shall be liable to any holder of LQ Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (f) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement, such amounts as the Exchange Agent is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration that is withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

                (g) Undistributed Certificates. Any portion of the certificates evidencing the Dynabazaar Common Stock or the cash to be paid in lieu of fractional shares supplied to the Exchange Agent which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Section B.3 shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration and any dividends or distributions with respect to Dynabazaar Common Stock.

                4. Stock Transfer Books. At the close of business on the date of the Effective Time, the stock transfer books of LQ shall be closed, and there shall be no further registration of transfers of the LQ Common Stock thereafter on the records of LQ. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section B.

                5. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Section B; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Dynabazaar, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

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C.	CERTAIN REPRESENTATIONS AND WARRANTIES

                The representations and warranties by LQ to LMC and Dynabazaar set forth below are qualified by the LQ disclosure schedule, which sets forth certain disclosures concerning LQ and its subsidiaries (the “LQ Disclosure Schedule”) and the representations and warranties by LMC and Dynabazaar to LQ set forth below are qualified by the LMC and Dynabazaar disclosure schedule, which sets forth certain disclosures concerning LMC and Dynabazaar and its subsidiaries (the “LMC and Dynabazaar Disclosure Schedule”). The disclosure of any fact or item in any section of the LQ Disclosure Schedule or the LMC and Dynabazaar Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to such other section so long as the relevance of such disclosure to such other section is reasonably apparent.

                LQ hereby represents and warrants to LMC and Dynabazaar with respect to LQ and its subsidiaries, and LMC and Dynabazaar hereby represent and warrant to LQ with respect to LMC and Dynabazaar and its subsidiaries, as follows:

                1. Organization and Qualification; Subsidiaries. Each of such party and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not have a Material Adverse Effect. Each of such party and its subsidiaries is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except as would not have a Material Adverse Effect. All of LQ’s subsidiaries are set forth in the reports, schedules, proxy statements and other documents filed by LQ with the Securities and Exchange Commission (“SEC”) after December 31, 2004 and prior to the date of this Agreement (the “LQ SEC Documents”), and all of Dynabazaar’s subsidiaries other than LMC are set forth in the reports, schedules, proxy statements and other documents filed by Dynabazaar with the SEC after December 31, 2004 and prior to the date of this Agreement (the “Dynabazaar SEC Documents”).

                2. Certificate of Incorporation and By-laws. LQ has made available to Dynabazaar, and LMC and Dynabazaar have made available to LQ, complete and correct copies of their respective certificates of incorporation and by-laws, each as amended to date (the “Charter Documents”). Neither such party nor any of its subsidiaries is in violation of any of the provisions of its Charter Documents except as would not materially interfere with the operations of such entity or with the transactions contemplated hereby.

                3. Capitalization. (a) The authorized capital stock of LQ consists of 30,000,000 shares of LQ Common Stock and 5,000,000 shares of Preferred Stock, par value $.001 per share (the “LQ Preferred Stock”). As of December 22, 2006, (i) 3,214,408 shares of LQ Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and none of which were issued in violation of preemptive or similar rights, (ii) no shares of LQ Preferred Stock were issued and outstanding, and (iii) 344,800 shares of LQ Common Stock were reserved for issuance upon exercise of stock options issued under LQ Stock Option Plans and 5,210,000 shares were reserved for future grants pursuant to LQ Stock Option Plans. No change in such capitalization has occurred since September 30, 2006, except for changes resulting from the exercise or termination of LQ Stock Options. Except as expressly set forth in this Section or the LQ SEC Documents, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on LQ or any of its subsidiaries relating to the issued or unissued capital stock of LQ or any of its subsidiaries or obligating LQ or any of its subsidiaries, directly or indirectly, to issue, sell or register any shares of capital stock of, or other equity interests in, LQ or any of its subsidiaries. Except as expressly set forth in the LQ SEC Documents, there are no obligations, contingent or otherwise, of LQ or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of LQ Common Stock or the capital stock of any subsidiary. All of the outstanding shares of capital stock (other than directors’ qualifying shares, if any) of each of LQ’s subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares, if any) owned by LQ or any of its subsidiaries are free and clear of all security interests, liens, claims, pledges, agreements, limitations in LQ’s voting rights, charges or other encumbrances (collectively, “LQ Encumbrances”) of any nature whatsoever, except for such LQ Encumbrances as would not, individually or in the aggregate, have a Material Adverse Effect.

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                (b) The authorized capital stock of Dynabazaar consists of 90,000,000 shares of Dynabazaar Common Stock and 10,000,000 shares of Preferred Stock, par value $.001 per share, of which 75,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock (“Series A Preferred Stock”) and 952,380 shares have been designated as Series B Preferred Stock (“Series B Preferred Stock” and together with the Series A Preferred Stock, the “Dynabazaar Preferred Stock”). As of December 22, 2006, (i) 23,691,756 shares of Dynabazaar Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and none of which were issued in violation of preemptive or similar rights, (ii) no shares of Dynabazaar Preferred Stock were outstanding and (iii) 1,140,000 shares of Dynabazaar Common Stock were reserved for issuance upon exercise of stock options issued under Dynabazaar’s stock option plans and 4,221,177 shares were reserved for future grants pursuant to such plans. No change in such capitalization has occurred since September 30, 2006, except for changes resulting from the exercise or termination of stock options. Except as expressly set forth in this Section or in the Dynabazaar SEC Documents, there are no outstanding (x) securities of Dynabazaar convertible into or exchangeable for shares of capital stock or voting securities of Dynabazaar or (y) options or other rights to acquire from Dynabazaar, or other obligation of Dynabazaar to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Dynabazaar. There are no outstanding obligations of Dynabazaar or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its equity securities.

                (c) Upon completion of the actions described in 4.(a)(ii) below, the shares of Dynabazaar Common Stock to be delivered as Merger Consideration will have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

                4. Authority Relative to This Agreement. (a) Such party has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such party and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of such party, and no other corporate proceedings on the part of such party are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than (i) the adoption of this Agreement by the stockholders of LQ, (ii) the adoption of this Agreement by the stockholders of Dynabazaar, and (iii) the filing and recording of the Certificate of Merger as required by the DGCL.

                (b) The provisions of Section 203 of the DGCL will not apply to the Merger.

                (c) As of the date hereof, the Boards of Directors of LQ, LMC and Dynabazaar, respectively, have (i) determined that it is advisable and in the best interest of such party’s stockholders for such party to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) adopted this Agreement in accordance with the applicable provisions of the DGCL and (iii) recommended the adoption of this Agreement by holders of such party’s common stock, and (x) in the case of LQ directed that this Agreement be submitted for consideration by LQ’s stockholders at a special meeting thereof (the “LQ Stockholders Meeting”), and (y) in the case of Dynabazaar directed that (A) this Agreement, and (B) an amendment to Dynabazaar’s certificate of incorporation providing for a change in the corporate name of Dynabazaar to a name mutually acceptable to the parties hereto and the removal of the classification of the Dynabazaar Board of Directors (clause (B) is herein referred to as the “Dynabazaar Proposal”) be submitted for consideration by Dynabazaar’s stockholders at a special meeting thereof (the “Dynabazaar Stockholders Meeting”). This Agreement has been duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

                5. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such party does not, and the performance of this Agreement by such party will not, (i) conflict with or violate such party’s Charter Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such party or any of its subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair such party’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or

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cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of such party or any of its subsidiaries pursuant to, any note, credit facility, contract, agreement, lease, license, or other instrument or obligation to which such party or any of its subsidiaries is a party or by which such party or any of its subsidiaries or any of their respective properties is bound or affected, except, in the case of clause (ii) or (iii), as would not, individually or in the aggregate, have a Material Adverse Effect.

                (b) The execution and delivery of this Agreement by such party does not, and the performance of this Agreement by such party will not, require such party or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, U.S. and non-U.S. (each, a “Governmental Authority”), except (i) (I) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the “Securities Act”), (II) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the “Exchange Act”), (III) for applicable requirements, if any, under state securities laws and of the securities commissions or similar regulatory authorities in other applicable jurisdictions, if any; and (IV) filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay such party from performing its material obligations under this Agreement, or would not otherwise, individually or in the aggregate, have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by such party.

                6. SEC Filings; Financial Statements. (a) Such party has filed all reports, schedules, statements and other documents (including all exhibits thereto) required to be filed with the SEC since December 31, 2004. Except as disclosed in such party’s SEC Documents, such reports, schedules, statements and other documents (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                (b) Except as expressly set forth in such party’s SEC Documents, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in such party’s SEC Documents were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of such party and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the respective periods indicated, except that for purposes of the foregoing representation, any unaudited interim financial statements (i) shall be read in conjunction with such party’s most recent audited consolidated financial statements contained in the case of Dynabazaar, in Dynabazaar’s 2005 Annual Report on Form 10-K, and in the case of LQ, in LQ’s 2005 Annual Report on Form 10-K, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                7. Absence of Certain Changes or Events. Except as expressly set forth in such party’s SEC Documents, since September 30, 2006, such party has conducted its business in the ordinary course and there have not occurred: (i) any changes, effects or circumstances, including any damage to, destruction or loss of any asset of such party (whether or not covered by insurance) constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in such party’s Charter Documents; (iii) any material changes to any of such party’s employee benefit plans, arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage to new groups of employees or other individuals; (iv) any material change by such party in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or (v) other than in the ordinary course of business, any disposition of a material amount of assets of such party.

                8. No Undisclosed Liabilities. Except as expressly set forth in such party’s SEC Documents, neither such party nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or

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otherwise), except liabilities (i) in the aggregate fully reflected and adequately provided for in such party’s unaudited balance sheet (including any related notes thereto) as of September 30, 2006, included in LQ’s and Dynabazaar’s respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006 (in each case, such party’s “2006 Balance Sheet”), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on such party’s 2006 Balance Sheet, (iii) incurred since September 30, 2006 in the ordinary course of business and consistent with past practice in an amount not exceeding $250,000 in the aggregate, or (iv) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby.

                9. Compliance; Permits. (a) Except as expressly set forth in such party’s SEC Documents, neither such party nor any of its subsidiaries is (or has been as a result of which it could reasonably be expected now or in the future to have material liability) in conflict with, or in breach, default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to such party or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (ii) any note, bond, debenture, indenture, credit agreement or facility pursuant to which such party or any of its subsidiaries has or may incur indebtedness for borrowed money (a “Financing Agreement”) or any security, pledge, mortgage or trust agreement or arrangement in respect of any Financing Agreement or (iii) any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such party or any of its subsidiaries is a party or by which such party or any of its subsidiaries or its or any of their respective properties is bound or affected except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

                (b) Except as expressly set forth in such party’s SEC Documents, such party and its subsidiaries hold all permits, licenses, and approvals from governmental authorities which are material to the operation of the business of such party and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the “Permits”), except where the failure to hold such Permits would not individually or in the aggregate, have a Material Adverse Effect. Such party and its subsidiaries are in compliance with the terms of the Permits, except as described in such party’s SEC Documents or where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

                10. Absence of Litigation. Except as expressly set forth in such party’s SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of such party, threatened against such party or any of its subsidiaries, or any properties or rights of such party or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would individually or in the aggregate, have a Material Adverse Effect.

                11. Restrictions on Business Activities. 1. Except for this Agreement or as expressly set forth in such party’s SEC Documents, to such party’s knowledge, there is no agreement, judgment, injunction, order or decree binding upon such party or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by such party or any of its subsidiaries, or restricting any transactions between such party and its subsidiaries, except for any prohibition or impairment as would not individually or in the aggregate, have a Material Adverse Effect.

                12. Taxes. Except as expressly set forth in such party’s SEC Documents or as would not, individually or in the aggregate, have a Material Adverse Effect:

                (a) Such party and each of its subsidiaries has timely and accurately filed all Tax Returns required to be filed by it, and has paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2006 Balance Sheet have been established or which are being contested in good faith. There are no claims or assessments pending against such party or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of such party, threatened audits or investigations for or relating to any liability in respect of any Taxes, and such party has not been notified in writing of any proposed Tax claims or assessments against such party or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2006 Balance Sheet have been established or which are being contested in good faith). Neither such party nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by such party or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay Taxes shown to be due on any Tax Return. To the best knowledge of such party, there are no

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liens for Taxes on the assets of such party or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. Other than with respect to such party and its subsidiaries, neither such party nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to Taxes or is a party to any tax sharing agreement or any other agreement providing for payments by such party or any of its subsidiaries with respect to Taxes.

                (b) For purposes of this Agreement, the term “Tax” shall mean any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term “Tax Return” shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

                13. Insurance. All material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by such party or any of its subsidiaries are with reputable insurance carriers and provide coverage amounts which such party reasonably believes are both adequate for all normal risks incident to the current business of such party and its subsidiaries and their respective properties and assets, and appropriate for the businesses currently conducted by such party, except as would not individually or in the aggregate, have a Material Adverse Effect.

                14. Brokers. Except for Rodman & Renshaw, LLC (the “LQ Financial Advisor”), the fees and expenses of which shall be paid by LQ, and Susquehanna Financial Group, LLLP (the “Dynabazaar Financial Advisor”), the fees and expenses of which will be paid by Dynabazaar, and Barington Capital Group, L.P., the fees and expense of which will be paid one-half by LQ and one-half by Dynabazaar, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of such party.

                15. Opinions of Financial Advisors. The Board of Directors of LQ and its special committee have received the opinion of the LQ Financial Advisor to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the holders of the Shares. The Board of Directors of Dynabazaar and its special committee have received the opinion of the Dynabazaar Financial Advisor to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to Dynabazaar and the holders of Dynabazaar Common Stock.

                16. Customers. Since January 1, 2006, no party has received any written notification from any of the ten (10) largest customers (measured in dollar value) of, in the case of Dynabazaar, its wholly owned subsidiary Costar Video Systems, LLC, and, in the case of LQ, its wholly owned subsidiary Sielox, LLC, (a) that any such customer is canceling or otherwise terminating its relationship with such party and no party knows of any such customer contemplating taking any such action or (b) of a material dispute or a material dissatisfaction concerning the goods or services rendered to such customer by such party or its subsidiary that could reasonably be expected to result in the cancellation or termination of such customer relationship.

D.	CONDUCT OF BUSINESS PENDING THE MERGER

                1. Conduct of Business by LQ. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, unless Dynabazaar shall otherwise agree in writing, LQ shall conduct its business and the businesses of its subsidiaries only in the ordinary course of business and consistent with past practice; and LQ shall use reasonable commercial efforts to preserve substantially intact the business organization of LQ and its subsidiaries, to keep available the services of the present officers, employees and consultants of LQ and its subsidiaries and to preserve the present relationships of LQ and its subsidiaries with customers, suppliers and other persons with which LQ or any of its subsidiaries has significant business relations. During such period, neither LQ nor any of its subsidiaries shall, directly or indirectly, without the prior written consent of Dynabazaar: (a) amend LQ Charter Documents; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any

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options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in LQ or any of its subsidiaries (except for the issuance of shares of LQ Common Stock issuable pursuant to LQ Stock Options outstanding on the date hereof); (c) sell, pledge, dispose of or encumber any assets (except for sales of immaterial assets not in excess of $100,000 in the aggregate); (d) (i) declare, make or pay any dividend or other distribution in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of any option, warrant or right, directly or indirectly, to acquire any such securities; (e) incur any indebtedness for borrowed money (other than in the ordinary course of business and consistent with past practice under any existing lines of credit) or issue any debt securities; (f) increase the compensation (including bonus) or severance payable to its directors, officers, employees or consultants; (g) fail to comply in all material respects with applicable laws and regulations or to timely file such documents or make such disclosures as may be required by applicable law or regulation; or (h) take any action which would make any of the representations or warranties of LQ contained in this Agreement untrue or incorrect or prevent LQ from performing its covenants hereunder or cause any condition to LQ’s obligations to consummate the transactions contemplated hereby not to be satisfied.

                2. Conduct of Business by Dynabazaar. During the period from the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, unless LQ shall otherwise agree in writing, Dynabazaar shall conduct its business and the businesses of its subsidiaries only in the ordinary course of business and consistent with past practice, other than actions taken by Dynabazaar or its subsidiaries in contemplation of consummation of the Merger. During such period, neither Dynabazaar nor any of its subsidiaries shall, directly or indirectly, without the prior written consent of LQ: (a) amend the Dynabazaar Charter Documents; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Dynabazaar or any of its subsidiaries (except for the issuance of shares of Dynabazaar Common Stock issuable pursuant to Dynabazaar Stock Options outstanding on the date hereof); (c) sell, pledge, dispose of or encumber any assets (except sales of immaterial assets not in excess of $100,000 in the aggregate); (d)(i) declare, make or pay any dividend or other distribution in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of any option, warrant or right, directly or indirectly, to acquire any such securities; (e) incur any indebtedness for borrowed money (other than in the ordinary course of business and consistent with past practice under any existing lines of credit) or issue any debt securities; (f) increase the compensation (including bonus) or severance payable to its directors, officers, employees or consultants; (g) fail to comply in all material respects with applicable laws and regulations or to timely file such documents or make such disclosures as may be required by applicable law or regulation; or (h) take any action that would make any of the representations or warranties of Dynabazaar and LMC contained in this Agreement untrue or incorrect or prevent Dynabazaar and LMC from performing their covenants hereunder or cause any condition to their obligations to consummate the transactions contemplated hereby not to be satisfied.

                3. No Solicitation. (a) Neither LQ nor Dynabazaar shall directly or indirectly through any officer, director, employee, representative or agent of such party or any of its subsidiaries, (i) solicit, facilitate or encourage (including by way of furnishing information) or engage in negotiation with respect to any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving such party or any of its subsidiaries that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) approve or recommend, or propose to approve or recommend, or enter into, any agreement (whether or not purportedly legally binding) related to any Acquisition Proposal. For purposes of this Agreement, “Alternative Transaction” means any of (w) a transaction other than the Merger pursuant to which any person (or group of persons) acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of such party, whether from such party or pursuant to a tender offer or exchange offer or otherwise, (x) a merger or other business combination other than the Merger involving such party pursuant to which any person (or group of persons) acquires or would acquire more than 20% of the outstanding

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equity securities of such party or the entity surviving such merger or business combination, (y) any transaction other than the Merger pursuant to which any person (or group of persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of such party and securities of the entity surviving any merger or business combination including any of such party’s subsidiaries) of such party or any of its subsidiaries having a fair market value equal to more than 20% of the fair market value of all the assets of such party and its subsidiaries, taken as a whole, or (z) any other consolidation, business combination, recapitalization or similar transaction involving such party or any significant subsidiary of such party, other than the transactions contemplated by this Agreement.

                (b) LQ shall notify Dynabazaar, and Dynabazaar shall notify LQ, promptly (but in no event later than 24 hours) after such party’s receipt of any Acquisition Proposal with respect to such party, or any modification of or amendment to any such Acquisition Proposal, or any request for nonpublic information relating to such party or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of such party or any of its subsidiaries by any person or entity that informs the Board of Directors of such party or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of such party, and the terms of any such Acquisition Proposal or modification or amendment thereto. LQ or Dynabazaar, as the case may be, shall keep the other fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. Neither LQ nor Dynabazaar nor their respective Boards of Directors shall withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, the approval by such Board of Directors of this Agreement or the Merger or the recommendation of such Board of Directors that such party’s stockholders adopt this Agreement (and, in the case of Dynabazaar, approve the Dynabazaar Proposal). Neither LQ nor Dynabazaar nor their respective Boards of Directors shall enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction.

                (c) Notwithstanding the foregoing, in the event that (i) prior to the date of the LQ Stockholders Meeting (in the case of LQ) or the Dynabazaar Stockholders Meeting (in the case of Dynabazaar) (x) an unsolicited, bona fide written proposal that in the reasonable judgment of the Board of Directors of the Offeree is reasonably likely to lead to a Superior Offer is submitted by a third party to LQ or Dynabazaar, as the case may be (the “Offeree”); (y) the Board of Directors of the Offeree determines in good faith, based on consultation with its outside legal counsel and financial advisor, that such offer constitutes a Superior Offer; and (z) following consultation with outside legal counsel, the Board of Directors of the Offeree determines that the withdrawal or modification of its recommendation that stockholders of the Offeree adopt this Agreement is necessary or advisable to comply with the fiduciary duties of the Board of Directors to the stockholders of the Offeree under applicable law, and (ii) (A) the Board of Directors of the Offeree provides written notice to the other party (a “Notice of Superior Offer”) that the Offeree has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or persons making such Superior Offer, (B) the Offeree thereafter negotiates in good faith with the other party and (C) the other party does not, within ten (10) business days of the other party’s receipt of the Notice of Superior Offer, make an offer that the Board of Directors of the Offeree determines in good faith, after consultation with its financial advisor, to be at least as favorable to the Offeree’s stockholders as the Superior Offer; then the Board of Directors of the Offeree may thereafter (I) withdraw or modify its recommendation that the Offeree’s stockholders adopt this Agreement (and, in the case of Dynabazaar, approve the Dynabazaar Proposal) and/or (II) approve or recommend such Superior Offer. A “Superior Offer” means, with respect to any Offeree, a third-party Acquisition Proposal on terms that the Board of Directors of such Offeree determines in good faith, based on consultation with its outside legal counsel and financial advisor, are meaningfully more favorable to the Offeree’s stockholders than the Merger (after giving effect to any adjustments proposed in writing by the other party in response to such third-party Acquisition Proposal) and is reasonably certain to be consummated, taking into account all legal, financial and regulatory aspects of, and conditions to, such third-party Acquisition Proposal (including any required financing).

                (d) Nothing contained in this Section shall prohibit either LQ or Dynabazaar from taking and disclosing to its stockholders a position expressly required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders expressly required by applicable law, rule or regulation, or (except in

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connection with an Acquisition Proposal) from providing information to, or engaging in discussions with, third parties to the extent that providing such information or engaging in such discussions is expressly required by applicable law and the Board of Directors of such party has received a written opinion of independent counsel of nationally recognized standing that such action is so expressly required.

E.	ADDITIONAL AGREEMENTS

                1. Proxy Statement/Prospectus; Registration Statement. (a) As promptly as reasonably practicable after the execution of this Agreement, LQ and Dynabazaar shall prepare and file with the SEC, preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) and the Registration Statement relating to the adoption of this Agreement by LQ’s stockholders and Dynabazaar’s stockholders and the approval of the Dynabazaar Proposal by Dynabazaar’s stockholders, and shall use all reasonable efforts to cause the Registration Statement to become effective and shall mail the Proxy Statement/Prospectus to their respective stockholders as soon thereafter as reasonably practicable. LQ shall furnish to Dynabazaar all information concerning LQ and the holders of capital stock of LQ as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus.

                (b) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of LQ in favor of adoption of this Agreement by the stockholders of LQ and the recommendation of the Board of Directors of Dynabazaar in favor of the adoption of this Agreement and the approval of the Dynabazaar Proposal by the stockholders of Dynabazaar.

                2. Stockholders Meetings. Each of LQ and Dynabazaar shall establish a record date for, duly call, give notice of, convene and hold the LQ Stockholders Meeting and the Dynabazaar Stockholders Meeting, respectively, as promptly as practicable for the purpose of voting upon the adoption of this Agreement and, in the case of Dynabazaar, the approval of the Dynabazaar Proposal, and shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to their respective stockholders and to hold such meetings as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of LQ and Dynabazaar shall solicit from their respective stockholders proxies in favor of adoption of this Agreement and, in the case of Dynabazaar, the approval of the Dynabazaar Proposal, and shall take all other reasonable action necessary or advisable to secure the vote or consent of such stockholders in favor of such adoption and approval.

                3. Access to Information; Confidentiality. Upon reasonable notice, each of LQ and Dynabazaar shall (and shall cause its subsidiaries to), during the period after the execution and delivery of this Agreement and prior to the Effective Time, (i) afford to the officers, employees, accountants, counsel, investment bankers, and other representatives of the other reasonable access to the properties, books, records and contracts and agreements of such party, its subsidiaries and joint ventures, (ii) furnish promptly to the other party all information concerning the business, properties, prospects, assets (tangible and intangible), liabilities, financial statements, regulatory compliance, risk management, books, records, contracts, agreements, commitments and personnel of such party and its subsidiaries as the other party may request, and (iii) make available to the other party the appropriate officers, employees, consultants and other individuals of such party and its subsidiaries for discussion thereof as the other party may request. Such information shall be kept confidential in accordance with the terms of the existing Confidentiality Agreement, dated October 5, 2006 between Dynabazaar and LQ (the “Confidentiality Agreement”).

                4. Consents; Approvals. LQ and Dynabazaar shall each use its reasonable best efforts to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders, and shall make as promptly as reasonably practicable all filings required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. LQ and Dynabazaar shall furnish all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement.

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                5. Notification of Certain Matters. LQ shall give prompt notice to Dynabazaar, and Dynabazaar shall give prompt notice to LQ, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of LQ, Dynabazaar or LMC, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of G.1.(g) unless and except to the extent that the failure to give such notice results in material prejudice to the other party.

                6. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

                7. Public Announcements. Dynabazaar and LQ shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the applicable rules and regulations of the SEC if it has used all reasonable efforts to consult with the other party. This Agreement shall be first publicly announced by means of a joint press release in substantially the form of Exhibit A hereto.

                8. Dynabazaar Common Stock. Dynabazaar shall use its best efforts to cause the Dynabazaar Common Stock to be delivered to the holders of LQ Common Stock in the Merger to be listed, upon official notice of issuance, on the NASDAQ OTCBB prior to the Effective Time, and to take any action reasonably required to be taken under non-U.S. securities laws in connection with the issuance of Dynabazaar Common Stock in the Merger.

                9. Stock Options. At the Effective Time, and subject to the last sentence of this Section, Dynabazaar and LQ shall take all necessary action to provide that each outstanding LQ Stock Option will continue to have, and be subject to, the same terms and conditions set forth in the relevant LQ stock option plan and applicable award agreement immediately prior to the Effective Time except that (i) each LQ Stock Option will be exercisable for that number of whole shares of Dynabazaar Common Stock equal to the product of the number of shares of LQ Common Stock that were issuable upon exercise of such Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Dynabazaar Common Stock and (ii) the per share exercise price for the shares of Dynabazaar Common Stock issuable upon exercise of such LQ Stock Option will be equal to the quotient determined by dividing the exercise price per share of LQ Common Stock at which such LQ Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

                10. Directors. At the Effective Time, three (3) vacancies shall be created on the Dynabazaar Board of Directors through resignation or by increase in the size of the Board of Directors, and the names set forth on Schedule E.10. hereto shall be designated by the Dynabazaar Board of Directors to fill such vacancies

                11. Officers. At the Effective Time, the persons named on Schedule E.11. hereto shall be the executive officers of Dynabazaar.

                12. Director and Officer Liability.

                (a) For seven (7) years after the Effective Time, Dynabazaar shall provide officers’ and directors’liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently serving as an officer or director of Dynabazaar or LQ on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation

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under this Section E.12.(a), Dynabazaar shall not be obligated to pay an aggregate premium per annum in excess of 200% of the amount per annum Dynabazaar paid in its last full fiscal year (the “Maximum Premium”); provided, further, that if the aggregate premium per annum is in excess of the Maximum Premium, Dynabazaar shall obtain a policy with the greatest coverage available not exceeding the Maximum Premium.

                (b) The certificate of incorporation and the by-laws of Dynabazaar shall contain provisions relating to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including, without limitation, in connection with the Merger and the other transactions contemplated by this Agreement) no less favorable to the recipients than those set forth in the certificate of incorporation and the by-laws of Dynabazaar as in effect on the date hereof, and such provisions shall not be amended or modified, in any material respect, in any manner that would be less favorable to such recipients, for seven (7) years after the Effective Time.

F.	CONDITIONS TO THE MERGER

                1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order shall have been issued by the SEC and no proceedings for that or any similar purpose shall have been initiated or threatened by the SEC;

                (b) Stockholder Adoption. This Agreement shall have been adopted by the requisite vote of the stockholders of each of LQ and Dynabazaar;

                (c) Legal Actions. There shall not have been instituted, pending or threatened any action or proceeding by any Governmental Authority or before any Governmental Authority or court of competent jurisdiction, United States or non-United States, that is reasonably likely to result in, nor shall there be in effect, any judgment, decree or order of any Governmental Authority or court of competent jurisdiction or any other legal restraint (i) preventing consummation of the Merger, (ii) prohibiting or limiting Dynabazaar from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Dynabazaar or any of its subsidiaries of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries, or (iii) compelling Dynabazaar or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) to dispose of or hold separate assets which are, or impose any liability which is, material to Dynabazaar or LQ, or material as compared against the aggregate Merger Consideration;

                (d) Illegality. No statute, rule, regulation, order or judicial decision shall be enacted, published, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

                (e) Tax-Free Reorganization. There shall not have been enacted any change in any applicable law, rule or regulation that prevents the Merger from qualifying as a tax-free reorganization pursuant to Section 368(a) of the Code.

                2. Additional Conditions to Obligations of Dynabazaar and LMC. The obligations of Dynabazaar and LMC to effect the Merger are also subject to the following conditions:

                (a) Representations and Warranties. The representations and warranties of LQ contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not individually or in the aggregate with all other such failures, have a Material Adverse Effect (except the

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representations and warranties set forth in Section C.3. (capitalization), which shall be true and correct in all respects), and Dynabazaar shall have received a certificate of LQ to such effect signed by the Chief Executive Officer or Chief Financial Officer of LQ;

                (b) Agreements and Covenants. LQ shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Dynabazaar shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of LQ;

                (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by LQ for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by LQ, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not individually or in the aggregate with all other such failures, to have a Material Adverse Effect on LQ or Dynabazaar; and

                (d) Dissenters. Holders of no more than 10% of the Shares shall have exercised dissenters’ rights in accordance with the DGCL.

                3. Additional Conditions to Obligation of LQ. The obligation of LQ to effect the Merger is also subject to the following conditions:

                (a) Representations and Warranties. The representations and warranties of Dynabazaar and LMC contained in this Agreement shall be true and correct in all respects (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and LQ shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Dynabazaar;

                (b) Agreements and Covenants. Dynabazaar and LMC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and LQ shall have received a certificate of Dynabazaar to such effect signed by the Chief Executive Officer or Chief Financial Officer of Dynabazaar;

                (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by LMC or Dynabazaar for the authorization, execution and delivery of this Agreement, and the consummation by them of the transactions contemplated hereby shall have been obtained and made by LMC or Dynabazaar, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not individually or in the aggregate with all other such failures, to have a Material Adverse Effect on LQ, LMC or Dynabazaar; and

                (d) Listing. The Dynabazaar Common Stock to be delivered in connection with the Merger shall have been authorized for listing on the NASDAQ OTCBB upon official notice of issuance.

G.	TERMINATION

                1. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of LQ or Dynabazaar:

                (a) by mutual written consent duly authorized by the Boards of Directors of Dynabazaar, LMC and LQ; or

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                (b) by either Dynabazaar or LQ, if the Merger shall not have been consummated by June 30, 2007 (other than for the reasons set forth in clause (c) below); provided, however, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

                (c) by either Dynabazaar or LQ, if the requisite vote of the stockholders of LQ or Dynabazaar shall not have been obtained by June 25, 2007, or if the stockholders of LQ shall not have adopted this Agreement at the LQ Stockholders Meeting or the stockholders of Dynabazaar shall not have adopted this Agreement and approved the Dynabazaar Proposal at the Dynabazaar Stockholders Meeting; provided, however, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to a party which has not complied in all material respects with its obligations under Section E.1 and 2; or

                (d) by either Dynabazaar or LQ, if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                (e) by Dynabazaar, on one hand, or LQ, on the other hand, if, whether or not permitted to do so by this Agreement, the Board of Directors of the other party or the other party shall (x) (i) withdraw, modify or change its approval of this Agreement or the Merger, or its recommendation that its stockholders approve this Agreement (and, in the case of Dynabazaar, approve the Dynabazaar Proposal), in a manner adverse to the terminating party or shall have resolved to do so; (ii) approve or recommend to its stockholders an Acquisition Proposal or Alternative Transaction; (iii) approve or recommend that its stockholders tender their shares in any tender or exchange offer that is an Alternative Transaction; or (iv) fail to include the recommendation of its Board of Directors in favor of approval of this Agreement pursuant to Section E.1.(b) or fail to take the action required by the second sentence of Section E.2.; or (y) take any public position or make any disclosures to its stockholders generally, whether or not permitted pursuant to Section D.3., which has the effect of any of the foregoing; or

                (f) by Dynabazaar if any representation or warranty of LQ set forth in this Agreement, or by LQ if any representation or warranty of Dynabazaar or LMC set forth in this Agreement, (i) shall have been untrue when made, or (ii) shall have been true when made but shall have become untrue thereafter, such that the conditions set forth in Sections F.2.(a) or F.3.(a), as the case may be, would not be satisfied (a “Terminating Misrepresentation”); provided that if such Terminating Misrepresentation is reasonably curable prior to the earlier of June 20, 2007 or 45 days after notice thereof and for so long as the breaching party continues to exercise reasonable best efforts to effect such cure, neither Dynabazaar nor LQ, respectively, may terminate this Agreement under this Section G.1.(f) prior to June 20, 2007; or

                (g) by Dynabazaar upon a breach of any covenant or agreement on the part of LQ set forth in this Agreement, or by LQ upon a breach of any covenant or agreement on the part of Dynabazaar or LMC set forth in this Agreement, such that the conditions set forth in Sections F.2.(b) or F.3.(b), as the case may be, would not be satisfied (a “Terminating Breach”); provided that, if such Terminating Breach is reasonably curable prior to the earlier of June 20, 2007 or 45 days after notice thereof and for so long as the breaching party continues to exercise reasonable best efforts to effect such cure, neither Dynabazaar nor LQ, respectively, may terminate this Agreement under this Section G.1.(g) prior to June 20, 2007.

                2. Effect of Termination. In the event of the termination pursuant to Section G.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except as set forth in Section G.3. Notwithstanding the foregoing, nothing herein shall relieve LQ or Dynabazaar from liability for any willful breach hereof or willful misrepresentation herein.

                3. Fees and Expenses. Except as set forth in this Section G.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if the Merger is not consummated Dynabazaar and LQ shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

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                (a) LQ shall pay Dynabazaar a fee of $200,000 (such amount, the “Termination Fee”), and shall also pay Dynabazaar’s actual, documented and reasonable out-of-pocket expenses relating to the authorization, negotiation, execution and performance of the transactions contemplated by this Agreement, the preparation, printing, filing or mailing of the Proxy Statement/Prospectus, the solicitation of stockholder approvals and other matters related to the consummation of the transaction contemplated by this Agreement (including, but not limited to, fees and expenses of counsel, accountants and financial advisors) in an aggregate amount not to exceed $350,000 (such expenses of Dynabazaar, “Dynabazaar’s Expenses,” and such expenses of LQ, “LQ’s Expenses”), upon the first to occur of any of the following events: (i) the termination of this Agreement by Dynabazaar or LQ pursuant to Section G.1.(c) following the LQ Stockholders Meeting at which the stockholders of LQ failed to adopt this Agreement, provided that the Alternative Transaction Condition is satisfied by a transaction with respect to LQ; and (ii) the termination of this Agreement by Dynabazaar pursuant to Section G.1.(e), (f) or (g).

                (b) Dynabazaar shall pay LQ the Termination Fee and shall also pay LQ’s Expenses, upon the first to occur of any of the following events: (i) the termination of this Agreement by Dynabazaar or LQ pursuant to Section G.1(c) following the Dynabazaar Stockholders Meeting at which the stockholders of Dynabazaar failed to adopt this Agreement, provided that the Alternative Transaction Condition is satisfied by a transaction with respect to Dynabazaar; and (ii) the termination of this Agreement by LQ pursuant to Section G.1.(e), (f) or (g).

                (c) The “Alternative Transaction Condition” shall be satisfied in respect of a termination of this Agreement if an Alternative Transaction with respect to LQ (in the case of (a) above), or an Alternative Transaction with respect to Dynabazaar (in the case of (b) above), shall be publicly announced during the period beginning on the date of this Agreement and ending twelve (12) months following the date of termination of this Agreement and such transaction shall at any time thereafter be consummated on terms substantially equivalent to or more favorable to LQ or its stockholders (in the case of (a) above) or to the Dynabazaar or its stockholders (in the case of (b) above) than the terms theretofore announced. In no event shall a party be required to pay the Termination Fee or any Expenses hereunder if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such Termination Fee and/or Expenses was in material breach of its obligations under this Agreement. The payments provided for in Section G.3(a) shall be the sole and exclusive remedy of Dynabazaar upon a termination of this Agreement by Dynabazaar pursuant to Section G.1(c), (e), (f) or (g), and the payments provided for in Section G.3(b) shall be the sole and exclusive remedy of LQ upon a termination of this Agreement by LQ pursuant to Section G.1(c), (e), (f) or (g); provided, however, that the foregoing shall not apply to any willful breach of this Agreement or any willful misrepresentation hereunder.

H.	GENERAL PROVISIONS

                1. Notices. All notices pursuant hereto shall be in writing and shall be deemed to have been duly given if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

        If to LMC or Dynabazaar:

888 Seventh Avenue 17th Floor New York, NY 10024 Attn: Chief Executive Officer Fax: (212) 586-7684

        With a copy (which shall not constitute notice) to:

Bryan Cave LLP Two North Central Avenue, Suite 2200 Phoenix, Arizona 85004 Attn: Frank Placenti, Esq. Fax: (602) 716-8451

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        If to LQ:

888 Seventh Avenue 17th Floor New York, NY 10024 Attn: Chief Executive Officer Fax: (212) 586-7684

        With a copy (which shall not constitute notice) to:

Norris McLaughlin & Marcus, PA 875 Third Avenue 18th Floor New York, NY 10022 Attn: Douglas Brown, Esq. David T. Harmon, Esq. Fax: (212) 808-0844

                2. Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect,”when used in connection with LQ or any of its subsidiaries or Dynabazaar or any of its subsidiaries, as the case may be, means any change, effect or circumstance that (i) is materially adverse to the business, financial condition, prospects or results of operations of LQ and its subsidiaries or Dynabazaar and its subsidiaries, as the case may be, in each case taken as a whole, excluding the effects of changes to the extent related to (A) the United States or global economy or capital markets generally, (B) general changes in conditions in the industries in which LQ and Dynabazaar conduct business or (C) this Agreement, the announcement thereof and the transactions contemplated thereby, or (ii) materially adversely affects the ability of LQ, or LMC and Dynabazaar, as the case may be, timely to perform the obligations or consummate the transactions contemplated by this Agreement.

                3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the stockholders of LQ or Dynabazaar, no amendment may be made which by law requires approval by such stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                4. Entire Agreement. This Agreement constitute the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matters hereof.

                5. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of LMC hereunder may be assigned to Dynabazaar or any direct or indirect wholly owned subsidiary of Dynabazaar.

                6. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed therein.

                (b) Each of the parties hereto submits to the exclusive jurisdiction of the federal courts of the United States located in the City of New York, Borough of Manhattan, State of New York, with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

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                                7. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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        IN WITNESS WHEREOF, LMC, Dynabazaar and LQ have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

L Q CORPORATION, INC.

By: /s/ Steven Berns
Name: Steven Berns Title: Chairman

LQ MERGER CORP.

By: /s/ Melvyn Brunt
Name: Melvyn Brunt Title: Chief Financial Officer and Treasurer

DYNABAZAAR, INC.

By: /s/ Rory Cowan
Name: Rory Cowan Title: Chairman

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ANNEX B

§ 262. Appraisal rights.

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the

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holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the

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pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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ANNEX C

February 13, 2007

Special Committee of the Board of Directors
Dynabazaar, Inc.
888 Seventh Avenue
New York, NY 10019

Members of the Special Committee:

        You have requested our opinion as to the fairness, from a financial point of view as of the date hereof, to Dynabazaar, Inc. (the “Company”) and the stockholders of the Company of the Exchange Ratio (as defined below) set forth in the Amended and Restated Agreement and Plan of Merger (the “Agreement”), to be entered into by and among the Company, L Q Corporation, Inc. (“LQ”) and LQ Merger Corp. (“Merger Sub”), a direct, wholly-owned subsidiary of the Company. The Agreement amends and restates the Agreement and Plan of Merger, dated as of January 5, 2007, by and among the Company, LQ and Merger Sub (the “Original Agreement”).

        The Agreement provides for the merger (the “Merger”) of Merger Sub with and into LQ pursuant to which, among other things, each issued and outstanding share of common stock, $0.001 par value per share, of LQ (the “LQ Common Stock”) will, on the terms set forth in the Agreement, be converted into, subject to adjustment, the right to receive 3.68 (such fraction, the “Exchange Ratio”) shares of the Company’s Common Stock, $0.001 par value per share (the “Company Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used in this opinion but not defined herein shall have the meanings ascribed to such terms in the Agreement.

        In arriving at our opinion, we have: (i) reviewed the financial terms and conditions of the Original Agreement and of a draft of the Agreement dated February 13, 2007; (ii) reviewed certain publicly available historical business and financial information relating to the Company and LQ; (iii) reviewed various financial forecasts and other data provided to us by the Company and LQ relating to their businesses; (iv) held discussions with members of the senior management of both the Company and LQ with respect to the respective businesses and prospects of the Company and LQ; (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and LQ; (vi) reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to that of the Company and LQ; (vii) performed a discounted cash flow analysis of the Company on a standalone basis; (viii) reviewed the historical stock prices and trading volumes of the Company Common Stock and LQ Common Stock; and (ix) conducted such other studies, analyses and investigations and considered such other financial, economic, and market criteria as we deemed necessary or appropriate in arriving at our opinion.

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Special Committee of the Board of Directors
Dynabazaar, Inc.
February 13, 2007

        We have relied upon and assumed the accuracy and completeness of the financial, accounting and other information provided to us by the Company and LQ or otherwise discussed with or reviewed by us and have not assumed any responsibility to verify independently such information. Each of the Company and LQ has advised us that it does not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have further relied upon the assurances of the Company’s and LQ’s respective management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor LQ is a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger, and with respect to financial forecasts, pro forma adjustments, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to the Company, LQ and the Merger reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s and LQ’s respective managements. We express no opinion as to any financial forecasts, pro forma adjustments, net operating loss or other estimates or business outlook or forward-looking information of the Company or LQ or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and LQ, and on the assumptions of the Company’s and LQ’s managements, as to all accounting, legal, tax and financial reporting matters with respect to the Company, LQ and the Agreement, including, without limitation, the amount of the Exchange Ratio.

        We have also assumed, with your consent, that (i) the Agreement, when executed and delivered by the parties thereto, will conform to the draft reviewed by us in all respects material to our analysis, (ii) the Merger will be consummated pursuant to the terms of the Agreement without amendment thereto and without waiver by any party of any conditions or obligations thereunder, (iii) the Merger will be treated as a tax-free reorganization for federal income tax purposes and (iv) all the necessary regulatory or other approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, LQ or the contemplated benefits of the Merger.

        In arriving at our opinion, we have not performed any appraisals or valuations of any assets or liabilities (fixed, contingent or other) of the Company or LQ, and have not been furnished with any such appraisals or valuations. We have made no physical inspection of the properties or facilities of either the Company or LQ in connection with this opinion. The analyses we performed in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of any entity, including the Company or LQ. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, LQ or any of their respective affiliates is a party or may be subject and at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. Further, for the avoidance of doubt, we express no opinion herein as to the viability of the Company following the Merger, including the potential for or timing of commercialization of any product or service, the nature and extent of the Company’s financing needs or the ability of the Company to satisfy any such financing needs. No company or transaction used in any analysis for purposes of

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Special Committee of the Board of Directors
Dynabazaar, Inc.
February 13, 2007

comparison is identical to the Company, LQ or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, LQ and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

        This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or LQ Common Stock have traded or such stock may trade following the announcement or consummation of the Merger or at any other future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

        This opinion is directed to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Except with respect to the use of this opinion in connection with any document that is required to be filed with the Securities and Exchange Commission (“SEC”) and/or required to be mailed by the Company to its shareholders relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. This opinion may be relied upon by the Board of Directors of the Company.

        This opinion addresses solely the fairness as of the date hereof, from a financial point of view, to the Company and holders of Company Common Stock of the proposed Exchange Ratio set forth in the Agreement and does not address any other aspect or implication of the Merger or any other terms, agreements, arrangements or understandings entered into by the Company or any other person relating to the Merger or otherwise. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company. Further, we were not requested to, nor did we, solicit or assist the Company in soliciting indications of interest from third parties for all or any part of the Company or any alternative transaction.

        We received a fee upon our engagement by the Company to render an opinion to you, and we are entitled to be paid an additional fee, a portion of which is payable upon us having delivered this opinion to you, regardless of the conclusion reached by us in this opinion, and a portion of which is payable upon the earlier of (a) 90 days after the delivery of this opinion to you and (b) the consummation of the Merger. Additionally, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, we and/or our affiliated and related entities may actively trade securities of the Company and LQ for our and/or their own account or effect transactions in such securities for the accounts of our customers and, accordingly, we and/or our affiliated and related entities may at any time hold a long or short position in such securities. Notwithstanding the foregoing, except as contemplated hereby, neither we nor any of our related or affiliated entities has in the last three years been engaged to provide any type of investment banking, financial advisory or other services (other than certain sales and trading services performed in the ordinary course of business, as previously disclosed to the Company) by the Company, LQ or any of their affiliates as of the date of our

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Special Committee of the Board of Directors
Dynabazaar, Inc.
February 13, 2007

engagement by the Company (as disclosed or otherwise identified in filings of the Company or LQ with the SEC). In connection with our engagement by the Company, we agreed not to represent or provide investment banking or financial advisory or other services (other than sales and trading services performed in the ordinary course of business consistent with past practice) on behalf of the Company, LQ or any of their affiliates until the consummation or termination of the Merger or the termination of our engagement, whichever is earlier. Following the consummation of the Merger (or other relevant event), we may seek to provide investment banking, financial advisory or other services to the Company, LQ and their respective affiliates for which we may receive compensation.

        Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company and holders of Company Common Stock. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Sincerely,

/s/ Susquehanna Financial Group, LLLP

SUSQUEHANNA FINANCIAL GROUP, LLLP

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ANNEX D

[Letterhead of Rodman & Renshaw, LLC]

February 13, 2007

The Board of Directors of
L Q Corporation, Inc.
888 Seventh Avenue
New York, NY 10019

To The Board of Directors:

Under an engagement letter dated November 30, 2006, the Special Committee of the Board of Directors (the “Special Committee”) of L Q Corporation, Inc. (“LQ” or the “Company”) retained Rodman & Renshaw, LLC (“RR”) to provide an opinion to the Board of Directors of L Q Corporation, Inc. as to the fairness, from a financial point of view, to the shareholders of LQ of the Merger Consideration (as defined below) pursuant to the Agreement (the “Agreement”) to be entered into by and among the Company, LQ Merger Corp., a wholly owned subsidiary of Dynabazaar, and Dynabazaar, Inc. (“Dynabazaar”) for the Merger of L Q Corporation, Inc. with and into LQ Merger Corp.

The Agreement provides, among other things, that Dynabazaar will issue approximately 11,829,021 (the “Merger Consideration”) fully paid and non assessable shares of its common stock, par value $0.001 (“Dynabazaar Common Stock”) in consideration for all of the shares of common stock, par value $0.001 of LQ (“LQ Common Stock”), issued and outstanding immediately prior to the Closing Date (as defined in the Agreement).

At the Closing and upon the consummation of the Merger pursuant to the Agreement (the “Merger”), each LQ stockholder will surrender the certificates representing the shares of LQ Common Stock in the manner provided for in the Agreement and will receive its portion of the Merger Consideration as set forth in the Agreement. In addition, all the options to purchase LQ Common Stock shall continue in effect following the Merger on the same terms and conditions except that except that (i) each LQ Stock Option will be exercisable for that number of whole shares of Dynabazaar Common Stock equal to the product of the number of shares of LQ Common Stock that were issuable upon exercise of such Stock Option immediately prior to the Merger multiplied by 3.68, rounded to the nearest whole number of shares of Dynabazaar Common Stock and (ii) the per share exercise price for the shares of Dynabazaar Common Stock issuable upon exercise of such LQ Stock Option will be equal to the quotient determined by dividing the exercise price per share of LQ Common Stock at which such LQ Stock option was exercisable immediately prior to the Merger by 3.68, rounded to the nearest whole cent.

RR, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Company in connection with the Merger and will receive fees from the Company for such services. For our services in rendering this opinion, the Company will pay us a fee which is not contingent upon consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services in rendering this opinion and to reimburse us for our out-of-pocket expenses. We may seek to provide investment banking services to the Company in the future for which we may receive compensation.

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The opinion addresses the fairness of the Merger Consideration to holders of LQ Common Stock from a financial point of view, as of the date above, and does not address what the value of Dynabazaar Common Stock actually will be when issued to holders of LQ Common Stock pursuant to the Agreement, or the price at which Dynabazaar Common Stock will trade subsequent to the date above or after the Closing. This opinion is addressed to, and is for the use, information and benefit of, the Board of Directors of the Company and the Special Committee and is not a recommendation to the holders of LQ Common Stock to approve the transactions contemplated by the Agreement. RR expresses no opinion as to the merits of the underlying decision by the Company to enter into the Agreement or to consummate the transactions contemplated thereby.

In arriving at its opinion, RR reviewed and considered such financial and other matters as RR has deemed relevant, including, among other things:

•	a draft dated February 13, 2007 of the Agreement;
•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to RR by the management of the Company;
•	certain publicly available financial and other information for Dynabazaar and certain other relevant financial and operating data furnished to RR by the management of Dynabazaar;
•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “LQ Forecasts”), prepared by the management of the Company;
•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Dynabazaar Forecasts”), prepared by the management of Dynabazaar;
•	discussions with certain members of the managements of each of LQ and Dynabazaar concerning the historical and current business operations, financial conditions and prospects of LQ and Dynabazaar, and such other matters RR deemed relevant;
•	certain operating results, the reported price and trading history of the shares of LQ Common Stock and Dynabazaar Common Stock as compared to operating results, the reported prices and trading histories of the shares of common stock of certain publicly traded companies RR deemed relevant;
•	certain financial terms of the Merger as compared to the financial terms of certain selected recent business combinations we deemed relevant; and
•	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors that RR deemed relevant for purposes of this opinion.

In addition, RR has not conducted nor has RR assumed any obligation to conduct any physical inspection of the properties or facilities of LQ or Dynabazaar. RR has further relied upon the assurance of the management of LQ that they are unaware of any facts that would make the information provided to RR incomplete or misleading in any respect. In connection with its review and arriving at its opinion, RR did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. With respect to the LQ Forecasts and Dynabazaar Forecasts, RR assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of LQ and Dynabazaar, respectively, as to the future financial performance of LQ and Dynabazaar. In addition, RR did not make

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any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of LQ or Dynabazaar, nor was RR furnished with any such evaluations or appraisals. The opinion is necessarily based upon financial, economic, market and other conditions as they existed and should be evaluated as of the date of the opinion. It should be understood that although subsequent developments may affect the opinion, RR does not have any obligation to update, revise or reaffirm the opinion and RR disclaims any responsibility to do so.

Any and all analyses performed by RR were prepared solely as part of RR’s engagement to assess the fairness, from a financial point of view, to holders of LQ Common Stock in accordance with the terms of the Agreement.

For the purposes of rendering our opinion RR has assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. RR has assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by it. RR has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

The scope of RR’s opinion is expressly limited to the contents herein. It is understood that this letter is not intended to confer any rights or remedies upon any other entity or persons, and may not be quoted or referred to for any other purpose without our prior written consent, except for inclusion in a proxy statement or information statement related to the Merger that we have had an opportunity to review (which such proxy statement may also be part of a registration statement filed by Dynabazaar). RR will receive a fee in connection with the delivery of this opinion. In the ordinary course of our business, RR may have actively traded the equity or debt securities of the Company and may continue to actively trade the equity or debt securities. In addition, certain individuals who are employees of or are affiliated with RR may have in the past and may currently be shareholders of either or both LQ and Dynabazaar. Notwithstanding the foregoing, RR does not have, and has not in the last three years, had any relationship with the Company or Dynabazaar or any of their affiliates.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is RR’s opinion that, as of the date hereof, the Exchange Ratio of 3.68 as set forth in the Agreement is fair, from a financial point of view, to the holders of LQ Common Stock.

Very truly yours,

/s/ Rodman & Renshaw LLC
Rodman & Renshaw LLC

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Indemnification of Officers and Directors

        Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against liability under Section 145.

        By-laws

        Dynabazaar’s by-laws require that, subject to the provisions of the by-laws, Dynabazaar will indemnify and hold harmless each Director and Officer (each as defined in the by-laws) to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Dynabazaar to provide broader indemnification rights than such law permitted Dynabazaar to provide prior to such amendment) against any and all Expenses (as defined in the by-laws), judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any threatened, pending or completed Proceeding (as defined in the by-laws) or any claim, issue or matter therein, which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s Corporate Status (as defined in the by-laws), if such Director or Officer acted in good faith and in a manner such Director or Officers reasonably believed to be in or not opposed to the best interests of Dynabazaar and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided in the by-laws will continue as to a Director or Officer after he or she has ceased to be a Director or Officer and will inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the foregoing, Dynabazaar will indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding was authorized by the board of directors, unless such Proceeding was brought to enforce an Officer or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under the by-laws in accordance with the provisions set forth therein. The Dynabazaar by-laws also provide that Dynabazaar has the power to indemnify its Non-Officer Employees (as defined in the by-laws) as set forth in the DGCL.

        Any indemnification (unless ordered by a court) will be made by Dynabazaar only as authorized upon a determination that the Director, Officer or Non-Officer Employee met the good faith standard of conduct set forth in Dynabazaar’s by-laws. Such determination will be made:

•	by a majority vote of the Disinterested Directors (as defined in the by-laws), even though less than a quorum of the board of directors;

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•	a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum);
•	If there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion; or
•	by the stockholders.

        Dynabazaar will advance all Expenses incurred by or on behalf of any Director, and, at the discretion of the board, will advance any and all Expenses incurred by or on behalf of any Officer and Non-Officer Employee, in connection with any Proceeding in which such Director, Officer or Non-Officer Employee is involved by reason of such person’s Corporate Status. Such expenses will be advanced within ten (10) days after the receipt by Dynabazaar of a written statement from such Director, Officer or Non-Officer Employee, as the case may be, requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such person and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such Expenses.

        In the case of Dynabazaar’s Directors, the by-laws provide that if a claim for advancement of Expenses by a Director is not paid in full by Dynabazaar within 10 days after receipt by Dynabazaar of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against Dynabazaar to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of Dynabazaar (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under the by-laws shall not be a defense to the action and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on Dynabazaar.

        In any suit brought by Dynabazaar to recover an advancement of expenses pursuant to the terms of an undertaking, Dynabazaar will be entitled to recover such expenses upon a final adjudication that the Director, Officer or Non-Officer Employee, as the case may be, has not met any applicable standard for indemnification set and Officer entitl

        The indemnification provisions of Dynabazaar’s by-laws are deemed to be a contract between Dynabazaar and each Director and Officer entitled to the benefits thereof at any time while such indemnification provisions are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. If a claim for indemnification of Expenses in accordance with the by-laws by a Director or Officer is not paid in full by Dynabazaar within 60 days after receipt by Dynabazaar of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against Dynabazaar to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. Dynabazaar’s failure (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under the by-laws shall not be a defense to the action and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on Dynabazaar. In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

        Dynabazaar’s by-laws also provide that the rights to indemnification and advancement of Expenses will not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the certificate of incorporation or by-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

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        The by-laws further provide that Dynabazaar may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by Dynabazaar or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not Dynabazaar would have the power to indemnify such person against such liability under the DGCL or the provisions of Dynabazaar’s by-laws.

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Item 21. Exhibits and Financial Statement Schedules.

        (a) Exhibits.

2.1	Agreement and Plan of Merger, dated as of January 5, 2007, by and among Dynabazaar, Inc., LQ Merger Corp. and L Q Corporation, Inc. (11)
2.2	Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, Inc., LQ Merger Corp. and L Q Corporation, Inc. (15)
2.3	Letter Agreement dated January 5, 2007 (11)
2.4	Letter Agreement dated February 26, 2007 from Barington Capital Group, L.P. to the Special Committee of the Board of Directors of Dynabazaar, Inc. (15)
2.5	Asset Purchase Agreement dated as of June 20, 2006 by and among Southern Imaging, Video Solutions, the shareholders of Southern Imaging, Costar and VSTC (12)
3.1	Form of Fifth Amended and Restated Certificate of Incorporation for Dynabazaar, Inc.(1)
3.2	Composite Amended and Restated By-laws of Dynabazaar, Inc. as amended by Amendment to the By-laws on May 16, 2001 (4)
4.1	Form of Specimen Certificate of Dynabazaar, Inc.’s Common Stock (4)
4.2	Shareholder Rights Agreement, dated as of May 17, 2001 between Dynabazaar, Inc. and EquiServe Trust Company, N.A., as Rights Agent, including form of Rights Certificate (2)
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP as to validity of common stock of Dynabazaar, Inc. being offered hereby*
10.1	Form of Indemnity Agreement entered into by Dynabazaar, Inc. with each of its directors (1)
10.2	Amended and Restated 1997 Stock Option Plan for Dynabazaar, Inc. (1)
10.3	October 2001 Amendment to Amended and Restated 1997 Stock Option Plan for Dynabazaar, Inc. (4)
10.4	1999 Stock Option Plan for Dynabazaar, Inc. (1)
10.5	2000 Stock Option and Incentive Plan for Dynabazaar, Inc. (1)
10.6	Composite Transaction Bonus Plan adopted August 28, 2001 as amended on March 12, 2002 for Dynabazaar, Inc. (4)
10.7	Employee Stock Purchase Plan for Dynabazaar, Inc. (1)
10.8	Letter Agreement dated June 26, 2001 between Dynabazaar, Inc. and Nanda Krish (3)
10.9	Amended and Restated Agreement concerning termination of Employment, Severance Pay and Related Matters dated October 11, 2001 between Dynabazaar, Inc. and Matthew Ackley (4)
10.10	Second Amended and Restated Agreement concerning termination of Employment, Severance Pay and Related Matters dated October 11, 2001 between Dynabazaar, Inc. and Janet Smith (4)
10.11	Agreement concerning termination of Employment, Severance Pay and related matters dated as of January 17, 2002 between Dynabazaar and Nanda Krish (5)
10.12	Agreement Concerning Employment and Termination dated as of January 20, 2003 between Dynabazaar, Inc. and David George (8)
10.13	Lease Agreement dated November 9, 1999 between DIV Unicorn, LLC and Dynabazaar, Inc. (1)
10.14	Siteharbor Services Agreement between Dynabazaar, Inc. and NaviSite, Inc dated as of November 1, 2001 together with Amendment to Siteharbor Services Agreement dated as of November 1, 2001 (4)
10.15	Second Amendment to Agreement dated as of March 15, 2002 between Dynabazaar, Inc. and NaviSite, Inc. (5)
10.16	Third Amendment Agreement dated as of December 1, 2002 between Dynabazaar, Inc. and NaviSite, Inc. (8)

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10.17	Indemnification Agreement among Dynabazaar, Inc. and Sierra Ventures VII, LP and Sierra Ventures Associates VII, LLC, dated February 25, 1999 (1)
10.18	Warrant to Purchase Common Stock between Dynabazaar, Inc. and Lycos, Inc. dated as of May 12, 1999 (1)
10.19	Auction Services Agreement, dated September 15, 1999, by and between Dynabazaar, Inc. and Ticketmaster Online-Citysearch (1)
10.20	Promotions Agreement dated as of April 10, 2002 between Dynabazaar, Inc. and eBay, Inc. (7)
10.21	Services Agreement dated as of November 17, 2004 between Dynabazaar, Inc. and Barington Capital Group, L.P. (9)
10.22	Amendment to Administrative Services Agreement dated as of March 23, 2006 between Dynabazaar, Inc. and Barington Capital Group, L.P. (10)
10.23	Amendment to Administrative Services Agreement dated as of March 30, 2007 between Dynabazaar, Inc. and Barington Capital Group, L.P. (13)
10.24	Employment Agreement between Costar Video Systems, LLC and James Pritchett dated June 20, 2006 (14)
21.1	Subsidiaries of Dynabazaar, Inc.*
23.1	Consent of Rothstein, Kass & Company, P.C. for the Dynabazaar, Inc. Financial Statements*
23.2	Consent of Rothstein, Kass & Company, P.C. for the L Q Corporation, Inc. Financial Statements*
23.3	Consent of Kramer Levin Naftalis & Frankel LLP*
99.1	Form of proxy card for special meeting of stockholders of Dynabazaar, Inc.
99.2	Form of proxy card for special meeting of stockholders of L Q Corporation, Inc.

* To be filed by amendment.

(1) Incorporated by reference to the Dynabazaar, Inc. Registration Statement on Form S-1 (No. 333-92677), as amended, filed with the SEC

(2) Incorporated by reference to the Dynabazaar, Inc. Current Report on Form 8-K dated May 17, 2001 filed with the SEC on May 22, 2001

(3) Incorporated by reference to the Dynabazaar, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC on November 9, 2001.

(4) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC on March 31, 2002.

(5) Incorporated by reference to the Dynabazaar, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed with the SEC on May 14, 2002.

(6) Incorporated by reference to the Dynabazaar, Inc. Current Report on Form 8-K filed with the SEC on May 20, 2002

(7) Incorporated by reference to the Dynabazaar, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002.

II-5

(8) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 28, 2003

(9) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 30, 2005

(10) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 30, 2006

(11) Incorporated by reference to the Dynabazaar, Inc. Current Report on Form 8-K filed with the SEC on January 11, 2007

(12) Incorporated by reference to the Dynabazaar, Inc. Current Report on Form 8-K filed with the SEC on June 20, 2006

(13) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on April 4, 2007.

(14) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on April 17, 2007

(15) Incorporated by reference to the Dynabazaar, Inc. Current Report on Form 8-K filed with the SEC on February 27, 2007

II-6

Item 22. Undertakings.

        (a)(1) The undersigned registrant hereby undertakes:

                (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution.

                (B) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid for by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-7

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 4, 2007.

DYNABAZAAR, INC.

By: /s/ Sebastian E. Cassetta
Name: Sebastian E. Cassetta Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on June 4, 2007.

Signature	Title

/s/ Sebastian E. Cassetta	President and Chief Executive Officer
(principal executive officer)
Sebastian E. Cassetta

/s/ Melvyn Brunt	Chief Financial Officer and Chief Accounting Officer
(principal financial and accounting officer)
Melvyn Brunt

/s/ Rory J. Cowan	Chairman of the Board

Rory J. Cowan

/s/ Raymond Steele	Director

Raymond Steele

/s/ James A. Mitarotonda	Director

James A. Mitarotonda

Exhibits and Financial Statement Schedules.

        Exhibits.

2.1	Agreement and Plan of Merger, dated as of January 5, 2007, by and among Dynabazaar, Inc., LQ Merger Corp. and L Q Corporation, Inc. (11)
2.2	Amended and Restated Agreement and Plan of Merger, dated as of February 26, 2007, by and among Dynabazaar, Inc., LQ Merger Corp. and L Q Corporation, Inc. (15)
2.3	Letter Agreement dated January 5, 2007 (11)
2.4	Letter Agreement dated February 26, 2007 from Barington Capital Group, L.P. to the Special Committee of the Board of Directors of Dynabazaar, Inc. (15)
2.5	Asset Purchase Agreement dated as of June 20, 2006 by and among Southern Imaging, Video Solutions, the shareholders of Southern Imaging, Costar and VSTC (12)
3.1	Form of Fifth Amended and Restated Certificate of Incorporation for Dynabazaar, Inc.(1)
3.2	Composite Amended and Restated By-laws of Dynabazaar, Inc. as amended by Amendment to the By-laws on May 16, 2001 (4)
4.1	Form of Specimen Certificate of Dynabazaar, Inc.’s Common Stock (4)
4.2	Shareholder Rights Agreement, dated as of May 17, 2001 between Dynabazaar, Inc. and EquiServe Trust Company, N.A., as Rights Agent, including form of Rights Certificate (2)
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP as to validity of common stock of Dynabazaar, Inc. being offered hereby*
10.1	Form of Indemnity Agreement entered into by Dynabazaar, Inc. with each of its directors (1)
10.2	Amended and Restated 1997 Stock Option Plan for Dynabazaar, Inc. (1)
10.3	October 2001 Amendment to Amended and Restated 1997 Stock Option Plan for Dynabazaar, Inc. (4)
10.4	1999 Stock Option Plan for Dynabazaar, Inc. (1)
10.5	2000 Stock Option and Incentive Plan for Dynabazaar, Inc. (1)
10.6	Composite Transaction Bonus Plan adopted August 28, 2001 as amended on March 12, 2002 for Dynabazaar, Inc. (4)
10.7	Employee Stock Purchase Plan for Dynabazaar, Inc. (1)
10.8	Letter Agreement dated June 26, 2001 between Dynabazaar, Inc. and Nanda Krish (3)
10.9	Amended and Restated Agreement concerning termination of Employment, Severance Pay and Related Matters dated October 11, 2001 between Dynabazaar, Inc. and Matthew Ackley (4)
10.10	Second Amended and Restated Agreement concerning termination of Employment, Severance Pay and Related Matters dated October 11, 2001 between Dynabazaar, Inc. and Janet Smith (4)
10.11	Agreement concerning termination of Employment, Severance Pay and related matters dated as of January 17, 2002 between Dynabazaar and Nanda Krish (5)
10.12	Agreement Concerning Employment and Termination dated as of January 20, 2003 between Dynabazaar, Inc. and David George (8)
10.13	Lease Agreement dated November 9, 1999 between DIV Unicorn, LLC and Dynabazaar, Inc. (1)
10.14	Siteharbor Services Agreement between Dynabazaar, Inc. and NaviSite, Inc dated as of November 1, 2001 together with Amendment to Siteharbor Services Agreement dated as of November 1, 2001 (4)
10.15	Second Amendment to Agreement dated as of March 15, 2002 between Dynabazaar, Inc. and NaviSite, Inc. (5)
10.16	Third Amendment Agreement dated as of December 1, 2002 between Dynabazaar, Inc. and NaviSite, Inc. (8)

10.17	Indemnification Agreement among Dynabazaar, Inc. and Sierra Ventures VII, LP and Sierra Ventures Associates VII, LLC, dated February 25, 1999 (1)
10.18	Warrant to Purchase Common Stock between Dynabazaar, Inc. and Lycos, Inc. dated as of May 12, 1999 (1)
10.19	Auction Services Agreement, dated September 15, 1999, by and between Dynabazaar, Inc. and Ticketmaster Online-Citysearch (1)
10.20	Promotions Agreement dated as of April 10, 2002 between Dynabazaar, Inc. and eBay, Inc. (7)
10.21	Services Agreement dated as of November 17, 2004 between Dynabazaar, Inc. and Barington Capital Group, L.P. (9)
10.22	Amendment to Administrative Services Agreement dated as of March 23, 2006 between Dynabazaar, Inc. and Barington Capital Group, L.P. (10)
10.23	Amendment to Administrative Services Agreement dated as of March 30, 2007 between Dynabazaar, Inc. and Barington Capital Group, L.P. (13)
10.24	Employment Agreement between Costar Video Systems, LLC and James Pritchett dated June 20, 2006 (14)
21.1	Subsidiaries of Dynabazaar, Inc.*
23.1	Consent of Rothstein, Kass & Company, P.C. for the Dynabazaar, Inc. Financial Statements*
23.2	Consent of Rothstein, Kass & Company, P.C. for the L Q Corporation, Inc. Financial Statements*
23.3	Consent of Kramer Levin Naftalis & Frankel LLP*
99.1	Form of proxy card for special meeting of stockholders of Dynabazaar, Inc.
99.2	Form of proxy card for special meeting of stockholders of L Q Corporation, Inc.

* To be filed by amendment.

(1) Incorporated by reference to the Dynabazaar, Inc. Registration Statement on Form S-1 (No. 333-92677), as amended, filed with the SEC

(2) Incorporated by reference to the Dynabazaar, Inc. Current Report on Form 8-K dated May 17, 2001 filed with the SEC on May 22, 2001

(3) Incorporated by reference to the Dynabazaar, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC on November 9, 2001.

(4) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC on March 31, 2002.

(5) Incorporated by reference to the Dynabazaar, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed with the SEC on May 14, 2002.

(6) Incorporated by reference to the Dynabazaar, Inc. Current Report on Form 8-K filed with the SEC on May 20, 2002

(7) Incorporated by reference to the Dynabazaar, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002.

(8) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 28, 2003

(9) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 30, 2005

(10) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 30, 2006

(11) Incorporated by reference to the Dynabazaar, Inc. Current Report on Form 8-K filed with the SEC on January 11, 2007

(12) Incorporated by reference to the Dynabazaar, Inc. Current Report on Form 8-K filed with the SEC on June 20, 2006

(13) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on April 4, 2007.

(14) Incorporated by reference to the Dynabazaar, Inc. Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on April 17, 2007

(15) Incorporated by reference to the Dynabazaar, Inc. Current Report on Form 8-K filed with the SEC on February 27, 2007